As filed with the U.S. Securities and Exchange Commission on June 1, 2018.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GoodBulk Ltd.
(Exact name of Registrant as specified in its charter)

Bermuda	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
7 Rue du Gabian,
Gildo Pastor Center, Monaco, 98000
+377 97 98 5987
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global, Inc.
10 E. 40th Street, 10th Floor
New York, NY 10016
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard D. Truesdell, Jr. Marcel Fausten Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 212-450-4000	Finnbarr D. Murphy Morgan, Lewis & Bockius LLP 101 Park Ave. New York, NY 10178 212-309-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common shares, par value $1.00 per share	$100,000,000	$12,450
(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion
Preliminary Prospectus dated June 1, 2018
PROSPECTUS
Common Shares
GoodBulk Ltd.

This is our initial public offering of common shares. We are offering a total of       common shares, $1.00 par value, of GoodBulk Ltd.
We expect the initial public offering price will be between $     and $     per common share. We have applied to list our common shares on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “GBLK.”
Prior to this offering, there has been no active trading market for our common shares, although the common shares are listed on the Norwegian Over-The-Counter List (the “N-OTC”), an over-the-counter market that is administered and operated by a subsidiary of the Norwegian Securities Dealers Association. For a discussion of the factors considered in determining the public offering price, see “Underwriters.”
We are an “emerging growth company” under the U.S. federal securities laws and will be subject to reduced public company reporting requirements.
Investing in our common shares involves risks. See “Risk Factors” beginning on page 16 of this prospectus.
	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us (1)	$	$

(1)
See “Underwriters” for additional information regarding the total underwriters’ compensation.

We have also granted the underwriters an option for a period of 30 days to purchase up to an additional      common shares on the same terms as set forth above to cover over-allotments, if any. See “Underwriters.”
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Our common shares will be ready for delivery on or about            , 2018.

Morgan Stanley	Credit Suisse
Clarksons Platou Securities	Evercore ISI	Pareto Securities	UBS Investment Bank	ABN AMRO

Prospectus dated            , 2018.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “GoodBulk” or the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to GoodBulk Ltd., together with its subsidiaries.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell the common shares in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.
i

For investors outside the United States: neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.
Certain market data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, reports of governmental and international agencies and industry publications and surveys. Industry publications and third-party research, surveys and reports generally indicate that their information has been obtained from sources believed to be reliable. We believe the data from third-party sources to be reliable based upon our management’s knowledge of the industry, but have not independently verified such data. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.
Presentation of Financial and Other Information
We prepare and report our consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”). None of our financial statements were prepared in accordance with generally accepted accounting principles in the United States. We maintain our books and records in U.S. dollars.
We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.
Unless otherwise indicated, all references to “U.S. dollars,” “dollars,” “U.S. $” and “$” in this prospectus are to the lawful currency of the United States of America and references to “Norwegian Kroner” and “NOK” are to the lawful currency of Norway.
EXCHANGE CONTROL
Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our common shares to and between non-residents of Bermuda for exchange control purposes provided our common shares remain listed on an appointed stock exchange, which includes the Nasdaq. In granting such consent the Bermuda Monetary Authority accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.
ii

SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our consolidated financial statements and notes to those statements, included elsewhere in this prospectus, before deciding to invest in our common shares. For the definition of certain terms used in this prospectus that are commonly used in the shipping industry, see the “Glossary of Shipping Terms” beginning on page 156 of this prospectus.
Our Business
We are GoodBulk Ltd., a leading international owner and operator of dry bulk vessels, and one of the world’s largest owners of Capesize vessels. Founded in October 2016, for the purpose of owning high-quality secondhand dry bulk vessels between 50,000 and 210,000 dwt, we offer investors an efficient company to access the dry bulk market. We were formed at a historically low point in the shipping cycle, which our management and Board of Directors believe represents an opportunity to expand our fleet and business with a low cost asset base. Starting with only one vessel on the water in January 2017, through our actively managed fleet strategy and opportunistic acquisitions at attractive valuations, we have successfully grown our fleet to 25 dry bulk vessels as of the date of this prospectus (which includes one secondhand vessel with expected delivery in June 2018). This includes 22 Capesize, 1 Panamax, and 2 Supramax vessels, which have an average age of 9 years and an aggregate carrying capacity of 4.1 million dwt. We have entered into a Heads of Terms Agreement (the “Terms Agreement”) whereby, if this offering is consummated by July 15, 2018, we have agreed to acquire up to five secondhand Capesize drybulk vessels (the “Acquisition Vessels”) for up to an aggregate purchase price of  $178.75 million in cash and share-based consideration. The Acquisition Vessels have an aggregate carrying capacity of 898,687 dwt with expected delivery by the end of September 2018. Including all five of the Acquisition Vessels, our combined fleet would total 30 dry bulk vessels with an average age of 8.8 years and an aggregate carrying capacity of 5.0 million dwt.
Our vessels transport a broad range of major and minor bulk commodities, including ores, coal, and grains, across global shipping routes. Our chartering policy is to employ our vessels primarily in the spot market depending on prevailing industry dynamics. Currently we deploy our vessels on the spot market and in pools, which also includes Revenue Sharing Agreements (“RSAs”), managed by our commercial, operational, and technical managers, C Transport Holding Ltd. and its subsidiary C Transport Maritime S.A.M. (collectively defined as “CTM,” or our “Manager”). We believe this policy allows us to obtain attractive charter hire rates for our vessels, while also affording us flexibility to take advantage of a rising charter rate environment. Being in a pool can improve an owner’s income stream by providing access to global trade through sharing earnings brought in by the other pool members’ trading in a myriad of routes (a wider range of routes than those that make up the Baltic Indices), rather than just depending on the single route that standalone operations can achieve. Through these pools, we have access to long standing industry experience and contacts with major operators and charterers, economies of scale with respect to cost reductions, superior market intelligence and information as well as improved utilization rates that come from being part of a larger fleet.
We maintain a strong relationship with CTM, which we believe has allowed us to become one of the most cost-efficient public dry bulk operators. We believe CTM has an excellent track record in supplying leading dry bulk management services at very competitive rates.
Our company, its founders and its manager have a long history of operating and investing in the shipping industry. Our founding shareholders are Brentwood Shipping and Trading Inc. (“Brentwood Shipping”), Lantern Capital Partners (“Lantern”), and two other financial investors. Brentwood Shipping is a privately held shipping business owned by the family of our Chairman and Chief Executive Officer (“CEO”) John Michael Radziwill and has over a century of involvement in the shipping industry. Mr. Radziwill has served as our Chairman and CEO since our inception. During his career, Mr. Radziwill has overseen sale, purchase and new building contracting transactions of approximately 80 vessels, for an aggregate purchase price of over $2 billion. Additionally, Mr. Radziwill has served as the Chief Executive Officer of our manager CTM since 2010, providing him unique insight and access into the dry bulk market, which we are able to leverage. Mr. Radziwill’s interests are fully aligned with our company through his family’s ownership stake in Brentwood Shipping.
At the end of March 2017, our common shares began trading on the N-OTC under the symbol “BULK.”
Our Relationship with C Transport Maritime
Our fleet is managed by CTM, which is beneficially owned by the family of our Chairman and CEO, John Michael Radziwill. Headquartered in Monaco and founded in 2004, CTM is one of the largest ship management companies and provides services that include commercial and operations management, technical management, risk management and research, as well as sale and purchase services to various third party vessel owners. CTM directly operates over 100 dry cargo vessels, ranging from Supramax to Newcastlemax bulk carriers, and over 140 vessels, including vessels managed through Capesize Chartering Ltd. (“CCL”) where CTM serves as co-manager. CTM’s fully managed pools include the Capesize and Supramax RSAs, with the vessels in the Capesize RSA being part of CCL.
CTM’s RSAs are commercial and operational platforms that collectively manage member vessels operating them on the spot market and distributing income produced proportionately according to each member vessel’s earning capacity. The RSAs are open to third party vessels with CTM charging a commercial management fee of 1.25% on incomes produced for their services. The RSA aggregates the revenues and expenses of all the participant vessels and distributes the net earnings calculated on (i) a key figure expressing the relative theoretical earning capacity of such member vessel based on the cargo carrying capacity, tradability, speed and consumptions and performances and (ii) the number of days the vessel was operated during the period. Each member also provides CTM with working capital of  $650,000 per vessel under agreement in the Capesize RSA and $400,000 per vessel under agreement in the Supramax RSA. During 2017, the Supramax RSA member vessels carried approximately 22 million tonnes of cargo and performed 341 fixtures. Likewise, in 2017, CCL carried about 55 million tonnes of cargo and performed 325 fixtures for Capesize vessels.
CTM also manages vessels on behalf of other owners. CTM-managed vessels transported an aggregate of approximately 47 million tonnes of cargo in 2017 and approximately 87 million tonnes including the cargo carried on CCL controlled vessels.
CTM has won several industry accolades which are testament to the company’s commitment to its clients and to providing high quality service. In 2017, CTM won the award for Dry Bulk Operator of the Year at the 20th Annual Lloyds List Global Awards and, in 2015, CTM’s Technical Management was recognized by the United States Coast Guard (“USCG”) with its highest award – the QUALSHIP 21 for “quality shipping for the 21st century.”
Our relationship with CTM gives us access to their relationships with major international charterers, end-users, brokers, lenders and shipbuilders. The scale and reach of CTM’s commercial and technical platforms allow us to compete more effectively and operate our vessels on a cost-efficient basis.
Mr. Radziwill, our Chairman and CEO, is a member of the Radziwill family which owns and controls Brentwood Shipping, the parent company of CTM. This relationship, and other relationships among our executive officers, Brentwood Shipping and CTM, may create certain conflicts of interest between us, on the one hand, and Brentwood Shipping or CTM, on the other hand. For example, our Chief Executive Officer, President, and Chief Financial Officer each participate in business activities not associated with us, including in the case of our Chief Executive Officer and Chief Financial Officer, serving in similar roles on the management team of CTM. This may create conflicts of interest in matters involving or affecting us, including in the chartering, purchase, sale and operation of the vessels in our fleet versus vessels owned or chartered-in by other companies affiliated with or managed by CTM. It is not certain that these conflicts of interest will be resolved in our favor, and CTM may favor its own or other owners’ interest over our interests. Please see “Risk Factors — Our Chief Executive Officer is also the Chief Executive Officer of our manager, which could create conflicts of interest between us and our manager,” and “Risk Factors — Our Chief Executive Officer, Chief Financial Officer and President do not devote all of their time to our business, which may hinder our ability to operate successfully.”

Our Fleet
All of our vessels are currently operated in the spot market, with the majority operated through CTM’s RSAs or on index-linked charters.
The following table summarizes key information about our fleet as of the date of this prospectus:
Vessel Name	Type	Delivery Date to GoodBulk	Size (dwt)	Year Built	Shipyard
Aquamarine(1)	Capesize	January 5, 2017	182,060	2009	Odense, DEN
Aquadonna(1)	Capesize	February 2, 2017	177,173	2005	Namura, JPN
Aquakula(2)	Supramax	April 18, 2017	55,309	2007	Oshima, JPN
Aquaknight(4)	Panamax	April 25, 2017	75,395	2007	Universal, JPN
Nautical Dream(1)	Capesize	April 25, 2017	180,730	2013	JMU, JPN
Aquapride(2)	Supramax	June 1, 2017	61,465	2012	Imabari, JPN
Aquacharm(1)	Capesize	June 16, 2017	171,009	2003	Sasebo, JPN
Aquajoy(1)	Capesize	June 21, 2017	171,009	2003	Sasebo, JPN
Aquavictory(1)	Capesize	June 30, 2017	182,060	2010	Odense, DEN
Aquahope(1)	Capesize	September 19, 2017	177,173	2007	Namura, JPN
Aquakatana(1)	Capesize	September 28, 2017	185,897	2005	Kawasaki, JPN
Aquarange(1)	Capesize	December 4, 2017	179,842	2011	Hanjin, PH
Aquamarie(3)	Capesize	December 19, 2017	178,896	2012	Sungdong, KR
Aquaenna(1)	Capesize	January 9, 2018	175,975	2011	Jinhai, CHN
Aquabridge(3)	Capesize	January 16, 2018	177,106	2005	Namura, JPN
Aquaproud(1)	Capesize	January 24, 2018	178,055	2009	SWS, CHN
Aquatonka(1)	Capesize	January 31, 2018	179,004	2012	Hanjin, PH
Aquavoyageurs(3)	Capesize	February 5, 2018	177,022	2005	Namura, JPN
Aquahaha(1)	Capesize	February 15, 2018	179,023	2012	Hanjin, PH
Aquataine(5)	Capesize	February 20, 2018	181,725	2010	Imabari, JPN
Aquascope(1)	Capesize	February 21, 2018	174,008	2006	SWS, CHN
Aquasurfer(1)	Capesize	March 1, 2018	178,854	2013	Sungdong, KR
Aquamaka(1)	Capesize	April 27, 2018	179,362	2009	Hyundai, KR
Aquacarrier(1)	Capesize	May 14, 2018	175,935	2011	Jinhai, CHN
Aquakatie	Capesize	June 2018*	174,142	2007	SWS, CHN
Total: 25			4,108,229

*
Estimated delivery dates subject to vessel itineraries and employment.

**
The table above does not reflect the Acquisition Vessels.

(1)
Operated in the Capesize RSA.

(2)
Operated in the Supramax RSA.

(3)
Operated on index-linked charters.

(4)
Operated in the spot market.

(5)
Operated on period charter.

Management of Our Business
Our Board of Directors defines our overall direction and business strategy and exercises all significant decision-making authority including, but not limited to, with respect to our investments and divestments. Our day-to-day business and vessel operations are managed by CTM with the guidance and oversight of our Board, under the operational, commercial, technical and administrative service agreements discussed below. CTM also sources and advises on strategic opportunities for our Board’s consideration.

Commercial Management Agreement
We have entered into a Commercial Management Agreement with CTM (the “Commercial Management Agreement”) for the operational and commercial management of all dry bulk carrier motor vessels owned or chartered by us or our subsidiaries. CTM’s services include negotiating contracts related to the vessels, negotiating terms of employment of the vessels, making all necessary arrangements for the proper employment of the vessels, negotiating the terms of all contracts for the purchase or sale of the vessels, and appointing port and other agents for the vessels, in each case subject to the express limitations and guidelines imposed by us. We pay CTM commission fees as follows: (i) in relation to time chartered-in and time chartered-out vessels, 1.25% commission on all hires paid or a 1.25% commission on all gross freight on all of the performed voyage charter contracts; and (ii) 1.00% commission of the memorandum of agreement price for the sale of any vessel by us or any of our subsidiaries. Upon completion of this offering, the Commercial Management Agreement will only be subject to termination by us upon three months prior notice. Upon any termination by us that is not a result of CTM’s failure to perform a material obligation, we must pay CTM a termination fee equal to twice the amount of commissions due over the prior twelve months.
Shipmanagement Agreement
Through our subsidiaries, we enter into a Shipmanagement Agreement with CTM with respect to each vessel in our fleet (each, a “Shipmanagement Agreement”). CTM’s services include providing technical management services, such as selecting and engaging the vessel’s crew, providing payroll and compliance services, providing competent personnel to supervise the maintenance and general efficiency of the vessel, arranging and supervising drydockings, repairs, alterations and the upkeep of the vessel, appointing surveyors and technical consultants, arranging the transportation of shore personnel when servicing the vessel, arranging supervisory visits to the vessel, and maintaining a safety management system. We pay CTM a basic annual management fee in the amount of  $144,000 per vessel. Additionally, we reimburse CTM for rent, communication and other general expenses in the aggregate amount of  $15,000 per vessel per quarter, and for travel and out-of-pocket expenses incurred by CTM in pursuance of its management services. Upon completion of this offering, a Shipmanagement Agreement will only be subject to termination by us upon three months prior notice. Upon any termination by us that is not a result of CTM’s failure to perform a material obligation, we must pay CTM a termination fee equal to the basic management fees for the prior twelve months. In addition, a Shipmanagement Agreement is deemed terminated upon the sale of the vessel to a non-affiliated third party.
Services Agreement
We have entered into a Services Agreement (the “Services Agreement”) with CTM for the provision of staff services, including customer and supplier management, accounting, treasury, budgeting and reporting, consultancy services, corporate and legal services, and information technology services. We pay CTM an annual management fee of  $50,000 for each vessel, in quarterly installments. We also reimburse CTM for all travel and subsistence expenses CTM incurs in the provision of services. Upon completion of this offering, the Services Agreement will only be subject to termination by us, upon three months prior notice. Upon any termination by us that is not a result of CTM’s failure to perform its obligations (including if such failure is due to applicable law or insolvency of CTM), we must pay CTM a termination fee equal to twice the amount of the fees for the prior twelve months.
Unless terminated earlier by us, our Commercial, Shipmanagement and Services Agreements with CTM will automatically extend for an additional five years after completion of this offering. During this period the commissions and fee rates as noted above will remain fixed, thereby providing significant visibility into our cost structure.
Our Competitive Strengths
Demonstrated Access to Capital and Significant Financial Flexibility
We believe that we have successfully capitalized the business in a financially conservative manner that allows for continued access to capital to fund our growth opportunities. We target a long-term leverage profile below 30% Net Debt/Gross Asset Value, which provides us with significant financial flexibility going forward. In line with this target, we recently funded the acquisition of 13 Capesize vessels from certain fund entities managed by CarVal Investors, LLC (together the “CarVal Funds”) using a mix of cash and shares, thereby demonstrating our ability to access capital to fund opportunistic acquisitions.
We believe that we have also demonstrated the ability to raise equity capital at increasing valuations, as measured on a share price basis, thereby driving improved returns for investors. In particular, we have successfully raised equity, each time at a higher valuation, to fund our initial growth, including our initial capital raise of  $44.5 million (of which $18.5 million was contributed in kind for the vessel Aquamarine) in December 2016 at $10.00 per share. Three months later, in March 2017, we raised an additional $100.0 million at $11.00 per share to fund the acquisition of six vessels (one Ultramax and five Capesize vessels). More recently, in December 2017 through May 2018, we raised $32.3 million at $15.23 per share, a significant majority of which was to fund part of the acquisition of 13 Capesize vessels from the CarVal Funds. We have continued to demonstrate our ability to source attractive and accretive acquisitions and successfully access the capital markets to drive increased value for our investors and propel growth in the business.
As of March 31, 2018, we had $32.2 million of available cash and cash equivalents, in addition to $107.0 million available under committed but undrawn credit facilities. Under the Terms Agreement, if this offering is consummated by July 15, 2018, we have agreed to acquire the Acquisition Vessels for up to an aggregate purchase price of  $178.75 million, up to $169.81 million of which is payable in cash, which we intend to fund with the net proceeds of this offering, cash on hand and additional borrowings under our credit facilities, and up to $8.94 million of which is payable in our common shares valued at the public offering price per share in this offering. We believe that our committed financing capacity will allow us to make additional accretive acquisitions.
High Quality Fleet Developed Through Timely Vessel Acquisitions
Our fleet consists of 25 dry bulk vessels (which includes one secondhand vessel with expected delivery in June 2018), including 22 Capesize, 1 Panamax and 2 Supramax carriers, and we are the second largest and most concentrated owner of Capesize vessels among publicly listed peers. We believe that each vessel was acquired at an opportunistic point across each vessel’s life cycle, thereby maximizing earnings potential while at the same time minimizing acquisition cost. We have entered into a Terms Agreement whereby, if this offering is consummated by July 15, 2018, we have agreed to acquire up to five secondhand Capesize drybulk vessels for up to an aggregate purchase price of  $178.75 million in cash and share-based consideration, which we believe is below current asset values. We also actively review disposition opportunities to take advantage of asset value cycles or to redeploy capital into younger vessels or vessels with equal or more attractive return potential in light of asset-specific trends and market fundamentals. To date, we have sold one vessel — the Aquabeauty, which we acquired in May 2017 for $10.0 million and agreed to sell in January 2018 for $15.0 million. Our fleet has an average age of 9 years, and we believe that owning a high-quality, well-maintained fleet affords us significant benefits, including reduced operating costs, improved quality of service and a competitive advantage in securing favorable charters with high-quality counterparties. We believe that our active vessel acquisition and disposition strategy has allowed us to build one of the largest Capesize dry bulk fleets globally.
While our current fleet composition is weighted towards Capesize vessels, our strategy is to continue to evaluate the demand and supply dynamics across the various dry bulk vessel segments. We plan to focus on the 50,000 dwt – 210,000 dwt vessel range, supported by CTM’s expertise in operating and managing vessels across all vessel sizes. Since our formation, we believe that Capesize vessels have presented the most attractive value and upside potential, and as such, management has taken advantage of opportunistic acquisitions in the space.
Our ability to acquire vessels at attractive prices has not required us to compromise on other critical vessel features, such as quality or the existence of a liquid secondary market for similar type vessels. Our vessels are built at the world’s most renowned shipyards and have been carefully maintained by CTM. However, we do not limit ourselves to vessels constructed at certain yards but rather look extensively for opportunistic purchases across all geographies. Additionally, the current sale and purchase market for types of vessels consistent with those in our fleet remains highly active, which is an important metric we take into account as we evaluate acquisition opportunities. The dry bulk sale and purchase market is the most liquid shipping market, with approximately 596 bulker sales (41.6 million dwt) in 2016 and 645 bulker sales (43.9 million dwt) in 2017 alone. The Panamax and Capesize markets together represented approximately 38% of the market on a number of vessels basis and 60% on a dwt basis. This highly liquid sale and purchase market offers us a unique opportunity to take advantage of opportunistic vessel acquisitions and dispositions, without having to incur an illiquidity discount. This can be seen through our acquisition and subsequent sale of the vessel Aquabeauty.
This is but one example of our ability to generate significant returns to our investors. Although we are a recently incorporated company with a limited performance history, we believe we have a proven and successful track record of acquiring vessels at attractive prices. Our first vessel was contributed by Brentwood Shipping, and each subsequent vessel acquisition/disposition has represented an attractive opportunity for us at that point in time. In the second half of 2017, we announced a transformative acquisition of up to 13 vessels from the CarVal Funds for a combination of cash and shares. This transaction allowed us to expand our fleet with similarly young and low leveraged Capesize vessels and positions us as one of the largest publicly listed owners of Capesize vessels.
Strong Relationship with CTM
We believe that one of our principal strengths is our relationship with CTM, which enables us to take advantage of its best-in-class fleet management capabilities across commercial, operational, technical and sale and purchase activities, as well as all the supporting functions it provides and also benefit from CTM’s history of actively managing financing relationships with international banks on behalf of its clients.
These financing relationships include, but are not limited to, arranging ship mortgages, pre-delivery financing and arranging working capital lines. In addition, we believe CTM is one of a handful of Western shipping companies with access to finance from Japanese banks, having previously arranged financing for two bulk carriers for another client of theirs.
In addition, our relationship with CTM has provided us with extensive acquisition sourcing capabilities, including opportunities to acquire high quality vessels at attractive prices. For example, GoodBulk has benefited from the strong ties that CTM has with the Japanese shipping market, from where we have directly sourced four of our acquired vessels to date without requiring non-Japanese intermediaries. CTM’s long-standing relationships and network in Japan span back to 2004 when CTM was formed. Since that time, CTM has completed close to 70 sale and purchase and charter-based transactions in Japan. CTM’s scope of work includes identifying and suggesting potential acquisition or disposition candidates, asset inspections determining overall condition, engaging in price negotiation on behalf of and in close guidance with the Company, legal documentation handling and hand-over completion for a successful deal execution.
CTM employs approximately 80 employees, several of which have been there since the company’s inception, including its CFO, Director of Handymax – Post Panamax, Director of Capesize — VLOC, Director of Sale and Purchase, and Director of Operations and Fleet. Other key executives have been with CTM for over 10 years including its CEO. Collectively, the top eight executives have over 90 years of experience with CTM. Our management team has worked together for up to 24 years for CTM and its predecessors. Moreover, the employees of CTM are well aligned with the company as they have personally invested over $3.3 million into the business. This provides extensive high quality industry expertise.
Following this offering, our agreements with CTM will automatically extend for an additional five years, during which period the commissions and fee rates as noted above will remain fixed, thereby providing significant visibility into our cost structure and ability to source vessel acquisition opportunities.
Industry Leading Cost Structure with Lowest Break Evens
Through our unique high operating leverage/low financial leverage strategy, we have been able to create a low cost platform with very competitive cash break even rates. This is in part due to our strong relationship with our external manager CTM, which has allowed us to benefit from its significant experience and scale, directly managing over 100 dry bulk vessels ranging from Supramaxes to Newcastlemaxes. Our ability to leverage CTM’s industry leading commercial and technical platform has allowed to us to maintain a lean corporate structure, thereby reducing our costs. In addition, our low leverage model limits interest and amortization expenses, further driving down our very low and competitive cash break evens. In light of these factors, we believe that our per vessel costs and operating expenses are among the lowest in the industry. Our low cost structure further provides downside protection in the event of a prolonged downturn in charter rates.
Experienced Management Team with Interests Aligned to Shareholders
Our management team and Board of Directors have an extensive track record of managing both shipping companies and capital markets transactions, including initial public offerings, secondary offerings, debt offerings and restructurings. Our Chairman and CEO, Mr. John Michael Radziwill has over 20 years of experience in the industry, including as CEO of CTM and as a board member of Euronav at the time of its listing on the NYSE. Our CFO, Mr. Luigi Pulcini, has over 20 years of experience in the shipping industry and has been with CTM since inception, where he also works as CFO. Our President and Director, Mr. Andrew Garcia has 17 years of capital markets experience with expertise developed as an investor in the shipping and dry bulk space and through creating and bringing companies public in the U.S., including Two Harbors Investment Corp. Our management team, including the family of our Chairman and CEO, owns approximately 12% of the company prior to this offering, fully aligning their interests with that of the other shareholders. Moreover, 100% of management’s economic participation is in the form of  “at risk” equity purchased in our first two equity offerings.
Our Business Strategies
Continue to Opportunistically Engage in Acquisitions or Disposals to Maximize Shareholder Value
We intend to continue our practice of acquiring or disposing of secondhand vessels while focusing on maximizing shareholder value and returning capital to shareholders when appropriate. Our management team has a demonstrated track record of acquiring and disposing of vessels at attractive prices, and we will continue to monitor prices of secondhand dry bulk Supramax, Panamax, and Capesize vessels as we seek opportunities in line with our acquisition strategy. Our relationship with CTM has provided us with extensive acquisition sourcing capabilities, including opportunities to acquire high quality vessels at attractive prices. We plan to continue to remain active in the secondhand market as we believe this offers the best value opportunity and do not anticipate participating in the newbuilding market at this time.
The key component of our acquisition strategy is to focus on high-quality assets at attractive prices, and maintain a disciplined approach focused on protecting and increasing shareholder value as we evaluate new acquisitions. When considering potential acquisitions, we will evaluate several factors, including, but not limited to, our expectation of fundamental developments in the industry, the level of liquidity in the resale and charter market, the vessel’s earning potential in relation to its value, its condition and technical specifications, expected remaining useful life, the credit quality of the charterer, in the event that there is an attached charter, and the overall diversification of our fleet and customers. Through this framework, we have demonstrated a successful track record of opportunistic vessel acquisitions and dispositions that has developed our fleet into one of the largest Capesize fleets today. While we actively pursue acquisition opportunities from Supramaxes to Capesizes, since inception, we have favored Capesize vessels as we believed that they offered the best relative opportunity. At times when others have pulled back from the Capesize market due to volatility in charter rates, resulting decline in asset values and financing constraints, our conviction around the market opportunity has allowed us to take advantage of opportunistic prices and build our high quality fleet. We continue to see significant opportunity among the larger vessel classes given their strong earnings potential, favorable acquisition prices, and liquid secondhand market.
Capture Revenue Upside Potential Through Spot Market Exposure
We plan to strategically employ our fleet to provide for high utilization, while at the same time substantially preserving flexibility so as to capitalize on any favorable changes in the rate environment. While the Baltic Dry Index (“BDI”), the generally agreed upon proxy for dry bulk shipping rates, has recently come off its near all-time low in February 2016, the index still remains approximately 50% below its long-term average (since the BDI’s inception in 1985). Given industry backdrop and macroeconomic factors, we believe that there is still significant upside potential in charter rates and we expect these rates to continue to increase in the near to medium term.
We believe that our unique relationship with CTM, whose pools have consistently outperformed the Baltic Supramax, Panamax, and Capesize indices, coupled with our strong balance sheet of low financial leverage, afford us the ability to employ our vessels in the spot market for extended periods of time. Consequently, this provides additional flexibility to capture the upside opportunity should rates rise. However, we note that there is no guarantee that rates will continue to rise or that CTM will continue to outperform the various market indices.
Low Cost Operating Platform
We maintain a strong relationship with our external manager and believe that CTM is able to oversee the technical and commercial management of our fleet at a lower cost than could otherwise be achieved in-house. Moreover, we believe that CTM’s cost structure and compensation rates are competitive with those available through other external vessel managers. We believe that our external management arrangement will promote scalability as it will allow for growth without the incurrence of significant additional overhead. We also believe this structure allows us to maintain a very competitive, low cost operating platform with low cash break evens. Following this transaction, our agreement with CTM will automatically extend for an additional five years from the date of this offering at fixed fee levels, thereby providing additional cost visibility.
Low Financial Leverage
We intend to maintain a strong balance sheet and low financial leverage over time, even though we may have the capacity to obtain additional financing. By targeting on a long-term basis a Net Debt/Gross Asset Value below 30%, we expect to retain greater flexibility than our more levered competitors and to operate our vessels under shorter spot or period charters. Additionally, our low leverage approach affords increased flexibility in the event of downward pressures on rates, allowing us to operate profitably at rates that would otherwise result in losses for some of our competitors. At an estimated scrap price of  $434 per lightweight tonne based on the Baltic Exchange’s Indian Subcontinent demolition price assessment as of May 21, 2018 and an average lightweight tonnage per vessel of 23,009 tonnes, the approximate scrap value of GoodBulk’s fleet is roughly 1.3 times more than its expected borrowings of  $188 million after the delivery of one secondhand vessel with expected delivery in June 2018.
Shipping industry participants have increasingly favored financially solid vessel owners, compared to those that are more susceptible to insolvency risk. As such, we believe that our low leverage profile will make us more attractive to potential counterparties such as charterers and commercial banks. We believe that this will afford us further opportunities including better charters and negotiating leverage with our lending partners.
Dividend Strategy
We intend to manage our capital structure by actively monitoring our leverage level with changing market conditions, targeting on a long-term basis a Net Debt/Gross Asset Value below 30%, and returning capital to shareholders when appropriate.
Our Board of Directors declared a dividend of  $0.22 per share on May 21, 2018 that is payable on June 12, 2018 to holders of record as of May 25, 2018. Subject to the sole discretion of our Board of Directors and the considerations discussed below, we intend to continue to return capital to shareholders through quarterly dividends or share repurchases that will annually equal, in the aggregate, between 25% and 50% of our net income. Any future determination related to our dividend policy will be subject to the discretion of our Board of Directors, requirements of Bermuda law, our results of operations, financial condition and cash requirements and availability, our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy, the terms of our outstanding indebtedness, contractual restrictions, the ability of our subsidiaries to distribute funds to us and other factors deemed relevant by our Board of Directors. See “Dividends and Dividend Policy” and “Description of Share Capital.” We cannot assure that we will be able to pay regular dividends in the event of unforeseen market events.
Favorable Industry Fundamentals
We believe that the following trends identified by Fearnley Consultants (“Fearnleys”) in the dry bulk carrier market present growth opportunities:
•
The global dry bulk shipping downturn in rates and values ended in 2016, and the sector is showing growth and recovery in charter rates and vessel values.

•
Newbuilding and secondhand prices have improved but are still well below average levels from the last 15 years.

•
The outlook for bulk carriers is positive, with overall demand growth estimated at 2.0% to 3.5% for 2018 and 2019. The fleet is estimated to grow at a slower pace of approximately 2.1% and 1.8% in 2018 and 2019, respectively. As such, the market balance is set to improve over this period and subsequently, earnings and values are expected to increase.

•
The total order book to existing fleet ratio as of December 31, 2017 was 9.9%. This is the lowest order book to fleet ratio observed since 2002.

Growth in demand of approximately 3.5% to 4.0% for coal and 2.0% to 3.5% for iron ore in 2018 and 2019 is expected, according to Fearnleys. This is expected to benefit our fleet, as most of this demand growth is expected to be for Capesize and Panamax bulk carriers. See “The International Dry Bulk Shipping Industry” for more information on the dry bulk shipping industry.
Recent Developments
Capesize Vessel Acquisition
On June 1, 2018, we entered into a Heads of Terms Agreement (the “Terms Agreement”) to acquire up to five secondhand Capesize dry bulk vessels from subsidiaries of Defender Holding Ltd. and Constitution Holding Ltd. (such subsidiaries together, “the Sellers”), affiliates of a maritime investment fund unrelated to us, for up to an aggregate purchase price of  $178.75 million in cash and share-based consideration. If this offering is consummated by July 15, 2018, we intend to use the net proceeds from this offering, together with cash on hand and additional borrowings under our credit facilities, to fund the up to $169.81 million cash portion of the purchase price for the vessel acquisitions. Pursuant to the Terms Agreement, we have agreed to acquire between three to five vessels depending on the proceeds of this offering. Based on the midpoint of the range set forth on the cover page of this prospectus, we expect to receive total estimated net proceeds of approximately $             million in this offering and acquire              vessels at an aggregate purchase price of $                . See “Use of Proceeds.” The vessels are expected to be delivered by the end of September 2018. We will deposit 12.5% of the aggregate purchase price of the vessels in an escrow account for the benefit of the Sellers promptly after the closing of this offering. The purchase price per vessel will be paid on delivery in (i) 95% cash (less allocable deposit paid) and (ii) 5% of our common shares, at a price per share equal to the public offering price in this offering. In connection with the acquisition, the Sellers have also agreed to a 180 day lock-up on any of our common shares issued in connection with the vessel acquisitions. The fleet description is as set forth below:
Vessel Name	Type	Size (dwt)	Year Built	Shipyard
True Explorer	Capesize	178,929	2012	Sungdong, KR
True Navigator	Capesize	179,905	2011	Daehan, KR
True Windsor	Capesize	180,012	2012	Daehan, KR
True Endurance	Capesize	179,147	2012	Hyundai, KR
True Dream	Capesize	180,694	2014	Tsuneishi Cebu, PHL

If this offering is not consummated by July 15, 2018, we intend to use the net proceeds of this offering for other vessel acquisitions and general corporate purposes.
Corporate Information
GoodBulk Ltd. was incorporated pursuant to the laws of Bermuda on October 20, 2016.
Our principal executive offices are located at c/o C Transport Maritime S.A.M., 7 Rue du Gabian, Gildo Pastor Center, Monaco, 98000. Our telephone number at this address is +377 97 98 59 87. Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is www.goodbulk.com. The information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
We maintain a registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda. The telephone number of our registered office is +1 441 295 1422.
Risk Factors
We face a number of risks associated with our business and industry and must overcome a variety of challenges to utilize our strengths and implement our business strategies. These risks relate to, among others, changes in the international shipping industry, including charter hire rates, a downturn in the global economy, supply and demand, risks inherent in our industry and operations that could result in liability for damage to or destruction of property and equipment, pollution or environmental damage, our dependence on CTM, potential conflicts of interests between us and CTM, inability to comply with the financial covenants in our credit facilities and inability to successfully employ our dry bulk carriers.
You should carefully consider the following risks, those risks described in “Risk Factors” and the other information in this prospectus before deciding whether to invest in our common shares.
Implications of Being an Emerging Growth Company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:
•
the ability to include only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure; and

•
an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company (i) upon the last day of the fiscal year (A) in which we had more than $1.07 billion in annual revenue, or (B) we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common shares held by non-affiliates exceeds $700 million as of the prior June 30th, or (ii) we issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. To the extent that we take advantage of these reduced reporting burdens, the information that we provide shareholders may be different than you might obtain from other public companies in which you hold equity interests.
We are choosing to “opt out” of the extended transition period to comply with new or revised accounting standards applicable to public companies and, as a result, we will comply with new or revised accounting standards as required when they are adopted. Our decision to opt out of the extended transition period is irrevocable.

THE OFFERING
This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our common shares. You should carefully read this entire prospectus before investing in our common shares including “Risk Factors” and our consolidated financial statements.
Issuer
GoodBulk Ltd.
Offering
We are offering      common shares.
Offering price range
Between $     and $     per common share.
Voting rights
Our common shares have one vote per share.
Over-allotment option
We have granted the underwriters the right to purchase up to an additional      common shares from us within 30 days of the date of this prospectus, to cover over-allotments, if any, in connection with the offering.
Share capital before and after
offering
As of the date of this prospectus, our issued and outstanding share capital consists of 29,540,457 common shares (after giving effect to the exchange of the Class A share as described below).
Immediately after the offering, we will have      common shares outstanding, assuming no exercise of the underwriters’ over-allotment option.
Use of proceeds
We estimate that the net proceeds to us from the offering will be approximately $    , based on the midpoint of the price range set forth on the cover of this prospectus after deducting estimated underwriting discounts and commissions and expenses of the offering that are payable by us. If this offering is consummated by July 15, 2018, we intend to use the net proceeds from this offering, together with cash on hand and additional borrowings under our credit facilities, to fund the cash portion of the purchase price for the acquisition of up to five secondhand Capesize vessels. If this offering is not consummated by July 15, 2018, we intend to use the net proceeds of this offering for other vessel acquisitions and general corporate purposes. See “Use of Proceeds.”
Dividend policy
Our Board of Directors declared a dividend of  $0.22 per share on May 21, 2018 that is payable on June 12, 2018 to holders of record as of May 25, 2018. Subject to the sole discretion of our Board of Directors and the considerations discussed below, we intend to continue to return capital to shareholders through quarterly dividends or share repurchases that will annually equal, in the aggregate, between 25% and 50% of our net income. Any future determination related to our dividend policy will be subject to the discretion of our Board of Directors, requirements of Bermuda law, our results of operations, financial condition and cash requirements and availability, our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy, the terms of our outstanding indebtedness, contractual restrictions, the ability of our subsidiaries to distribute funds to us and other factors deemed relevant by our Board of

Directors. See “Dividends and Dividend Policy” and “Description of Share Capital.”
Lock-up agreements
We have agreed with the underwriters, subject to certain exceptions, not to offer, sell, or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 180-day period following the date of this prospectus, subject to certain exceptions. Members of our Board of Directors and our executive officers, as well as certain of our shareholders, have agreed to substantially similar lock-up provisions, subject to certain exceptions.
Risk factors
See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our common shares.
Listing
We have applied to list our common shares on the Nasdaq under the symbol “GBLK”.
Unless otherwise indicated, all information contained in this prospectus assumes:
•
the exchange of the Class A share held by one of our founders into one common share, the exchange of which will occur upon the effectiveness of the registration statement of which this prospectus forms a part; and

•
no exercise of the option granted to the underwriters to purchase up to      additional common shares to cover over-allotments, if any, in connection with the offering.

Summary Financial and Other Information
We were incorporated on October 20, 2016 for the purpose of owning high quality secondhand dry bulk vessels between 50,000 – 210,000 dwt. The following table sets forth our summary consolidated financial data and other operating data. The summary financial data as of and for the period ended December 31, 2016 and as of and for the year ended December 31, 2017 of GoodBulk Ltd. has been derived from our audited consolidated financial statements included elsewhere in this prospectus, which have been prepared in accordance with IFRS as issued by the IASB. The summary financial data for the three months ended March 31, 2017 and as of and for the three months ended March 31, 2018 of GoodBulk Ltd. has been derived from our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus, which have been prepared in accordance with Interim Accounting Standard 34 “Interim Financial Reporting” as issued by the IASB and, in the opinion of our management, include all adjustments necessary to present fairly the results of operation and financial condition at the date and for the periods presented. The results for the three months ended March 31, 2018 are not necessarily indicative of the results of operations that you should expect for the entire year ending December 31, 2018 or any other period. This financial information should be read in conjunction with “Presentation of Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.
Statement of Profit or Loss Data:
(in thousands of U.S. dollars except per share data)	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017(3)	Year Ended December 31, 2017(3)	From October 20 (Inception) to December 31, 2016(3)
Revenues	34,957	3,438	57,092	—
Voyage expenses	(11,637)	(2,381)	(23,932)	—
Vessel operating expenses	(9,511)	(943)	(16,343)	—
Net other operating income	(643)	92	372	—
Depreciation	(6,699)	(390)	(8,109)	—
Gain on sale of vessels	5,358	—	—	—
General and administrative expenses	(869)	(164)	(1,986)	(603)
(Loss)/Profit from operations	10,956	(348)	7,094	(603)
Net financial expense	(1,938)	(2)	(1,712)	—
(Loss)/Profit for the period/year	9,018	(350)	5,382	(603)
Other comprehensive income for the period/year	105	—	—	—
Total comprehensive (loss)/income for the period/year	9,123	(350)	5,382	(603)
(Loss)/Earnings per share, basic and diluted (1)	0.40	(0.07)	0.46	(1.08)
Weighted average number of common shares outstanding, basic and diluted (1)	22,638,919	4,753,031	11,577,225	557,836
Pro forma earnings per share, basic and diluted (2)				—
Pro forma weighted average number of shares, basic and diluted				—

(1)
There are no potentially dilutive instruments outstanding.

(2)
Pro forma earnings per share give retroactive effect to the number of shares to be issued in this offering.

(3)
We adopted IFRS 15 Revenue from Contracts with Customers on January 1, 2018 using the modified retrospective approach. As a result, comparative periods have not been restated.

Statement of Financial Position Data:
	As of March 31,	As of December 31,
(in thousands of U.S. dollars)	2018	2017	2016
Cash and cash equivalents	32,158	19,519	22,500
Total assets	531,228	286,385	25,007
Total long-term debt	163,334	85,202	—
Share capital	26,839	17,223	4,450
Total shareholders’ equity	356,226	193,593	23,977
Other Financial and Operating Data:
(in thousands of U.S. dollars except days and per day TCE)	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017	Year Ended December 31, 2017	From October 20 (Inception) to December 31, 2016
EBITDA(1)	17,655	42	15,203	(603)
Total available days(2)	1,696	142	2,693	—
Net TCE (per day)(3)	13,364	8,092	12,465	—
Gross TCE (per day)(3)	14,255	8,631	13,296	—

(1)
EBITDA is a non-IFRS financial measure that represents net profit or loss for the period before the impact of income taxes, net finance costs, and depreciation and amortization. EBITDA is widely used by securities analysts, investors and other interested parties to evaluate the profitability of companies. EBITDA eliminates potential differences in performance caused by variations in capital structures (affecting net finance costs), tax positions (such as the availability of net operating losses against which to relieve taxable profits), the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense). Management uses EBITDA as a means of evaluating and understanding our operating performance.

The following table reconciles (loss)/profit for the period/year, the most directly comparable IFRS measure, to EBITDA:
(in thousands of U.S. dollars)	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017	Year Ended December 31, 2017	From October 20 (Inception) to December 31, 2016
(Loss)/Profit for the period/year	9,018	(350)	5,382	(603)
Net financial expense	1,938	2	1,712	—
Depreciation	6,699	390	8,109	—
EBITDA	17,655	42	15,203	(603)
(2)
Total available days are defined as ship ownership days less aggregate off-hire days associated with scheduled maintenance, which includes major repairs, drydockings, vessel upgrades or special intermediate surveys.

(3)
Time charter equivalent, or TCE, is a non-IFRS measure that represents the average daily revenue performance of a vessel. TCE is calculated by dividing revenues earned by our vessels, including positive or negative adjustments from the RSAs, less voyage expenses (such revenues being referred to as net allocated revenues or TCE revenues), by the number of total available days during the relevant time period. TCE provides additional meaningful information in conjunction with revenues, the most directly comparable IFRS measure, because it assists management in making decisions regarding the deployment and use of our vessels and in evaluating our financial performance. TCE and TCE revenues are also standard shipping industry performance measures used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (such as voyage charters and time charters) under which the vessels may be employed between the periods. Our definition of TCE and TCE revenues may not be comparable to that used by other companies in the shipping industry.

The following table reconciles revenues, the most directly comparable IFRS measure, to TCE:
(in thousands of U.S. dollars except per day TCE)	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017	Year Ended December 31, 2017
Revenues	34,957	3,438	57,092
Voyage expenses	(11,637)	(2,381)	(23,932)
RSAs adjustment(a)	(655)	92	412
Net TCE revenues	22,665	1,149	33,572
Net TCE (per day)(b)	13,364	8,092	12,465
Gross TCE (per day)(c)	14,255	8,631	13,296

(a)
RSAs adjustment reflects the net allocation from the CTM RSAs, which represents the RSAs’ share of the net revenues earned from the other participants’ vessels less the other participants’ share of the net revenues earned by our vessels included in the RSAs. For the year ended December 31, 2017, the net allocation from the Capesize RSA was $223,000 and the net allocation from the Supramax RSA was $189,000. For the three months ended March 31, 2018 and 2017, the net allocation from the Capesize RSA was $191,000 and $92,000, respectively and the net allocation from the Supramax RSA was $(846,000) and $0, respectively.

(b)
Net TCE is net TCE revenues divided by total available days.

(c)
Gross TCE is net TCE (per day) grossed up by an assumed market commission of 6.25% (consisting of 3.75% address commission, 1.25% brokerage commission and 1.25% commercial management commission to CTM).

RISK FACTORS
You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our common shares. Our business, financial condition or results of operations could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our common shares could decline and you could lose all or part of your investment. Additional risks and uncertainties not currently known to us, or which we currently deem immaterial, may also adversely affect our business, financial condition or results of operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including the risks facing our company or investments in Bermuda companies described below and elsewhere in this prospectus.
Risks Related to Our Industry
Charter hire rates for dry bulk vessels are volatile, which may adversely affect our business, results of operation and financial condition.
The dry bulk shipping industry is cyclical with high volatility in charter hire rates and profitability. The degree of charter hire rate volatility among different types of dry bulk vessels has varied widely, and in recent years charter hire rates for dry bulk vessels have declined significantly from historically high levels. In the past, time charter and spot market charter rates for dry bulk carriers have declined below operating costs of vessels. The BDI, a daily average of charter rates for key dry bulk routes published by the Baltic Exchange Limited, which is viewed as the main benchmark to monitor the movements of the dry bulk vessel charter market and the performance of the entire dry bulk shipping market, declined from a high of 11,793 on May 20, 2008 to a low of 290 on February 10, 2016, which represented a decline of 98%. In 2017, the BDI ranged from a low of 685 on February 14, 2017, to a high of 1,743 on December 12, 2017. As of May 30, 2018, the BDI was 1,042.
Fluctuations in charter rates result from changes in the supply of and demand for vessel capacity and changes in the supply of and demand for the major commodities carried by water internationally. Because the factors affecting the supply of and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable. Since we primarily charter our vessels in the spot market we are exposed to the cyclicality and volatility of the spot market. Spot market charterhire rates may fluctuate significantly based upon available charters and the supply of and demand for seaborne dry bulk shipping capacity, and we may be unable to keep our vessels fully employed in these short-term markets. Alternatively, charter rates available in the spot market may be insufficient to enable our vessels to operate profitably. A significant decrease in charter rates would adversely affect our profitability, cash flows and ability to comply with the covenants in our loan agreements and pay dividends, if any, in the future, on our common shares. Furthermore, a significant decrease in charter rates would cause asset values to decline, or decline further, and we may have to record an impairment charge in our consolidated financial statements which could adversely affect our financial results.
Factors that influence demand for dry bulk vessel capacity include:
•
supply of and demand for energy resources, commodities and industrial products;

•
changes in the exploration or production of energy resources, commodities, consumer and industrial products;

•
the location of regional and global production and manufacturing facilities;

•
the location of consuming regions for energy resources, commodities, consumer and industrial products;

•
the globalization of production and manufacturing;

•
global and regional economic and political conditions, including armed conflicts and terrorist activities, embargoes and strikes;

•
natural disasters;

•
disruptions and developments in international trade;

•
changes in seaborne and other transportation patterns, including the distance cargo is transported by sea;

•
environmental and other regulatory developments;

•
currency exchange rates; and

•
weather.

Factors that influence the supply of dry bulk vessel capacity include:
•
the number of newbuilding orders and deliveries, including slippage in deliveries;

•
the number of shipyards and ability of shipyards to deliver vessels;

•
port and canal congestion;

•
the scrapping rate of older vessels;

•
speed of vessel operation;

•
vessel casualties;

•
the number of vessels that are out of service, namely those that are laid-up, drydocked, awaiting repairs or otherwise not available for hire;

•
changes in regulations that may encourage the construction of vessels; and

•
changes in environmental and other regulations that may limit the useful life of vessels.

In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage costs, the efficiency and age profile of the existing dry bulk fleet in the market and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for dry bulk shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.
We anticipate that the future demand for our dry bulk vessels will be dependent upon economic growth in the world’s economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global dry bulk fleet and the sources and supply of dry bulk cargo to be transported by sea. Adverse economic, political, social or other developments could have a material adverse effect on our business, results of operation and financial condition.
Global economic conditions may continue to negatively impact the dry bulk shipping industry.
In the global economy, operating businesses have recently faced tightening credit, weakening demand for goods and services, weak international liquidity conditions, and declining markets. In particular, lower demand for dry bulk cargoes as well as diminished trade credit available for the delivery of such cargoes have led to decreased demand for dry bulk carriers, creating downward pressure on charter rates and vessel values. The relatively weak global economic conditions have and may continue to have a number of adverse consequences for dry bulk and other shipping sectors, including, among other things:
•
low charter rates, particularly for vessels employed on short-term time charters or in the spot market;

•
decreases in the market value of dry bulk vessels and limited secondhand market for the sale of vessels;

•
limited financing for vessels;

•
widespread loan covenant defaults; and

•
declaration of bankruptcy by certain vessel operators, vessel owners, shipyards and charterers.

The occurrence of one or more of these events could have a material adverse effect on our business, results of operations, cash flows and financial condition.
If economic conditions throughout the world decline, in particular in China and the rest of the Asia-Pacific region, this could negatively affect our business, results of operations, cash flows, financial condition and ability to obtain financing, and may adversely affect the market price of our common shares.
Our business and operating results have been, and will continue to be, affected by global and regional economic conditions. The credit markets in the United States and Europe have experienced contraction, deleveraging and reduced liquidity since the financial crisis in 2008, and the U.S. federal and state governments and European authorities have implemented and may implement additional regulations in the future. Securities and futures markets and the credit markets are subject to comprehensive laws, regulations and other requirements. The SEC, other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws.
As a result of any renewed concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets may increase as lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases, ceased to provide funding to borrowers. Due to these factors, we cannot be certain that financing will be available to the extent required. If financing or refinancing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to enhance our existing business, complete additional vessel acquisitions or otherwise take advantage of business opportunities as they arise.
A substantial amount of our business is dependent upon the Chinese economy. Economic slowdown in the Asia Pacific region, particularly in China, may therefore have a materially adverse effect on us, as we anticipate a significant number of the port calls made by our vessels will continue to involve the loading or discharging of dry bulk commodities in ports in the Asia Pacific region. Before the global economic financial crisis that began in 2008, China had one of the world’s fastest growing economies in terms of GDP, which had a significant impact on shipping demand. The growth rate of China’s GDP was 6.9% for the year ended December 31, 2017, which is 0.2% higher than the growth rate for the year ended December 31, 2016, which was China’s slowest growth rate since 1990, and continues to remain below pre-2008 levels. Despite this recent growth in GDP, if, in the future, there is an economic downturn in China, our business, financial condition and results of operations and future prospects, would be materially and adversely affected.
Political uncertainty, the rise of populist political parties and an increase in trade protectionism could have a material adverse effect on our business, results of operation and financial condition.
As a result of the lingering effects of the global financial crisis and the limited global recovery, the rise of populist political parties and economic nationalist sentiments has led to increasing political uncertainty and unpredictability throughout the world. On June 23, 2016, the United Kingdom held a referendum at which the electorate voted to leave the Council of the European Union (the “EU”). It is unclear whether any other EU member states will hold such referendums, but such referendums could result in one or more other countries leaving the EU or in major reforms being made to the EU or to the Eurozone. In addition, the U.S. presidential administration has publicly stated its intention to renegotiate or withdraw from the North American Free Trade Agreement (“NAFTA”). Negotiations commenced in August 2017; however, at this stage, it is uncertain what the outcome of the renegotiations will be or their extent, including any withdrawal from NAFTA. These potential developments, market perceptions concerning these and related issues and the attendant regulatory uncertainty regarding, for example, the posture of governments with respect to taxation and international trade and law enforcement, could have a material adverse effect on our business, results of operation and financial condition.

The rise of populist political parties in some countries and the dominance of single-party political power in other countries, such as Russia and China, may lead to increased trade barriers, trade protectionism and restrictions on trade. Our operations expose us to the risk that increased trade protectionism will adversely affect our business. If the continuing global recovery is undermined by downside risks and the recent economic downturn is prolonged, governments, especially populist governments, may turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing the demand for shipping. In the United States, there is significant uncertainty about the future relationship between the United States and other exporting countries, including with respect to tax policy, trade relations, treaties and government regulations. The current U.S. administration has announced that it will impose punitive tariffs (including trade sanctions against a range of products imported from China) and the withdrawal from certain trade agreements, such as the Trans-Pacific Partnership, in order to achieve these goals. Changes in U.S. trade policy, such as the announcement of unilateral tariffs on imported products, have triggered retaliatory actions from China and could trigger retaliatory actions by other affected countries, resulting in “trade wars” that could have a material adverse effect on our financial condition, results of operations, cash flows and competitive position.
Protectionist developments, or the perception they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade, including trade between the United States and China. Increasing trade protectionism in the markets that our charterers serve may cause (i) a decrease in cargoes available to our charterers in favor of domestic charterers and domestically owned ships and (ii) an increase in the risks associated with importing goods to such markets. These developments would have an adverse impact on our charterers’ business, results of operation and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their charters with us. This could have a material adverse effect on our business, results of operations and financial condition.
The fair market values of our vessels may decline, which could limit the amount of funds that we can borrow or cause us to breach certain financial covenants in our credit facilities and we may incur a loss if we sell vessels following a decline in their market value.
The fair market values of dry bulk vessels, including our vessels, have generally experienced high volatility. The fair market value of our vessels may continue to fluctuate depending on a number of factors, including:
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prevailing level of charter rates;

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general economic and market conditions affecting the shipping industry;

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types, sizes and ages of vessels;

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supply of and demand for vessels;

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the need to upgrade vessels as a result of charterer requirements;

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technological advances in vessel design or equipment or otherwise;

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cost of newbuildings;

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other modes of transportation;

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governmental or other regulations; and

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competition from other shipping companies.

If the fair market values of our vessels decline, the amount of funds we may drawdown under our secured credit facilities may be limited and we may not be in compliance with certain covenants contained in our secured credit facilities, which may result in an event of default. In such circumstances, we may not be able to refinance our debt or obtain additional financing. If we are not able to comply with the covenants in our secured credit facilities, and are unable to remedy the relevant breach, our lenders could accelerate our debt and foreclose on our fleet. In addition, if we sell one or more of our vessels at a time when vessel prices have fallen, the sale may be less than the vessel’s carrying value on our consolidated financial statements, resulting in a loss and a reduction in earnings.

Conversely, if vessel values are elevated at a time when we wish to acquire additional vessels, the cost of such acquisitions may increase and this could adversely affect our business, results of operations, cash flows and financial condition.
A significant decrease of the market values of our vessels could cause us to incur an impairment loss and could have a material adverse effect on our business, results of operations and financial condition.
We review for impairment our vessels held and used whenever events or changes in circumstances indicate that the carrying amount of the vessels may not be recoverable. Such indicators include declines in the fair market value of vessels, decreases in market charter rates, vessel sale and purchase considerations, fleet utilization, regulatory changes in the dry bulk shipping industry or changes in business plans or overall market conditions that may adversely affect cash flows. We may be required to record an impairment charge with respect to our vessels and any such impairment charge resulting from a decline in the market value of our vessels or a decrease in charter rates may have a material adverse effect on our business, results of operations and financial condition.
While there has been limited newbuilding activity in 2016 and 2017, there is a risk that an increase in new vessel ordering may destabilize a market recovery.
Between 2009 and 2012, the dry bulk market experienced a period of high fleet growth as a result of increased newbuilding orders leading up to the global financial crisis in 2008. As the market appeared to be on the verge of a recovery in 2013, another surge of newbuilding orders further delayed dry bulk market improvement, and in 2016, the market hit its lowest point, with rates at below operating costs. Since late 2016, however, freight rates have been climbing, and from September 2016 onwards, every month has seen higher year-over-year rates. These improvements are the result of a resilient demand environment and overall declining fleet growth. According to Fearnleys, as of December 31, 2017, the newbuilding orderbook is at 9.9% of the existing drybulk fleet capacity, down from an average of about 16% in the previous five years. Newbuilding orders in the future may, however, impede this recovery and rates may fall if the net supply of dry bulk carrier capacity increases without a corresponding increase in demand, adversely affecting our ability to operate our dry bulk carriers profitably.
We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.
Our operations are subject to numerous international, national, state and local laws, regulations, treaties and conventions in force in international waters and the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels relating to protection of the environment. These laws and regulations include environmental protection statutes, such as the U.S. Oil Pollution Act of 1990 (“OPA”), the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the U.S. Clean Air Act and the U.S. Clean Water Act, regulations established by the United Nations’ International Maritime Organization (“IMO”), including the International Convention for the Prevention of Pollution from Ships of 1975, the International Convention for the Prevention of Marine Pollution of 1973, the IMO International Convention for the Safety of Life at Sea of 1974 (“SOLAS”), and the International Convention on Load Lines of 1966, and regulations established by flag state administrations. These requirements govern, among other things, the storage, handling, transportation and disposal of hazardous and non-hazardous materials, the remediation of contamination, the emission or discharge of pollutants into the air or water, liability for damage to natural resources and occupational health and safety. We may incur costs in order to comply with our obligations under existing and future environmental laws and regulations, including, but not limited to, costs relating to regulation of air emissions including greenhouse gases, the management of ballast waters, development and implementation of emergency procedures and insurance coverage or other financial assurance with respect to pollution incidents involving our vessels.
Compliance with such requirements, where applicable, may require installation of costly equipment or implementation of operational changes and may affect the resale value or useful lives of our vessels. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with them or the impact thereof on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and may materially adversely affect our operations. For example, the International Convention for the Control and Management of Ships’ Ballast Water and Sediments (“BWM Convention”) adopted by the IMO in February 2004, calls for the phased introduction of the mandatory reducing of living organism limits in ballast water over time. In order to comply with these living organism limits, vessel owners may have to install expensive ballast water treatment systems or make port facility disposal arrangement and modify existing vessels to accommodate those systems. The BWM Convention entered in force on September 8, 2017 and we cannot be assured that these systems will be approved by the regulatory bodies of every jurisdiction in which we may wish to conduct our business. If they are not approved, it could have an adverse material impact on our business, financial condition and results of operations. In addition, the USCG has adopted regulations imposing requirements similar to those of the BWM Convention. In December 2016, the USCG first approved technology for ballast water treatment. The USCG previously provided waivers to vessels that could not install the as-yet unapproved technology, and such vessels will need to show why they cannot install the approved technology. In order to comply with these living organism limits, vessel owners may have to install expensive ballast water treatment systems or make port facility disposal arrangements and modify existing vessels to accommodate those systems. Other countries may adopt the BWM Convention or similar requirements unilaterally. USCG ballast water treatment requirements, as well as the adoption of the BWM Convention standards by other jurisdictions, could have an adverse material impact on our business, results of operations and financial condition depending on the available ballast water treatment systems and the extent to which existing vessels must be modified to accommodate such systems.
Certain environmental laws impose strict and joint and several liability for remediation of spills, discharges of oil and releases of hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under the OPA for example, owners and operators are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the United States.
We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our operations, and satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although we have insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on our business, results of operations, cash flows and financial condition.
Environmental and other regulations restricting the use or export and import of certain products, such as coal, may negatively impact the demand for dry bulk shipping. For example, China recently issued curbs on the importation of coal at certain ports, and India recently imposed regional restrictions on petroleum coke use. More generally, increasingly stringent laws and regulations aimed at limiting greenhouse gas emissions may reduce demand for fossil fuels including coal, which may in turn reduce the demand for dry bulk shipping and have a material adverse effect on our business, results of operations, cash flows and financial condition.
We are subject to international safety regulations, requirements and standards imposed by our classification societies and charterers and the failure to comply with these regulations, requirements and standards may subject us to increased liability, adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.
The operation of our vessels is affected by the requirements set forth in the International Safety Management Code (“ISM Code”). The ISM Code requires ship owners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. We rely upon the safety management system that our technical manager has developed for compliance with the ISM Code.

The ISM Code requires that vessel managers obtain a safety management certificate (“SMC”), for each vessel they operate. This certificate evidences compliance by a vessel’s management with the ISM Code requirements for a safety management system. No vessel can obtain a safety management certificate unless its manager is equipped with a document of compliance (“DOC”) issued by each flag state, under the ISM Code. The DOC and SMC are subject to periodic evaluation and must be renewed every five years. Our third party manager, CTM, manages our vessels and must maintain a DOC. If our third party manager fails to maintain a DOC, our vessels’ SMCs will be invalid. Any failure to comply with the ISM Code, including the failure of our vessels to maintain a valid SMC, may result in increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, ports, which could have a material adverse effect on our business, results of operations, cash flows and financial condition.
In addition, vessel classification societies impose significant safety and other requirements on our vessels. In complying with current and future environmental requirements, vessel-owners and operators may also incur significant additional costs in meeting new maintenance and inspection requirements, developing contingency arrangements for potential spills and obtaining insurance coverage. Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become stricter in the future and require us to incur significant capital expenditures on our vessels to keep them in compliance.
In addition, certain of our charterers apply the Rightship rating system to our vessels. Rightship, the ship vetting service founded by Rio Tinto and BHP-Billiton, which has become the major vetting service in the dry bulk shipping industry, rates vessels based on certain criteria for seaworthiness. We may be required to incur costs to ensure that our vessels achieve adequate Rightship ratings or otherwise meet the standards set by our charterers. If any of our vessels fail to meet these standards, our ability to operate these vessels may be limited.
The operation of our vessels is also affected by other safety regulations in the form of international conventions, including the Maritime Labor Convention of 2006 (“MLC”), and national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration, including those established by flag state administrations. Because such conventions, laws, and regulations are often revised, we may not be able to predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations.
If our vessels fail to maintain their class certification and/or fail any annual survey, intermediate survey, drydocking or special survey, those vessels would be unable to carry cargo, thereby reducing our revenues and profitability and violating certain covenants in our loan agreements.
The hull and machinery of every commercial vessel must be “classed” by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the IMO. A vessel must undergo annual surveys, intermediate surveys, drydockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be drydocked every 30 to 36 months for inspection of the underwater parts of such vessel.
If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, drydocking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable. Any such inability to carry cargo or be employed could have a material adverse effect on our business, results of operations, cash flows and financial condition.
Our operations may be adversely impacted by severe weather, including as a result of climate change.
Tropical storms, hurricanes, typhoons and other severe maritime weather events could result in the suspension of operations at the planned ports of call for our vessels and require significant deviations from our vessels’ normal routes. In addition, climate change could result in an increase in the frequency and severity of these extreme weather events. The closure of ports, rerouting of vessels, damage of mining sites and productive facilities, as well as other delays caused by increasing frequency of severe weather, could stop operations or shipments for indeterminate periods and have a material adverse effect on our business, results of operations, cash flows and financial condition.
Natural or man-made disasters and other similar events may significantly disrupt our business and could have an adverse effect on our business, results of operation and financial condition.
Natural or man-made disasters, including earthquakes, power outages, fires, floods, nuclear disasters, terrorist attacks or other criminal activities or acts of crew malfeasance, may render it difficult or impossible for us to operate our business for some period of time. Any disruptions in our operations related to the repair or replacement of our vessels or disruption of or reduced demand for shipping could have a material adverse impact on our business and results of operations. In addition, we may not carry business insurance sufficient to compensate for losses that may occur.
Political decisions may affect our vessels’ trading patterns and could have an adverse effect on our business and results of operation.
Our vessels trade globally, and the operation of our vessels is therefore exposed to political risks that might result in a closure of major waterways. For instance, political disturbances in Egypt, Iran and the Middle East in general may potentially result in a closure of the Suez Canal and prevailing economic and political conditions in Panama, though currently stable, could, in the future, result in a closure of the Panama Canal. Geopolitical risks are outside of our control, and could potentially limit or disrupt our access to markets and operations and could have an material adverse effect on our business.
World events could affect our results of operations and financial condition.
Past terrorist attacks, as well as the threat of future terrorist attacks around the world, continue to cause uncertainty in the world’s financial markets and may affect our business, operating results and financial condition. Continuing conflicts and recent developments in Russia, North Korea, the Middle East, including Iran, Iraq, Syria, Egypt and North Africa, and the presence of U.S. or other armed forces in the Middle East, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism have also affected vessels trading in regions such as the South China Sea, the Gulf of Aden off the coast of Somalia and West Africa. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.
Acts of piracy on ocean-going vessels have had and may continue to have an adverse effect on our business, results of operations and financial condition.
Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Indian Ocean and in the Gulf of Aden off the coast of Somalia. Sea piracy incidents continue to occur, with dry bulk vessels particularly vulnerable to such attacks. If these piracy attacks result in regions in which our vessels are deployed being characterized as “war risk” zones by insurers or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including due to employing onboard security guards, could increase in such circumstances. Furthermore, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and is therefore entitled to cancel the charter party, a claim that we would dispute. Although we maintain insurance to cover risks associated with piracy acts, we may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability, of insurance for our vessels, could have a material adverse impact on our business, results of operations and financial condition.

Our vessels may call on ports located in countries that are subject to restrictions imposed by the U.S. or other governments, which could adversely affect our reputation and the market for our common shares.
Our policies do not permit our vessels to call, and our vessels, since they were acquired by us, have not called, on ports located in countries that are targets of sanctions imposed by the U.S. government and other authorities, or in countries identified by the U.S. government or other authorities as state sponsors of terrorism, such as Iran, North Korea, Syria, and Sudan. Our vessels may call on ports located in such countries in the future if such restrictions are announced or implemented on a short timeline before we are able to respond. Moreover, U.S. and UN sanctions vary in their application and may be amended or strengthened over time, which may deny us access to other ports or intermediaries that could impact our business. Our adherence to these restrictions is also dependent on the compliance of third parties with our policies and applicable laws, and the failure of those third parties to comply may pose regulatory risks to our vessels.
In 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act (“CISADA”), which amended the Iran Sanctions Act. Among other things, the Iran Sanctions Act, as amended by CISADA, provides for the imposition of  “secondary” sanctions on non-U.S. companies and persons who conduct certain business or trade with Iran, including certain activities related to the supply or export of refined petroleum products to Iran. In 2012, President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012 (“Iran Threat Reduction Act”), which created new sanctions and strengthened existing sanctions on Iran, including, among other things, sanctions regarding the provision of goods, services, infrastructure or technology to Iran’s petroleum or petrochemical sector. The Iran Threat Reduction Act also added a provision to the Iran Sanctions Act requiring the President of the United States to impose five or more sanctions from a menu of sanctions on a person the President determines is a controlling beneficial owner of, or otherwise owns, operates, or controls or insures a vessel that was used to transport crude oil from Iran to another country and (1) if the person is a controlling beneficial owner of the vessel, the person had actual knowledge the vessel was so used or (2) if the person otherwise owns, operates, or controls, or insures the vessel, the person knew or should have known the vessel was so used. Such a person could be subject to a variety of sanctions, including prohibitions on certain banking and property transactions involving the sanctioned person. Also in 2012, President Obama signed Executive Order 13608 which, among other things, provides for sanctions on non-U.S. persons who violate or attempt to violate, or cause a violation of, any sanctions in effect against Iran, or facilitate any deceptive transactions for or on behalf of any person targeted by U.S. sanctions on Iran. Any persons designated pursuant to Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all transactions with the United States or U.S. persons. This generally includes conducting business in U.S. dollars, as the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) assumes that most transactions denominated in U.S. dollars clear through the U.S. financial system.
On July 14, 2015, the P5+1 (the United States, United Kingdom, Germany, France, Russia and China) and the EU announced that they reached a landmark agreement with Iran titled the Joint Comprehensive Plan of Action Regarding the Islamic Republic of Iran’s Nuclear Program (“JCPOA”), following an earlier interim agreement called the Joint Plan of Action. The JCPOA is intended to significantly restrict Iran’s ability to develop and produce nuclear weapons while simultaneously easing non-nuclear secondary sanctions directed toward non-U.S. persons for conduct involving Iran that takes place outside the United States without the involvement of U.S. persons. On January 16, 2016, which we refer to as Implementation Day, the United States joined the European Union and the United Nations Security Council in lifting a significant number of their nuclear-related sanctions on Iran following an announcement by the International Atomic Energy Agency that Iran had satisfied its obligations under the JCPOA. Under the JCPOA, the particular sanctions under the Iran Sanctions Act, as amended by CISADA and the Iran Threat Reduction Act, referenced above, have been waived (except to the extent involving persons included on OFAC’s Specially Designated Nationals and Blocked Persons List), but Executive Order 13608 remains in effect.
However, there is significant uncertainty regarding the future of the JCPOA. In October 2017, President Trump announced that he would not make a certification with respect to the JCPOA required by the Iran Nuclear Agreement Review Act (“INARA”). The President’s decision did not immediately result in the reimposition of any Iran-related sanctions or place the United States in breach of its commitments under the JCPOA, but it (and any future failures to make required certifications under INARA) provide an opportunity for Congress to consider the reimposition of specific sanctions on Iran on an expedited basis. Moreover, President Trump has stated that should Congress not pass new legislation intended to force the amendment of the JCPOA to remove sunset provisions and impose restrictions on Iran’s ballistic missile programs, he will terminate the JCPOA, noting that he retains the authority to act unilaterally to reimpose sanctions at any time. In January 2018, President Trump again executed necessary waivers to continue the United States’ nuclear sanctions relief to Iran in compliance with the JCPOA, but in a statement he indicated that he would not again waive sanctions unless the JCPOA is amended. On May 8, 2018, President Trump announced that the United States would reimpose sanctions on Iran and effectively withdraw from the JCPOA. The timing and scope of the sanctions remain uncertain.
Although we believe that we are in compliance with all applicable sanctions, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Moreover, although we have policies which require compliance with all applicable sanctions by our business partners, many of our activities are carried out by third parties whose compliance with applicable sanctions is not completely under our control. Any such violation could result in fines or other penalties and could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our securities may adversely affect the price at which our securities trade. Moreover, our charterers may violate applicable sanctions as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries that are targets of U.S. sanctions that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of our securities may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.
Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties, contract terminations and an adverse effect on our business.
We operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA, to address global business risks, in particular those from third parties, arising from corruption, bribery and money laundering and to comply with international trade laws imposing embargoes and sanctions. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management. As a result, our vessels could potentially be at a commercial, operational and financial disadvantage to competitors that do not expend the time and expense to implement comprehensive anticorruption compliance programs.
Our results of operations are subject to seasonal fluctuations, which may adversely affect our financial condition.
We operate our dry bulk vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charterhire rates. The dry bulk sector is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere. The celebration of Chinese New Year in the first quarter of each year, also results in lower volumes of seaborne trade into China during this period. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. This seasonality may result in quarter-to-quarter volatility in our revenues and results of operation, and could affect our ability to pay dividends, if any, in the future.
Increased inspection procedures, tighter import and export controls and security standards could increase costs and disrupt our business.
International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination and trans-shipment points. In addition, pursuant to SOLAS, our vessels and the ports in which we operate are subject to the International Ship and Port Facility Security Code (“ISPS Code”), which is designed to enhance the security of ports and ships against terrorism. Inspection procedures may result in the seizure of contents of our vessels, delays in the loading, offloading, trans-shipment or delivery and the levying of customs duties, fines or other penalties against us.
It is possible that changes to inspection procedures and security standards could impose additional financial and legal obligations on us. Changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.
Rising fuel, or bunker, prices may adversely affect our profits.
Since we primarily employ our vessels in the spot market or in spot market-oriented pools, we expect that fuel, or bunkers, will typically be a significant, if not the largest, expense that we would incur with respect to our vessels operating on voyage charters. Changes in the price of fuel may adversely affect vessels’ relative pool weighting and our profitability. The imposition of stringent vessel air emissions requirements, such as the IMO’s global limit for sulfur in fuel oil used onboard ships of 0.50% mass by mass (m/m) by January 1, 2020, could lead to marine fuel shortages and substantial increases in marine fuel prices which could have a material adverse effect on our business, financial condition and results of operations. The price and supply of fuel are unpredictable and fluctuate based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of the Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce our profitability and the competitiveness of our business versus other forms of transportation.
We operate dry bulk vessels worldwide and our business has inherent operational risks, which may reduce our revenue or increase our expenses, and we may not be adequately covered by insurance.
The international shipping industry is an inherently risky business involving global operations. Our vessels and their cargoes are at risk of being damaged or lost because of events such as marine disasters, bad weather, mechanical failures, human error, environmental accidents, war, terrorism, piracy and other circumstances or events. In addition, transporting cargoes across a wide variety of international jurisdictions creates a risk of business interruptions due to political circumstances in foreign countries, hostilities, labor strikes and boycotts, the potential for changes in tax rates or policies, and the potential for government expropriation of our vessels. Any of these events may result in loss of revenues, increased costs and decreased cash flows to our customers, which could impair their ability to make payments to us under our charters.
Furthermore, the operation of certain vessel types, such as dry bulk carriers, has certain unique risks. With a dry bulk carrier, the cargo itself and its interaction with the vessel can be an operational risk. By their nature, dry bulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, dry bulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach at sea. Hull breaches in dry bulk carriers may lead to the flooding of the vessels’ holds.

If a dry bulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel’s bulkheads, leading to the loss of a vessel. If we are unable to adequately maintain our vessels, we may be unable to prevent these events. Any of these circumstances or events may have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends, if any, in the future, on our common shares. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.
In the event of a casualty to a vessel or other catastrophic event, we will rely on our insurance to pay the insured value of the vessel or the damages incurred. We procure insurance for the vessels in our fleet against those risks that we believe the shipping industry commonly insures against. These insurances include hull and machinery marine risks insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance coverage, and hull and machinery war risk insurance for our fleet. See “Business — Risk of Loss and Liability Insurance.” Although we do not carry conventional loss of hire insurance (or any other kind of business interruption insurance) for our vessels covering the loss of revenue during off-hire periods, depending on a particular situation, we may decide to arrange loss of hire insurance for one or more ships. We cannot assure you that we will be adequately insured against any or all risks. We may not be able to obtain adequate insurance coverage for our fleet in the future, and we may not be able to obtain certain insurance coverage at reasonable rates or at all. The insurers may not pay particular claims, or may default on claims they are required to pay. Our insurance policies may contain deductibles for which we will be responsible and limitations and exclusions which may increase our costs or lower our revenue. Any significant loss or liability for which we are not insured could have a material adverse effect on our financial condition.
If our vessels suffer damage due to the inherent operational risks of the shipping industry, we may experience unexpected drydocking costs and delays or total loss of our vessels, which may adversely affect our business and financial condition.
The operation of an ocean-going vessel carries inherent risks. If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and may be substantial. We may have to pay drydocking costs that our insurance does not cover in full. The loss of revenues while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, may adversely affect our business and financial condition. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. We may be unable to find space at a suitable drydocking facility or our vessels may be forced to travel to a drydocking facility that is not conveniently located to our vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to travel or be towed to more distant drydocking facilities, as well as the cost of such repositioning, may adversely affect our business and financial condition. Further, the total loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator. If we are unable to adequately maintain or safeguard our vessels, we may be unable to prevent any such damage, costs, or loss which could negatively impact our business, financial condition, results of operations and available cash.
Maritime claimants could arrest or attach one or more of our vessels, which could interrupt our cash flows.
Crew members, suppliers of goods and services to a vessel, shippers of cargo, lenders, and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting or attaching a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flows and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel that is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, which could negatively impact our business, results of operations and financial condition.
A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes its owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes its charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our business, results of operations and financial condition.
If we do not set aside funds and are unable to borrow or raise funds for vessel replacement at the end of a vessel’s useful life, our revenue will decline, which could adversely affect our business, results of operations and financial condition.
If we do not set aside funds and are unable to borrow or raise funds for vessel replacement, we will be unable to replace the vessels in our fleet upon the expiration of their remaining useful lives. As of the date of this prospectus, the average age of our fleet was nine years. Our revenues and cash flows are dependent on the revenues earned by the chartering of our vessels. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, results of operations and financial condition could be adversely affected. Any funds set aside for vessel replacement will not be available for cash distributions.
The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.
Our vessels may call in ports where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims or restrictions which could have an adverse effect on our business, results of operations and financial condition.
Risks Related to Our Business
We are a recently incorporated company with a limited history of operations.
We were incorporated in October 2016 and have a limited performance record, operating history and historical financial statements upon which you can evaluate our operations or our ability to implement and achieve our business strategy. These factors may make evaluating an investment in the Company difficult. We cannot assure you that we will be successful in implementing our business strategy.
We are dependent on spot charters and any decrease in spot charter rates in the future may adversely affect our earnings.
We currently operate most of our vessels in the spot market, exposing us to the cyclicality and volatility in spot market charter rates. Further, we may employ any additional vessels that we acquire in the spot market.
Although the number of vessels in our fleet that participate in the spot market will vary from time to time, we anticipate that a significant portion of our fleet will participate in this market. As a result, our financial performance will be significantly affected by conditions in the dry bulk spot market and only our vessels that operate under fixed-rate time charters may, during the period such vessels operate under such time charters, provide a fixed source of revenue to us. Accordingly, it is difficult for us to budget our future revenues.
Historically, the dry bulk markets have been volatile as a result of the many conditions and factors that can affect the price, supply of and demand for dry bulk capacity. A deterioration in the global economy may reduce demand for transportation of dry bulk cargoes over longer distances, which may materially affect our revenues, profitability and cash flows. The spot charter market may fluctuate significantly based upon supply of and demand of vessels and cargoes. The successful operation of our vessels in the competitive spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. The spot market is very volatile, and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. If future spot charter rates decline, then we may be unable to operate our vessels trading in the spot market profitably, or meet our obligations, including payments on indebtedness. Furthermore, as charter rates for spot charters are fixed for a single voyage, which may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases.
We are dependent on the success and profitability of the pools in which our vessels operate.
We are party to pooling arrangements through CTM’s RSAs and may be in the future party to other pooling arrangements, pursuant to which the profitability of our vessels operating in these vessel pools is dependent upon the pool managers’ and other pool participants’ ability to successfully implement a profitable chartering strategy, which could include, among other things, obtaining favorable charters and employing vessels in the pool efficiently in order to service those charters. As of the date of this prospectus, 19 of our vessels operate in pools. For the year ended December 31, 2017, over 90% of our shipping revenue was derived from CTM’s RSAs. If vessels from other pool participants that enter into pools in which we participate are not of comparable design or quality to our vessels, if the owners of such other vessels negotiate for greater pool weightings than those obtained by us or if a significant number of pool participants cease to participate in our pool or the pooling arrangements are otherwise restricted, we may not achieve the benefits intended by pool participation and this could negatively impact the profitability of the pools in which we may participate or our profitability or dilute our interest in the pool’s profits.
Acquiring and operating secondhand vessels exposes us to increased operating costs, which may adversely affect our earnings and, as our fleet ages, the risks associated with older vessels could adversely affect our ability to obtain profitable charters.
Our strategy contemplates the acquisition and operation of secondhand vessels, including the Acquisition Vessels we have agreed to acquire. While we typically inspect secondhand vessels prior to acquisition, we may waive physical inspection of a secondhand vessel. Even if we do inspect secondhand vessels prior to acquisition, inspection does not provide us with the same knowledge about their condition that we would have had if these vessels had been built for and operated exclusively by us. Generally, purchasers of secondhand vessels do not receive the benefit of warranties from the builders for the secondhand vessels that they acquire. A secondhand vessel may have conditions or defects that we were not aware of when we bought the vessel and which may require us to incur costly repairs to the vessel. These repairs may require us to put a vessel into drydock, which would reduce our operating days.
Governmental regulations and safety or other equipment standards related to the age of vessels may also require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which our vessels may engage. In addition, certain of our charterers use independent ship vetting services, such as Rightship, to assess the seaworthiness of a vessel. If our vessels are not Rightship approved, charterers may not be willing to charter our vessels. As our vessels age, they will require more expenditures in order to earn adequate ratings from such vetting services, and if market conditions do not justify those expenditures, it may prevent us from operating our vessels as profitably during the remainder of their useful lives.
The aging of our fleet may result in increased operating costs in the future, which could adversely affect our results of operation.
In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. As our vessels age, typically they will become less fuel-efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations and safety or other equipment standards related to the age of vessels may also require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which our vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

Newbuilding projects are subject to risks that could cause delays, cost overruns or cancellation of newbuilding contracts.
As of the date of this prospectus, we are not party to any shipbuilding contracts for the construction of newbuilding projects, however, in the future, we may enter into contracts for newbuilding projects. Vessel construction projects are subject to risks of delay or cost overruns inherent in any large construction project from numerous factors, including shortages of equipment, materials or skilled labor, unscheduled delays in the delivery of ordered materials and equipment or shipyard construction, failure of equipment to meet quality and/or performance standards, financial or operating difficulties experienced by equipment vendors or the shipyard, unanticipated actual or purported change orders, inability to obtain required permits or approvals, unanticipated cost increases between order and delivery, design or engineering changes and work stoppages and other labor disputes, adverse weather conditions or any other events of force majeure. Significant cost overruns or delays could adversely affect our results of operations, cash flows and financial condition. Additionally, failure to complete a project on time may result in the delay of revenue from that vessel.
In addition, in the event the shipyard does not perform under its contract and we are unable to enforce the refund guarantee with a third party bank for any reason, we may lose all or part of our investment, which would have an adverse effect on our results of operations, cash flows and financial condition.
We are subject to certain risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or negatively impact our results of operations and cash flows.
We have entered into, and may enter, various contracts, including pooling arrangements, time charters, spot voyage charters, shipbuilding contracts, credit facilities and other agreements. Such agreements subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the maritime industry, the overall financial condition of the counterparty, charter rates received for specific types of vessels, and various expenses. In addition, in the event any shipyards do not perform under their contracts, and we are unable to enforce certain refund guarantees with third-party lenders for any reason, we may lose all or part of our investment, and we may not be able to operate the vessels we ordered in accordance with our business plan. Should our counterparties fail to honor their obligations under agreements with us, we could sustain significant losses, which could have a material adverse effect on our business, results of operations, cash flows and financial condition.
A drop in spot charter rates may provide an incentive for some charterers to default on or seek to renegotiate their time charters.
When we enter into a time charter, charter rates under that charter may be fixed for the term of the charter. If, in the future, we enter into fixed-rate time charters at a rate materially above the spot market rate, charterers may have incentive to default under that charter or attempt to renegotiate the charter. If our charterers fail to honor their payment obligations, we may be unable to recoup any compensation for the defaulted charter payment and only be able to re-charter our vessels at lower charter rates, if at all, which would affect our ability to comply with our loan covenants and operate our vessels profitably. If we are not able to comply with our loan covenants and our lenders choose to accelerate our indebtedness and foreclose their liens, we could be required to sell vessels in our fleet and our ability to continue to conduct our business would be impaired.

We may have difficulty managing our planned growth properly.
The acquisition and management of the 25 vessels in our fleet (which includes one secondhand vessel with expected delivery in June 2018) have imposed, and additional dry bulk vessels including the Acquisition Vessels that we may acquire in the future will impose, significant responsibilities on our management. One of our principal strategies is to continue to grow by expanding our operations, and we may, in the future, increase the size of our fleet through timely and selective acquisitions. Our future growth will primarily depend upon a number of factors, some of which may not be within our control. These factors include our ability to:
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identify suitable dry bulk carriers, including newbuilding slots at shipyards and/or shipping companies for acquisitions at attractive prices;

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obtain required financing for our existing and new acquisitions;

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identify businesses engaged in managing, operating or owning dry bulk carriers for acquisitions or joint ventures;

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integrate any acquired dry bulk carriers or businesses successfully with our existing operations, including obtaining any approvals and qualifications necessary to operate vessels that we acquire;

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hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet;

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identify additional new markets;

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enhance our customer base; and

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improve our operating, financial and accounting systems and controls.

Our failure to effectively identify, acquire, develop and integrate any dry bulk carriers or businesses, or our inability to effectively manage the size of our fleet, could adversely affect our business, results of operations and financial condition.
A delay in the delivery to us of any vessel, or the failure of the shipyard to deliver a vessel at all, could cause us to breach our obligations under a related charter and could adversely affect our earnings. In addition, the delivery of any of these vessels with substantial defects could have similar consequences.
A third-party seller could fail to deliver a secondhand vessel on time or at all because of:
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bankruptcy or other financial crisis of the third-party seller;

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quality or engineering problems;

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disputes between the Company and the third-party seller regarding contractual obligations; or

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weather interference or catastrophic events, such as major earthquakes or fires.

A shipyard could fail to deliver a newbuild on time or at all because of:
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work stoppages or other hostilities, political or economic disturbances that disrupt the operations of the shipyard;

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quality or engineering problems;

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bankruptcy or other financial crisis of the shipyard;

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a backlog of orders at the shipyard;

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disputes between the Company and the shipyard regarding contractual obligations;

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weather interference or catastrophic events, such as major earthquakes or fires; or

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our requests for changes to the original vessel specifications; or shortages of or delays in the receipt of necessary construction materials, such as steel, or equipment, such as main engines, electricity generators and propellers.

In addition, we may seek to terminate or novate a vessel acquisition contract due to market conditions, financing limitations or other reasons. The outcome of contract termination or novation negotiations may require us to forego deposits on construction or acquisition, as applicable, and pay additional cancellation fees. In addition, where we have already arranged a future charter with respect to the terminated contract, we may incur liabilities to such charter counterparty depending on the terms of such charter.
During periods in which charter rates are high, vessel values generally are high as well, and it may be difficult to consummate vessel acquisitions or enter into newbuild contracts at favorable prices. During periods when charter rates are low, we may be unable to fund the acquisition of vessels, whether through borrowing or cash on hand. For these reasons, we may be unable to execute our growth plans or avoid significant expenses and losses in connection with our future growth efforts.
In addition, acquisitions may require additional equity issuances, which may dilute our common shareholders if issued at lower prices than the price at which they acquired their shares, or debt issuances (with amortization payments), the latter of which could lower our available cash. If this occurs, our financial condition may be adversely affected.
Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. The expansion of our fleet may impose significant additional responsibilities on our management, and the management of our manager, and may necessitate that we, and they, increase the number of personnel. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.
Technological innovation could reduce our charter hire income and the value of our vessels.
The charter hire rates and the value and operational life of a vessel are determined by a number of factors, including the vessel’s efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. The length of a vessel’s physical life is related to its original design and construction, its maintenance and the impact of the stress of operations. If new dry bulk carriers are built that are more efficient or more flexible or have longer physical lives than our vessels, competition from these more technologically advanced vessels could adversely affect the amount of charterhire payments we receive for our vessels and the resale value of our vessels could significantly decrease. As a result, our business, results of operations, cash flows and financial condition could be adversely affected.
In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources, and as a result, we may be unable to employ our vessels profitably.
Our vessels are employed in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of dry bulk cargo by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter the dry bulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer. If we are unable to successfully compete with other dry bulk shipping companies, our results of operations would be adversely impacted.
We cannot assure you that we will be successful in finding employment for all of our vessels.
As of the date of this prospectus, our fleet of 25 vessels (which includes one secondhand vessel with expected delivery in June 2018), had an aggregate capacity of approximately 4.1 million dwt. We intend to employ our vessels primarily in the spot market. We cannot assure you that we will be successful in finding employment for any future vessels in the volatile spot market immediately upon their deliveries to us or whether any such employment will be at profitable rates, nor can we assure you continued timely employment of our existing vessels.

We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.
We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases and/or insurers may not remain solvent which may have a material adverse effect on our financial condition.
We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to make dividend payments.
We are a holding company and our subsidiaries, which are all wholly-owned by us, conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our wholly-owned subsidiaries and cash and cash equivalents held by us. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by the terms of our term loan facilities, certain of which prohibit subsidiary borrowers from paying dividends except in certain circumstances, a claim or other action by a third party, including a creditor, and the laws of the Republic of Liberia, where our vessel-owning subsidiaries are incorporated, which may in the future regulate the payment of dividends by companies. For a description of the restrictions under the term loan facilities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Term Loan Facilities.” If we are unable to obtain funds from our subsidiaries, our Board of Directors may exercise its discretion not to declare or pay dividends.
We may have to pay tax on U.S.-source shipping income, which would reduce our earnings.
Under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), a corporation that owns or charters vessels and has gross shipping income attributable to transportation that begins or ends, but that does not both begin and end, in the U.S., which we refer to as “U.S.-source gross shipping income,” may be subject to a 4% U.S. federal income tax on 50% of that U.S.-source gross shipping income without allowance for deduction, unless the corporation qualifies for exemption from tax under Section 883 of the Code (“Section 883”) and the applicable Treasury regulations.
Whether we qualify for the exemption under Section 883 after this offering may, in certain circumstances, depend on a specified percentage of our common shares being owned, directly or indirectly, by shareholders who meet certain tests, including being resident in the United States or certain foreign countries. In such circumstances, we would be required to satisfy certain substantiation and reporting requirements to establish that we so qualify, which in turn would require such shareholders (and certain intermediaries through which they indirectly own our common shares) to provide us with certain documentation. The ownership of our common shares may not allow us to so qualify for the exemption under Section 883, or, even if the ownership of our common shares would allow us to so qualify, we may not be able to satisfy the substantiation and reporting requirements that we would need to meet to establish that we so qualify. As a result, we cannot provide any assurance that we will qualify for the exemption under Section 883 for 2018 or any subsequent taxable year.
If we were not entitled to exemption under Section 883 for any taxable year, we would be subject for such year to an effective 2% U.S. federal income tax on the shipping income we derive during the year which is attributable to the transport of cargoes to or from the U.S. We believe that we did not qualify for the exemption under Section 883 for the taxable year ending December 31, 2017 and we estimate that our U.S. federal income tax liability for the 12-month period ending December 31, 2017 was approximately $176,000. In addition, if we will not be entitled to the exemption under Section 883 for the taxable year ending December 31, 2018, we estimate that our U.S. federal income tax liability for the 3-month period ending March 31, 2018 was approximately $18,000. However, as we acquire more vessels or the locations of the ports between which we transport cargoes change, we may generate more U.S.-source gross shipping income, which could increase the amount of our U.S. federal income tax liability. The imposition of this tax could have a negative effect on our business and could decrease our earnings available for distribution to our shareholders.
U.S. tax authorities could treat us as a “passive foreign investment company,” which could result in adverse U.S. federal income tax consequences to U.S. shareholders.
In general, a non-U.S. corporation will be considered a “passive foreign investment company” (a “PFIC”) for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and capital gains, other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services generally does not constitute passive income.
Based on our current and expected operations, including the anticipated utilization of the cash proceeds from this offering in our business, we believe that we will not be a PFIC with respect to our 2018 taxable year and do not expect to become a PFIC in the foreseeable future. To the extent we are required to take a position for U.S. federal income tax purposes, we intend to treat our income from our time charters and voyage charters, including through commercial pools, as services income, and not as rental income. Accordingly, we believe that our income from our time charters and voyage charters, including through commercial pools, does not constitute passive income for purposes of determining whether we are a PFIC, and, consequently, the assets that we own and operate in connection with the production of that income do not constitute passive assets. While there is no authority under the PFIC rules that directly addresses the treatment of income derived from time charters and voyage charters, including through commercial pools, as passive or nonpassive income, there is substantial legal authority supporting the treatment of such income as not constituting passive income for other tax purposes. However, there is also authority which characterizes income from time charters as rental income rather than services income for other tax purposes. Accordingly, the Internal Revenue Service (the “IRS”) or a court might not accept our position, and there is a risk that the IRS or a court may determine that we are a PFIC. Moreover, no assurance can be given that we would not become a PFIC for any future taxable year if the nature and extent of our operations change.
If the IRS were successful in asserting that we have been a PFIC for any taxable year during which a U.S. shareholder held our common shares, a U.S. shareholder generally will be subject to adverse U.S. federal income tax consequences. Under the rules applicable to PFICs, gain recognized by a U.S. shareholder on a sale or other disposition (including certain pledges) of our common shares would be allocated ratably over the U.S. shareholder’s holding period for the common shares. The amounts allocated to the taxable year of disposition and to years before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to the allocated amounts. Further, to the extent that any distribution received by a U.S. shareholder on its common shares exceeded 125% of the average of the annual distributions on the common shares received during the preceding three years or the U.S. shareholder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Furthermore, if we were treated as a PFIC for the taxable year in which we paid a dividend or the prior taxable year, dividends paid on our common shares generally would not constitute “qualified dividend income” and the preferential tax rates for dividends (discussed under “Tax Considerations — U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Distributions”) would not apply.
In addition, if we were treated as a PFIC, certain of our subsidiaries may also be treated as PFICs (any such subsidiaries which are PFICs, “Lower-tier PFICs”). Under attribution rules, if we were treated as a PFIC, U.S. shareholders will be deemed to own their proportionate shares of our Lower-tier PFICs and will be subject to U.S. federal income tax according to the rules described herein with respect to PFICs on (i) certain distributions by a Lower-tier PFIC and (ii) a disposition of shares of a Lower-tier PFIC, in each case as if the U.S. shareholder held such shares directly, even though holders have not received the proceeds of those distributions or dispositions directly.
Certain elections may be available that would result in alternative treatments of the common shares (such as a mark-to-market treatment).
Prospective U.S. shareholders should read the discussion under “Tax Considerations — U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules” and consult their tax advisers regarding the application of the PFIC rules to an investment in our common shares.
We rely on information technology, and if we are unable to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, our operations could be disrupted and our business could be negatively affected.
The information and data systems of companies in the shipping and maritime sector are increasingly being targeted by a wide variety of criminal and other perpetrators of hacks and system compromises, including some attacks with the potential to cause major interruptions to business operations. CTM relies on information technology networks and systems to process, transmit and store electronic and financial information; to capture knowledge of our business; to coordinate our business across our operation bases; and to communicate internally and with customers, suppliers, partners and other third-parties. These information technology systems, some of which are managed by third parties, may be susceptible to damage, disruptions or shutdowns, hardware or software failures, power outages, computer viruses, cyber-attacks, telecommunication failures, user errors or catastrophic events. Information technology systems are becoming increasingly integrated, so damage, disruption or shutdown to the system could result in a more widespread impact. If our manager’s information technology systems suffer severe damage, disruption or shutdown, and its business continuity plans do not effectively resolve the issues in a timely manner, our operations could be disrupted and our business could be negatively affected. In addition, cyber-attacks could lead to potential unauthorized access and disclosure of confidential information and data loss and corruption. There is no assurance that we will not experience these service interruptions or cyber-attacks in the future. Further, as the methods of cyber-attacks continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerabilities to cyber-attacks.
Labor interruptions could disrupt our business.
CTM instructs third parties to provide the crew for all of our vessels, which are manned by masters, officers and crews that are employed by CTM’s manning agent. As a result of such employment, labor disputes, industrial action or other labor unrest, including labor strikes, could arise and, if not resolved in a timely and cost-effective manner, prevent or hinder our operations from being carried out normally and could have a material adverse effect on our business, results of operations, cash flows and financial condition. In addition, although we believe that we are in compliance with International Transport Workers’ Federation (“ITF”) guidelines, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, which could result in our vessels being restricted from trading and have a material adverse effect on our business.
Risks Related to Our Relationship with C Transport Maritime
We depend on our manager to operate our business and our business could be harmed if our manager fails to perform its services satisfactorily.
Pursuant to our commercial management agreement, as amended, with CTM (the “Commercial Management Agreement”), our services agreement, as amended, with CTM (the “Services Agreement”) and our ship management agreements, as amended, with CTM (the “Shipmanagement Agreements”), our manager provides us with operational, technical, commercial and administrative services (including vessel maintenance, crewing, purchasing, shipyard supervision, insurance, assistance with regulatory compliance, financial services and office space, chartering, operations, hire collection and distribution, sale and purchase services). Our operational success depends significantly upon our manager’s satisfactory performance of these services. Our business would be harmed if our manager failed to perform these services satisfactorily. The Commercial Management Agreement, Services Agreement and Shipmanagement Agreements are subject to renewal on the later of  (i) October 26, 2022 or (ii) five years after the date of this offering. Upon completion of this offering, the Commercial Management Agreement, Services Agreement and Shipmanagement Agreements will only be subject to termination by us upon three months prior notice. If the Commercial Management Agreement, Services Agreement and Shipmanagement Agreements were to be terminated or if their terms were to be altered, our business could be adversely affected, as we may not be able to immediately replace such services, and even if replacement services were immediately available, the terms offered could be less favorable than those under the existing agreements.
Our ability to compete for and enter into charters and to expand our relationships with our existing charterers will depend largely on our relationship with our manager and their reputation and relationships in the shipping industry. If our manager suffers material damage to their reputation or relationships, it may harm our ability to:
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renew existing charters upon their expiration;

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obtain new charters;

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successfully interact with shipyards during periods of shipyard construction constraints;

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obtain financing on commercially acceptable terms;

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maintain satisfactory relationships with our charterers and suppliers; and

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successfully execute our business strategies.

If our ability to do any of the things described above is impaired, it could have a material adverse effect on our business, results of operations and financial condition.
Management fees are payable to our manager regardless of our profitability, which could have a material adverse effect on our business, financial condition and results of operations.
Pursuant to the Commercial Management Agreement, we pay CTM, (i) a commission of 1.25% on all hires paid on time chartered-in and time chartered-out vessels or a commission of 1.25% on all gross freight on performed voyage charter contracts, and (ii) a commission of 1% on the memorandum of agreement price realized in respect of a concluded sale of a vessel by us or any of our subsidiaries. Pursuant to the Services Agreement, we pay CTM an annual management fee of  $50,000 for each vessel owned by us. Pursuant to the Shipmanagement Agreements, we pay CTM (i) an annual management fee of  $144,000 for each vessel owned by us and (ii) $15,000 per vessel per quarter for other general expenses. The Commercial Management Agreement, Services Agreement and Shipmanagement Agreements are subject to renewal on the later of  (i) October 26, 2022 or (ii) five years after the date of this offering. Upon any termination by us that is not a result of CTM’s failure to perform a material obligation, we must pay CTM a termination fee equal to twice the amount of commissions due over the prior twelve months under the Commercial Management and Services Agreement and a termination fee equal to the basic management fees for the prior twelve months under the Shipmanagement Agreement. The fees under the Services Agreement and the Shipmanagement Agreements are payable whether or not our vessels are employed, and regardless of our profitability, and we have no ability to require our manager to reduce the fees under both agreements if our profitability decreases, which could have a material adverse effect on our business, financial condition and results of operations.
We are dependent on our manager and its ability to hire and retain key personnel.
We are dependent on our manager and its ability to hire and retain key personnel, and there may be conflicts of interest between us and our manager that may not be resolved in our favor.
Our success depends to a significant extent upon the abilities and efforts of our manager, CTM, and our management team and upon our and our manager’s ability to hire and retain key members of our management team. The loss of any of these individuals could adversely affect our business prospects and financial condition. We do not maintain “key man” life insurance on any of our officers.

Our continued success will also depend upon our manager’s ability to hire and retain key personnel. In crewing our vessels, we require technically skilled employees with specialized training who can perform physically demanding work. Competition to attract and retain qualified crew members is intense due to the increase in the size of the global shipping fleet. If our manager is not able to obtain higher charter rates to compensate for any crew cost increases, it could have a material adverse effect on our business, results of operations, cash flows and financial condition. If our manager cannot hire, train and retain a sufficient number of qualified employees, we may be unable to manage, maintain and grow our business, which could have a material adverse effect on our business, results of operations, cash flows and financial condition. As we expand our fleet, we will also need to expand our operational and financial systems and hire new shoreside staff and seafarers to crew our vessels; if our manager cannot expand these systems or recruit suitable employees, it may have an adverse effect on our results of operations.
Our Chief Executive Officer is also the Chief Executive Officer of our manager, which could create conflicts of interest between us and our manager.
Our Chief Executive Officer, John Michael Radziwill, is also the Chief Executive Officer of our commercial, operational and technical manager, CTM. This relationship could create conflicts of interest between us, on the one hand, and our manager, on the other hand. These conflicts may arise in connection with the chartering, purchase, sale and operation of the vessels in our fleet versus vessels owned or chartered-in by other companies affiliated with or managed by CTM. In particular, as of December 31, 2017, our manager provides commercial management services to approximately 91 vessels, operational management services to approximately 95 vessels and technical management services to approximately 28 vessels, including the vessels in our fleet, and our manager may operate additional vessels that will compete with our vessels in the future. As of December 31, 2017, nine of the vessels managed by CTM are also part-owned or controlled by Mr. Radziwill’s family. We do not have any agreement prohibiting competition with, or giving priority to, our vessels or our company with respect to any opportunities that may arise, and the vessels managed by CTM, including those owned by the Radziwill family, may compete with us. These conflicts of interest may have an adverse effect on our business, financial condition and results of operations.
Our Chief Executive Officer, Chief Financial Officer and President do not devote all of their time to our business, which may hinder our ability to operate successfully.
Our Chief Executive Officer and Chief Financial Officer participate in business activities not associated with us, including serving as a member of the management team of CTM, and are not required to work full-time on our affairs. Furthermore, while our President devotes a substantial amount of his time to our business, he participates in other business activities not associated with us, including serving as an advisor to Brentwood Shipping, and is not required to work full-time on our affairs. As a result, such executive officers may devote less time to us than if they were not engaged in other business activities and may owe fiduciary duties to the shareholders of both us as well as shareholders of other companies which they may be affiliated with. This may create conflicts of interest in matters involving or affecting us and our customers and it is not certain that any of these conflicts of interest will be resolved in our favor. This could have a material adverse effect on our business, results of operations and financial condition.
Our manager is a privately held company and there is little or no publicly available information about them.
Our vessels are commercially, technically and operationally managed by CTM. CTM’s ability to render management services will depend in part on their own financial strength. Circumstances beyond our control could impair their financial strength, and because they are a privately held company, information about their financial strength is not available. As a result, we and our shareholders might have little advance warning of financial or other problems affecting our manager even though their financial or other problems could have a material adverse effect on our business.

Risks Relating to Our Indebtedness
Servicing our current or future indebtedness limits funds available for other purposes and if we cannot service our debt, we may lose our vessels.
Borrowing under our credit facilities requires us to dedicate a part of our cash flow from operations to paying interest and, subject to temporary non-amortization periods under certain of our loan agreements that expire in 2019, principal on our indebtedness under such facilities. These payments limit funds available for working capital, capital expenditures and other purposes, including further equity or debt financing in the future. Accordingly, our cash break even level will increase once these non-amortization periods end. Amounts borrowed under our credit facilities bear interest at variable rates. Increases in prevailing rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our net income and cash flows would decrease. We expect our earnings and cash flow to vary from year to year due to the cyclical nature of the dry bulk carrier industry. If we do not generate or reserve enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:
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seeking to raise additional capital;

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refinancing or restructuring our debt;

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selling dry bulk carriers; or

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reducing or delaying capital investments.

However, these alternative financing plans, if necessary, may not be sufficient to allow us to meet our debt obligations. As of the date of this prospectus, 20 of our vessels secured the debt under our credit facilities. If we are unable to meet our debt obligations or if some other default occurs under our credit facilities, our lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and proceed against the collateral vessels securing that debt.
If the market values of our assets go down, our leverage ratio could increase above our long-term target.
We determine our net debt to gross asset value ratio at the time of vessel purchases, and we are not obligated to pay down the debt or otherwise reduce our leverage ratio, by raising equity or otherwise, if our leverage ratio is greater than our long-term target but within limits of the covenants in our credit facilities. If the market value of our assets were to decline in value faster than the rate at which we repay our loans, our leverage ratio may increase. While we expect the amortization profiles of our debt to be consistent with the expected depreciation of our fleet, some of our facilities have initial non-amortization periods, and we may enter into new credit facilities in the future with similar non-amortization profiles. Furthermore, if the market value of vessels were to decline, it may also cause our leverage ratios to increase.
We may require additional capital in the future, which may not be available on favorable terms, or at all.
Depending on many factors, including market developments, our future earnings, the value of our assets and expenditures for any new projects, we may need additional funds. In particular, using debt financing as part of the aggregate cost of acquiring new vessels is part of our growth strategy. We cannot guarantee that we will be able to obtain additional financing at all or on terms acceptable to us. If adequate funds are not available, we may have to reduce expenditures for investments in new and existing projects, which could hinder our growth, prevent us from realizing potential revenues from prior investments and have a negative impact on our cash flows and results of operations.
Restrictive covenants in our existing credit facilities and financing agreements impose, and any future credit facilities and financing agreements will impose, financial and other restrictions on us, and any breach of these covenants could result in the acceleration of our indebtedness and foreclosure on our vessels.
Our existing credit facilities and financing agreements impose, and any future credit facility and financing agreement may impose, operating and financial restrictions on us. These restrictions generally require us to maintain, among other things, certain minimum loan-to-value ratios, consolidated leverage ratios, minimum liquidity requirements and, in one case, EBITDA to interest coverage ratios, and limit our ability to, among other things, pay dividends if an event of default has occurred and is continuing or would occur as a result of the payment of such dividend or prevent us from utilizing the credit facility if an event of default has occurred. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Term Loan Facilities.” Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours, and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. This may limit our ability to pay dividends to our stockholders, finance our future operations or pursue business opportunities.
A failure to meet our payment and other obligations or to maintain compliance with the applicable financial covenants and collateral coverage requirements could lead to defaults under our secured credit facilities. Our lenders could then accelerate our indebtedness and foreclose on the vessels in our fleet securing those credit facilities. The loss of these vessels would have a material adverse effect on our business, financial condition and results of operations.
Our financing arrangements have floating interest rates, which could negatively affect our financial performance as a result of interest rate fluctuations.
Our current financing agreements have, and our future financing arrangements may have, floating interest rates, typically based on LIBOR, movements in interest rates could negatively affect our financial performance. Furthermore, historically interest in most loan agreements in our industry has been based on published LIBOR rates. Recently, however, lenders have insisted on provisions that entitle the lenders, in their discretion, to replace published LIBOR as the base for the interest calculation with their cost-of-funds rate. If we are required to agree to such a provision in future loan agreements, our lending costs could increase significantly, which would have an adverse effect on our profitability, earnings and cash flow.
Our financial condition could be materially adversely affected despite entering into interest rate hedging arrangements to hedge our exposure to the interest rates applicable to our credit facilities. In the first quarter of 2018, we entered, and we may in the future enter, into derivative contracts to hedge our overall exposure to interest rate risk exposure. Entering into swaps and derivatives transactions is inherently risky and presents various possibilities for incurring significant expenses. For instance, adverse movements in interest rate derivatives may require us to post cash as collateral, which may impact our free cash position. The derivatives strategies that we employ, and may employ, may not be successful, and we could, as a result, incur substantial additional interest costs. To the extent our interest rate swaps do not qualify to be designated as hedges for accounting purposes, we will be required to recognize fluctuations in their fair value in our income statement. Moreover, no assurance can however be given that the use of these derivative instruments, if any, may affectively protect us from adverse interest rate movements.
Because we generate all of our revenues in U.S. dollars but incur certain expenses in other currencies, exchange rate fluctuations could adversely affect our results of operations.
We generate all of our revenues in U.S. dollars and the majority of our expenses are also in U.S. dollars. However, certain limited expenses are incurred in other currencies. Changes in the value of the U.S. dollar relative to the other currencies or the amount of expenses we incur in other currencies could cause fluctuations in our net income.
Risks Relating to Our Common Shares and the Offering
We do not know whether a market for our common shares will develop to provide you with adequate liquidity. If our stock price fluctuates after this offering, you could lose a significant part of your investment.
Our common shares currently trade on the N-OTC and there is no established trading market for our common shares in the United States. We have applied to list our common shares on the Nasdaq. There is no guarantee that an active trading market will develop. If an active trading market does not develop, you may have difficulty selling any of our common shares that you buy. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the Nasdaq, or otherwise or how liquid that market might become. The initial public offering price for the common shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our common shares at prices equal to or greater than the price paid by you in this offering. In addition to the risks described above, the market price of our common shares may be influenced by many factors, some of which are beyond our control, including:
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actual or anticipated variations in our operating results;

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the failure of financial analysts to cover our common shares after this offering;

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changes in financial estimates by financial analysts, or any failure by us to meet or exceed any of these estimates, or changes in the recommendations of any financial analysts that elect to follow our common shares or the shares of our competitors;

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changes in market valuations of similar companies;

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announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships or joint ventures;

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future sales of our shares by us or our shareholders;

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investor perceptions of us and the industry in which we operate;

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general economic, industry or market conditions; and

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the other factors described in this “Risk Factors” section.

In addition, the stock market in general has experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially harm the market price of our common shares, regardless of our operating performance. In the past, following periods of volatility in the market price of certain companies’ securities, securities class action litigation has been instituted against these companies. This litigation, if instituted against us, could adversely affect our results of operations or financial condition.
Sales of substantial amounts of our common shares in the public market, or the perception that these sales may occur, could cause the market price of our common shares to decline.
Sales of substantial amounts of our common shares in the public market, or the perception that these sales may occur, could cause the market price of our common shares to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Under our authorized share capital, we are authorized to issue up to      common shares, of which      common shares will be outstanding following this offering. We, our directors and officers and certain of our shareholders have agreed with the underwriters, subject to certain exceptions, not to offer, sell, or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 180-day period following the date of this prospectus. Although we have been advised that there is no present intent to do so, certain of the underwriters may, in their sole discretion and without notice, release all or any portion of the common shares from the restrictions in any of the lock-up agreements described above. Sales of common shares by our shareholders could have a material adverse effect on the trading price of our shares.
In addition, following the expiration of the lock-up period, certain of our existing shareholders will have the right to demand that we file a registration statement covering the offer and sale of their securities under the Securities Act of 1933, as amended (the “Securities Act”), for as long as each holds unregistered securities. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our common shares. We cannot predict the size of future issuances of our shares or the effect, if any, that future sales and issuances of shares would have on the market price of our common shares.

We also intend to file a registration statement in respect of all common shares that we may issue under the equity compensation plan we intend to adopt in connection with this offering. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements described in the “Underwriters” section of this prospectus.
New investors in our common shares will experience immediate and substantial book value dilution after this offering.
The initial public offering price of our common shares will be substantially higher than the pro forma net tangible book value per share of the outstanding common shares immediately after the offering. Based on an assumed initial public offering price of  $     per share (the midpoint of the price range set forth on the cover of this prospectus) and our net tangible book value as of March 31, 2018, if you purchase our common shares in this offering, you will pay more for your shares than the amounts paid by our existing shareholders for their shares and you will suffer immediate dilution of approximately $     per share in pro forma net tangible book value. As a result of this dilution, investors purchasing shares in this offering may receive significantly less than the full purchase price that they paid for the shares purchased in this offering in the event of a liquidation. For additional information on the dilution that you will experience immediately after this offering, see the section titled “Dilution.”
Transformation into a public company may increase our costs and disrupt the regular operations of our business.
This offering will have a significant transformative effect on us. We expect to incur significant additional legal, accounting, reporting and other expenses as a result of having publicly traded common shares. We will also incur costs which we have not incurred previously, including, but not limited to, costs and expenses for directors’ fees, increased directors and officers insurance, investor relations, and various other costs of a U.S. public company.
We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as well as rules implemented by the SEC and Nasdaq. We expect these rules and regulations to increase our legal and financial compliance costs and make some management and corporate governance activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” These rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. This could have an adverse impact on our ability to recruit and bring on a qualified independent board. We estimate the additional costs we will incur as a public company, including costs associated with corporate governance requirements, will be approximately $2.0 million on an annual basis.
The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. Any of these effects could harm our business, financial condition and results of operations.
For as long as we are an “emerging growth company” under the recently enacted JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We could be an emerging growth company for up to five years. See “Summary — Implications of Being an Emerging Growth Company.” Furthermore, after the date we are no longer an emerging growth company, our independent registered public accounting firm will only be required to attest to the effectiveness of our internal control over financial reporting depending on our market capitalization. Even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, in connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. Failure to comply with Section 404 could subject us to regulatory scrutiny and sanctions, impair our ability to raise revenue, cause investors to lose confidence in the accuracy and completeness of our financial reports and negatively affect our share price.
As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, including the requirement that a majority of an issuer’s directors consist of independent directors. This may afford less protection to holders of our common shares.
As a foreign private issuer, we are not subject to the same disclosure and procedural requirements as domestic U.S. registrants under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For instance, we are not required to prepare and file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, we are not subject to the proxy requirements under Section 14 of the Exchange Act, and we are not generally required to comply with Regulation FD, which restricts the selective disclosure of material nonpublic information. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Moreover, we will be permitted to disclose compensation information for our executive officers on an aggregate, rather than an individual, basis because individual disclosure is not required under Bermuda law. We do, however, intend to furnish our shareholders with annual reports containing financial statements audited by our independent auditors and to make available to our shareholders quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.
Rule 5605 of the Nasdaq corporate governance listing rules requires listed companies to have, among other things, a majority of their board members be independent. As a foreign private issuer, however, we are permitted to, and we will, follow home country practice in lieu of the above requirement, under which there is no requirement that a majority of our directors be independent. See “Management — Foreign Private Issuer Exemption.”
We will lose our foreign private issuer status if we fail to meet the requirements under U.S. securities laws necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to prepare and report our consolidated financial statements in accordance with generally accepted accounting principles in the United States rather than IFRS, and that transition would involve significant cost and time. We would also be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. We may also be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on Nasdaq that are available to foreign private issuers.
We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. We cannot predict if investors will find our common shares less attractive because we will rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
Insiders will continue to have substantial control over us after this offering and could limit your ability to influence the outcome of key transactions, including a change of control.
Our principal shareholders, directors and executive officers and entities affiliated with them will own approximately     % of the outstanding shares of our common shares after this offering. As a result, these shareholders, if acting together, would be able to influence or control matters requiring approval by our shareholders, including the election of directors and the approval of amalgamations, mergers or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our shareholders of an opportunity to receive a premium for their common shares as part of a sale of our company and might ultimately affect the market price of our common shares.
Certain of our major shareholders may have interests that are different from the interests of our other shareholders.
Certain of our major shareholders may have interests that are different from, or are in addition to, the interests of our other shareholders. In particular, the CarVal Funds and certain of its affiliates, may be deemed to beneficially own approximately     % of our issued and outstanding shares after giving effect to this offering, Lantern and certain of its affiliates, may be deemed to beneficially own approximately     % of our issued and outstanding shares after giving effect to this offering, and Brentwood Shipping may be deemed to beneficially own approximately     % of our issued and outstanding shares after giving effect to this offering. There may be real or apparent conflicts of interest with respect to matters affecting such shareholders and their affiliates whose interests in some circumstances may be adverse to our interests.
For so long as such shareholders continue to own a significant percentage of our common shares, they will be able to significantly influence the composition of our Board of Directors and the approval of actions requiring shareholder approval through their voting power. Accordingly, for such period of time, they will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers. In particular, for so long as such shareholders continue to own a significant percentage of our common shares, they may be able to cause or prevent a change of control of our company or a change in the composition of our Board of Directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive you of an opportunity to receive a premium for your common shares as part of a sale of our company and ultimately might affect the market price of our common shares.
Such shareholders and their affiliates engage in a broad spectrum of activities. In the ordinary course of their business activities, they may engage in activities where their interests conflict with our interests or those of our shareholders. For example, they may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, they may have an interest in our pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to us and our shareholders. Such potential conflicts may delay or limit the opportunities available to us, and it is possible that conflicts may be resolved in a manner adverse to us or result in agreements that are less favorable to us than terms that would be obtained in arm’s-length negotiations with unaffiliated third-parties.
We cannot assure you that our Board of Directors will declare cash dividends in the foreseeable future.
While we initially expect to return capital to shareholders through quarterly cash dividends or share repurchases, our Board of Directors may not declare dividends in the future.

The declaration and payment of dividends, if any, will always be subject to the discretion of our Board of Directors, restrictions contained in our credit facilities and the requirements of Bermuda law. The timing and amount of any dividends declared will depend on, among other things, our earnings, financial condition and cash requirements and availability, our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy, the terms of our outstanding indebtedness and the ability of our subsidiaries to distribute funds to us. The international dry bulk shipping industry is highly volatile, and we cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period. Also, there may be a high degree of variability from period to period in the amount of cash that is available for the payment of dividends.
We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, including as a result of the risks described herein. Our growth strategy contemplates that we will finance our acquisitions of additional vessels primarily through debt financings and/or the net proceeds of future equity issuances on terms acceptable to us. If financing is not available to us on acceptable terms, our Board of Directors may determine to finance or refinance acquisitions with cash from operations, which would reduce the amount of any cash available for the payment of dividends.
We are a Bermuda company and it may be difficult for you to enforce judgments against us or our directors and executive officers.
We are a Bermuda exempted company. As a result, the rights of holders of our common shares are governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A number of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.
Bermuda law differs from the laws in effect in the United States and may afford less protection to holders of our common shares.
We are incorporated under the laws of Bermuda. As a result, our corporate affairs are governed by the Companies Act 1981, as amended, of Bermuda (the “Companies Act”), which differs in some material respects from laws typically applicable to U.S. corporations and shareholders, including the provisions relating to interested directors, amalgamations, mergers and acquisitions, takeovers, shareholder lawsuits and indemnification of directors. Generally, the duties of directors and officers of a Bermuda company are owed to the company only. Shareholders of Bermuda companies typically do not have rights to take action against directors or officers of the company and may only do so in limited circumstances. Class actions are not available under Bermuda law. The circumstances in which derivative actions may be available under Bermuda law are substantially more proscribed and less clear than they would be to shareholders of U.S. corporations. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company. Additionally, under our bye-laws and as permitted by Bermuda law, each shareholder has waived any claim or right of action against our directors or officers for any action taken by directors or officers in the performance of their duties, except for actions involving fraud or dishonesty. In addition, the rights of holders of our common shares and the fiduciary responsibilities of our directors under Bermuda law are not as clearly established as under statutes or judicial precedent in existence in jurisdictions in the United States, particularly the State of Delaware. Therefore, holders of our common shares may have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction within the United States.
Our bye-laws restrict shareholders from bringing legal action against our officers and directors.
Subject to Section 14 of the Securities Act, which renders void any purported waiver of the provisions of the Securities Act, our bye-laws contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of shareholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty.
We have anti-takeover provisions in our bye-laws that may discourage a change of control.
Our bye-laws contain provisions that could make it more difficult for a third party to acquire us without the consent of our Board of Directors. These provisions provide for:
•
a classified board of directors with staggered three-year terms;

•
directors only to be removed for cause;

•
restrictions on the time period in which directors may be nominated;

•
our Board of Directors to determine the powers, preferences and rights of our preference shares and to issue the preference shares without shareholder approval; and

•
an affirmative vote of 66 2∕3% of our voting shares for certain “business combination” transactions which have not been approved by our Board of Directors.

These provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.

Cautionary Statement Regarding Forward-Looking Statements
This prospectus contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate” and “potential,” among others.
Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to of various factors, including, but not limited to, those identified under the section entitled “Risk Factors” in this prospectus. These risks and uncertainties include factors relating to:
•
general economic, political and business conditions;

•
general dry bulk market conditions, including fluctuations in charter hire rates and vessel values;

•
changes in demand in the dry bulk shipping industry, including the market for our vessels;

•
changes in the supply of dry bulk vessels;

•
our ability to successfully employ our dry bulk vessels;

•
changes in our operating expenses, including fuel or bunker prices, drydocking and insurance costs;

•
compliance with, and our liabilities under, governmental, tax environmental and safety laws and regulations;

•
changes in governmental regulation, tax and trade matters and actions taken by regulatory authorities;

•
potential disruption of shipping routes due to accidents or political events;

•
vessel breakdowns and instances of offhire;

•
our expectations regarding the availability of vessel acquisitions and our ability to complete acquisition transactions planned;

•
our ability to procure or have access to financing and refinancing;

•
our continued borrowing availability under our credit facilities and compliance with the financial covenants therein;

•
fluctuations in foreign currency exchange rates;

•
potential exposure or loss from investment in derivative instruments;

•
potential conflicts of interest involving members of our board and management and our significant shareholders;

•
our ability to pay dividends;

•
other factors that may affect our financial condition, liquidity and results of operations; and

•
other risk factors discussed under “Risk Factors.”

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

Use of Proceeds
We expect to receive total estimated net proceeds of approximately $    , based on the midpoint of the range set forth on the cover page of this prospectus after deducting estimated underwriting discounts and commissions and expenses of the offering that are payable by us. Each $1.00 increase (decrease) in the public offering price per common share would increase (decrease) our net proceeds, after deducting estimated underwriting discounts and commissions and expenses, by $    .
If this offering is consummated by July 15, 2018, we intend to use the net proceeds from this offering, together with cash on hand and additional borrowings under our credit facilities, to fund the cash portion of the purchase price for the acquisition of up to five secondhand Capesize dry bulk vessels from Defender Holding Ltd. and Constitution Holding Ltd. (such subsidiaries together, the “Sellers”), for up to an aggregate total purchase price of  $178.75 million in cash and share-based consideration. Pursuant to the Terms Agreement, we have agreed to (i) acquire all five vessels if we receive greater than $118.0 million of proceeds in this offering (Group A, B and C below); (ii) acquire a minimum of four vessels if we receive between $92.0 million and $118.0 million of proceeds in this offering (Group A and B below); or (iii) acquire a minimum of three vessels (Group A below) if we receive between $70.0 million and $92.0 million of proceeds in this offering. Based on the total estimated net proceeds we expect to receive in this offering, we expect to acquire              vessels at an aggregate purchase price of  $          of which $          will be in cash. The vessels are expected to be delivered by the end of September 2018. We will deposit 12.5% of the aggregate purchase price of the vessels in an escrow account for the benefit of the Sellers promptly after the closing of this offering. The purchase price per vessel will be paid on delivery in (i) 95% cash (less allocable deposit paid) and (ii) 5% of our common shares, at a price per share equal to the public offering price in this offering. The Terms Agreement will terminate, without any fees or penalties, on July 15, 2018. If this offering is not consummated by July 15, 2018, we intend to use the net proceeds for other vessel acquisitions and general corporate purposes. The fleet description and purchase price per vessel is as set forth below:
Group	Vessel Name	Type	Size (dwt)	Year Built	Shipyard	Purchase Price
A	True Explorer	Capesize	178,929	2012	Sungdong, KR	$35,650,000
A	True Navigator	Capesize	179,905	2011	Daehan, KR	$33,650,000
A	True Windsor	Capesize	180,012	2012	Daehan, KR	$34,650,000
B	True Endurance	Capesize	179,147	2012	Hyundai, KR	$35,650,000
C	True Dream	Capesize	180,694	2014	Tsuneishi Cebu, PHL	$39,140,000

Dividends and Dividend Policy
Our Board of Directors declared a dividend of  $0.22 per share on May 21, 2018 that is payable on June 12, 2018 to holders of record as of May 25, 2018. Subject to the sole discretion of our Board of Directors and the considerations discussed below, we intend to continue to return capital to shareholders through quarterly dividends or share repurchases that will annually equal, in the aggregate, between 25% and 50% of our net income. Any future determination related to our dividend policy will be subject to the discretion of our Board of Directors, requirements of Bermuda law, our results of operation, financial condition and cash requirements and availability, our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy, contractual restrictions, the ability of our subsidiaries to distribute funds to us and other factors deemed relevant by our Board of Directors. In addition, our existing credit facilities limit our ability to, among other things, pay dividends if an event of default has occurred and is continuing or would occur as a result of the payment of such dividend. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Term Loan Facilities.”
We are subject to Bermuda legal constraints that may affect our ability to pay dividends on our common shares and make other payments. Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereby be less than its liabilities.
Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our Board of Directors, subject to any preferred dividend right of the holders of any preference shares.

Capitalization
The table below sets forth our cash and cash equivalents and total capitalization as of March 31, 2018:
•
on an actual basis;

•
on an as adjusted basis to give effect to the following transactions which occurred between April 1, 2018 and May 31, 2018: (i) additional closing of a rights offering subscribed for in December 2017 (the “Rights Offering”); (ii) additional drawdowns under our credit facilities; (iii) issuances of common shares in connection with additional purchases of vessels; (iv) the declaration of a dividend to holders of our shares and (v) issuance of common shares to certain of our directors; and

•
as further adjusted to give effect to our sale of the common shares in the offering, and the receipt of approximately $     in estimated net proceeds, considering an offering price of  $     per common share (the midpoint of the range set forth on the cover of this prospectus), after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us in connection with the offering, and the use of proceeds therefrom as described in “Use of Proceeds.”

Investors should read this table in conjunction with the sections titled “Selected Financial and Other Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, and the related notes thereto, included in this prospectus.
	March 31, 2018
	Actual	As Adjusted (1)	As Further Adjusted
	(in thousands of U.S. dollars)
Cash:
Cash and cash equivalents	$32,158	$35,523(1)
Capitalization:
Debt(2)
Secured debt	163,334	180,334(3)
Total debt	$163,334	$180,334
Shareholders’ equity
Share capital(4)	26,839	29,540(5)
Share premium	316,363	354,809(5)
Receivables for equity shares	—	—
Other reserves	105	105
Retained earnings	12,919	6,381(5)(6)
Total shareholders’ equity	$356,226	$390,835
Total capitalization(7)(8)	$519,560	$571,169

(1)
Reflects the payment of  $17.7 million in connection with the purchase of the two final vessels as part of the acquisition of 13 vessels from the CarVal Funds, partially funded through aggregate drawdowns of  $17.0 million under our credit facilities and the net proceeds of the final closing under the Rights Offering of  $4.1 million. See footnote (5) below. Does not reflect drawdowns under our credit facilities or cash payable upon delivery of a contracted secondhand vessel to be delivered in June 2018.

(2)
All of our secured debt is guaranteed by us or the vessel-owning subsidiaries.

(3)
Reflects additional drawdowns from our credit facilities of  $17.0 million.

(4)
Includes 50,000,000 authorized common shares, 26,838,728 common shares issued and outstanding on an actual basis, 29,540,457 common shares issued and outstanding on an as adjusted basis and      common shares issued and outstanding on an as further adjusted basis (each after giving effect to the exchange of the Class A share in connection with this offering).

(5)
Reflects additional issuances of  (i) 2,430,689 common shares in connection with the purchase of the two final vessels as part of the acquisition of 13 vessels from the CarVal Funds, (ii) 268,577 common shares in connection with the fifth and final closing of the Rights Offering on May 8, 2018 for gross proceeds of  $4.1 million and (iii) 2,463 common shares to certain of our directors. See “Management.”

(6)
Reflects the declaration of a dividend of  $0.22 per share, or approximately $6.5 million in the aggregate, on May 21, 2018 to holders of record as of May 25, 2018. Cash and cash equivalents have not been adjusted for the dividend payment as it is payable on June 12, 2018.

(7)
Each $1.00 increase (decrease) in the offering price per common share would increase (decrease) our total capitalization and shareholders’ equity by $    .

(8)
Total capitalization consists of total debt plus total shareholders’ equity.

Dilution
If you invest in our common shares, your interest will be diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per share after this offering.
At March 31, 2018, on a pro forma basis to give effect to (i) an additional closing of the Rights Offering, (ii) additional drawdowns under our credit facilities, and (iii) two additional vessel acquisitions, we had a net tangible book value of  $    million, corresponding to a net tangible book value of  $     per share. Net tangible book value represents the amount of our total assets less our total liabilities, excluding goodwill and other intangible assets, divided by 29,540,457, the total number of our shares outstanding at March 31, 2018 on a pro forma basis to give effect to (i) an additional closing of the Rights Offering, (ii) issuances of common shares in connection with two additional vessel acquisitions and (iii) an issuance of common shares to certain of our directors.
After giving effect to the sale by us of the      common shares offered by us in the offering, and considering an offering price of  $     per common share (the midpoint of the range set forth on the cover of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value estimated at March 31, 2018 would have been approximately $    , representing $     per share. This represents an immediate increase in net tangible book value of  $     per share to existing shareholders and an immediate dilution in net tangible book value of  $     per share to new investors purchasing common shares in this offering. Dilution for this purpose represents the difference between the price per common shares paid by these purchasers and net tangible book value per common share immediately after the completion of the offering.
The following table illustrates this dilution to new investors purchasing common shares in the offering.
Assumed initial public offering price per share	$
Net tangible book value per share at March 31, 2018
Increase in net tangible book value per share attributable to new investors
Pro forma net tangible book value per share after the offering
Dilution per common share to new investors
Percentage of dilution in net tangible book value per common share for new investors		%
Each $1.00 increase (decrease) in the offering price per common share, respectively, would increase (decrease) the net tangible book value after this offering by $     per common share and the dilution to investors in the offering by $     per common share.
The following table summarizes, as of March 31, 2018, the total number of common shares purchased from us, the total cash consideration paid to us, and the average price per share paid by existing owners and by investors in this offering. The table below reflects an assumed initial public offering price of  $     per share (the midpoint of the range set forth on the cover page of this prospectus), for common shares purchased in this offering and excludes underwriting discounts and commissions and estimated offering expenses payable by us.
	Common Shares Purchased		Total Consideration		Average Price Per Share
(in thousands, except percentages and per share amounts)	Number	Percent	Amount	Percent
Pre-IPO owners		%	$	%	$
Investors in this offering		%	$	%	$
Total		%	$	%	$
Each $1.00 increase (decrease) in the offering price per common share, respectively, would increase (decrease) total consideration paid by investors in this offering and total consideration paid by all shareholders by $     million.
The foregoing tables assume no exercise of the underwriters’ option to purchase additional common shares. If the underwriters exercise their option to purchase additional common shares, there will be further dilution in the aggregate to new investors.

The dilution information above is for illustrative purposes only. Our as adjusted net tangible book value following the consummation of this offering is subject to adjustment based on the actual initial public offering price of our common shares and other terms of this offering determined at pricing.

Selected Financial and Other Information
We were incorporated on October 20, 2016 for the purpose of owning high quality secondhand dry bulk vessels between 50,000 – 210,000 dwt. The following table sets forth our selected consolidated financial data and other operating data. The selected financial data as of and for the period ended December 31, 2016 and as of and for the year ended December 31, 2017 of GoodBulk Ltd. has been derived from our audited consolidated financial statements included elsewhere in this prospectus, which have been prepared in accordance with IFRS as issued by the IASB. The selected financial data for the three months ended March 31, 2017 and as of and for the three months ended March 31, 2018 of GoodBulk Ltd. has been derived from our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus, which have been prepared in accordance with Interim Accounting Standard 34 “Interim Financial Reporting” as issued by the IASB and, in the opinion of our management, include all adjustments necessary to present operation and financial condition at the date and for periods presented. The results for the three months ended March 31, 2018 are not necessarily indicative of the results of operations that you should expect for the entire year ending December 31, 2018 or any other period. This financial information should be read in conjunction with “Presentation of Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.
Statement of Profit or Loss Data:
(in thousands of U.S. dollars except per share data)	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017(3)	Year Ended December 31, 2017(3)	From October 20 (Inception) to December 31, 2016(3)
Revenues	34,957	3,438	57,092	—
Voyage expenses	(11,637)	(2,381)	(23,932)	—
Vessel operating expenses	(9,511)	(943)	(16,343)	—
Net other operating income	(643)	92	372	—
Depreciation	(6,699)	(943)	(8,109)	—
Gain on sale of vessels	5,358	—	—	—
General and administrative expenses	(869)	(164)	(1,986)	(603)
(Loss)/Profit from operations	10,956	(348)	7,094	(603)
Net financial expense	(1,938)	(2)	(1,712)	—
(Loss)/Profit for the period/year	9,018	(350)	5,382	(603)
Other comprehensive income for the period/year	105	—	—	—
Total comprehensive (loss)/income for the period/year	9,123	(350)	5,382	(603)
(Loss)/Earnings per share, basic and diluted(1)	0.40	(0.07)	0.46	(1.08)
Weighted average number of common shares outstanding, basic and diluted(1)	22,638,919	4,753,031	11,577,225	557,836
Pro forma earnings per share, basic and diluted(2)				—
Pro forma weighted average number of shares, basic and diluted				—

(1)
There are no potentially dilutive instruments outstanding.

(2)
Pro forma earnings per share give retroactive effect to the number of shares to be issued in this offering.

(3)
We adopted IFRS 15 Revenue from Contracts with Customers on January 1, 2018 using the modified retrospective approach. As a result, comparative periods have not been restated.

Statement of Financial Position Data:
	As of March 31,	As of December 31,
(in thousands of U.S. dollars)	2018	2017	2016
Cash and cash equivalents	32,158	19,519	22,500
Total assets	531,228	286,385	25,007
Total long-term debt	163,334	85,202	—
Share capital	26,839	17,223	4,450
Total shareholders’ equity	356,226	193,593	23,977
Other Financial and Operating Data:
(in thousands of U.S. dollars except days and per day TCE)	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017	Year Ended December 31, 2017	From October 20 (Inception) to December 31, 2016
EBITDA(1)	17,655	42	15,203	(603)
Total available days(2)	1,696	142	2,693	—
Net TCE (per day)(3)	13,364	8,092	12,465	—
Gross TCE (per day)(3)	14,255	8,631	13,296	—

(1)
EBITDA is a non-IFRS financial measure that represents net profit or loss for the period before the impact of income taxes, net finance costs, and depreciation and amortization. EBITDA is widely used by securities analysts, investors and other interested parties to evaluate the profitability of companies. EBITDA eliminates potential differences in performance caused by variations in capital structures (affecting net finance costs), tax positions (such as the availability of net operating losses against which to relieve taxable profits), the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense). Management uses EBITDA as a means of evaluating and understanding our operating performance.

The following table reconciles (loss)/profit for the period/year, the most directly comparable IFRS measure, to EBITDA:
(in thousands of U.S. dollars)	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017	Year Ended December 31, 2017	From October 20 (Inception) to December 31, 2016
(Loss)/Profit for the period/year	9,018	(350)	5,382	(603)
Net financial expense	1,938	2	1,712	—
Depreciation	6,699	390	8,109	—
EBITDA	17,655	42	15,203	(603)
(2)
Total available days are defined as ship ownership days less aggregate off-hire days associated with scheduled maintenance, which includes major repairs, drydockings, vessel upgrades or special intermediate surveys.

(3)
Time charter equivalent, or TCE, is a non-IFRS measure that represents the average daily revenue performance of a vessel. TCE is calculated by dividing revenues earned by our vessels, including positive or negative adjustments from the RSAs, less voyage expenses (such revenues being referred to as net allocated revenues or TCE revenues), by the number of total available days during the relevant time period. TCE provides additional meaningful information in conjunction with revenues, the most directly comparable IFRS measure, because it assists management in making decisions regarding the deployment and use of our vessels and in evaluating our financial performance. TCE and TCE revenues are also standard shipping industry performance measures used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (such as voyage charters and time charters) under which the vessels may be employed between the periods. Our definition of TCE and TCE revenues may not be comparable to that used by other companies in the shipping industry.

The following table reconciles revenues, the most directly comparable IFRS measure, to TCE:
(in thousands of U.S. dollars except per day TCE)	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017	Year Ended December 31, 2017
Revenues	34,957	3,438	57,092
Voyage expenses	(11,637)	(2,381)	(23,932)
RSAs adjustment(a)	(655)	92	412
Net TCE revenues	22,665	1,149	33,572
Net TCE (per day)(b)	13,364	8,092	12,465
Gross TCE (per day)(c)	14,255	8,631	13,296

(a)
RSAs adjustment reflects the net allocation from the CTM RSAs, which represents the RSAs’ share of the net revenues earned from the other participants’ vessels less the other participants’ share of the net revenues earned by our vessels included in the RSAs. For the year ended December 31, 2017, the net allocation from the Capesize RSA was $223,000 and the net allocation from the Supramax RSA was $189,000. For the three months ended March 31, 2018 and 2017, the net allocation from the Capesize RSA was $191,000 and $92,000, respectively and the net allocation from the Supramax RSA was $(846,000) and $0, respectively.

(b)
Net TCE is net TCE revenues divided by total available days.

(c)
Gross TCE is net TCE (per day) grossed up by an assumed market commission of 6.25% (consisting of 3.75% address commission, 1.25% brokerage commission and 1.25% commercial management commission to CTM).

Management’s Discussion and Analysis of Financial Condition and
Results of Operations
The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes thereto, included elsewhere in this prospectus, as well as the information presented under “Presentation of Financial and Other Information” and “Selected Financial and Other Information.” As the Company was incorporated in October 2016 and its first vessel was contributed in January 2017, there are no comparable results for the 2016 period. The following discussion and analysis includes forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed elsewhere in this prospectus. See in particular “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”
Overview
We are a leading international owner and operator of dry bulk vessels, and one of the world’s largest owners of Capesize vessels. Founded in October 2016, for the purpose of owning high-quality secondhand dry bulk vessels between 50,000 and 210,000 dwt, we offer investors an efficient company to access the dry bulk market. We were formed at a historically low point in the shipping cycle, which our management and Board of Directors believe represents an opportunity to expand our fleet and business with a low cost asset base. Starting with only one vessel on the water in January 2017, through our actively managed fleet strategy and opportunistic acquisitions at attractive valuations, we have successfully grown our fleet to 25 dry bulk vessels as of the date of this prospectus (which includes one secondhand vessel with expected delivery in June 2018). This includes 22 Capesize, 1 Panamax, and 2 Supramax vessels, which have an average age of 9 years and an aggregate carrying capacity of 4.1 million dwt. We have entered into a Terms Agreement whereby, if this offering is consummated by July 15, 2018, we have agreed to acquire up to five secondhand Capesize drybulk vessels (the “Acquisition Vessels”) for up to an aggregate purchase price of $178.75 million in cash and share-based consideration. The Acquisition Vessels have an aggregate carrying capacity of 898,687 dwt with expected delivery by the end of September 2018. Including all five of the Acquisition Vessels, our combined fleet would total 30 dry bulk vessels with an average age of 8.8 years and an aggregate carrying capacity of 5,006,916 dwt.
Our vessels transport a broad range of major and minor bulk commodities, including ores, coal, and grains, across global shipping routes. Our chartering policy is to employ our vessels primarily in the spot market, depending on prevailing industry dynamics. Currently we deploy our vessels on the spot market and in pools managed by CTM. We believe this policy allows us to obtain attractive charter hire rates for our vessels, while also affording us flexibility to take advantage of a rising charter rate environment. Being in a pool can improve an owner’s income stream by providing access to global trade through sharing earnings brought in by the other pool members’ trading in a myriad of routes (a wider range of routes than those that make up the Baltic Indices), rather than just depending on the single route that standalone operations can achieve. Through these pools, we have access to long standing industry experience and contacts with major operators and charterers, economies of scale with respect to cost reductions, superior market intelligence and information as well as improved utilization rates that come from being part of a larger fleet. We believe that participation in CTM’s pools provides us with opportunities that we would not have access to if we performed similar services in house.
We maintain a strong relationship with CTM, which we believe has allowed us to become one of the most cost-efficient public dry bulk operators. We believe CTM has an excellent track record in supplying leading dry bulk management services at very competitive rates.
Factors Affecting Our Results of Operations
Revenues
Our vessels’ revenues are driven primarily by the number of bulk carriers in our owned fleet, by the amount of daily charter hire that they earn under time charters (or the amount of time charter equivalent they earn if employed on a voyage basis) and by the number of operating days during which they generate revenues. These factors, in turn, are affected by our decisions relating to ship acquisitions and disposals, the amount of time that our vessels spend in drydock undergoing repairs, maintenance and upgrade work, the age, condition and technical specifications of our ships, as well as the relative levels of supply and demand in the dry cargo market affecting charter rates.
Our fleet is employed in the spot market, mainly via CTM’s RSAs, and we intend to maintain this policy because we believe it allows us to obtain attractive charter hire rates for our vessels, while also offering us the opportunity to take advantage of a rising market if this occurs, as well as allowing us flexibility to readily change our strategy to a more long term one if we believe it may be an opportune time in the cycle to do so.
For the vessels employed in the RSAs, revenues are collected by CTM on our behalf, in their capacity as manager and agent. In addition, all voyage related expenses are paid by CTM on our behalf. On a monthly basis, we receive a distribution equal to the net result earned from our vessels. The RSA collects the revenues and expenses for all the participant vessels and distributes the net earnings on the basis of (i) the relative theoretical earning capacity of such member vessel based on the cargo carrying capacity, tradability, speed and consumptions and performances and (ii) the number of days the vessel earned income during the period.
Voyage Expenses
Voyage expenses include all voyage costs incurred by our ships. For the vessels employed via the CTM RSAs, as mentioned above, the pool pays all the voyage expenses on our behalf, including bunker fuel, port charges, canal tolls and brokerage commissions and also pays the commercial management commission to CTM of 1.25%.
Vessel Operating Expenses
We outsource the technical management of our fleet to CTM and we pay CTM a fee of  $144,000 per vessel per year for the services it provides and reimburse them for rent, communications and other general expenses, and for travel and out-of-pocket expenses incurred in relation to the service. Pursuant to the Shipmanagement Agreement, we are responsible for our vessels’ operating expenses, which include costs for crewing, insurance, repairs, modification and maintenance, including lubricants, spare parts, consumable stores and other miscellaneous expenses as well as the costs associated with providing these items and services.
Net Other Operating Income
Net other operating income reflects the adjustment of the net result of revenues minus voyage expenses to reflect the result from the RSAs as shared with the other participant vessels, less an allowance for expected credited losses.
Depreciation
Depreciation for the vessel component is calculated on a straight-line basis, after taking into account the estimated residual value over the estimated useful life of the vessel, which is estimated to be 20 years from the date of initial delivery from the shipyard. The vessel’s residual value is based on the estimated scrap value which is equal to the product of its lightweight tonnage and an estimated scrap price, which represents our estimate of the current selling price assuming the vessel is already of age and condition expected at the end of its useful life. The drydocking component is amortized over the estimated period to the next scheduled drydocking which typically occurs every five years. If a drydocking is performed prior to the scheduled date, the remaining unamortized balance is written-off. Subsequent drydock costs incurred are capitalized as a separate component of the vessel cost when incurred. See “— Critical Accounting Policies — Vessels.”
Ordinary maintenance and repairs that do not extend the useful life of the vessels are charged to operations as incurred. Major renovation costs and modifications are capitalized and depreciated over the remaining useful life.

Net Financial Expense
We incur interest expenses on the outstanding indebtedness under our existing credit facilities, which we include in our financial costs. Financial costs also include amortization of other loan issuance costs incurred in connection with establishing our existing credit facilities. We will incur additional interest expenses and other borrowing costs in the future on our outstanding borrowings and under future borrowings, including interest expense in connection with further drawdowns under our existing credit facilities aggregating $182.0 million outstanding as of the date of this prospectus from which an additional $6.0 million is planned to be drawn down in 2018 in connection with the one contracted secondhand vessel with expected delivery in the second quarter of 2018. For a description of our credit facilities, see “— Term Loan Facilities.”
Results of Operations for the Three Months Ended March 31, 2017 and March 31, 2018
The following table summarizes our results of operation for the three months ended March 31, 2017 and March 31, 2018.
	Three Months Ended March 31,
($ in thousands)	2018	2017
Revenues	34,957	3,438
Voyage expenses	(11,637)	(2,381)
Vessel operating expenses	(9,511)	(943)
Net other operating income (expenses)	(643)	92
Depreciation	(6,699)	(390)
Gain on sale of vessels	5,358	—
General and administrative expenses	(869)	(164)
(Loss) / Profit from operations	10,956	(348)
Net financial expense	(1,938)	(2)
(Loss) / Profit for the period	9,018	(350)
Other comprehensive income for the period	105	—
Total comprehensive (loss) / income for the period	9,123	(350)

Revenues
Revenues increased 916.8%, or by $31.5 million, to $34.9 million for the three months ended March 31, 2018 compared to the three months ended March 31, 2017. This increase resulted primarily from an increase in ship ownership days to 1,737 ship ownership days for the three months ended March 31, 2018 compared to 142 ship ownership days for the three months ended March 31, 2017. An improvement in the spot market for dry bulk vessels in the first quarter of 2018 compared to the same period in 2017 also contributed to the increase in revenues, with the Baltic Capesize Index averaging $12,962 for the three months ended March 31, 2018 compared to $11,170 for the three months ended March 31, 2017.
Voyage Expenses
Voyage expenses increased 388.7%, or by $9.3 million, to $11.6 million for the three months ended March 31, 2018 compared to the three months ended March 31, 2017, primarily due to the increase in the number of voyages performed during the respective periods. This increase in volume is a direct result of the increase in ship ownership days for the first quarter of 2018 compared to the first quarter of 2017. These expenses consist of bunker and port costs, freight taxation, and brokerage and commercial management commissions incurred in the employment of our vessels employed on a voyage basis directly by us or via the CTM RSAs.

Vessel Operating Expenses
Direct vessel operating expenses increased 908.6%, or by $8.6 million, to $9.5 million for the three months ended March 31, 2018 compared to the three months ended March 31, 2017, primarily due to the increase in the number of ship ownership days and the proportional increase in crew wages and maintenance costs, among other items. Direct vessel operating expenses were $5,475 per ship ownership day for the three months ended March 31, 2018 compared to $6,640 per ship ownership day for the three months ended March 31, 2017.
Direct vessel operating expenses excluding one-time expenses related to the onboarding of vessels for the three months ended March 31, 2018 (totaling $0.5 million), were $9.0 million or $5,174 per ship ownership day. Direct vessel operating expenses excluding one-time expenses related to the onboarding of vessels for the three months ended March 31, 2017 (totaling $0.15 million), were $0.8 million or $5,556 pership ownership day.
Net Other Operating Income
Net other operating income (expenses) was ($0.6) million for the three months ended March 31, 2018 compared to $0.1 million for the three months ended March 31, 2017. Net other operating income (expenses) represents the adjustment of revenues earned directly by our vessels under their employment in the CTM RSAs and actual earnings as distributed by the CTM RSAs. As net other operating income (expenses) represents the difference in actual revenue earned directly by the Company’s vessels employed in the CTM RSAs and their CTM RSA distributions for a specified period, it should be expected to fluctuate from quarter to quarter depending on the actual employment of our ships versus the employment of all RSAs vessels.
Depreciation
Depreciation increased 1,618%, or by $6.3 million, to $6.7 million for the three months ended March 31, 2018 compared to the three months ended March 31, 2017, primarily due to the increase in the number of vessels owned.
Gain on Sale of Vessel
During the three months ended March 31, 2018, we sold one of our vessels, the Aquabeauty, to a third party resulting in a net profit of  $5.4 million. No assets were sold during the three months ended March 31, 2017.
General and Administrative (G&A) Expenses
G&A expenses increased 430%, or by $0.7 million, to $0.9 million for the three months ended March 31, 2018 compared to the three months ended March 31, 2017, primarily due to increased operational activity (particularly, legal and travel expenses were lower in the first quarter of 2017 because we were in a start-up phase). G&A expenses decreased, however, on a per ship ownership day basis and were $500 per ship ownership day for the three months ended March 31, 2018 compared to $1,155 per ship ownership day for the three months ended March 31, 2017, due to the increase in ship ownership days for the period.
Net Financial Expense
Net financial expense consists of the total financial costs associated with our financing arrangements, including the amortization of other loan issuance costs incurred in connection with establishing our existing credit facilities, calculated on a pro rata basis until year end.
Net financial expense increased to $1.9 million for the three months ended March 31, 2018 compared to almost nil for the three months ended March 31, 2017, due to the drawdown of our credit facilities in connection with the purchase of our fleet. As of March 31, 2018, we had $163.3 million of outstanding borrowings under our credit facilities, including the current portion.

Profit for the Period
Net profit was $9.0 million for the three months ended March 31, 2018, generating earnings per share of  $0.40 based on 22,638,919 weighted average number of shares outstanding for the period, compared with a loss of  $0.4 million for the three months ended March 31, 2017, generating a loss per share of  $0.07 based on 4,753,031 weighted average number of shares outstanding for the period. This improvement resulted primarily from an increase in ship ownership days to 1,737 days for the three months ended March 31, 2018 compared to 142 ship ownership days for the three months ended March 31, 2017, and an improvement in the spot market for dry bulk vessels in the first quarter of 2018 compared to the first quarter of 2017.
Time Charter Equivalent (TCE)
Gross TCE was $14,255 per available day across our fleet for the three months ended March 31, 2018 ($14,672 per available day on our Capesize vessels, $13,679 per available day on our Panamax vessel, and $11,256 per available day on our Supramax vessels). Gross TCE on our Capesize vessels increased 70%, or by $6,041, to $14,672 per available day for the three months ended March 31, 2018 compared to the three months ended March 31, 2017, primarily due to the improvement in the spot market for dry bulk vessels in the first quarter of 2018 compared to the first quarter of 2017. We did not own any Panamax or Supramax vessels during the three months ended March 31, 2017 and therefore there are no comparable results for such vessels. For a reconciliation of revenues, the most directly comparable IFRS measure, to TCE, see “— Non-IFRS Financial Measures.”
EBITDA
EBITDA increased to $17.7 million for the three months ended March 31, 2018 compared to $42 thousand for the three months ended March 31, 2017, primarily due to the increased number of ship ownership days and improved TCE for the period.
EBITDA was also positively impacted by the $5.3 million gain on sale of the Aquabeauty. EBITDA was equal to approximately 50% of our revenues, or 35% excluding the onetime gain on sale of the vessel, and equal to $10,164 per ship ownership day over 1,737 ship ownership days for the three months ended March 31, 2018, compared to 1.2% of our revenues and $296 per ship ownership day over 142 ship ownership days for the three months ended March 31, 2017. For a reconciliation of  (loss)/profit for the period, the most directly comparable IFRS measure, to EBITDA, see “— Non-IFRS Financial Measures.”
Cash Break Even
Cash break even for our vessels decreased 1%, or by $54, to $6,671 per ship ownership day on a normalized basis, for the three months ended March 31, 2018 compared to the three months ended March 31, 2017, primarily due to the net effect of the decrease of the impact of G&A expenses per day, in turn due to the increase in total ship ownership days, and the increase in the impact of net financial expense per day, due to the drawdown of our credit facilities in connection with the purchase of our fleet. Cash breakeven was at a low level for both periods because our credit facilities have a non-amortization period for up to 24 months from drawdown, depending on ship age. See ‘‘— Liquidity and Capital Resources — Term Loan Facilities” and Note 9 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus. For a reconciliation of vessel operating expenses, G&A expenses and net financial expense for the year, the most directly comparable IFRS measures, to cash break even, see “— Non-IFRS Financial Measures.”

Results of Operations for the Period Ended December 31, 2016 and the Year Ended December 31, 2017
We began earning revenues at the beginning of 2017 with the delivery of our first ship on January 5, 2017. In 2016, we only incurred costs relating to the incorporation of our company. The following table summarizes our results of operation for the period ended December 31, 2016 and the year ended December 31, 2017.
($ in thousands)	From October 30 (Inception) to December 31, 2016	Year Ended December 31, 2017
Revenues	—	57,092
Voyage expenses	—	(23,932)
Vessel operating expenses	—	(16,343)
Net other operating income	—	372
Depreciation	—	(8,109)
General and administrative expenses	(603)	(1,986)
(Loss)/Profit from operations	(603)	7,094
Net financial expense	—	(1,712)
(Loss)/Profit for the period/year	(603)	5,382
Other comprehensive income for the period/year	—	—
Total comprehensive (loss)/income for the period/year	(603)	5,382

Revenues
Our revenues were $57.1 million for the twelve months ended December 31, 2017, which includes all revenues produced by the employment of our fleet directly in the market or via the CTM RSAs. For the latter, our statement of profit or loss also reflects voyage expenses as explained above. Our operations commenced in January 2017 and therefore there are no comparable results for the prior year period. Our ship ownership days were 2,712 days for the twelve months ended December 31, 2017, compared to 0 ship ownership days for the period ended December 31, 2016 as for that period we did not own any vessels. We started our ship owning operations on January 5, 2017 with the delivery of the first vessel and by December 31, 2017, we owned 14 vessels. As we are still in a growth phase, ship ownership days are expected to further increase to an estimated 8,457 in 2018, assuming the remaining vessels we have agreed to purchase are delivered to us in line with our estimates.
GoodBulk Annual Ship Ownership Days
Type	2016	2017	2018E
Capesize	—	1,993	7,362
Panamax	—	250	365
Supramax	—	469	730
Total	—	2,712	8,457
Ship equivalent	—	7.4	23.2
Voyage Expenses
Voyage expenses were $23.9 million for the twelve months ended December 31, 2017 compared to $0 for the period ended December 31, 2016 as for that period we did not own any vessels. These expenses consist of bunker and port costs, freight taxation, and brokerage and commercial management commissions incurred in the employment of our vessels employed on a voyage basis directly by us or via the CTM RSAs.

Vessel Operating Expenses
Direct vessel operating expenses were $16.3 million, or $6,026 per ship ownership day, for the twelve months ended December 31, 2017 compared to $0 for the period ended December 31, 2016 as for that period we did not own any vessels.
Direct vessel operating expenses excluding one-time expenses related to the onboarding of vessels for the twelve months ended December 31, 2017 (totaling $1.2 million), were $15.1 million or $5,558 per ship ownership day.
Net Other Operating Income
Net other operating income was $372,000 for the twelve months ended December 31, 2017 compared to $0 for the period ended December 31, 2016 as for that period we did not own any vessels. Net other operating income mainly represents the adjustment of the revenues earned by our vessels under their employment and the actual earnings as distributed by the CTM RSAs.
Depreciation
Depreciation was $8.1 million for the twelve months ended December 31, 2017, compared to $0 for the period ended December 31, 2016 as for that period we did not own any vessels, and represents the depreciation charge for our fleet from the date of delivery of the vessels to us until December 31, 2017.
General and Administrative (G&A) Expenses
General and administrative expenses were $1.99 million for the twelve months ended December 31, 2017, or $732 per ship ownership day, compared to $0.6 million for the period ended December 31, 2016. Our corporate G&A expenses for the twelve months ended December 31, 2017 reflect the startup nature of our first twelve months since commencing operations.
Net Financial Expense
Net financial expense consists of the total financial costs associated with our financing arrangements, including the amortization of other loan issuance costs incurred in connection with establishing our existing credit facilities, calculated on a pro rata basis until year end.
Net financial expense was $1.7 million for the twelve months ended December 31, 2017 compared to $0 for the period ended December 31, 2016, as for that period we did not own any vessels or have any financing arrangements in place. We had $86.0 million of outstanding borrowings under our credit facilities at December 31, 2017.
Profit for the Year
Our net profit was $5.4 million for the twelve months ended December 31, 2017, generating earnings per share of  $0.46 based on 11,577,225 weighted average number of shares outstanding for the twelve months ended December 31, 2017, compared with a loss per share of  $1.08 based on 557,836 weighted average number of shares outstanding for the period ended December 31, 2016, as for that period we did not own any vessels.
Time Charter Equivalent (TCE)
We earned gross TCE of  $13,296 per available day across our Capesize, Panamax, and Supramax vessels for the twelve months ended December 31, 2017. As we did not own any vessels for the period ended December 31, 2016, there are no comparable results for the prior year period. For a reconciliation of revenues, the most directly comparable IFRS measure, to TCE, see “— Non-IFRS Financial Measures.”
EBITDA
EBITDA was $15.2 million for the twelve months ended December 31, 2017, which is equal to 26.6% of our revenues and equal to $5,606 per ship ownership day over 2,712 ship ownership days for the twelve months ended December 31, 2017. EBITDA was negative for the twelve months ended December 31, 2016 because we did not have any operations. For a reconciliation of  (loss)/profit for the period/year, the most directly comparable IFRS measure, to EBITDA, see “ —  Non-IFRS Financial Measures.”

Cash Break Even
Cash break even for our vessels for the twelve months ended December 31, 2017 was, on a normalized basis, $6,830 per ship ownership day. Cash break even was at a low level for the twelve months ended December 31, 2017 because our credit facilities have a non-amortization period for up to 24 months from draw down, depending on ship age. See ‘‘ —  Liquidity and Capital Resources — Term Loan Facilities” and Note 11 to the audited consolidated financial statements included elsewhere in this prospectus. As we did not own any vessels for the period ended December 31, 2016, there are no comparable results for the prior year period. For a reconciliation of vessel operating expenses, G&A expenses and net financial expense for the year, the most directly comparable IFRS measures, to cash break even, see “ —  Non-IFRS Financial Measures.”
Non-IFRS Financial Measures
Time Charter Equivalent (TCE)
TCE is a non-IFRS measure of the average daily revenue performance of a vessel. TCE is calculated by dividing revenues earned by our vessels, including positive or negative adjustments from the RSAs, less voyage expenses (such revenues being referred to as net allocated revenues or TCE revenues), by the number of total available days during the relevant time period. TCE provides additional meaningful information in conjunction with revenues, the most directly comparable IFRS measure, because it assists management in making decisions regarding the deployment and use of our vessels and in evaluating our financial performance. TCE and TCE revenues are also standard shipping industry performance measures used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (such as voyage charters and time charters) under which the vessels may be employed between the periods. Our definition of TCE and TCE revenues may not be comparable to that used by other companies in the shipping industry. This non-IFRS measure should not be considered in isolation from, or as a substitute for, nor superior to, financial measures prepared in accordance with IFRS.
The following table reconciles revenues, the most directly comparable IFRS measure, to TCE for the periods presented:
(in thousands of U.S. dollars, except days and per day TCE)	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017	Year Ended December 31, 2017
Revenues	34,957	3,438	57,092
Voyage expenses	(11,637)	(2,381)	(23,932)
RSAs adjustment(1)	(655)	92	412
Net TCE revenues	22,665	1,149	33,572
Total available days(2)	1,696	142	2,693
Net TCE (per day)(3)	13,364	8,092	12,465
Gross TCE (per day)(4)	14,255	8,631	13,296

(1)
RSAs adjustment reflects the net allocation from the CTM RSAs, which represents the RSAs’ share of the net revenues earned from the other participants’ vessels less the other participants’ share of the net revenues earned by our vessels included in the RSAs. For the year ended December 31, 2017, the net allocation from the Capesize RSA was $223,000 and the net allocation from the Supramax RSA was $189,000. For the three months ended March 31, 2018 and 2017, the net allocation from the Capsize RSA was $191,000 and $92,000, respectively and the net allocation from the Supramax RSA was $(846,000) and $0, respectively.

(2)
Total available days are defined as ship ownership days less aggregate off-hire days associated with scheduled maintenance, which includes major repairs, drydockings, vessel upgrades or special intermediate surveys.

(3)
Net TCE is net TCE revenues divided by total available days.

(4)
Gross TCE is net TCE (per day) grossed up by an assumed market commission of 6.25% (consisting of 3.75% address commission, 1.25% brokerage commission and 1.25% commercial management commission to CTM).

EBITDA
EBITDA is a non-IFRS measure that represents net profit or loss for the period before the impact of income taxes, net finance costs, and depreciation and amortization. EBITDA is widely used by securities analysts, investors and other interested parties to evaluate the profitability of companies. EBITDA eliminates potential differences in performance caused by variations in capital structures (affecting net finance costs), tax positions (such as the availability of net operating losses against which to relieve taxable profits), the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense). Management uses EBITDA as a means of evaluating and understanding our operating performance.
The following table reconciles (loss)/profit for the period/year, the most directly comparable IFRS measure, to EBITDA for the periods presented:
(in thousands of U.S. dollars)	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017	Year Ended December 31, 2017	From October 20 (Inception) to December 31, 2016
(Loss)/profit for the period/year	9,018	(350)	5,382	(603)
Net financial expense	1,938	2	1,712	—
Depreciation	6,699	390	8,109	—
EBITDA	17,655	42	15,203	(603)
Cash Break Even
Cash break even is a non-IFRS measure calculated by dividing all cash outflows deriving from the owning and running of the fleet (including vessel operating expenses, G&A expenses and net financial expense) due or paid in a specific year, by the number of total available days during such period. Cash break even is used in the shipping industry to assist management and investors in evaluating our ability to produce available cash in comparison with the market environment.
The following table reconciles vessel operating expenses, G&A expenses and net financial expense for the period/year, the most directly comparable IFRS measures, to cash break even for the periods presented:
(in thousands of U.S. dollars, except days and per day amounts)	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017	Year Ended December 31, 2017
Vessel operating expenses	9,511	943	16,343
One time expenses due to vessels deliveries	(523)	(154)	(1,270)
Normalized vessel operating expenses	8,988	789	15,073
Ship ownership days	1,737	142	2,712
Normalized vessel operating expenses per day	5,174	5,556	5,558
G&A expenses	869	164	1,986
Ship ownership days	1,737	142	2,712
G&A expenses per day	500	1,155	732
Net financial expense	1,938	2	1,712
Amortization of arrangement fees and foreign currency translation	(206)	—	(247)
Net financial expense, excluding amortization of arrangement fees and foreign currency translation	1,732	2	1,465
Ship ownership days	1,737	142	2,712
Normalized net financial expense per day	997	14	540
Total cash break even per day(1)	6,671	6,725	6,830

(1)
Total cash break even is calculated as the sum of normalized vessel operating expenses per day, G&A expenses per day and normalized net financial expense per day.

Lack of Historical Operating Data for Vessels before their Acquisition
Consistent with shipping industry practice, other than inspection of the physical condition of the vessels and examinations of classification society records, neither we nor our affiliated entities conduct any historical financial due diligence process when we acquire vessels. Accordingly, neither we nor our affiliated entities have obtained the historical operating data for the vessels from the sellers because that information is not material to our decision to make acquisitions, nor do we believe it would be helpful to potential investors in assessing our business or profitability. Most vessels are sold under a standardized agreement, which, among other things, provides the buyer with the right to inspect the vessel and the vessel’s classification society records. The standard agreement does not give the buyer the right to inspect, or receive copies of, the historical operating data of the vessel. Prior to the delivery of a purchased vessel, the seller typically removes from the vessel all records, including past financial records and accounts related to the vessel. In addition, the technical management agreement between the seller’s technical manager and the seller is automatically terminated. Accordingly, we have not included any historical financial data relating to the results of operations of our vessels from the period before our acquisition of them.
Critical Accounting Policies
Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with IFRS as issued by the IASB. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. Actual results may differ from these estimates under different assumptions or conditions.
While our significant accounting policies are more fully described in the notes to our consolidated financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our financial condition and results of operations.
Revenue and Expense Recognition
We generate our revenues from chartering our vessels. Vessels could be chartered under time charter or through voyage charter agreements.
Time charter revenue is recognized as earned on a straight-line basis over the term of the relevant time charter starting from the vessel’s delivery to the charterer, except for any off-hire period. Unearned revenue includes cash received prior to the balance sheet date, relating to services to be rendered after the balance sheet date. Accrued revenue (or deferred income) represents income recognized in advance (or deferred) as a result of straight-line revenue recognition in respect of charter agreements that provide for varying charter rates. Time charter revenue amounts received in advance are classified as liabilities until the criteria for recognizing the revenue as earned are met.
Under a time charter agreement, vessel operating expenses such as management fees, crew wages, provisions and stores, technical maintenance and insurance expenses and broker’s commissions are paid by the vessel owner, whereas voyage expenses such as bunkers, port expenses, agents’ fees, and extra war risk insurance are paid by the charterer.
Revenue under a voyage charter agreement is recognized on a pro rata basis based on the relative transit time in each period. Estimated losses on voyages are provided for in full at the time such losses become evident.
RSA revenues are recognized on a gross basis representing time charter and voyage revenues earned by our vessels participating in the RSA, as we enter into contracts directly with charterers and are responsible to perform all of its obligations under each charter to which it is a party. The RSA aggregates the revenues and expenses of all of its participants and distributes the net earnings based upon each participating vessel’s weighting and its number of pool operating days in the period. Each member vessel receives a provisional hire paid monthly in arrears, with a final distribution following the presentation of the final annual results of the RSA.
Furthermore, in relation to the vessels participating in the RSA, the net allocation from the RSA which represents the RSA’s share of the net revenues earned from the other participants’ vessels less the other participants’ share of the net revenues earned by our vessels included in the RSA, is classified in the statement of profit or loss as other income or expenses, depending on whether it is a positive or negative adjustment for us.

Each participant’s share of the net RSA revenues is based on a key figure expressing the relative theoretical earning capacity of its vessels and the number of days such vessels participated in the RSA.
Revenue is only recognized when an agreement exists, the price is fixed, service is provided and the collection of the related revenue is reasonably assured. Revenue is shown net of address commissions, if applicable, payable directly to charterers under the relevant charter agreements. Address commissions represent a common market practice discount (sales incentive) on services rendered by us and no identifiable benefit is received in exchange for the consideration provided to the charterer. Commissions on time charter revenues are recognized on a pro-rata basis over the duration of the period. The address commission is also included by the Baltic Exchange in their daily market index.
Vessel operating expenses comprise all expenses relating to the operation of the vessel, including crewing, insurance, repairs and maintenance, stores, lubricants, spares and consumables and miscellaneous expenses. Vessel operating expenses are recognized as incurred; payments in advance of services or use are recorded as prepaid expenses.
Voyage expenses consist of bunkers consumption, agency fees and port expenses directly attributable to the voyage charter or for repositioning and are expensed on the duration of the voyage.
Commissions on time charter revenues are recognized on a pro-rata basis over the duration of the period.
With the adoption of IFRS 15, from January 1, 2018: (1) voyage revenue is recognized on a pro-rata basis commencing on the date that the cargo is loaded and concluded on the date of discharge instead of the previously used discharge-to-discharge basis; and (2) contract costs incurred in the fulfillment of a voyage charter are deferred and amortized over the course of the charter if they (i) relate directly to such charter, (ii) generate or enhance resources to be used in meeting obligations under the charter and (iii) are expected to be recovered.
Vessels
Vessels are stated at cost less accumulated depreciation and accumulated impairment loss, if any. The initial cost of a vessel comprises its purchase price and any directly attributable costs for bringing the vessel to its working condition. The cost of the vessel is allocated into two components, a “vessel component” and a “drydocking component.”
Depreciation for the vessel component is calculated on a straight-line basis, after taking into account the estimated residual value, over the estimated useful life of this major component of the vessel, which is estimated to be 20 years from the date of initial delivery. The vessel’s residual value is based on the estimated scrap value which is equal to the product of its lightweight tonnage and estimated scrap price, which represents our estimate of the current selling price assuming the vessel is already of age and condition expected at the end of its useful life. The drydocking component is amortized over the estimated period up to the next scheduled drydocking which typically occurs every five years. If a drydocking is performed prior to the scheduled date, the remaining unamortized balance is written-off. Subsequent drydock costs incurred are capitalized as a separate component of the vessel cost when incurred.
Ordinary maintenance and repairs that do not extend the useful life of the vessels are charged to operations as incurred. Major renovation costs and modifications are capitalized and depreciated over the remaining useful life.
The useful life of the vessels and depreciation method are reviewed annually to ensure that the method and period of depreciation are consistent with the expected pattern of economic benefits. When vessels are sold or retired, their cost and accumulated depreciation and accumulated impairment loss are eliminated from the accounts and any gain or loss resulting from their disposals is included in the statement of comprehensive income.
Impairment of Vessels
The Company reviews its vessels for impairment whenever events or changes in circumstances indicate that the carrying amount of the vessel may not be recoverable. If any such indication exists, the recoverable amount of the vessel is estimated in order to determine the extent of the impairment loss, if any. If the recoverable amount of the vessel is estimated to be less than its carrying amount, the carrying amount of the vessel is reduced to its recoverable amount by recording an impairment loss which is recognized immediately in profit or loss.
Recoverable amount is the higher of fair value less costs to sell and value in use. Value in use is the present value of estimated future cash flows expected to arise from the continuing use of an asset and from its disposal at the end of its useful life. Recoverable amounts are estimated for individual assets or, if it is not possible, for the cash-generating unit. Each vessel is considered to be a single cash-generating unit. The net selling prices of the vessels are estimated based on valuations from independent ship brokers.
When an impairment loss subsequently reverses, the carrying amount of the vessel is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the vessel in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.
Critical Accounting Judgments and Key Sources of Estimation Uncertainty
The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Our management evaluates whether estimates should be made on an ongoing basis, utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances. However, uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amount of the asset or liability in the future.
In the process of applying the accounting policies above described, management has not identified critical accounting judgments.
In the process of applying the accounting policies above described, management has identified the following key sources of estimation uncertainty:
Vessel Lives and Residual Value
Vessels are stated at cost, less accumulated depreciation. The estimates and assumptions that have the most significant effect on the vessel carrying amount relate to the estimated useful life of the vessel and its residual value. An increase in the estimated useful life of a vessel or in its residual value would have the effect of decreasing the annual depreciation charge and an increase in the estimated useful life of a vessel would also extend the annual depreciation charge into later periods. A decrease in the useful life of a vessel or its residual value would have the effect of increasing the annual depreciation charge. If regulations place significant limitations over the ability of a vessel to trade on a worldwide basis, the vessel’s useful life will be adjusted to end at the date such regulations become effective. The estimated residual value of a vessel may not represent the fair market value at any one time partly because market prices of scrap rates tend to fluctuate.
Vessel Cost
We recognize drydocking costs as a separate component of the vessel’s carrying amount and amortize the drydocking cost on a straight-line basis over the estimated period until the next drydocking. If the vessel is disposed of before the next drydocking, the remaining balance of the drydock cost is written-off and forms part of the gain or loss recognized upon disposal of vessels in the period of disposal. The general rule is to amortize a vessel’s estimated drydocking expenses for the first special survey over five years, in case of new vessels, and until the next drydocking for secondhand vessels unless we intend to drydock the vessels earlier as circumstances arise. The drydock component is estimated at the time of delivery of the vessel based on our manager’s historical experience with similar types of vessels.
Costs that will be capitalized as part of the future drydockings include a variety of costs incurred directly attributable to the drydock and costs incurred to meet classification and regulatory requirements, as well as expenses related to the dock preparation and port expenses at the drydock shipyard, drydocking shipyard expenses, expenses related to hull, external surfaces and decks, and expenses related to machinery and engines of the vessel, as well as expenses related to the testing and correction of findings related to safety equipment on board. Drydocking costs do not include vessel operating expenses such as replacement parts, crew expenses, provisions, lubricants consumption, insurance, management fees or management costs during the drydocking period. Expenses related to regular maintenance and repairs of vessels are expensed as incurred, even if such maintenance and repair occurs during the same time period as drydocking.
For subsequent drydockings, actual costs are capitalized when incurred. Drydocking schedules are subject to changes (always meeting due date imposed by applicable regulations in place) for commercial and/or operational reasons. These changes could have impacts on the annual depreciation charge and the determination of the value in use computed for impairment test purposes.
Liquidity and Capital Resources
Our primary sources of capital during the period from October 20, 2016 (inception) through December 31, 2016 were the net proceeds from the private placements of our common shares which were used to pay the deposit for the acquisitions of one vessel. Our primary sources of capital during the twelve months ended December 31, 2017 were net proceeds from private placements of our common shares ($81.1 million, net of placement expenses), borrowings under our credit facilities ($83.4 million, net of bank fees and charges) and cash produced by the operation of our fleet ($14.2 million). This capital has been deployed in vessels acquisition ($160.9 million), repurchase of our common shares ($4.3 million) and absorbed by working capital ($16.0 million). Our primary sources of capital during the three months ended March 31, 2018 were net proceeds from the Rights Offering ($21.4 million), borrowings under our credit facilities ($77.7 million, net of bank fees and charges), net proceeds from an additional issuance of common shares ($6.75 million), cash from disposal of one vessel ($14.7 million) and cash produced by the operation of our fleet ($10.7 million). This capital has been deployed in vessel acquisitions ($115.8 million) and absorbed by working capital ($2.8 million). Our cash flows for the period ended December 31, 2016, the year ended December 31, 2017 and the three months ended March 31, 2017 and 2018 were:
(in millions of U.S. dollars)	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017	Year Ended December 31, 2017	From October 20 (Inception) to December 31, 2016
Cash as at start of period	19.5	22.5	22.5	—
Cash from operating activities	10.7	.04	14.2	—
Cash from proceeds from vessel sales	14.7	—	—	—
Cash absorbed by working capital	(2.8)	(2.9)	(16.0)	—
Cash used in investing activities	(115.8)	(10.9)	(160.8)	(2.5)
Cash provided by financing activities	105.8	—	159.6	25.0
Cash as at end of period	32.2	8.7	19.5	22.5
Cash from operating activities increased to $10.7 million for the three months ended March 31, 2018, from $0.04 million for the three months ended March 31, 2017, primarily due to the increase in the number of vessels owned by us from period to period (as our operations only commenced in January 2017).
Cash absorbed by working capital remained almost flat and was equal to $2.8 million for the three months ended March 31, 2018 compared to $2.9 million for the three months ended March 31, 2017.
Cash flows used in investing activities increased by $104.9 million to an outflow of  $115.8 million for the three months ended March 31, 2018, from an outflow of  $10.9 million for the three months ended March 31, 2017. Cash flows used in investing activities for the three months ended March 31, 2018 primarily related to the acquisition of nine ships delivered to us during the period.
Cash provided by financing activities increased to $105.8 million for the three months ended March 31, 2018, from no inflow for the three months ended March 31, 2017. Cash provided by financing activities for the three months ended March 31, 2018 principally reflected drawdowns under our credit facilities

($79.0 million) and proceeds from issuance of common shares ($28.1 million), net of payment of arrangement and commitment fees for our credit facilities ($1.2 million). Cash flows used in investing activities was partially offset by the proceeds from the sale of one vessel for $14.7 million.
We believe that cash flow from operating activities, available cash and cash equivalents and our access to our credit facilities will be sufficient to fund our liquidity requirements for at least the next 12 months. At March 31, 2018, we had $139.2 million of total liquidity, comprising $32.2 million in cash and cash equivalents and $107.0 million of available borrowings under our credit facilities.
We have drawn down $17.0 million under our credit facilities in the second quarter of 2018 to date upon the delivery of the final two vessels from the CarVal Funds and intend to draw down an additional $6.0 million upon the delivery of one contracted secondhand vessel with expected delivery in June 2018. We financed the rest of the purchase price for the two vessels delivered in the second quarter of 2018 with the net proceeds of the final closing under the Rights Offering of  $4.1 million and expect to finance the rest of the purchase price of the secondhand vessel with expected delivery in June 2018 with $9.9 million of cash on hand (a $4.0 million deposit was already paid in first quarter of 2018).
Our Board of Directors declared a dividend of  $0.22 per share, or approximately $6.5 million in the aggregate, on May 21, 2018 that is payable on June 12, 2018 to holders of record as of May 25, 2018.
We intend to continue to execute upon our strategy of building a leading owner of dry bulk assets and to acquire high quality secondhand dry bulk tonnage at historically attractive valuations. Our business is capital intensive and we intend to pay for these assets with a combination of proceeds from the sale of our common shares, including this offering, and future borrowings under one or more secured credit facilities, which may be collateralized by the vessels in our fleet. We expect to rely on operating cash flows as well as equity offerings and long-term borrowings under secured credit facilities to implement our growth plan and dividend policy.
As of March 31, 2018, we had $163.3 million of outstanding indebtedness under our credit facilities, of which $0.7 million was payable within the next twelve months, and an estimated $1.4 million in capital expenditures relating to drydock expenses and $33.6 million related to vessel deliveries payable within the next 12 months.
The following table sets forth our estimated schedule of dry dockings expected for the next two years. The duration and expense of the dry dockings are based upon our technical manager’s experience and the condition of the vessel at the time of acquisition. These estimates can vary based upon yard schedules, condition of the vessel at the time of drydocking, location of the drydocking, and other factors. These estimates do not include the cost of installing ballast water treatment systems (“BWTS”).
Estimated Dry Dock Schedule
	Off Hire Days	Estimated Cost (in $ million)
2018(1)	67	2.7
2019	56	2.3
	123	5.0

(1)
Includes $1.3 million accrued as of March 31,2018.

Equity Issuances and Repurchases
On December 23, 2016, we completed a primary private placement of 4.45 million common shares, at a purchase price of  $10.00 per common share, for total consideration, net of commissions and placement expenses, of  $43.1 million, of which $25.0 million was received in cash. The remaining consideration relates to the shares subscribed by Brentwood Shipping through the contribution, as equity in kind, of a vessel that was delivered to us on January 5, 2017.
On March 29, 2017, we completed a private placement of 9.1 million common shares, at a purchase price of  $11.00 per common share, for total consideration, net of commissions, of  $98.6 million, of which $81.1 million was received in cash. The remaining consideration relates to the shares issued to Brentwood Shipping as part of our acquisition of six vessels from Carras Ltd. (“Carras”), a subsidiary of Brentwood Shipping.

On April 3, 2017, we entered into an acquisition agreement with Carras to purchase six vessels from Carras for a total consideration of  $97.5 million, of which $80.0 million was paid in cash and $17.5 million was paid by issuing 1,590,909 common shares at a price of  $11.00 per common share to Brentwood Shipping.
On April 26, 2017, we entered into an agreement to acquire 394,541 common shares from unaffiliated parties in the open market for a net consideration of  $4.34 million.
On October 26, 2017, we entered into an acquisition agreement with the CarVal Funds to purchase up to 13 vessels from the CarVal Funds in a series of closings occurring in the fourth quarter of 2017 and the first half of 2018 for a combination of cash and shares at a price of  $15.23 per common share. As of December 31, 2017, we had taken delivery of two vessels, for total cash consideration of  $9.7 million and the issuance of 3,123,460 common shares and the transfer of 394,541 previously repurchased treasury shares for total share based consideration of 3,518,001 common shares. As of the date of this prospectus, we have taken delivery of all 13 vessels, for total cash consideration of  $138.9 million and the issuance of 13,808,892 common shares and the transfer of 394,541 previously repurchased treasury shares for total share based consideration of 14,203,433 common shares.
On December 20, 2017, we closed a rights offering directed toward our existing eligible shareholders at a purchase price of  $15.23 per share with a total issuance of 1,680,441 shares, settled in multiple closings for gross proceeds of  $25.6 million.
On January 18, 2018, we entered into an agreement with two fund entities affiliated with CarVal Investors, LLC pursuant to which we issued a total of 443,204 common shares at a price of  $15.23 per common share, for net proceeds of  $6.75 million.
Term Loan Facilities
On March 8, 2017, we entered into a $60.0 million term loan facility among ABN Amro Bank N.V. as arranger, facility agent and security agent, our subsidiaries, Singapore Shipping Co. Ltd. and Aquamarine Carrier Co. Ltd., as joint and several borrowers and hedge guarantors and GoodBulk Ltd. as parent guarantor, as amended and supplemented from time to time (the “First ABN Facility”), which matures on the earlier of the fifth anniversary of the last utilization date and June 30, 2022. Borrowings under the First ABN Facility bear interest at a percentage rate per annum which is the aggregate of LIBOR plus 325 basis points. The loan has an initial profile of 15 years, with a non-amortization period of 24 months for vessels built after 2007, and 18 months for vessels built between 2005 and 2007. As of March 31, 2018, the First ABN Facility was drawn for its total amount of  $60.0 million, with a first priority mortgage secured by six wholly owned vessels.
The First ABN Facility contains debt covenants including restrictions as to changes in management of the vessels, additional indebtedness and mortgaging of vessels without the lender’s prior consent. The minimum market value of the vessels mortgaged under the facility must be at least 150% of the outstanding loan amounts. Under the agreement, we are also required to maintain minimum liquidity of the greater of $15.0 million or $500,000 per mortgaged vessel, and an Equity Ratio (as defined therein) equal to Equity to Total Assets (book value) greater than 30%. Following the occurrence of an Event of Default (as defined under the loan agreement) or where the making of payment of such dividend or distribution would result in the occurrence of an Event of Default, neither we nor any subsidiary borrower may make or pay any dividend or other distribution (in cash or in kind). Furthermore, the subsidiary borrower has to maintain a minimum balance of  $200,000 per vessel in the earnings account and a positive working capital.
On August 29, 2017, we entered into a $50.0 million term loan facility among Credit Suisse AG as arranger, facility agent and security agent, our subsidiary Aquaknight Shipping Co. Ltd. as borrower and GoodBulk Ltd. as parent guarantor as amended and supplemented from time to time (the “CS Facility”) which matures on the earlier of the fifth anniversary of the last utilization date and September 30, 2022. Borrowings under the CS Facility bear interest at a percentage rate per annum which is the aggregate of LIBOR plus 345 basis points. The loan has an initial profile of 15 years, with a non-amortization period of 24 months for vessels under nine years of age, and 18 months for vessels over nine years of age. As of March 31, 2018, the CS Facility was drawn for $42.5 million, with a first priority mortgage secured by five wholly owned vessels.

The CS Facility contains debt covenants including restrictions as to changes in management of the company, the vessels, additional indebtedness and mortgaging of vessels without the lender’s prior consent. The aggregate market value of the vessels mortgaged under the facility must be at least 140% of the outstanding loan amounts. Under the agreement, we are also required to have equity net worth of  $50.0 million, maintain minimum liquidity of the greater of  (x) $10,000,000 or (y) $500,000 per mortgaged vessel and total bank debt over total assets adjusted to market value lower than 70%. If there are no deferred amounts outstanding (including under the non-amortization period), then we and the subsidiary guarantor may pay dividends so long as no default has occurred and is continuing or would occur by reason of the payment of such dividend or other distribution. If there are deferred amounts outstanding during that year, the dividend has been declared and the deferred amounts have been reduced (through a prepayment), then we and the subsidiary guarantor may distribute dividends up to the amount of the reduction in the same year. We have received consent from Credit Suisse AG in connection with the dividend declared by our Board on May 21, 2018, to pay an aggregate of approximately $6.5 million to our existing shareholders on June 12, 2018, without prepayment under the facility.
On November 22, 2017, we entered into a $77.0 million term loan facility among Danish Ship Finance A/S as arranger, facility agent and security agent, our subsidiaries Atlantic Bridge Shipping Co. Ltd., Voyageurs Shipping Co. Ltd., Itasca Shipping Co. Ltd. and Silver Surfer Shipping Co. Ltd. as joint and several borrowers and GoodBulk Ltd. as parent guarantor (the “DSF Facility”) which matures on the earlier of the fifth anniversary of the last utilization date and March 30, 2023 with respect to one tranche and December 31, 2023 with respect to the other tranche. Borrowings under the DSF Facility bear interest at a percentage rate per annum which is the aggregate of LIBOR plus 255 basis points. The loan has an initial profile of 15 years, with a non-amortization period of 12 months for the identified vessels. As of March 31, 2018, the DSF facility was drawn for $37.0 million, with a first priority mortgage secured by four wholly owned vessels.
The DSF Facility contains debt covenants including restrictions as to changes in management of the vessels, additional indebtedness and mortgaging of vessels without the lender’s prior consent. The aggregate market value of the vessels mortgaged under the facility must be at least 145% of the outstanding loan amounts and the total bank debt over total assets adjusted to market value below 70%. Under the agreement, we are also required to maintain minimum liquidity of the greater of  $10.0 million or $500,000 per mortgaged vessel. We and the subsidiary borrowers may make or pay dividends or other distributions (in cash or in kind) provided that no event of default has occurred and is continuing or would occur by reason of the payment of such dividend or other distribution.
On December 22, 2017, we entered into a $85.0 million term loan facility among ABN Amro Bank N.V. as arranger, facility agent and security agent, our subsidiaries, Angel Carrier Co. Ltd., Pretty Carrier Co. Ltd., Proud Shipping Co. Ltd. and Scope Carrier Co. Ltd., as joint and several borrowers and hedge guarantors and GoodBulk Ltd. as parent guarantor as amended and supplemented from time to time (the “Second ABN Facility”), to partially finance the purchase of four identified vessels (up to $35.0 million) and certain other non-identified vessels (up to $50.0 million) prior to September 30, 2018. The Second ABN Facility matures on the earlier of the fifth anniversary of the last utilization date and September 30, 2023. Borrowings under the Second ABN Facility bear interest at a percentage rate per annum which is the aggregate of LIBOR plus either 260 or 285 basis points for the identified vessels and non-identified vessels, respectively. The loan has an initial profile of 16 years for the identified vessels and 15 years for the non-identified vessels, with a non-amortization period of 12 months for the identified vessels. As of March 31, 2018, the Second ABN Facility was drawn for $25.5 million, with a first priority mortgage secured by three wholly owned vessels.
The Second ABN Facility contains debt covenants including restrictions as to changes in management of the vessels, additional indebtedness and mortgaging of vessels without the lender’s prior consent. The minimum market value of the vessels mortgaged under the facility must be at least 150% of the outstanding loan amounts. Under the agreement, we are also required to maintain minimum liquidity of the greater of $15.0 million or $500,000 per mortgaged vessel, and an Equity Ratio (as defined therein) equal to Equity to Total Assets greater than 30%. Furthermore, the subsidiary borrower has to maintain a minimum balance of  $200,000 per vessel in the earnings account and a positive working capital. Following the occurrence of an Event of Default (as defined under the loan agreement) or where the making of payment of such dividend or distribution would result in the occurrence of an Event of Default, neither we nor any subsidiary borrower may make or pay any dividend or other distribution (in cash or in kind).
The term loan facilities are available to be drawn down in separate tranches to be utilized to finance the purchase price of approved ships, with any remaining balance to be utilized to finance the purchase price of ships that meet certain criteria. Under each of the term loan facilities, the subsidiary borrowers shall repay each tranche by equal consecutive installments using an age-adjusted repayment profile based on the age of the relevant ship, to be paid in accordance with a repayment schedule in relation to each tranche as provided by the facility agent.
As of March 31, 2018, we are in compliance with all of our financial covenants in each of our credit facilities.
Contractual Obligations
The following table summarizes our estimated material contractual obligations and other commercial commitments at December 31, 2017, and the future periods in which such obligations are expected to be settled in cash:
	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
	(in millions)
Bank borrowings(1)	$86.00	$—	$20.42	$58.73	$6.85
Interest(2)	$18.98	$4.90	$8.98	$5.10	—
Vessel acquisitions(3)	$129.20	$129.20	—	—	—
Fees due under Shipmanagement & Services Agreements	$30.13	$5.75	$12.19	$12.19
Total	$264.31	$139.85	$41.59	$76.02	$6.85

(1)
Includes scheduled principal payments on bank debt outstanding as of December 31, 2017. Additional information about our bank borrowings is included in Note 11 to the audited consolidated financial statements included elsewhere in this prospectus.

(2)
In the first half of 2018 to date, we entered into interest rate swap agreements with our lenders, entirely hedging our interest rate risk exposure. Variable future interest payments were determined based on the forward curve of LIBOR plus the margin applicable to each term loan facility, resulting in an average interest rate (through the term loan duration) of 5.65%. Additional information about our derivative and hedging activities and the related accounting is included in Note 23 to the audited consolidated financial statements included elsewhere in this prospectus.

(3)
Represents outstanding cash commitments as of December 31, 2017 in connection with the purchase of 11 vessels to be delivered in 2018 as part of the acquisition of 13 total vessels from the CarVal Funds, of which all $129.2 million has been paid to date. Does not reflect the acquisition of a secondhand Capesize vessel in March 2018 for a purchase price of  $19.9 million ($4.0 million of which was paid in the first quarter of 2018) which is expected to be delivered to the fleet in June 2018.

Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements as of March 31, 2018.
Quantitative and Qualitative Disclosures about Market Risk
In addition to the risks inherent in our operations, we are exposed to a variety of financial risks, such as market risk (including interest rate risk and currency risk), liquidity risk and credit risk, and further information can be found in Note 23 to the audited consolidated financial statements included elsewhere in this prospectus.
Emerging Growth Company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act.
We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company (i) upon the last day of the fiscal year (A) in which we had more than $1.07 billion in annual revenue, or (B) we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common shares held by non-affiliates exceeds $700.0 million as of the prior June 30th, or (ii) we issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. To the extent that we take advantage of these reduced reporting burdens, the information that we provide shareholders may be different than you might obtain from other public companies in which you hold equity interests.
The JOBS Act permits an “emerging growth company” like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. Our decision to opt out of the extended transition period is irrevocable.

The International Dry Bulk Shipping Industry
Fearnleys has provided the information and data presented in this section. Fearnleys has advised that the statistical and graphical information contained herein is drawn from its databases and other published and private industry sources. The main source for data in this Section is Fearnresearch, the market research department of Fearnleys AS. In connection therewith, Fearnleys has advised that: (i) certain information in Fearnleys’ databases are derived from estimates or subjective judgments, (ii) the information in the databases of other shipping data collection agencies may differ from the information in Fearnleys’ database and (iii) while Fearnleys has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures. Although data is taken from the most recently available published sources, these sources do revise figures and forecasts from time to time.
Overview
Dry bulk shipping comprises shipments of free-flowing bulk raw materials such as iron ore, grains, and coal; free flowing finished or semi-finished bulk materials such as alumina, fertilizers, and sugar; and unitized commodities like steel, semi-finished metals, lumber/logs, and metal scrap.
Iron ore, coal, and grains are usually called “major bulks.” “Minor bulks” covers all other bulk commodities such as alumina, bauxite, fertilizers, steel scrap, non-ferrous ores, sugar, rice and forest products, among others.
Charterers in the dry bulk shipping industry include cargo owners such as mining companies, grain houses, and steel mills as well as end-users such as steel mills, alumina refineries and power utilities. The charterers also include trading houses, ship operators and even traditional ship owners.
Preliminary data indicates a total demand for dry bulk shipping of about 22,680 billion tonne-miles in 2017, which entails an increase of approximately 3.9% compared to 2016 and is above the compounded average growth rate (“CAGR”) in the period from 2008 to 2017 of 3.0%. One tonne-mile represents the equivalent of shipping one tonne of product over one nautical mile distance. All references to demand and demand growth in this “The International Dry Bulk Shipping Industry” section are expressed in tonne-miles.
Major Bulk Commodities
Iron Ore
Iron ore is the key ingredient in steelmaking. Seaborne iron ore volumes almost doubled, from 306 million tonnes to 589 million tonnes, over the 20-year period from 1984 to 2004. Seaborne volumes have doubled over the last decade, mainly due to the rapid and unprecedented industrialization of China.
Iron ore is the single largest seaborne dry bulk commodity. In 2017, it is estimated that 1,425 million tonnes of iron ore were shipped, generating about 7,669 billion tonne-miles. Iron ore constituted about one third of total seaborne dry bulk demand in 2017. For 2018 and 2019, we expect a growth in seaborne iron ore demand on a tonne-mile basis of 2.0% to 3.5% each year.
Chinese seaborne imports constitute about 74% of global seaborne volumes followed by Japan, Europe (as used herein, includes the major importing countries Germany, the United Kingdom, France, Italy, the Netherlands, Belgium and Spain), South Korea, and Taiwan. Japan and Europe combined constituted about 15%. In 2002, the year before Chinese imports took off, Chinese seaborne imports constituted about 23% and Europe and Japan combined constituted about 53% of global seaborne imports.

2017 Global Seaborne Iron Ore Imports
	China	Japan	Europe	South Korea	Taiwan	Others
Volume (mt)	1059	127	91	72	24	52
Share	74%	9%	6%	5%	2%	4%
Transportation work (btm)	5808	808	305	379	114	255
Share	76%	11%	4%	5%	2%	3%
The main exporters of iron ore are Australia and Brazil, which provide approximately 85% of world seaborne exports. South Africa and Canada also are major exporters with 4.7% and 2.9% of the market, respectively. India was historically the third largest exporter, but due to a governmental crackdown on illegal mining and breaches of environmental legislation, their exports have been reduced by close to 90% since 2010. However, in 2016 and 2017, we observed that Indian exports have been increasing. Iron ore is the main ingredient in steelmaking, and major producers are Vale, Rio Tinto Group, BHP Billiton, FMG, and Roy Hill, among others.
Most iron ore shipments are shipped by Capesize bulk carriers or VLOCs, but due to port limitations and the nature of the trade, certain volumes are also shipped by smaller vessels. For vessels larger than 50,000 dwt, more than 85% of the shipments are carried by Capesize bulkers.
Shipments of Iron Ore by Vessel Type
		2008		2017E
		Shipments (mdwt)	Share	Shipments (mdwt)	Share
Capesize	100 kdwt+	672	80%	1421	89%
Panamax/Kamsarmax	70-100 kdwt	106	0%	119	7%
Panamax/Ultramax	60-70 kdwt	23	3%	27	2%
Supramax	50-60 kdwt	37	4%	31	2%
Total		837	87%	1598	100%

Coal
Coal has principally two uses: (i) fuel for electricity and heat generation, and (ii) reduction agent in blast furnace iron making. An estimated 1,075 million tonnes of coal, generating about 4,070 billion tonne-miles (“btm”), were shipped by sea in 2017. This was a large turnaround in the seaborne coal trade after three years of contraction. The estimated growth in tonne-miles in 2017 was about 7%, which is close to the 2008 to 2013 CAGR of 7.6% per annum. For 2018 and 2019, we expect growth in seaborne coal demand of approximately 3.5% to 4.0% each year.
The key importing countries are principally the same as for iron ore, with the addition of India. Up to 2009, China was a net exporter of coal, but during the last few years, China has turned into the single largest importer of coal. The main reason for this increase in importing was that Chinese domestic output of coal decreased. While Chinese imports decreased markedly in 2014 and 2015, but due to domestic restrictions on coal mining, we observed that seaborne imports rose by about 37 million tonnes in 2016 and another 19 million tonnes in 2017.

2017 Global Seaborne Coal Imports
	China	India	Japan	Europe	South Korea	Taiwan	Others
Volume (mt)	220	191	193	124	148	69	130
Share	20%	18%	18%	12%	14%	6%	12%
Transportation work (btm)	805	800	662	518	536	209	540
Share	20%	20%	16%	13%	13%	5%	13%
Traditionally, Japan and Europe have been the key driving economies for coal dry bulk shipping, but since 2009, coal imports to Europe and Japan have been greatly surpassed by Chinese imports. This change is a result of reduced indigenous Chinese coal output as well as continued strong demand from power utilities and steel mills.
The main exporting countries are Australia and Indonesia which provide around 65% of total seaborne exports. In addition, the United States, Colombia and South Africa are also key exporting countries with 7.0%, 10.0%, and 7.5%, respectively. Fearnleys estimates that exports from Australia in 2017 were about 402 million tonnes, showing a 15 million tonne increase after three years of stable exports. Indonesian exports amounted to 286 million tonnes in 2016. Based on the first nine months of exports in 2017, we estimate total exports in 2017 to have amounted to about 300 million tonnes. We expect Australian and Indonesian export volumes to remain at their current levels for 2018 and 2019.
The size of bulk carriers deployed in coal trades is much more heterogeneous than the ones in iron ore trades. One of the reasons is that the average coal haul is much shorter than the average iron ore haul (about 3,700 nautical miles compared to about 5,330 nautical miles). Another factor is that port infrastructure and restrictions result in many trades being served by Supramax bulkers. Most coal shipments are transported by Panamax vessels. Shipments by vessels larger than 50,000 dwt have not changed considerably from 2008 through 2017:
Shipments of Coal by Vessel Type
		2008		2017E
		Shipments (mdwt)	Share	Shipments (mdwt)	Share
Capesize	100 kdwt+	257	33%	439	33%
Panamax/Kamsarmax	70-100 kdwt	379	48%	625	47%
Panamax/Ultramax	60-70 kdwt	83	11%	107	8%
Supramax	50-60 kdwt	71	9%	166	12%
Total		790	100%	1337	100%

Grains
Grains comprise of wheat, coarse grains (maize, rye, oats, barley, and sorghum), and soybeans/meal. Seaborne trade in grains is estimated to have amounted to 517 million tonnes generating about 3,257 billion tonne-miles in 2017. The demand for transportation stemming from grains has traditionally increased slower compared to minerals. However, the 2008 to 2017 growth in grain transportation has been very high at average growth rates of about 4.4% and 6.0% in terms of volume and transportation work, respectively. Good crops in the Americas and Australia combined with continued changes in dietary habits in East Asia has contributed to this trend. Growth in demand from grains and soybeans/meal is expected to slow down in 2018 to 2019 to about 2.0% to 2.5% each year.
The longer-term demand for transportation of grains is primarily a function of dietary habits, which to a large extent are dependent on economic development in individual countries and regions. When the economy improves, food intake traditionally increases, which in turn increases demand for feed grain required for animals.
In the shorter term, grains are a key source of freight market volatility. One key factor for this volatility is seasonality and the fact that timing of harvesting periods is different in the northern and southern hemispheres. Another key factor is the weather, which greatly impacts crops and could result in significantly different trading patterns from year to year.

The main exporters of grains and soybeans/meal are the United States, Argentina, and Brazil, which provide approximately 60% of total seaborne exports. Australia and the European Union are also major exporters with approximately 6.0% each.
Soybeans/meal are the largest of the three main categories of grains, with the United States, Brazil, and Argentina being the main producers and exporters. The principal markets for sale of grains are Western Europe and Asia. China has been a major force in soybean/meal trades as imports have increased from about 12 million tonnes in 2000 to about 95 million tonnes in 2017. China is sourcing most of its imports from the Americas, and the substantial distance has contributed significantly to the demand and increase in tonne-miles. Grain is primarily shipped in Handysize-Panamax bulk carriers.
Shipments of Grains by Vessel Type
		2008		2017E
		Shipments (mdwt)	Share	Shipments (mdwt)	Share
Capesize	100 kdwt+	0.4	0%	1.5	0%
Panamax/Kamsarmax	70-100 kdwt	113	54%	368	60%
Panamax/Ultramax	60-70 kdwt	45	21%	75	12%
Supramax	50-60 kdwt	52	25%	169	27.5%
Total		210.4	100%	613.5	100%

Shipments of Grains by Vessel Type
Over the period between 2008 and 2017, it has become evident that a further polarization of shipment sizes has occurred for shipments larger than 50,000 dwt. The share of shipments by Supramax and Panamax bulkers have increased from approximately 79% to 88%.
It should be noted, however, that a fair share of grain shipments occurs in vessels smaller than 50,000 dwt. Total shipments in 2017 were about 517 million tonnes. Using an approximate load factor, with load factor being the ratio between cargo intake and dwt of 0.8 for grains, approximately 25 to 30 million tonnes of grains were shipped by vessels smaller than 50,000 dwt.
Others
This residual group covers all other dry bulk commodities, such as free flowing bulk commodities including bauxite, alumina, petroleum coke, fertilizers, metallic ores and concentrates, sugar and seeds, and cement. In addition, there is a long array of dry commodities that are unitized rather than free flowing, but still carried by bulk carriers. These include commodities such as steel and other metals, lumber, logs, wood pulp and metal scrap. A common denominator for this residual group is that the majority is finished or semi-finished commodities and as such the demand for these goods is more linked to the general economic development than the major bulk commodities. Fearnleys estimates that global seaborne trade of dry bulk commodities in this group amounted to about 1,405 million tonnes in 2017 and anticipates further growth of approximately 2.5% to 3.0% in both 2018 and 2019.
Shipments of these dry bulk commodities are to a very high degree carried out by vessels smaller than 50,000 dwt. Using the general load factor of 0.85 results in a seaborne traded volume of about 550 million tonnes in 2017 by vessels larger than 50,000 dwt. This implies that close to two thirds, or about 1,040 million tonnes, were carried by vessels smaller than 50,000 dwt.

Shipments of  “Others” by Vessel Type Larger Than 50,000 dwt
		2008		2017E
		Shipments (mdwt)	Share	Shipments (mdwt)	Share
Supramax	50-60 kdwt	133	39%	369	57%
Panamax/Ultramax	60-70 kdwt	65	19%	85	13%
Panamax/Kamsarmax	70-100 kdwt	136	40%	171	26%
Capesize	100 kdwt+	4.4	1%	21	3%
Total		338.4	100%	646	100%

For vessels larger than 50,000 dwt, close to 60% were carried by Supramax bulkers.
Demand for Dry Bulk Shipping

Global Seaborne Dry Bulk Demand

Billion tonne-miles
25000
20000
15000
10000
5000
0
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
Iron Ore
Coal
Grain
Others Estimate

The two tables below show total seaborne trade:
	Dry Bulk Shipping Demand (million tonne)
	2000	2005	2008	2009	2010	2011	2012	2013	2014	2015	2016E	2017F	2008-17 growth (%)	2008-17 growth (% CAGR)
Iron ore	454	652	845	914	979	1,035	1,080	1,161	1,289	1,300	1,375	1,425	69%	6.0%
Coal	523	710	834	835	914	943	1,050	1,205	1,140	1,025	1,025	1,075	29%	2.9%
Grains	230	309	351	349	379	384	395	407	419	470	495	517	47%	4.4%
Major bulks	1,207	1,671	2,030	2,098	2,272	2,362	2,525	2,773	2,848	2,795	2,895	3,017	49%	4.5%
Minor bulks	981	1,151	1,303	1,168	1,288	1,368	1,423	1,503	1,521	1,557	1,551	1,590	22%	2.2%
Total	2,188	2,822	3,333	3,266	3,560	3,730	3,948	4,276	4,369	4,352	4,446	4,607	38%	3.7%

	Dry Bulk Shipping Demand (billion tonne-miles)
	2000	2005	2008	2009	2010	2011	2012	2013	2014	2015	2016E	2017F	2008-17 growth (%)	2008-17 growth (% CAGR)
Iron ore	2,545	3,918	4,849	5,346	5,540	5,913	6,230	6,325	6,870	7,050	7,400	7,669	58%	5.2%
Coal	2,509	3,113	3,905	2,890	3,547	3,614	4,085	4,585	4,193	3,800	3,805	4,070	4%	0.5%
Grains	1,244	1,688	1,930	1,905	2,190	2,174	2,283	2,397	2,517	2,950	3,119	3,257	69%	6.0%
Major bulks	6,298	8,719	10,684	10,141	11,277	11,701	12,598	13,307	13,580	13,800	14,324	14,996	40%	3.8%
Minor bulks	4,894	5,642	6,738	5,508	6,084	6,591	6,986	7,222	7,281	7,440	7,515	7,683	14%	1.5%
Total	11,192	14,361	17,422	15,649	17,361	18,292	19,584	20,528	20,860	21,240	21,839	22,680	30%	3.0%

The three major bulk commodities constitute approximately two-thirds of the total demand for dry bulk shipping. The ratio has increased from approximately 55% in 2000 to approximately 66% since 2012.
Dry bulk trade is a function of several factors:
•
general economic activity;

•
industrialization/urbanization of developing countries;

•
population growth (plus changes in dietary habits); and

•
regional shifts in cargo supply/demand balances.

General economic activity and growth in GDP indirectly have an impact on demand for both raw materials and finished/semi-finished products. However, in the developed world and in developing countries that have reached a certain level of maturity, GDP is normally a poor indicator for dry bulk demand. The reason for this is that services constitute a larger share of GDP and the sectors driving dry bulk demand constitute a minor share of economic activity.
In developing countries, steel and energy intensities are normally high due to the industrialization required for construction of infrastructure, housing and industrial facilities. In the initial phase of industrialization, fixed asset investments tend to constitute a high proportion of GDP and have a positive impact on dry bulk demand.
Population growth alone contributes to demand as people need housing, transportation and infrastructure and these necessities increase in line with the population growth. Changes in dietary habits and increased demand of meat result in disproportionate growth in grain demand due to increased need for feed grain.
Finally, global imbalances in raw material supplies and demand impact the demand for dry bulk shipping. The distances for shipment chiefly reflect regional commodity surpluses and deficits. Changes occur because of depletion of local resources or when local demand exceeds local supply. On the other hand, downstream involvement could have a negative impact on dry bulk demand. Generally, the more concentrated the sources of cargo supply, the greater the average distance shipped. Ship demand is determined by the overall volumes of cargo moved and the distances for shipment (that is, tonne-mile demand), as well as changes in vessel efficiency. Changes in vessel efficiency may be caused by factors such as:
•
Vessel speed: In the high fuel cost/low freight rate environment of recent years, there has been an incentive for shipowners to reduce speed for lower fuel consumption;

•
Port delays: Port delays have been a common occurrence in the last ten years as inland and port logistics in several key export areas have struggled to meet surging global demand; and

•
Laden to ballast ratios: This ratio considers the amount of time vessels spend sailing empty on re-positioning voyages. Ballasting has also increased over the last ten years, mainly due to the widening imbalance in cargo flows between the Atlantic and Pacific Basins.

World seaborne dry bulk trade has followed a steady upward trend during the 1980s and 1990s. The CAGR in the major dry bulk cargoes over this period was an estimated 2.0%, before doubling to about 4.0% in the decade from 2000 to 2009. In the period from 2010 to 2014, a further increase to an estimated 5.0% occurred. Since 2014, the compounded annual growth rate has been approximately 3.0%.
The seaborne estimate is for all vessels larger than 10,000 dwt, but it must also be taken into consideration that the fleet structure has changed considerably over this period. The fleet below 50,000 dwt is currently at approximately 113 million dwt, whereas at the end of 1989, the fleet stood at 103 million dwt, and the total fleet has grown from approximately 203 million dwt to approximately 800 million dwt (at the end of February 2018). This implies that virtually all growth in seaborne dry bulk trades has occurred in the 50,000 dwt or larger segment. Considering this segment, seaborne trade rose an average of 3.7% in the 1990s; about 6.7% per annum from 2000 to 2009 and about 3.9% per annum from 2010 to 2016.
China has been the key driver for the growth in seaborne dry bulk volumes over the last decade. From 2003 to 2017, Chinese iron ore imports have increased seven-fold from 147 million tonnes to an estimated 1,059 million tonnes. Coal imports have risen from 34 million tonnes in 2008 to an estimated 220 million tonnes in 2017. As mentioned above, soybean/meal imports have risen from about 12 million tonnes in 2000 to about 95 million tonnes in 2017. As such, there has been solid growth in several commodities as China has industrialized and urbanized. Fixed-asset investment remains the biggest engine of China’s economy and increased about 7.2% in 2017. This fuels demand for coal and iron ore, commodities primarily carried in Panamax and Capesize bulk carriers.
Fleet
In international dry bulk shipping, it is common to refer to the fleet above 10,000 dwt as the fleet. Bulk carriers and other single-deckers below 10,000 dwt are typically deployed in regional and short haul trades, although vessels in this fleet segment also perform longer haul trades. This section covers vessels larger than 10,000 dwt.
Dry bulk carriers are single-decked ships that transport dry bulk commodities that are either free-flowing like grain and coal, or unitized like steel. The free-flowing cargoes are carried in a “loose” form in the sense that the cargo is put into the cargo holds without any means of bags, nets, or even crates. The unitized cargoes might be bundled such as steel beams or logs, but could also be loose. Carriage of unitized commodities often requires the cargo to be secured by means of dunnage to avoid shifting of the cargo during the voyage.
The fleet is usually divided into four main segments with generic names. Below is an overview of these main segments, with references to sub-segments within each:
Capesize
Capesize vessels are larger than 100,000 dwt and derive their name from the fact that they are too large to transit the Panama Canal and traditionally had to go around Cape Horn. Despite seeing increased interest for small Capesizes in recent years, the typical Capesize vessel is between 150,000 dwt and 220,000 dwt. The 150,000 to 200,000 dwt category is simply referred to as Capesize whereas the 200,000 to 220,000 dwt vessels are called Newcastlemaxes, as their size is the maximum that can call at the Port of Newcastle in the east coast of Australia, which is a major coal export port facility. These vessels have a slightly wider beam and are generally slightly longer than the Capesize bulkers. Apart from this, they are quite similar, with nine holds/hatches and gearless. Finally, the largest category of dry bulk carriers is the Very Large Ore Carriers (VLOCs). These are vessels are specially designed to carry iron ore. The holds of the VLOCs have a different design than those of a bulk carrier and the bottom of the hold is raised to lift the center of gravity of the cargo. These vessels are unsuitable to carry other cargoes than iron ore due to their limited cubic capacity. The VLOCs are about 220,000 to 400,000 dwt. About 99% of the commodities carried by Capesize bulkers are iron ore or coal. Iron ore alone constitutes about 69% of commodities carried by Capesize bulkers.

Panamax
Panamax vessels are between 70,000 and 99,999 dwt and are in principle the largest vessels that can transit the Panama Canal. Following the opening of the third set of locks in Panama in 2016, the largest vessels in this group can transit the canal as well. The maximum beam for transiting the original locks is 32.26 meters. In the new lock, the beam restriction is 48 meters. The conventional Panamax is 225 meters long with a beam of 32.26 meters. The vessel is fitted with seven holds and hatches and is normally gearless.
This segment is sub-divided into three groups: the traditional Panamax, the Kamsarmax and the Post-Panamax. The Kamsarmax derives its name from Port Kamsar in Guinea. This port has a length restriction of 229.5 meters, and hence the Kamsarmax is a stretched Panamax providing extra cargo capacity. Apart from this, the design carries the same features as a traditional Panamax. The Post-Panamax vessels are too wide to transit the original locks in the Panama Canal. The vessels compete with Panamax/Kamsarmax bulkers rather than Capesize bulkers. As of June 2016, these vessels can transit the third set of locks in the Panama Canal.
Close to 90% of all cargoes carried by Panamax bulkers are either coal, grain, or iron ore. Coal is by far the dominant commodity, constituting about 53% of the Panamax cargo base. Panamax bulkers trade worldwide, including short haul trades regionally.
Handymax
Handymax vessels are between 40,000 and 69,999 dwt and typically have five holds and hatches and four cranes. The generic name Handymax used to be a reference to vessels between 40,000 and 50,000 dwt, but this has changed over the past 15 years. Around 2000, the first over 50,000 dwt vessels with the same features as the traditional Handymax vessels were delivered from shipyards. The new group, between 50,000 and 60,000 dwt, was named Supramax. In recent years, we observed that the standard size within this segment has increased again with the creation of a new 60,000 to 70,000 segment named Ultramax. A vessel of this size would normally be called a Panamax, but the new Ultramax differs from the Panamax as it has five holds/hatches and cargo cranes whereas a Panamax has seven holds/hatches and usually is gearless. Thus, the new Ultramax vessels tend to compete with the Supramaxes with respect to hold configuration and cargo gear whereas it could compete with Panamax with respect to deadweight and hold volume.
The Handymax bulker trades worldwide with all kinds of dry bulk cargoes. The degree of specialization in this size group is less than in the Handysize, but to a certain degree these are vessels specially designed for, among other things, carrying forest products.
Handysize
Handysize vessels are between 10,000 and 39,999 dwt, and typically have four or five cargo holds and four cranes and/or derricks. These ships are highly versatile and carry almost all types of cargoes, making this segment typically more specialized in design than other segments. The vessels can be designed for various purposes, including for carrying steel and logs and lumber. Other vessels in this class are designed with specialty cranes, wide open hatches and boxed holds, and others are designed for the carriage of cement. The hull design does not differ widely, but the configuration and design of cargo holds as well as the loading and discharging equipment are the key differences between the various designs. Handysize bulk carriers trade both regionally as well as long haul trades across the Atlantic or Pacific oceans, or between them. Handysizes do not usually benefit from economies of scale as they are typically deployed in trades where significant port limitations exist and/or trades where there is limited storage capacity in place, which limits shipment sizes.

The following table shows the current age distribution of the dry bulk fleet in million dwt, in addition to information about the average age for each segment:
Age and size distribution for bulk carriers as of the end of February 2018
	Handysize (10-39,999)		Handymax (40-69,999)		Panamax (70-99,999)		Capesize (100,000+)		Total
	Nos.	M. Dwt	Nos.	M. Dwt	Nos.	M. Dwt	Nos.	M. Dwt	Nos.	M. Dwt
<=1998	506	12.5	326	16.3	140	10.6	83	19.3	1,055	70.5
1999-03	234	6.4	297	15.0	286	21.6	111	19.2	928	64.0
2004-08	342	9.3	477	25.9	431	34.1	248	45.9	1,498	89.0
2009-13	1,246	38.9	1,439	80.9	1,076	89.4	890	168.9	4,651	195.4
2014-18	541	19.0	849	50.9	510	41.7	374	73.5	2,274	350.2
Total fleet	2,869	86.1	3,388	189.0	2,443	197.4	1,706	326.8	10,406	799.3
Average age (years)		10.2		8.7		8.7		8.2		8.7
Supply of Dry Bulk Vessels
The supply of dry bulk carriers is mainly determined by deliveries of new vessels from shipyards and the demolition and recycling of obsolete vessels. In addition, there are permanent conversions of bulk carriers to other uses and losses at sea and constructional total losses. The latter causes are very small in comparison to demolition.
The demand for newbuildings and subsequent deliveries of newbuildings is to a large extent a function of demand for new tonnage from ship owners and available shipyard capacity. Following the upturn in the market from 2004 to 2006, ship owners ordered many new vessels from the yards. At the same time, shipbuilding capacity increased substantially, especially in China, resulting in delivery of new tonnage increasing rapidly in 2009 and subsequent years. In 2008, about 24.3 million dwt were delivered, which was in line with the preceding three years. However, in 2009, approximately 42.3 million dwt were delivered, compared to more than 79 million dwt in 2010, 96.1 million dwt in 2011 and 97.9 million dwt in 2012. This resulted in substantial net fleet growth rates causing freight markets to tumble and contracting of new tonnage to slow down, resulting in fewer deliveries in 2013 through 2015.
In 2013 and 2014, contracting picked up again; one of the key drivers for the revival was the focus on fuel efficient vessels. Yards have marketed new designs with significantly lower fuel consumption than existing ones, and in a market environment with very high bunker prices, this was considered attractive despite the prices of newbuildings. In 2012, total ordering of bulk carriers amounted to about 20.8 million dwt. In 2013 and 2014, ordering ended at 88.2 and 47.9 million dwt, respectively. This fell to 10.5 million dwt in 2016 before an increase to 23.7 million dwt in 2017. 2016 annual contracting volume was at the lowest level since 1993.

The figure below shows the end of year order books from 2005 to 2017:

End of Year Order Books in Percent of Fleet and Deadweight
M dwt
300
250
200
150
100
50
0
70%
60%
50%
40%
30%
20%
10%
0%
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
On order
Order book ratio

End of year order books per segment (in million dwt)
	Capesize (100,000+)	Panamax (70-99,999)	Handymax (40-69,999)	Handysize (10-39,999)	Total	In % of fleet
2012	44.1	33.1	24.6	11.9	113.6	16.7%
2013	51.4	28.1	35.6	14.9	130.0	18.1%
2014	67.1	27.8	38.2	13.3	146.4	19.6%
2015	49.6	22.9	30.0	10.7	113.2	14.7%
2016	40.8	16.2	18.1	7.2	82.2	10.5%
2017	44.8	16.8	10.8	6.5	78.9	9.9%
The order book, as of the end 2017, was approximately 79 million dwt and represented 9.9% of the current fleet. This is the lowest seen since 2006.
The typical useful trading life of a bulk carrier is between 20 and 25 years, but varies over time. In periods of good market earnings, owners tend to maintain and keep their vessels longer. The following chart shows how the average demolition age has changed between 2011 and 2017, broken down by segment. Please note the segment division is slightly different from elsewhere in this section as all vessels larger than 100,000 dwt are aggregated to bring more clarity into the chart.

Average Age of Demolition
(BC - Weighted Average)
35.0
30.0
25.0
20.0
15.0
10.0
5.0
0.0
Years
31.8
30.2
27.4
25.8
28.2
29.4
27.9
27.1
22.7
26.1
29.5
26.7
21.5
23.0
26.0
29.2
26.3
23.7
24.2
26.2
28.4
25.5
21.0
21.2
23.2
28.6
22.6
19.6
20.4
21.7
29.5
22.0
21.1
22.6
22.9
2011
2012
2013
2014
2015
2016
2017
10-40 kdwt
40-70 kdwt
70-100 kdwt
100 kdwt+
Fleet

The average age of demolition has declined markedly from 28.2 years in 2011 to 22.9 years in 2017. The average age of demolition in 2017 is however consistent with the historical average age of demolition during the period between 2002 and 2017 of 22.4 years.
The decision to scrap a vessel is usually reactive rather than proactive. This means that owners often decide to scrap vessels following a period with poor market conditions where the owners do not see or expect a market revival in the short term. In addition, the vessel might be in for a special survey, which is associated with costs, and the owners could then decide to scrap the vessel when expectations for improvement are very low.
During the period between 2004 and 2008, when there was a significant increase of newbuildings, very few vessels were sold for scrap and annual demolition sales varied between 0.8 and 3.0 million dwt. The demolition sales increased in 2009 and 2010 but did not reach significant levels before 2011 to 2016, where a total of approximately 160 million dwt of tonnage was sold for demolition. The peak years were 2012 and 2015, coinciding with a freight market low, at about 33 million dwt each year.

Because of deliveries and demolition activity, the dry bulk fleet has on average increased by approximately 6.4% per annum since 2000. The following table shows total number of vessels, dwt, and average growth rates for the individual segments and the total fleet:
	10-39,999 dwt		40-69,999 dwt		70-99,999 dwt		100,000 dwt		Total
	Nos	Kdwt	Nos	Kdwt	Nos	Kdwt	Nos	Kdwt	Nos	Kdwt
2000	2,865	75,602	1,517	79,389	496	36,960	516	84,320	5,394	276,271
2005	2,729	72,482	1,869	97,494	839	63,176	657	111,094	6,094	344,246
2008	2,864	76,315	2,155	113,064	1,120	85,586	836	145,815	6,975	420,780
2009	2,813	75,211	2,295	120,868	1,205	92,790	960	170,748	7,273	459,617
2010	2,977	80,566	2,599	138,117	1,384	108,195	1,169	210,374	8,129	537,252
2011	3,059	84,240	2,871	153,611	1,619	128,160	1,367	249,739	8,916	615,750
2012	3,110	86,893	3,012	161,818	1,914	152,520	1,502	278,553	9,538	679,784
2013	3,078	86,754	3,123	168,396	2,139	170,924	1,560	292,197	9,900	718,271
2014	3,082	87,660	3,196	173,207	2,276	182,095	1,623	305,428	10,177	748,390
2015	3,088	88,673	3,367	183,919	2,345	188,085	1,621	307,124	10,421	767,801
2016	3,104	90,091	3,450	190,145	2,378	191,595	1,646	313,692	10,579	785,589
2017	2,855	85,597	3,368	187,716	2,431	196,371	1,699	324,969	10,353	794,653
CAGR
2000-2005	-1.0%	-0.8%	4.3%	4.2%	11.1%	11.3%	5.0%	5.7%	2.5%	4.5%
2005-2008	1.6%	1.7%	4.9%	5.1%	10.1%	10.6%	8.4%	9.5%	4.6%	6.9%
2000-2008	0.0%	0.1%	4.5%	4.5%	10.7%	11.1%	6.2%	7.1%	3.3%	5.4%
2008-2017	0.0%	1.3%	5.1%	5.8%	9.0%	9.7%	8.2%	9.3%	4.5%	7.3%
Net fleet growth has leveled off substantially in recent years. The fleet grew by double-digit growth rates and increased by about 48% from the end 2008 through the end of 2012. From the end of 2012 until the end of 2017, the fleet expanded by only 17%. In the last three years, we have seen net fleet growth rates of 2.6%, 2.3%, and 1.2% in 2015, 2016, and 2017, respectively. The main causes for this development are found in lower deliveries of newbuildings due to difficult market conditions and continued high demolition activity. We expect net fleet growth rates of about 2.1% in 2018 and about 1.8% in 2019.
Charter Contracts
Chartering of bulk carriers can take different forms. In principle, most owners are targeting a certain income on time charter basis. The main difference between the various forms of charter contracts is the allocation of risk between the owner and the charterer. The main forms of charter contracts are:
Voyage Charter
The owner agrees with the charterer to perform a single voyage. The parties also agree on the loading and discharging ports, the commodity and quantity, the rate of loading and discharging and the dates of loading. The charterer pays the owner a freight, normally in $/tonne loaded cargo quantity. Under a voyage charter, the owner is responsible for all voyage related costs such as the cost of bunkers, the port costs and canal costs, if any, in addition to operating costs (insurance, manning, repair and maintenance, among others) and capital costs. Under a voyage charter, the owner bears the risk for delays at sea (bad weather) and changes in voyage related cost elements. The charterer bears the risk of increased loading and discharging time.

Contracts of Affreightment (COA)
Under a contract of affreightment (“COA”), the owner and charterer agree on the terms for carrying a certain volume of cargo from one location to another, or any combination of ports, over a certain period. The cargoes are normally carried at fairly regular intervals. The name of the vessels deployed under a COA are usually not specified in the contract and the owner nominates vessels for each lifting according to agreed routines. Freight is normally paid in $/tonne, and otherwise, a COA is similar to a voyage charter with similar obligations and rights as agreed under a voyage charter. COAs may cover only a few cargoes over a short period of time or up to several years covering dozens of cargoes per year.
Time Charters
A time charter is a contract for the use of a vessel for a fixed period at a specified daily rate. Under a typical time charter, the ship owner provides crewing and other services related to the vessel’s operation, the cost of which is included in the daily rate, and the charterer is responsible for substantially all of the vessel’s voyage related costs. When the vessel is off-hire, the customer is usually not required to pay the hire and the owner is responsible for all costs. Under a time charter, the point and time of delivery and redelivery is pre-agreed. The charterer is commercially responsible for the utilization of the vessel, and as opposed to a voyage charter, the charterer takes over all risks for voyage related costs and delays at sea. The charterer normally selects a time charter if it wants a dedicated vessel. A time charter can have a duration of less than a week or up to many years.
Bareboat Charters
A bareboat charter is in principle a lease. Similar to a time charter, the owner provides the charterer with a vessel at a specified daily rate and for a fixed period. However, under a bareboat charter, the customer provides crewing and all necessary services required for the operation of the vessel, in addition to all voyage related costs. In practice, the customer becomes a shipowner without holding title to the ship. During the bareboat charter term, a charterer must pay the hire regardless of whether or not the vessel is in service, and all time and operational risk is transferred to the charterer.
Freight Rates
The freight rates of charter contracts are determined by the balance, or imbalance, between supply and demand. This balance can broadly be divided into the global demand and supply balance governing the global market conditions and the short-term balance regionally that could cause rates to temporary increase or decrease.
The Baltic Exchange issues daily freight and hire assessments based on the input of data from ship brokers. These daily assessments are presented both as an average of the broker assessments as well as an index: the Baltic Dry Index, or BDI. In addition, the Baltic Exchange calculates time charter average earnings for each of the main sub-segments: Handysize, Supramax, Panamax, and Capesize bulkers.
The freight and time charter assessments presented by the Baltic Exchange deviate from individual fixtures made in the market place, but its daily assessments have become the norm for market levels and development.

The following chart shows the time charter average development for Supramax, Panamax, and Capesize and is a representation of average spot earnings:

BC Earnings
250000
200000
150000
100000
50000
0
US$ / Day
1/1/2003
1/1/2004
1/1/2005
1/1/2006
1/1/2007
1/1/2008
1/1/2009
1/1/2010
1/1/2011
1/1/2012
1/1/2013
1/1/2014
1/1/2015
1/1/2016
1/1/2017
1/1/2018
TC Avg BPI
TC Avg BCI 172
TC Avg BCI
TC Avg BSI

1
TC avg BSI (or Baltic Supramax Index) refers to the average time charter earnings as calculated/presented by the Baltic Exchange and covers Supramax bulk carriers

2
TC avg BPI (or Baltic Panamax Index) refers to the average time charter earnings as calculated/presented by the Baltic Exchange and covers Panamax bulk carriers

3
TC avg BCI (or Baltic Capesize Index) refers to the average time charter earnings as calculated/presented by the Baltic Exchange and covers Capesize bulk carriers. The Baltic Exchange introduced a new Capesize reference vessel in February 2014.

4
The current BCI refers to the 180,000 dwt vessels whereas the BCI 172 refers to the old reference vessel of 172,000 dwt.

Another way of illustrating the dry bulk market is to show the 12-month time charter rates. The variation in the 12 month charter rates have in several periods been closely correlated with secondhand values. Normally, this period rate is also an indicator of short-term expectations. An owner will often opt for a charter for a period of 12 months if it expects a decreasing market, whereas a charterer will opt for a period charter if it expects a rising market.

Bulk Carriers - 12 Month Time Charter Rates
US$ / Day
180000
160000
140000
120000
100000
80000
60000
40000
20000
0
1/1/2004
1/1/2005
1/1/2006
1/1/2007
1/1/2008
1/1/2009
1/1/2010
1/1/2011
1/1/2012
1/1/2013
1/1/2014
1/1/2015
1/1/2016
1/1/2017
1/1/2018
Capesize 180 kdwt
Capesize 170 kdwt
Panamax
Supramax

Asset Values
The shipping markets differ from other markets in one major aspect: that the market for the sale and purchase of the production assets (the vessels) is quite liquid and normally considered a vital part of the business plan for most ship owners. Price assessments are typically made by brokers on a regular basis for standard vessels for newbuildings, newbuilding resale values as well as assessments for five, ten and fifteen year-old vessels.
Newbuilding prices are determined by the balance between supply and demand for newbuildings as well as changes in production costs, currency exchange rates and interest rates. Price differences between individual shipyards are often due to the quality of their vessels, both with respect to design and workmanship.
The value of secondhand vessels is influenced by several factors. Normally, when an owner considers ordering a newbuilding, the owner also will consider modern secondhand vessels (typically less than five years old). The decision is influenced by short term market development and pricing. If, for instance, newbuilding resale prices (vessels due for delivery from the shipyard within a few months) are valued significantly higher than newbuilding contracts and short-term freight market expectations are poor, most owners will opt for a newbuilding contract. If short-term freight expectations are strong, the owner might still consider it worthwhile to pay a premium for a resale/modern unit to get an operational ship more quickly.
Values of vessels older than approximately five years are more prone to be impacted by freight market developments. If the spot market is expected to be firm, prices tend to increase, and conversely decrease when the expectations are lower. The older a vessel becomes, the more its value is impacted by freight conditions.
In sum, secondhand values are primarily shaped by actual and anticipated earnings, newbuilding replacement costs (relevant to modern secondhand vessels) and demolition value for old vessels. For an individual transaction, the class position (when the next special survey is due) and the technical condition play an important role in setting the value.

The following charts and tables show newbuilding price and secondhand value development for Capesize, Panamax, and Supramax bulk carriers:

Capesize Values
Million US$
200.0
180.0
160.0
140.0
120.0
100.0
80.0
60.0
40.0
20.0
0.0
01-01-03
01-01-04
01-01-05
01-01-06
01-01-07
01-01-08
01-01-09
01-01-10
01-01-11
01-01-12
01-01-13
01-01-14
01-01-15
01-01-16
01-01-17
01-01-18
170 kdwt Capesize 10 years old
150 kdwt Capesize 10 years old
170 kdwt Capesize 5 years old
170 kdwt Capesize resale
170 kdwt Capesize NB

	Capesize (170-180,000 dwt) value in $m (end of year)
	10 years old	5 years old	Resale value	NB price
2007	118.0	152.0	178.8	92.0
2008	37.0	47.0	55.3	76.0
2009	43.0	54.0	65.0	55.0
2010	42.0	53.5	62.0	55.0
2011	28.0	38.0	48.0	50.0
2012	21.0	29.5	37.0	45.0
2013	27.0	44.0	58.0	55.0
2014	29.5	40.0	55.0	54.0
2015	14.0	27.0	41.0	47.0
2016	14.0	22.8	34.5	41.0
2017	23.0	35.0	48.0	45.0
2007–17 average	36.0	49.3	62.1	55.9

Panamax Values
120.0
100.0
80.0
60.0
40.0
20.0
0.0
Million US$
01-01-03
01-01-04
01-01-05
01-01-06
01-01-07
01-01-08
01-01-09
01-01-10
01-01-11
01-01-12
01-01-13
01-01-14
01-01-15
01-01-16
01-01-17
01-01-18
Panamax 10 years old
Panamax 5 years old
Panamax resale
Panamax NB

	Panamax (70-84,000 dwt) value in $m (end of year)
	10 years old	5 years old	Resale value	NB price
2007	75.0	91.5	107.6	51.0
2008	22.0	27.0	31.8	42.0
2009	27.5	34.0	40.0	35.0
2010	31.0	38.0	43.0	36.0
2011	20.0	27.0	31.0	30.0
2012	14.0	19.0	24.0	27.5
2013	17.0	24.5	31.0	30.0
2014	14.5	20.0	30.0	29.5
2015	7.5	14.0	22.0	26.0
2016	10.0	14.0	21.5	23.0
2017	15.3	22.5	30.0	26.0
2007–17 average	23.1	30.1	37.4	32.4

Supramax Values
100.0
90.0
80.0
70.0
60.0
50.0
40.0
30.0
20.0
10.0
0.0
Million US$
01-01-03
01-01-04
01-01-05
01-01-06
01-01-07
01-01-08
01-01-09
01-01-10
01-01-11
01-01-12
01-01-13
01-01-14
01-01-15
01-01-16
01-01-17
01-01-18
Supramax 10 years old
Supramax 5 years old
Supramax resale
Supramax NB

	Supramax (50-60,000 dwt) value in $m (end of year)
	10 years old	5 years old	Resale value	NB price
2007	64.0	75.5	88.8	45.0
2008	18.0	25.0	29.4	37.0
2009	22.0	28.0	35.0	30.0
2010	25.0	31.5	36.0	31.0
2011	17.0	25.5	29.5	28.0
2012	13.5	18.5	23.5	25.5
2013	14.5	22.5	28.5	28.0
2014	13.5	20.5	26.5	27.5
2015	7.0	12.0	20.0	24.0
2016	9.5	13.8	20.0	21.0
2017	13.0	18.0	27.0	24.0
2007–17 average	19.7	26.4	33.1	29.2

The sale and purchase market for bulk carriers is quite liquid compared to other vessel types. In 2017, Fearnleys has registered about 645 bulk carrier transactions compared to, for example, about 264 tanker transactions.
Market Developments
Over the past five years, total fleet growth has been moderately high at about 3.2% CAGR per annum, whereas demand in the same period has increased by about 2.0% CAGR per annum. The latter figure is well below the historical average growth rate. However, the growth in supply has by far outpaced the growth in demand since 2008, and the increased supply resulted in the very low freight conditions seen in 2015 and 2016. Measured by the BDI, the February 2016 average level was 307, which is about 46% lower than the preceding all-time low of 572 in July 1986.
Freight market conditions improved throughout 2016 and especially in 2017 when the BDI exceeded 1,700 points in December. The positive development in 2017 was driven by very moderate fleet growth of about 1.2% and strong demand growth of about 4.0%. Major bulk demand increased even more at approximately 5.0%.

Following significant ordering activity in 2013 and 2014, it was expected that a high delivery rate of bulk carriers would continue in 2015 and 2016. In 2016, we observed total deliveries of about 46.6 million dwt. This fell to about 37.6 million dwt in 2017. To mitigate the effects of these deliveries, continued demolition activity is necessary to balance supply and demand growth going forward. A challenging factor in this respect is that the current bulk carrier fleet is quite modern with an average age of 8.7 years.
To balance the market, this implies that the demand must increase at similar, or preferably higher, rates, and that the growth in demand accordingly must continue at the average rate for the past five years in the years to come. In the past five years, the key driver in the dry bulk market has been the Chinese stimulus package early in the period, and the significant growth in Chinese coal imports throughout the period. In 2017, total iron ore trade expanded by about 3.6% whereas coal trades increased by 7.0%, resulting in combined growth of approximately 4.8%.
IMO Regulations
The operation of ships is regulated by both national and international regulations. The United Nations, through the International Maritime Organization (“IMO”), is the key international regulatory body. IMO regulation covers safety (SOLAS), pollution (MARPOL), standards for measurement (such as the Load Line Convention) and others.
In 2016, two sets of regulations were ratified: The International Convention for the Control and Management of Ships’ Ballast Water and Sediments (the “BWM Convention”), which became effective on September 8, 2017, and the decision to implement a global sulfur cap of 0.50% m/m (mass/mass) in marine fuels, which becomes effective on January 1, 2020.
Both decisions have had an impact on international shipping, as further described below.
BWM Convention
Over the years, it has become evident that disposal of ballast water is a key source of transfers of potentially invasive and harmful organic organisms and species all over the world. The introduction of invasive species could potentially harm the local marine ecosystems and have serious negative economic consequences. As a result, the IMO several years ago introduced ballast water management regulations before eventually ratifying a requirement for BWTS. The latter became effective on September 8, 2017.
As a result, all sea-going vessels are required to fit/retrofit an approved treatment system upon renewal of the vessels’ International Oil Pollution Prevention (“IOPP”) certificate after the effective date. The IOPP certificate is renewed every 5 years, usually at the same time as for class renewal.
For owners of ships, the regulation has a cost consequence. Depending on the size, type and design of a vessel, the cost for retrofitting a BWTS is about $0.4 million to $2.5 million.
Global Sulfur Cap
Within certain defined geographical areas, there are limits on sulfur emissions in place. These are the Baltic Sea, the North Sea and the English Channel, which are defined as a Sulfur Emission Control Area (“SECA”). As a result, vessels navigating in these waters must adhere to a 0.10% sulfur cap.
There is also an Emission Control Area in North America and parts of the Caribbean. This zone is formed by the 200 nautical mile economic zone around North America. Although not defined as a SECA, vessels navigating within the 200 nautical mile limit must adhere to a 0.50% sulfur limit.
Most vessels entering these zones will meet the requirements by changing from residual fuel oil to marine gas oil, which is much lower in sulfur content.
For several years, it has been evident that the IMO would introduce a global sulfur cap similar to those applicable for SECA/ECA. In the Marine Environment Protection Committee (“MEPC”) meeting in October 2016, it was decided that this limit will become effective from January 1, 2020. At MEPC 72, the MEPC also approved draft amendments to MARPOL, which would enter into force on March 1, 2020, prohibiting ships from carrying non-compliant fuel oil for combustion purposes unless the ship was fitted with an approved “equivalent arrangement” (such as an exhaust gas cleaning system or “scrubber”).

The current global sulfur cap is 3.50%. There are several options to reduce sulfur emissions:
•
Exhaust cleaning (or scrubbers);

•
Running the main engine on low sulfur fuel; or

•
Running the main engine on gas (LNG, LPG, Ethane).

Scrubbers are designed to clean the exhaust emissions for sulfur and as such, one can continue operating the main engine on residual fuel oil. The cost for scrubbers varies with ship type/size and is assumed to cost between $2.0 and $4.0 million per vessel. In addition, a scrubber could potentially increase fuel consumption by about 2% to 3%. So far, very few owners have opted for scrubbers. According to DNV GL, there are in total about 320 vessels that will have scrubbers installed by 2019, representing about 0.5% of the total global merchant fleet.
We believe there are currently only about 58 bulk carriers (larger than 10,000 dwt, on order and in service) fitted with scrubbers. This represents about 0.5% of a total fleet of 11,262 vessels. For Capesize vessels larger than 100,000 dwt, the corresponding figures are 29 out of 1,902 vessels. This represents about 1.5% of the total fleet. None of the vessels are in service yet and will be delivered from yards from 2018 to 2021.
The other alternative is to run the main engine on low sulfur fuel. This means running on marine gas oil. This has a cost implication as the gas oil premium to residual fuel oil has been about 246 $/mt on average for the past 15 years. However, back in 2012 through 2014, while crude oil prices were hovering around $100 per barrel, the premium was in the region of 400 $/mt.
The third alternative, running the vessel on gas, carries a costly investment, and currently there are limited bunkering opportunities. The incremental cost for an LNG-fueled Capesize is approximately $10.0 to $12.0 million for a newbuilding. We believe this makes this option unattractive.

Business
Our Business
We are a leading international owner and operator of dry bulk vessels, and one of the world’s largest owners of Capesize vessels. Founded in October 2016, for the purpose of owning high-quality secondhand dry bulk vessels between 50,000 and 210,000 dwt, we offer investors an efficient company to access the dry bulk market. We were formed at a historically low point in the shipping cycle, which our management and Board of Directors believe represents an opportunity to expand our fleet and business with a low cost asset base. Starting with only one vessel on the water in January 2017, through our actively managed fleet strategy and opportunistic acquisitions at attractive valuations, we have successfully grown our fleet to 25 dry bulk vessels as of the date of this prospectus (which includes one secondhand vessel with expected delivery in June 2018). This includes 22 Capesize, 1 Panamax, and 2 Supramax vessels, which have an average age of 9 years and an aggregate carrying capacity of 4.1 million dwt. We have entered into a Terms Agreement whereby, if this offering is consummated by July 15, 2018, we have agreed to acquire the Acquisition Vessels for up to an aggregate purchase price of  $178.75 million in cash and share-based consideration. The Acquisition Vessels have an aggregate carrying capacity of 898,687 dwt with expected delivery by the end of September 2018. Including all five of the Acquisition Vessels, our combined fleet would total 30 dry bulk vessels with an average age of 8.8 years and an aggregate carrying capacity of 5.0 million dwt.
Our vessels transport a broad range of major and minor bulk commodities, including ores, coal, and grains, across global shipping routes. Our chartering policy is to employ our vessels primarily in the spot market, depending on prevailing industry dynamics. Currently we deploy our vessels on the spot market and in pools managed by our commercial, operational, and technical manager, CTM. We believe this policy allows us to obtain attractive charter hire rates for our vessels, while also affording us flexibility to take advantage of a rising charter rate environment. Being in a pool can improve an owner’s income stream by providing access to global trade through sharing earnings brought in by the other pool members’ trading in a myriad of routes (a wider range of routes than those that make up the Baltic Indices), rather than just depending on the single route that standalone operations can achieve. Through these pools, we have access to long standing industry experience and contacts with major operators and charterers, economies of scale with respect to cost reductions, superior market intelligence and information as well as improved utilization rates that come from being part of a larger fleet.
We maintain a strong relationship with CTM, which we believe has allowed us to become one of the most cost-efficient public dry bulk operators. We believe CTM has an excellent track record in supplying leading dry bulk management services at very competitive rates.
Our company, its founders and its manager have a long history of operating and investing in the shipping industry. Our founding shareholders are Brentwood Shipping, Lantern, and two other financial investors. Brentwood Shipping is a privately held shipping business owned by the family of our Chairman and CEO John Michael Radziwill and has over a century of involvement in the shipping industry. Mr. Radziwill has served as our Chairman and CEO since our inception. During his career, Mr. Radziwill has overseen sale, purchase and new building contracting transactions of approximately 80 vessels, for an aggregate purchase price of over $2 billion. Additionally, Mr. Radziwill has served as the Chief Executive Officer of our manager CTM since 2010, providing him unique insight and access into the dry bulk market, which we are able to leverage. Mr. Radziwill’s interests are fully aligned with our company through his family’s ownership stake in Brentwood Shipping.
At the end of March 2017, our common shares began trading on the N-OTC under the symbol “BULK.”
Our Relationship with C Transport Maritime
Our fleet is managed by CTM, which is beneficially owned by the family of our Chairman and CEO, John Michael Radziwill. Headquartered in Monaco and founded in 2004, CTM is one of the largest ship management companies and provides services that include commercial and operations management, technical management, risk management and research, as well as sale and purchase services to various third party vessel owners. CTM directly operates over 100 dry cargo vessels, ranging from Supramax to Newcastlemax bulk carriers, and over 140 vessels, including vessels managed through CCL where CTM serves as co-manager. CTM’s fully managed pools include the Capesize and Supramax RSA, with the vessels in the Capesize RSA being part of CCL.
CTM’s RSAs are commercial and operational platforms that collectively manage member vessels operating them on the spot market and distributing income produced proportionately according to each member vessel’s earning capacity. The RSAs are open to third party vessels with CTM charging a commercial management fee of 1.25% on incomes produced for their services. The RSA aggregates the revenues and expenses of all the participant vessels and distributes the net earnings calculated on (i) a key figure expressing the relative theoretical earning capacity of such member vessel based on the cargo carrying capacity, tradability, speed and consumptions and performances and (ii) the number of days the vessel was operated during the period. Each member also provides CTM with working capital of  $650,000 per vessel under agreement in the Capesize RSA and $400,000 per vessel under agreement in the Supramax RSA. During 2017, the Supramax RSA member vessels carried approximately 22 million tonnes of cargo and performed 341 fixtures. Likewise, in 2017, CCL carried about 55 million tonnes of cargo and performed 325 fixtures for Capesize vessels.
CTM also manages vessels on behalf of other owners. CTM-managed vessels transported an aggregate of approximately 47 million tonnes of cargo in 2017 and approximately 87 million tonnes including the cargo carried on CCL controlled vessels.
CTM has won several industry accolades which are testament to the company’s commitment to its clients and to providing high quality service. In 2017, CTM won the award for Dry Bulk Operator of the Year at the 20th Annual Lloyds List Global Awards and, in 2015, CTM’s Technical Management was recognized by the USCG with its highest award – the QUALSHIP 21 for “quality shipping for the 21st century.”
Our relationship with CTM gives us access to their relationships with major international charterers, end-users, brokers, lenders and shipbuilders. The scale and reach of CTM’s commercial and technical platforms allow us to compete more effectively and operate our vessels on a cost-efficient basis.
Mr. Radziwill, our Chairman and CEO, is a member of the Radziwill family which owns and controls Brentwood Shipping, the parent company of CTM. This relationship, and other relationships among our executive officers, Brentwood Shipping and CTM, may create certain conflicts of interest between us, on the one hand, and Brentwood Shipping or CTM, on the other hand. For example, our Chief Executive Officer, President, and Chief Financial Officer each participate in business activities not associated with us, including in the case of our Chief Executive Officer and Chief Financial Officer, serving in similar roles on the management team of CTM. This may create conflicts of interest in matters involving or affecting us, including in the chartering, purchase, sale and operation of the vessels in our fleet versus vessels owned or chartered-in by other companies affiliated with or managed by CTM. It is not certain that these conflicts of interest will be resolved in our favor, and CTM may favor its own or other owners’ interest over our interests. Please see “Risk Factors — Our Chief Executive Officer is also the Chief Executive Officer of our manager, which could create conflicts of interest between us and our manager,” and “Risk Factors — Our Chief Executive Officer, Chief Financial Officer and President do not devote all of their time to our business, which may hinder our ability to operate successfully.”

Our Fleet
All of our vessels are currently operated in the spot market, with the majority operated through CTM’s RSAs or on index-linked charters.
The following table summarizes key information about our fleet as of the date of this prospectus:
Vessel Name	Type	Delivery Date to GoodBulk	Size (dwt)	Year Built	Shipyard
Aquamarine(1)	Capesize	January 5, 2017	182,060	2009	Odense, DEN
Aquadonna(1)	Capesize	February 2, 2017	177,173	2005	Namura, JPN
Aquakula(2)	Supramax	April 18, 2017	55,309	2007	Oshima, JPN
Aquaknight(4)	Panamax	April 25, 2017	75,395	2007	Universal, JPN
Nautical Dream(1)	Capesize	April 25, 2017	180,730	2013	JMU, JPN
Aquapride(2)	Supramax	June 1, 2017	61,465	2012	Imabari, JPN
Aquacharm(1)	Capesize	June 16, 2017	171,009	2003	Sasebo, JPN
Aquajoy(1)	Capesize	June 21, 2017	171,009	2003	Sasebo, JPN
Aquavictory(1)	Capesize	June 30, 2017	182,060	2010	Odense, DEN
Aquahope(1)	Capesize	September 19, 2017	177,173	2007	Namura, JPN
Aquakatana(1)	Capesize	September 28, 2017	185,897	2005	Kawasaki, JPN
Aquarange(1)	Capesize	December 4, 2017	179,842	2011	Hanjin, PH
Aquamarie(3)	Capesize	December 19, 2017	178,896	2012	Sungdong, KR
Aquaenna(1)	Capesize	January 9, 2018	175,975	2011	Jinhai, CHN
Aquabridge(3)	Capesize	January 16, 2018	177,106	2005	Namura, JPN
Aquaproud(1)	Capesize	January 24, 2018	178,055	2009	SWS, CHN
Aquatonka(1)	Capesize	January 31, 2018	179,004	2012	Hanjin, PH
Aquavoyageurs(3)	Capesize	February 5, 2018	177,022	2005	Namura, JPN
Aquahaha(1)	Capesize	February 15, 2018	179,023	2012	Hanjin, PH
Aquataine(5)	Capesize	February 20, 2018	181,725	2010	Imabari, JPN
Aquascope(1)	Capesize	February 21, 2018	174,008	2006	SWS, CHN
Aquasurfer(1)	Capesize	March 1, 2018	178,854	2013	Sungdong, KR
Aquamaka(1)	Capesize	April 27, 2018	179,362	2009	Hyundai, KR
Aquacarrier(1)	Capesize	May 14, 2018	175,935	2011	Jinhai, CHN
Aquakatie	Capesize	June 2018*	174,142	2007	SWS, CHN
Total: 25			4,108,229

*
Estimated delivery dates subject to vessel itineraries and employment.

**
The table above does not reflect the Acquisition Vessels.

(1)
Operated in the Capesize RSA.

(2)
Operated in the Supramax RSA.

(3)
Operated on index-linked charters.

Vessel	Redelivery Period	Charterer	Rate
Aquamarie	July 3, 2018 – October 3, 2018	Cargill International SA	105% BCI 5TC
Aquabridge	March 5, 2018 – July 5, 2018	Cargill International SA	105% BCI 5TC
Aquavoyageurs	April 12, 2018 – August 11, 2018	Cargill International SA	105% BCI 5TC
(4)
Operated in the spot market.

(5)
Operated on a period charter for a period of seven to nine months commencing on May 20, 2018.

Management of Our Business
Our Board of Directors defines our overall direction and business strategy and exercises all significant decision-making authority including, but not limited to, with respect to our investments and divestments. Our day-to-day business and vessel operations are managed by CTM with the guidance and oversight of our Board, under the operational, commercial, technical and administrative service agreements discussed below. CTM also sources and advises on strategic opportunities for our Board’s consideration.
Commercial Management Agreement
We have entered into a Commercial Management Agreement with CTM for the operational and commercial management of all dry bulk carrier motor vessels owned or chartered by us or our subsidiaries. CTM’s services include negotiating contracts related to the vessels, negotiating terms of employment of the vessels, making all necessary arrangements for the proper employment of the vessels, negotiating the terms of all contracts for the purchase or sale of the vessels, and appointing port and other agents for the vessels, in each case subject to the express limitations and guidelines imposed by us. We pay CTM commission fees as follows: (i) in relation to time chartered-in and time chartered-out vessels, 1.25% commission on all hires paid or a 1.25% commission on all gross freight on all of the performed voyage charter contracts; and (ii) 1.00% commission of the memorandum of agreement price for the sale of any vessel by us or any of our subsidiaries. Upon completion of this offering, the Commercial Management Agreement will only be subject to termination by us upon three months prior notice. Upon any termination by us that is not a result of CTM’s failure to perform a material obligation, we must pay CTM a termination fee equal to twice the amount of commissions due over the prior twelve months.
Shipmanagement Agreement
Through our subsidiaries, we enter into a Shipmanagement Agreement with CTM with respect to each vessel in our fleet. CTM’s services include providing technical management services, such as selecting and engaging the vessel’s crew, providing payroll and compliance services, providing competent personnel to supervise the maintenance and general efficiency of the vessel, arranging and supervising drydockings, repairs, alterations and the upkeep of the vessel, appointing surveyors and technical consultants, arranging the transportation of shore personnel when servicing the vessel, arranging supervisory visits to the vessel, and maintaining a safety management system. We pay CTM a basic annual management fee in the amount of  $144,000 per vessel. Additionally, we reimburse CTM for rent, communication and other general expenses in the aggregate amount of  $15,000 per vessel per quarter, and for travel and out-of-pocket expenses incurred by CTM in pursuance of its management services. Upon completion of this offering, a Shipmanagement Agreement will only be subject to termination by us upon three months prior notice. Upon any termination by us that is not a result of CTM’s failure to perform a material obligation, we must pay CTM a termination fee equal to the basic management fees for the prior twelve months. In addition, a Shipmanagement Agreement is deemed terminated upon the sale of the vessel to a non-affiliated third party.
Services Agreement
We have entered into a Services Agreement with CTM for the provision of staff services, including customer and supplier management, accounting, treasury, budgeting and reporting, consultancy services, corporate and legal services, and information technology services. We pay CTM an annual management fee of  $50,000 for each vessel, in quarterly installments. We also reimburse CTM for all travel and subsistence expenses CTM incurs in the provision of services. Upon completion of this offering, the Services Agreement will only be subject to termination by us, upon three months prior notice. Upon any termination by us that is not a result of CTM’s failure to perform its obligations (including if such failure is due to applicable law or insolvency of CTM), we must pay CTM a termination fee equal to twice the amount of the fees for the prior twelve months.
Unless terminated earlier by us, our Commercial, Shipmanagement and Services Agreements with CTM will automatically extend for an additional five years after completion of this offering. During this period the commissions and fee rates as noted above will remain fixed, thereby providing significant visibility into our cost structure.

Our Competitive Strengths
Demonstrated Access to Capital and Significant Financial Flexibility
We believe that we have successfully capitalized the business in a financially conservative manner that allows for continued access to capital to fund our growth opportunities. We target a long-term leverage profile below 30% Net Debt/Gross Asset Value, which provides us with significant financial flexibility going forward. In line with this target, we recently funded the acquisition of 13 Capesize vessels from the CarVal Funds using a mix of cash and shares, thereby demonstrating our ability to access capital to fund opportunistic acquisitions.
We believe that we have also demonstrated the ability to raise equity capital at increasing valuations, as measured on a share price basis, thereby driving improved returns for investors. In particular, we have successfully raised equity, each time at a higher valuation, to fund our initial growth, including our initial capital raise of  $44.5 million (of which $18.5 million was contributed in kind for the vessel Aquamarine) in December 2016 at $10.00 per share. Three months later, in March 2017, we raised an additional $100.0 million at $11.00 per share to fund the acquisition of six vessels (one Ultramax and five Capesize vessels). More recently, in December 2017 through May 2018, we raised $32.3 million at $15.23 per share, a significant majority of which was to fund part of the acquisition of 13 Capesize vessels from the CarVal Funds. We have continued to demonstrate our ability to source attractive and accretive acquisitions and successfully access the capital markets to drive increased value for our investors and propel growth in the business.
As of March 31, 2018, we had $32.2 million of available cash and cash equivalents, in addition to $107.0 million available under committed but undrawn credit facilities. Under the Terms Agreement, if this offering is consummated by July 15, 2018, we have agreed to acquire the Acquisition Vessels for up to an aggregate purchase price of  $178.75 million, up to $169.81 million of which is payable in cash, which we intend to fund with the net proceeds of this offering, cash on hand and additional borrowings under our credit facilities, and up to $8.94 million of which is payable in our common shares valued at the public offering price per share in this offering. We believe that our committed financing capacity will allow us to make additional accretive acquisitions.
High Quality Fleet Developed Through Timely Vessel Acquisitions
Our fleet consists of 25 dry bulk vessels (which includes one secondhand vessel with expected delivery in June 2018), including 22 Capesize, 1 Panamax and 2 Supramax carriers, and we are the second largest and most concentrated owner of Capesize vessels among publicly listed peers. We believe that each vessel was acquired at an opportunistic point across each vessel’s life cycle, thereby maximizing earnings potential while at the same time minimizing acquisition cost. We have entered into a Terms Agreement whereby, if this offering is consummated by July 15, 2018, we have agreed to acquire up to five secondhand Capesize drybulk vessels for up to an aggregate purchase price of  $178.75 million in cash and share-based consideration, which we believe is below current asset values. We also actively review disposition opportunities to take advantage of asset value cycles or to redeploy capital into younger vessels or vessels with equal or more attractive return potential in light of asset-specific trends and market fundamentals. To date, we have sold one vessel — the Aquabeauty, which we acquired in May 2017 for $10.0 million and agreed to sell in January 2018 for $15.0 million. Our fleet has an average age of 9 years, and we believe that owning a high-quality, well-maintained fleet affords us significant benefits, including reduced operating costs, improved quality of service and a competitive advantage in securing favorable charters with high-quality counterparties. We believe that our active vessel acquisition and disposition strategy has allowed us to build one of the largest Capesize dry bulk fleets globally.
While our current fleet composition is weighted towards Capesize vessels, our strategy is to continue to evaluate the demand and supply dynamics across the various dry bulk vessel segments. We plan to focus on the 50,000 dwt – 210,000 dwt vessel range, supported by CTM’s expertise in operating and managing vessels across all vessel sizes. Since our formation, we believe that Capesize vessels have presented the most attractive value and upside potential, and as such, management has taken advantage of opportunistic acquisitions in the space.

Our ability to acquire vessels at attractive prices has not required us to compromise on other critical vessel features, such as quality or the existence of a liquid secondary market for similar type vessels. Our vessels are built at the world’s most renowned shipyards and have been carefully maintained by CTM. However, we do not limit ourselves to vessels constructed at certain yards but rather look extensively for opportunistic purchases across all geographies. Additionally, the current sale and purchase market for types of vessels consistent with those in our fleet remains highly active, which is an important metric we take into account as we evaluate acquisition opportunities. The dry bulk sale and purchase market is the most liquid shipping market, with approximately 596 bulker sales (41.6 million dwt) in 2016 and 645 bulker sales (43.9 million dwt) in 2017 alone. The Panamax and Capesize markets together represented approximately 38% of the market on a number of vessels basis and 60% on a dwt basis. This highly liquid sale and purchase market offers us a unique opportunity to take advantage of opportunistic vessel acquisitions and dispositions, without having to incur an illiquidity discount. This can be seen through our acquisition and subsequent sale of the vessel Aquabeauty.
This is but one example of our ability to generate significant returns to our investors. Although we are a recently incorporated company with a limited performance history, we believe we have a proven and successful track record of acquiring vessels at attractive prices. Our first vessel was contributed by Brentwood Shipping, and each subsequent vessel acquisition/disposition has represented an attractive opportunity for us at that point in time. In the second half of 2017, we announced a transformative acquisition of up to 13 vessels from the CarVal Funds for a combination of cash and shares. This transaction allowed us to expand our fleet with similarly young and low leveraged Capesize vessels and positions us as one of the largest publicly listed owners of Capesize vessels.
Strong Relationship with CTM
We believe that one of our principal strengths is our relationship with CTM, which enables us to take advantage of its best-in-class fleet management capabilities across commercial, operational, technical and sale and purchase activities, as well as all the supporting functions it provides and also benefit from CTM’s history of actively managing financing relationships with international banks on behalf of its clients.
These financing relationships include, but are not limited to, arranging ship mortgages, pre-delivery financing and arranging working capital lines. In addition, we believe CTM is one of a handful of Western shipping companies with access to finance from Japanese banks, having previously arranged financing for two bulk carriers for another client of theirs.
In addition, our relationship with CTM has provided us with extensive acquisition sourcing capabilities, including opportunities to acquire high quality vessels at attractive prices. For example, GoodBulk has benefited from the strong ties that CTM has with the Japanese shipping market, from where we have directly sourced four of our acquired vessels to date without requiring non-Japanese intermediaries. CTM’s long-standing relationships and network in Japan span back to 2004 when CTM was formed. Since that time, CTM has completed close to 70 sale and purchase and charter-based transactions in Japan. CTM’s scope of work includes identifying and suggesting potential acquisition or disposition candidates, asset inspections determining overall condition, engaging in price negotiation on behalf of and in close guidance with the Company, legal documentation handling and hand-over completion for a successful deal execution. CTM employs approximately 80 employees, several of which have been there since the company’s inception, including its CFO, Director of Handymax — Post Panamax, Director of Capesize — VLOC, Director of Sale and Purchase, and Director of Operations and Fleet. Other key executives have been with CTM for over 10 years including its CEO. Collectively, the top eight executives have over 90 years of experience with CTM. Our management team has worked together for up to 24 years for CTM and its predecessors. Moreover, the employees of CTM are well aligned with the company as they have personally invested over $3.3 million into the business. This provides extensive high quality industry expertise.
Following this offering, our agreements with CTM will automatically extend for an additional five years, during which period the commissions and fee rates as noted above will remain fixed, thereby providing significant visibility into our cost structure and ability to source vessel acquisition opportunities.
Industry Leading Cost Structure with Lowest Break Evens
Through our unique high operating leverage/low financial leverage strategy, we have been able to create a low cost platform with very competitive cash break even rates. This is in part due to our strong relationship with our external manager CTM, which has allowed us to benefit from its significant experience and scale, directly managing over 100 dry bulk vessels ranging from Supramaxes to Newcastlemaxes. Our ability to leverage CTM’s industry leading commercial and technical platform has allowed to us to maintain a lean corporate structure, thereby reducing our costs. In addition, our low leverage model limits interest and amortization expenses, further driving down our very low and competitive cash break evens. In light of these factors, we believe that our per vessel costs and operating expenses are among the lowest in the industry. Our low cost structure further provides downside protection in the event of a prolonged downturn in charter rates.
Experienced Management Team with Interests Aligned to Shareholders
Our management team and Board of Directors have an extensive track record of managing both shipping companies and capital markets transactions, including initial public offerings, secondary offerings, debt offerings and restructurings. Our Chairman and CEO, Mr. John Michael Radziwill has over 20 years of experience in the industry, including as CEO of CTM and as a board member of Euronav at the time of its listing on the NYSE. Our CFO, Mr. Luigi Pulcini, has over 20 years of experience in the shipping industry and has been with CTM since inception, where he also works as CFO. Our President and Director, Mr. Andrew Garcia has 17 years of capital markets experience with expertise developed as an investor in the shipping and dry bulk space and through creating and bringing companies public in the U.S., including Two Harbors Investment Corp. Our management team, including the family of our Chairman and CEO, owns approximately 12% of the company prior to this offering, fully aligning their interests with that of the other shareholders. Moreover, 100% of management’s economic participation is in the form of  “at risk” equity purchased in our first two equity offerings.
Our Business Strategies
Continue to Opportunistically Engage in Acquisitions or Disposals to Maximize Shareholder Value
We intend to continue our practice of acquiring or disposing of secondhand vessels while focusing on maximizing shareholder value and returning capital to shareholders when appropriate. Our management team has a demonstrated track record of acquiring and disposing of vessels at attractive prices, and we will continue to monitor prices of secondhand dry bulk Supramax, Panamax, and Capesize vessels as we seek opportunities in line with our acquisition strategy. Our relationship with CTM has provided us with extensive acquisition sourcing capabilities, including opportunities to acquire high quality vessels at attractive prices. We plan to continue to remain active in the secondhand market as we believe this offers the best value opportunity and do not anticipate participating in the newbuilding market at this time.
The key component of our acquisition strategy is to focus on high-quality assets at attractive prices, and maintain a disciplined approach focused on protecting and increasing shareholder value as we evaluate new acquisitions. When considering potential acquisitions, we will evaluate several factors, including, but not limited to, our expectation of fundamental developments in the industry, the level of liquidity in the resale and charter market, the vessel’s earning potential in relation to its value, its condition and technical specifications, expected remaining useful life, the credit quality of the charterer, whether there is an attached charter, and the overall diversification of our fleet and customers. Through this framework, we have demonstrated a successful track record of opportunistic vessel acquisitions and dispositions that has developed our fleet into one of the largest Capesize fleets today. While we actively pursue acquisition opportunities from Supramaxes to Capesizes, since inception, we have favored Capesize vessels as we believed that they offered the best relative opportunity. At times when others have pulled back from the Capesize market due to volatility in charter rates, resulting decline in asset values and financing constraints, our conviction around the market opportunity has allowed us to take advantage of opportunistic prices and build our high quality fleet. We continue to see significant opportunity among the larger vessel classes given their strong earnings potential, favorable acquisition prices, and liquid secondhand market.
Capture Revenue Upside Potential Through Spot Market Exposure
We plan to strategically employ our fleet to provide for high utilization, while at the same time substantially preserving flexibility so as to capitalize on any favorable changes in the rate environment. While the BDI, the generally agreed upon proxy for dry bulk shipping rates, has recently come off its near all-time low in February 2016, the index still remains approximately 50% below its long-term average (since the BDI’s inception in 1985). Given industry backdrop and macroeconomic factors, we believe that there is still significant upside potential in charter rates and we expect these rates to continue to increase in the near to medium term.
We believe that our unique relationship with CTM, whose pools have consistently outperformed the Baltic Supramax, Panamax, and Capesize indices, coupled with our strong balance sheet of low financial leverage, afford us the ability to employ our vessels in the spot market for extended periods of time. Consequently, this provides additional flexibility to capture the upside opportunity should rates rise. However, we note that there is no guarantee that rates will continue to rise or that CTM will continue to outperform the various market indices.
Low Cost Operating Platform
We maintain a strong relationship with our external manager and believe that CTM is able to oversee the technical and commercial management of our fleet at a lower cost than could otherwise be achieved in-house. Moreover, we believe that CTM’s cost structure and compensation rates are competitive with those available through other external vessel managers. We believe that our external management arrangement will promote scalability as it will allow for growth without the incurrence of significant additional overhead. We also believe this structure allows us to maintain a very competitive, low cost operating platform with low cash break evens. Following this transaction, our agreement with CTM will automatically extend for an additional five years from the date of this offering at fixed fee levels, thereby providing additional cost visibility.
Low Financial Leverage
We intend to maintain a strong balance sheet and low financial leverage over time, even though we may have the capacity to obtain additional financing. By targeting on a long-term basis a Net Debt/Gross Asset Value below 30%, we expect to retain greater flexibility than our more levered competitors and to operate our vessels under shorter spot or period charters. Additionally, our low leverage approach affords increased flexibility in the event of downward pressures on rates, allowing us to operate profitably at rates that would otherwise result in losses for some of our competitors. At an estimated scrap price of  $434 per lightweight tonne based on the Baltic Exchange’s Indian Subcontinent demolition price assessment as of May 21, 2018 and an average lightweight tonnage per vessel of 23,009 tonnes, the approximate scrap value of GoodBulk’s fleet is roughly 1.3 times more than its expected borrowings of  $188 million after the delivery of one secondhand vessel with expected delivery in June 2018.
Shipping industry participants have increasingly favored financially solid vessel owners, compared to those that are more susceptible to insolvency risk. As such, we believe that our low leverage profile will make us more attractive to potential counterparties such as charterers and commercial banks. We believe that this will afford us further opportunities including better charters and negotiating leverage with our lending partners.
Dividend Strategy
We intend to manage our capital structure by actively monitoring our leverage level with changing market conditions, targeting on a long-term basis a Net Debt/Gross Asset Value below 30%, and returning capital to shareholders when appropriate.
Our Board of Directors declared a dividend of  $0.22 per share on May 21, 2018 that is payable on June 12, 2018 to holders of record as of May 25, 2018. Subject to the sole discretion of our Board of Directors and the considerations discussed below, we intend to continue to return capital to shareholders through quarterly dividends or share repurchases that will annually equal, in the aggregate, between 25% and 50% of our net income. Any future determination related to our dividend policy will be subject to the discretion of our Board of Directors, requirements of Bermuda law, our results of operations, financial condition and cash requirements and availability, our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy, the terms of our outstanding indebtedness, contractual restrictions, the ability of our subsidiaries to distribute funds to us and other factors deemed relevant by our Board of Directors. See “Dividends and Dividend Policy” and “Description of Share Capital.” We cannot assure that we will be able to pay regular dividends in the event of unforeseen market events.
Recent Developments
Capesize Vessel Acquisition
On June 1, 2018, we entered into the Terms Agreement to acquire up to five secondhand Capesize dry bulk vessels from subsidiaries of Defender Holding Ltd. and Constitution Holding Ltd. (such subsidiaries together, “the Sellers”), affiliates of a maritime investment fund unrelated to us, for up to an aggregate purchase price of  $178.75 million in cash and share-based consideration. If this offering is consummated by July 15, 2018, we intend to use the net proceeds from this offering, together with cash on hand and additional borrowings under our credit facilities, to fund the up to $169.81 million cash portion of the purchase price for the vessel acquisitions. Pursuant to the Terms Agreement, we have agreed to acquire between three to five vessels depending on the proceeds of this offering. Based on the midpoint of the range set forth on the cover page of this prospectus, we expect to receive total estimated net proceeds of approximately $          million in this offering and acquire           vessels at an aggregate purchase price of $         . See “Use of Proceeds.” The vessels are expected to be delivered by the end of September 2018. We will deposit 12.5% of the aggregate purchase price of the vessels in an escrow account for the benefit of the Sellers promptly after the closing of this offering. The purchase price per vessel will be paid on delivery in (i) 95% cash (less allocable deposit paid) and (ii) 5% of our common shares, at a price per share equal to the public offering price in this offering. In connection with the acquisition, the Sellers have also agreed to a 180 day lock-up on any of our common shares issued in connection with the vessel acquisitions. We are not assuming any liabilities for the pre-acquisition activities of the Acquisition Vessels. The fleet description and purchase price per vessel is as set forth below:
Vessel Name	Type	Size (dwt)	Year Built	Shipyard
True Explorer	Capesize	178,929	2012	Sungdong, KR
True Navigator	Capesize	179,905	2011	Daehan, KR
True Windsor	Capesize	180,012	2012	Daehan, KR
True Endurance	Capesize	179,147	2012	Hyundai, KR
True Dream	Capesize	180,694	2014	Tsuneishi Cebu, PHL
If this offering is not consummated by July 15, 2018, we intend to use the net proceeds of this offering for other vessel acquisitions and general corporate purposes.
Our History
We were incorporated in Bermuda on October 20, 2016. We and our subsidiaries are engaged in the ownership and operation of dry bulk carriers, providing worldwide seaborne transportation solutions. Our common shares started trading on the N-OTC on March 29, 2017, under the symbol “BULK.” As of the date of this prospectus, there are 29,540,457 common shares issued and outstanding (after giving effect to the exchange of the Class A share in connection with this offering).
We took delivery of fourteen dry bulk vessels in 2017 and eleven in 2018 to date. The agreements to purchase two of the vessels was entered into in December 2016, and the agreements to purchase the remaining vessels were entered into during 2017.
In April 2017, we entered into an agreement to purchase six dry bulk vessels from Carras, a subsidiary of Brentwood Shipping, for a purchase price of  $97.5 million in cash and shares.
In October 2017, we entered into an agreement with the CarVal Funds for the purchase of seven Capesize dry bulk vessels for a purchase price of  $221.8 million in cash and shares and an option for an additional six of the Capesize dry bulk vessels for a purchase price of  $134.3 million in cash and shares. In December 2017, the purchase options for all six vessels was exercised.

In 2017, we also entered into agreements to purchase four dry bulk vessels in separately negotiated transactions.
In January 2018, we also sold the vessel Aquabeauty for a sale price of  $15.0 million.
In March 2018, we entered into an agreement to acquire a secondhand Capesize vessel for a purchase price of  $19.9 million which is expected to be delivered to the fleet in June 2018.
Employment of Our Fleet
All of our vessels are currently operated in the spot market, with the majority operated through CTM’s RSAs or on index-linked charters. As of the date of this prospectus, 17 of our 21 Capesize vessels are operated through the Capesize RSA, which is part of CCL and includes a total of 75 vessels, and our two Supramax vessels are operated through the Supramax RSA, which includes a total of 58 vessels. Each RSA aggregates the revenues and expenses of all the participant vessels and distributes the net earnings calculated on (i) a key figure expressing the relative theoretical earning capacity of such member vessel based on the cargo carrying capacity, tradability, speed and consumptions and performances and (ii) the number of days the vessel was operated during the period. Compared to the other vessels in the CCL, the average earning capacity of our Capesize vessels is approximately 6% lower than the average vessel earning capacity of the other 58 vessels in the pool. Compared to the other vessels in the Supramax RSA, the average earning capacity of our Supramax vessels is in line with the average vessel earning capacity of the other 56 vessels in the pool.
Officers and Crewing
CTM is responsible for identifying, screening and recruiting the officers and all other crew members for our vessels through its exclusive Philippines-based crewing agent. CTM actively reviews the qualifications of potential candidates for employment on its managed vessels and is responsible for the final hiring decisions. CTM is responsible for training its crews and ensuring their adherence to regulatory and classification requirements and all health, safety, security and environmental regulations. CTM ensures compliance with all regulations with regards to crew safety and well-being, and all of its crews are ITF compliant. Our subsidiaries that own the vessels in our fleet, indirectly through our technical manager pursuant to their technical management agreements, will employ officers and crew members manning such vessels.
Our Customers
We believe that maintaining a close and professional relationship with our manager is the best way to achieve the optimum returns on our vessels and for our customers and shareholders. Our relationship with CTM is based on this belief, and through CTM’s experience and proven success in commercial and technical management, we have gained access to their global network and long-standing relationships with charterers, brokers, agents, shipyards, handlers and other parties involved in the supply chain that allow us to provide and maintain a high quality of service.
A prospective charterer’s financial condition, creditworthiness, and reliability track record are important factors in negotiating our vessels’ employment.
Our Competition
We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on our reputation and that of our manager. We compete primarily with other independent and state-owned dry bulk vessel-owners. Our competitors may have more resources than us and may operate vessels that are newer, and therefore more attractive to charterers, than our vessels. Ownership of dry bulk vessels is highly fragmented and is divided among publicly listed companies, state controlled owners and private ship owners.
Seasonality
We will operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter to quarter volatility in our operating results. The dry bulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, revenues of dry bulk carrier operators in general have historically been weaker during the fiscal quarters ended June 30 and September 30, and, conversely, been stronger in fiscal quarters ended December 31 and March 31. This seasonality may materially affect our operating results and cash available for dividends.
Employees
We had no employees as of March 31, 2018. See “— Officers and Crewing” and “Management” for additional information.
Properties
Other than our vessels, we do not own or lease any material property.
Environmental and Other Regulation
The ownership and operation of our fleet is significantly affected by government and other binding regulation. We are subject to numerous international, national, state and local laws, regulations, treaties and conventions in force in international waters and the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels relating to protection of the environment. These regulations include requirements relating to the storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials, the remediation of contamination, liability for damage to natural resources and occupational health and safety. Compliance with these requirements may entail significant expense, including vessel modifications and implementation of certain operating procedures.
A variety of government, quasi-governmental and private organizations subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (applicable national authorities such as the USCG, harbor master or equivalent), classification societies, flag state administrations (countries of registry) and charterers, particularly terminal operators. Certain of these entities require us to obtain permits, licenses, certificates and other authorizations for the operation of our vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or result in the operation of one or more of our vessels being temporarily suspended or prohibited from operating in those jurisdiction in which such permits or approvals are required.
We believe that the heightened level of environmental, safety and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental and safety concerns have created a demand for vessels that conform to stricter environmental and safety standards. We are required to meet operating standards for all of our vessels addressing operational safety, quality maintenance, continuous training of our officers and crews and compliance with United States and international regulations. Because environmental laws and regulations applicable to our vessels and operations frequently change and may impose increasingly stricter requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our vessels. In addition, a future serious marine incident that causes significant adverse environmental impact, such as the 2010 Deepwater Horizon oil spill in the Gulf of Mexico, could result in additional legislation or regulations. Such future requirements could limit our ability to do business, increase our operating costs, force the early retirement of our vessels and/or affect their resale value, all of which could have a material adverse effect on our financial condition and results of operations.
International Maritime Organization
The IMO, the United Nations agency for maritime safety and the prevention of pollution by ships, has adopted the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the related Protocol of 1978 and updated through various amendments (collectively, “MARPOL”). MARPOL entered into force on October 2, 1983. It has been adopted by over 150 nations, including many of the jurisdictions in which our vessels operate.

MARPOL contains six Annexes, each of which regulates a different source of pollution. Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried, in bulk, in liquid or packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI relates to air emissions.
In 2013 the MEPC adopted by resolution amendments to the MARPOL Annex I Condition Assessment Scheme, CAS. These amendments became effective on October 1, 2014 and pertain to revising references to the inspections of bulk carriers and tankers after the 2011 ESP Code, which enhances the programs of inspections, becomes mandatory. We may need to make certain financial expenditures to comply with these amendments.
Air Emissions
In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution. Effective May 2005, Annex VI set limits on nitrogen oxide emissions from ships whose diesel engines were constructed (or underwent major conversions) on or after January 1, 2000. It also prohibits “deliberate emissions” of  “ozone depleting substances,” defined to include certain halons and chlorofluorocarbons. “Deliberate emissions” are not limited to times when the ship is at sea; they can for example include discharges occurring in the course of the ship’s repair and maintenance. Emissions of  “volatile organic compounds” from certain vessels, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls, PCBs) are also prohibited. Annex VI also includes a global cap on the sulfur content of fuel oil.
MEPC, adopted amendments to Annex VI on October 10, 2008, which entered into force on July 1, 2010. These amendments are designed to reduce air pollution from vessels by, among other things, (i) implementing a progressive reduction of sulfur oxide emissions from ships; and (ii) establishing new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. As of January 1, 2012, the amended Annex VI required that fuel oil contain no more than 3.50% sulfur (from the previous cap of 4.50%). On October 27, 2016, at its 70th session, MEPC 70, MEPC announced regulations mandating a reduction in sulfur emissions from 3.50% to 0.50% as of the beginning of 2020 and pursuant to amendments approved at MEPC 72 in April 2018, as of 2020, ships will be prohibited from carrying fuel for combustion that does not comply with the 0.50% sulfur limit unless equipped with an approved “equivalent arrangement” to meet this limit. By 2020 ships will have to either reduce sulfur emissions through the installation and use of emission scrubbers or buy fuel with lower sulfur content. Consequently, complying with the more stringent global sulfur limit could require us to incur significant capital expenditures or increased fuel costs. We do not currently anticipate installing scrubbers onboard our vessels and instead intend to comply with the new sulfur regulations by using low sulfur fuel.
Annex VI also allows for special areas to be established with more stringent controls on emissions of sulfur, nitrogen and particulate matter known as “Emission Control Areas,” or ECAs (see below). As of January 1, 2015, ships operating within an ECA may not use fuel with sulfur content in excess of 0.10%. Amended Annex VI established procedures for designating new ECAs. The Baltic and North Seas, certain coastal areas of North America and the United States Caribbean Sea are all within designated ECAs. In July 2017, at MEPC 71, MEPC formally designated the North Sea and Baltic Sea as ECAs for nitrogen oxides, effective January 1, 2021. Ocean-going vessels in these areas are subject to stringent emission controls, which may cause us to incur additional costs, including due to the potential increased cost of compliant fuel supplies.
If other ECAs are approved by the IMO or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the U.S. Environmental Protection Agency, or the EPA, or the states where we operate, compliance with these regulations could entail significant capital expenditures, operational changes, or otherwise increase the costs of our operations. For example, the amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. The EPA promulgated equivalent (and in some respects stricter) emissions standards in late 2009.
As of January 1, 2013, MARPOL made mandatory certain measures relating to energy efficiency for ships. This included the requirement that all ships develop and implement Ship Energy Management Plans (“SEEMPs”). All of our vessels have these required SEEMP plans in place.

Additional or new conventions, laws and regulations may be adopted that could require the installation of expensive emission control systems and could adversely affect our business, results of operations, cash flows and financial condition.
Ballast Water Management
The IMO adopted the BWM Convention in February 2004. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits. These regulations also require ships to carry a ballast water record book and an International Ballast Water Management Certificate. The BWM Convention entered into force on September 8, 2017.
At MEPC 70, MEPC adopted updated “guidelines for approval of ballast water managements systems (G8).” G8 updates previous guidelines concerning procedures to approve BWMS. The period of installation of mandatory ballast water exchange requirements is extremely short, with several thousand ships a year needing to install ballast water management systems (“BWMS”). Under a compromise on compliance dates reached at MEPC 71 and adopted at MEPC 72, all vessels constructed before the entry into force date are categorized as “existing vessels.” Existing vessels are not required to install a BWMS until the vessel’s first International Oil Pollution Prevention Certificate renewal survey after September 8, 2019. Where applicable, we plan to install the appropriate BWMS on our vessels by the applicable renewal survey dates.
Once mid-ocean ballast exchange or ballast water treatment requirements become mandatory, the cost of compliance could increase for ocean carriers and the costs of ballast water treatments may be material. However, many countries already regulate the discharge of ballast water carried by vessels from country to country to prevent the introduction of invasive and harmful species via such discharges. The United States for example, requires vessels entering its waters from another country to conduct mid-ocean ballast exchange, or undertake some alternate measure, and to comply with certain reporting requirements.
Safety Management System Requirements
The IMO has also adopted systematic regulatory regimes, including SOLAS and the LL Convention, which impose a variety of standards that regulate the design, operational features and safety of ships. The IMO periodically revises these standards. Amendments to SOLAS relating to safe manning of vessels that were adopted in May 2012 entered in force on January 1, 2014. In addition, the Convention on Limitation of Liability for Maritime Claims, LLMC, was recently amended and the amendments went into effect on June 8, 2015. The amendments alter the limits of liability for loss of life or personal injury claims and property claims against ship owners.
Our operations are also subject to environmental standards and requirements under Chapter IX of SOLAS set forth in the ISM Code. The ISM Code requires the owner of a vessel, or any person who has taken responsibility for operation of a vessel, to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We rely upon the safety management system that our technical manager and we have developed for compliance with the ISM Code.
The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with the ISM Code requirements for a safety management system. No vessel can obtain a safety management certificate under the ISM Code unless its manager has been awarded a document of compliance, issued by classification societies under the authority of each flag state, under the ISM Code. The document of compliance and safety management certificate are renewed every five years, but the document of compliance is subject to audit verification annually and the safety management certificate at least every 2.5 years. A third party manages our vessels and must maintain a DOC. If our third party manager fails to maintain a DOC, our vessels’ will not in compliance with the ISM Code because their SMCs will be invalid.
Noncompliance with the ISM Code and other IMO regulations may subject the ship-owner to increased liability, may lead to decreases in, or invalidation of, available insurance coverage for affected vessels and may result in the denial of access to, or detention in, ports. Any such denial or detention could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Pollution Control and Liability Requirements
The IMO has negotiated international conventions that impose liability for oil pollution in international waters and the territorial waters of the signatory to such conventions. Many countries have ratified and follow the liability plan adopted by the IMO and set out in the International Convention on Civil Liability for Bunker Oil Pollution Damage (“Bunker Convention”). The Bunker Convention imposes strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention also requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended). We maintain insurance in respect of our ships that satisfies these requirements. With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.
IMO regulations also require owners and operators of vessels to adopt shipboard oil pollution emergency plans and/or shipboard marine pollution emergency plans for noxious liquid substances in accordance with the guidelines developed by the IMO.
While we believe that we comply with these pollution control and liability requirements, the IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations may have on our operations.
The U.S. Oil Pollution Act of 1990 and Comprehensive Environmental Response, Compensation and Liability Act
The U.S. Oil Pollution Act of 1990 (“OPA”), established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all “owners and operators” whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone. The United States has also enacted the CERCLA, which applies to the discharge of hazardous substances other than oil except in limited circumstances, whether on land or at sea. OPA and CERCLA define “owner and operator” in the case of a vessel as any person owning, operating or chartering by demise, the vessel. OPA applies to oil tankers (which are not operated by us), as well as non-tanker ships that carry fuel oil, or bunkers, to power such ships.
Under OPA, vessel owners and operators are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:
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injury to, destruction or loss of, or loss of use of, natural resources and the costs of assessment thereof;

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injury to, or economic losses resulting from, the destruction of real and personal property;

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net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;

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loss of subsistence use of natural resources that are injured, destroyed or lost;

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lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and

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net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards.

OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs. Effective December 21, 2015, the USCG adjusted the limits of OPA liability for non-tank vessels, edible oil tank vessels, and any oil spill response vessels, to the greater of  $1,100 per gross ton or $939,800 (subject to periodic adjustment for inflation). These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party’s gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident where the responsible party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act.
CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damage for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of  $300 per gross ton or $5.0 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.
OPA requires owners and operators of vessels to establish and maintain with the USCG evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee.
We currently maintain pollution liability coverage insurance in the amount of  $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage, it could have an adverse effect on our business and results of operations.
OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA. Some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states that have enacted such legislation have not yet issued implementing regulations defining vessels owners’ responsibilities under these laws.
Major oil spills, like the 2010 Deepwater Horizon oil spill in the Gulf of Mexico, may also result in additional legislative or regulatory initiatives, including the raising of liability caps under OPA or the implementation of more stringent operational requirements. We cannot predict what additional requirements, if any, may be enacted and what effect, if any, such requirements may have on our operations.
Other U.S. Environmental Requirements
The CWA prohibits the discharge of oil or other substances in U.S. navigable waters unless authorized by a duly issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. In addition, many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law.
The EPA regulates the discharge of ballast water and other substances in U.S. waters under the CWA. EPA regulations require vessels 79 feet in length or longer (other than commercial fishing and recreational vessels) to comply with a Vessel General Permit (“VGP”), that authorizes ballast water discharges and other discharges incidental to the operation of vessels. For a new vessel delivered to an owner or operator after September 19, 2009 to be covered by the VGP, the owner must submit a Notice of Intent (“NOI”), at least 30 days before the vessel operates in U.S. waters. The VGP imposes technology and water-quality based effluent limits for certain types of discharges and establishes specific inspection, monitoring, record keeping and reporting requirements to ensure the effluent limits are met. The EPA renewed and revised the VGP, effective December 19, 2013. The VGP now contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in U.S. waters and more stringent requirements for exhaust gas scrubbers and requires the use of environmentally acceptable lubricants. In October 2015, the Second Circuit Court of Appeals issued a ruling that directed the EPA to redraft the sections of the 2013 VGP that address ballast water. However, the Second Circuit stated that 2013 VGP will remains in effect until the EPA issues a new VGP, which is expected to be issued in late 2018.
The USCG, through regulations adopted under the U.S. National Invasive Species Act (“NISA”), also imposes mandatory ballast water management practices for all vessels equipped with ballast water tanks entering or operating in U.S. waters. As of June 21, 2012, the USCG adopted revised ballast water management regulations that established standards for allowable concentrations of living organisms in ballast water discharged from ships in U.S. waters. The USCG must approve any technology before it is placed on a vessel, but has not yet approved the technology necessary for vessels to meet the foregoing standards.
Notwithstanding the foregoing, as of January 1, 2014, vessels are technically subject to the phasing-in of these standards. As a result, the USCG has provided waivers to vessels which cannot install the as-yet unapproved technology. The EPA, on the other hand, has taken a different approach to enforcing ballast discharge standards under the VGP. On December 27, 2013, the EPA issued an enforcement response policy in connection with the new VGP in which the EPA indicated that it would take into account the reasons why vessels do not have the requisite technology installed, but will not grant any waivers.
Compliance with the EPA and the USCG regulations could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, or may otherwise restrict our vessels from entering U.S. waters. While we believe that our vessels have been fitted with systems that will comply with the standards, those systems may not be approved. If they are not approved, it could have an adverse material impact on our business, financial condition, and results of operations depending on the available ballast water treatment systems and the extent to which existing vessels must be modified to accommodate such systems. In addition, certain states have enacted more stringent discharge standards as conditions to their required certification of the VGP. It is unclear how the ballast water requirements set forth by these states, the EPA, the USCG, and IMO BWM Convention, some of which are in effect and some which are pending, will co-exist.
European Union Regulations
In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. Member States were required to enact laws or regulations to comply with the directive by the end of 2010. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims. The directive applies to all types of vessels, irrespective of their flag, but certain exceptions apply to warships or where human safety or that of the ship is in danger.
The European Union has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, flag, and the number of times the ship has been detained. The European Union also adopted and then extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the European Union with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply. While we believe we comply with these European Union regulations, future non-compliance could significantly affect our vessels’ ability to access ports in European Union member states.
Greenhouse Gas Regulation
Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. The 2015 United Nations Convention on Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016. The Paris Agreement does not directly limit greenhouse gas emissions from ships. As of January 1, 2013, ships were required to comply with new MEPC mandatory requirements to address greenhouse gas emissions from ships. At MEPC 70 and MEPC 71, a draft outline of the structure of the initial strategy for developing a comprehensive IMO strategy on reduction of greenhouse gas emissions from ships was approved. At MEPC 72, an initial strategy on the reduction of greenhouse gas emissions from ships was approved. The strategy included a commitment to reduce greenhouse gas emissions from international shipping by 50% by 2050 and to reduce the CO2 emissions per transport work, as an average across international shipping, by at least 40% by 2030. For 2020, the EU made a unilateral commitment to reduce overall greenhouse gas emissions from its member states from 20% of 1990 levels. The EU also committed to reduce its emissions by 20% under the Kyoto Protocol’s second period, from 2013 to 2020. Although international shipping is not covered by the EU’s current emissions reduction targets, in 2013, the European Commission outlined a strategy for progressively integrating maritime emissions into the EU’s policy for reducing greenhouse gas emissions. As a first step, in April 2015, the EU’s MRV, or Monitoring, Reporting and Verification was adopted requiring that large ships (over 5,000 gross tons) calling at EU ports from January 2018 collect and publish data on carbon dioxide emissions and other information. Subsequent steps outlined by the strategy include GHG reduction targets for the maritime industry.
In the United States, the EPA has issued a finding that greenhouse gases endanger the public health and safety, has adopted regulations to limit greenhouse gas emissions from certain mobile sources and has proposed regulations to limit greenhouse gas emissions from large stationary sources. Although the mobile source emissions regulations do not apply to greenhouse gas emissions from vessels, the EPA has received petitions from the California Attorney General and environmental groups to regulate greenhouse gas emissions from ocean-going vessels. Furthermore, in the United States individual states can also enact environmental regulations. For example, California has introduced caps for greenhouse gas emission and, in the end of 2016, signaled it might take additional actions regarding climate change.
Any passage of climate change legislation or other regulatory initiatives by the IMO, European Union, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol or Paris Agreement, that restrict emissions of greenhouse gases could require us to make significant financial expenditures which we cannot predict with certainty at this time. Even in the absence of climate change legislation or regulation, our business may be affected to the extent that climate change may result in sea level changes or more frequent or intense weather events.
International Labor Organization
The International Labor Organization (“ILO”) is a specialized agency of the UN with headquarters in Geneva, Switzerland. The ILO has adopted the MLC 2006. A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance will be required to ensure compliance with the MLC 2006 for all ships above 500 gross tons in international trade. The MLC 2006 came into force on August 20, 2013. Amendments to MLC were adopted in 2014 and 2016. Failure to comply with MLC and other ILO regulations could delay our vessels’ movements or result in detention until compliance is achieved.
Vessel Security Regulations
Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the MTSA came into effect. To implement certain portions of the MTSA, in July 2003, the USCG issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States.
Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new Chapter XI-2 became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, and mandates compliance with the ISPS Code. The ISPS Code is designed to enhance the security of ports and ships against terrorism. After July 1, 2004, to trade internationally, a vessel must attain an International Ship Security Certificate (“ISSC”), from a recognized security organization approved by the vessel’s flag state. The following are among the various requirements, some of which are found in SOLAS:

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onboard installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status;

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onboard installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;

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the development of a ship security plan;

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ship identification number to be permanently marked on a vessel’s hull;

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a continuous synopsis record kept onboard showing a vessel’s history including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

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compliance with flag state security certification requirements.

Any vessel operating without a valid certificate may be detained at port until it obtains an ISSC, or it may be expelled from port, or refused entry at port. Any such detention, expulsion or refusal could have an adverse material impact on our business, financial condition, and results of operations.
The USCG regulations, intended to align with international maritime security standards, exempt from MTSA vessel security measures non-U.S. vessels provided such vessels have onboard a valid ISSC that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code.
Inspection by Classification Societies
Every oceangoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class,” signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.
The classification society also undertakes, on request, other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.
For maintenance of the class certification, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:
Annual Surveys.   For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant and where applicable for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.
Intermediate Surveys.   Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.
Class Renewal Surveys.   Class renewal surveys, also known as special surveys, are carried out for the ship’s hull, machinery, including the electrical plant, and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a ship owner has the option of arranging with the classification society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle. Upon a ship owner’s request, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.
All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years. Vessels under five years of age can waive drydocking in order to increase available days and decrease capital expenditures, provided the vessel is inspected underwater.
Most vessels are also drydocked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a “recommendation” which must be rectified by the ship owner within prescribed time limits. Failure to rectify these recommendations could result in our vessels losing their classification.
Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as “in class” by a classification society which is a member of the International Association of Classification Societies (“IACS”). In 2012, the IACS issued draft harmonized Common Structural Rules, that align with the IMO goals standards, and were adopted in winter 2013.
Risk of Loss and Liability Insurance
The operation of any dry bulk vessel includes risks such as mechanical and structural failure, hull damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, piracy, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental incidents, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of vessels trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the United States market.
We maintain hull and machinery marine risks insurance, hull and machinery war risks insurance and protection and indemnity insurance for our fleet in amounts that we believe to be prudent to cover normal risks in our operations. However, we may not be able to achieve or maintain this level of coverage throughout a vessel’s useful life. In addition, while we believe that the insurance coverage that we have obtained is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.
Hull & Machinery and War Risks Insurance
We maintain hull and machinery marine risks insurance and hull and machinery war risks insurance on our ships, which cover loss of or damage to a ship due to marine perils such a collision, fire or lightning, and loss of or damage to a ship due to war perils such as acts of war, terrorism or piracy We also maintain hull disbursements and increased value insurance policies covering each of our ships, which provides additional coverage in the event of the total or constructive loss of a ship. Our marine risks insurance policies contain deductible amounts between $100,000 and $150,000 for which we will be responsible, depending on the size of the ship. However, there are no deductible amounts under our war risk policies or our total loss policies. Each of our vessels is covered up to at least fair market value.
Protection and Indemnity Insurance
All our vessels carry protection and indemnity insurance (“P&I insurance”), which insures liabilities to third parties in connection with our shipping activities. This includes third-party liability and other related expenses resulting from the injury or death of crew, passengers and other third parties, the loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances and salvage, towing and other related costs, including wreck removal.

Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations (“P&I Clubs”). Our P&I insurance is provided by a P&I Club that is a member of the International Group of Protection and Indemnity Clubs. Our P&I insurance is currently subject to the limit of  $3 billion per ship per event in respect of liability to passengers and seamen and $1 billion per ship per event in respect of liability for oil pollution.
The thirteen P&I Clubs that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. The P&I Clubs have a total exposure to this pooling agreement for an amount currently exceeding $6.5 billion. As a member of a P&I Club which is a member of the International Group, we are subject to calls payable to the associations based on the group’s claim records as well as the claim records of all other members of the individual associations and members of the pool of P&I Clubs comprising the International Group.
Loss of Hire Insurance
Although we do not carry conventional loss of hire insurance or any other kind of business interruption insurance covering the loss of revenue during off-hire periods, depending on a particular situation, we may decide to arrange loss of hire insurance covering certain ships.
Permits and Authorizations
We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our vessels. The kinds of permits, licenses and certificates required depend upon several factors, including the commodity transported, the waters in which the vessel operates, the nationality of the vessel’s crew and the age of a vessel. Additional laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of us doing business.
Legal Proceedings
To our knowledge, we are not currently a party to any legal proceeding that would have a material adverse effect on our financial position, results of operations or liquidity, nor are we aware of any pending proceedings which may have a material adverse effect on our financial position, results of operations or liquidity. From time to time in the future, in the ordinary course of conducting our business, we may become involved in various legal actions and other claims. Litigation is subject to many uncertainties, the outcome of individual litigated matters is not predictable with assurance, and it is reasonably possible that some of these matters may be decided unfavorably to the Company.
Bermuda Exchange Control
We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares. The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the common shares that are the subject of this offering to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the Nasdaq. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

Management
Executive Officers and Directors
The following table sets forth information regarding our executive officers and directors as of the date of this prospectus. Unless otherwise indicated, the business address for our executive officers and directors is c/o C Maritime S.A.M., 7 Rue du Gabian, Gildo Pastor Center, Monaco, 98000.
Name	Age	Position
John Michael Radziwill	38	Chief Executive Officer, Director and Chairman of the Board
Andrew Garcia	42	President and Director
Luigi Pulcini	55	Chief Financial Officer
Gregory Belonogoff	48	Director
Milos Brajovic	46	Director
Richard Bradburn	67	Director
Timothy Huxley	57	Director
Stephen Kasnet	72	Director
Angus Paul	51	Director
The following is a brief biography of each of our executive officers and directors:
John-Michail (“John Michael”) Radziwill has been our Chief Executive Officer and Chairman of the Board of Directors since inception. Since 2010, Mr. Radziwill has served as the Chief Executive Officer of GoodBulk’s manager, CTM. Prior to becoming CEO of CTM, Mr. Radziwill served in the commercial department of CTM as a Capesize freight trader from 2005 to 2006 and as the head of the sale and purchase division from 2006 through 2010. Between 2013 and 2016, Mr. Radziwill served on the Board of Directors of Euronav, a publicly listed tanker company. Mr. Radziwill is also a member of the American Bureau of Shipping and the Baltic Exchange. Mr. Radziwill holds a B.A. in economics from Brown University.
Andrew Garcia has been our President and a member of the Board of Directors since December 2016. Mr. Garcia has served as an advisor to Brentwood Shipping, an affiliate of GoodBulk, since February 2016. Previously, Mr. Garcia was an equity portfolio manager at Pine River Capital Management, a global alternative asset management firm, from January 2008 to January 2016. Mr. Garcia was a co-founder of Two Harbor’s Investment Corp. Prior to Pine River Capital, Mr. Garcia was Partner and Vice President Equity Capital Markets for Maxim Group from mid-2006 to January 2008, a boutique investment bank and broker dealer. From 2005 to 2006, Mr. Garcia was Director of Trading for Laterman & Company and co-manager of the LGG Special Opportunities Fund. Prior to Laterman & Company, Mr. Garcia held various roles in equity sales and sales trading with Cathay Financial, Oppenheimer & Co. and its predecessor CIBC Oppenheimer & Co. Mr. Garcia holds a B.A. from Kenyon College.
Luigi Pulcini has been our Chief Financial Officer since inception. Mr. Pulcini has served as Chief Financial Officer of CTM since October 2004 and is an advisor to SCP Clover Maritime. Prior to that, Mr. Pulcini worked for Coeclerici Group in various roles, including Chief Financial Officer, from 1995 to 2002. Mr. Pulcini started his career at Arthur Andersen. Mr. Pulcini is a member of the Italian Association of  “Dottori Commercialisti” (Chartered Accountants) and “Revisori dei Conti.” Mr. Pulcini holds a degree in economics from the University of Genoa.
Gregory Belonogoff has been a director since October 26, 2017. Since 1998, Mr. Belonogoff has been a principal for CarVal Investors, LLC. Prior to joining CarVal Investors, Mr. Belonogoff was a business development manager for Fritz Companies CIS, a subsidiary of United Parcel Service Inc., based in Moscow, Russia. Mr. Belonogoff holds an M.B.A. with a concentration in finance from the Amos Tuck School at Dartmouth and a B.A. in economics and Russian studies from Bowdoin College.
Milos Brajovic has been a director since June 13, 2017. Mr. Brajovic is a co-founder and has been a partner of Lantern Capital Partners since 2014. He was also a partner at Glencore International from 2002 to 2008, where he focused on the firm’s proprietary investments. Mr. Brajovic sits on the Board of Overseers of New York University’s Stern School of Business. Mr. Brajovic holds a B.A. in finance and a M.B.A. from New York University’s Stern School of Business, as well as a post graduate master’s degree from the London School of Economics.

Richard Bradburn has been a director since October 26, 2017. Mr. Bradburn is an independent advisor, non-executive director and consultant, specializing in financial supervision, analysis, mediation and dispute resolution. He has worked in the banking, retail, technology, and transportation sectors in the United States, Canada, Western and Eastern Europe and Russia. Mr. Bradburn was a partner at PricewaterhouseCoopers LLP from June 1986 to February 2012, where he held senior client, risk management and practice leadership responsibilities. He currently serves as a trustee of Red Zebra Community Solutions (UK) and The Princess of Wales’s Royal Regiment (UK). Mr. Bradburn is a Fellow of the Institute of Chartered Accountants in England and Wales.
Timothy Huxley has been a director since May 30, 2018. Mr. Huxley has been the Chairman of Mandarin Shipping Limited since 2016, which he established in 2006. Prior to his position at Mandarin Shipping, he held the role of Chief Executive Officer of Wah Kwong Maritime Transport Holdings Limited from 2008 to 2016. He has also held senior roles in Clarksons acting as Managing Director of Clarkson Asia Limited from 1996 to 2006 and prior to that spending fourteen years as a sale and purchase shipbroker in London and Hong Kong. Mr. Huxley is also an independent non-executive director for CBC Holdings, a private dry bulk ship owning company, a director at the United Kingdom Defence Association, and holds directorships at the LIM Advisors Special Situations Fund, The Shipowners Mutual Strike Insurance Association Europe, Fanstar Shipping Limited and the One Sky Foundation in Hong Kong. Mr. Huxley holds a B.A. from the University of Edinburgh.
Stephen Kasnet has been a director since December 14, 2016. Mr. Kasnet is also a non-executive vice chairman of Granite Point Mortgage Trust Inc., where he is also lead independent director and chair of the audit committee, Rubicon Ltd., where he is chairman of the board and Two Harbors Investment Corp., where he is the non-executive vice chairman of the board and lead independent director. He previously served as director of Silver Bay Realty Trust Corp. from December 2012 to May 2017, as a director and chairman of Juniper Pharmaceuticals, Inc., a specialty pharmaceuticals company, from 2004 through July 2015, and chairman of Dartmouth Street Capital LLC, a private investment firm, from 2007 through October 2009. He was also the President and Chief Executive Officer of Raymond Property Company LLC, a real estate company, from 2007 through October 2009. From 2000 to 2006, he was President and Chief Executive Officer of Harbor Global Company, Ltd., an asset management, natural resources and real estate investment company, and President of PIOglobal, a Russian real estate investment fund. From 1995 to 1999, Mr. Kasnet was a director and member of the executive committee of The Bradley Real Estate Trust. He was Chairman of Warren Bank from 1990 to 2003. He currently serves as a director of First Ipswich Bank. Mr. Kasnet holds a B.A. from the University of Pennsylvania.
Angus Paul has been a director since February 15, 2017. Mr. Paul worked for Glencore International AG from 1994 to 2016 where he managed the global coal dry bulk chartering and freight trading business. Prior to joining Glencore, Mr Paul worked at SS&Y Shipbrokers London & Johannesburg and at Lambert Brothers Shipbroking (Hill Samuel Bank). Mr. Paul holds a B.A. Honors degree in business administration from Bristol Business School UWE.
Board Composition and Election of Directors
Our Board of Directors is composed of nine members. There is currently one vacant seat on our Board of Directors. Prior to the consummation of this offering, the election of the members of our Board of Directors was governed by an amended and restated founders’ agreement, dated October 25, 2017 (the “Founders’ Agreement”), with certain of our shareholders, and by related provisions of our bye-laws as in effect prior to the closing of this offering. The Founders’ Agreement and our existing bye-laws shall terminate immediately prior to the consummation of this offering and new bye-laws will be adopted with effect from such time, the provisions of which are described herein. Therefore, upon consummation of this offering, our existing shareholders will no longer have a right to designate any individuals to serve on our Board of Directors. Under the Founders’ Agreement, (i) as the holder of the Class A share and a minimum amount of our outstanding common shares, Brentwood Shipping has the right to appoint three “Class A directors,” one of whom is not a Brentwood Shipping affiliate, (ii) Lantern and the CarVal Funds, as long as they hold certain minimum amounts of our outstanding common shares, are “special members,” each with the right to appoint one “special director,” and (iii) certain fund entities managed by CarVal Investors, LLC have the right to nominate and remove one of the independent directors. After this offering, the size of our Board of Directors will be decreased to eight members.

Our directors were elected as follows:
•
Messrs. Radziwill, Garcia and Kasnet were elected as the Class A directors nominated by Brentwood Shipping. Mr. Radziwill served as sole director from inception until December 2016 and has served as a Class A director since December 2016. Messrs. Garcia and Kasnet have served as Class A directors since December 2016. Mr. Kasnet serves as the non-affiliated Class A director.

•
Messrs. Brajovic and Belonogoff were elected as the special directors nominated by Lantern and certain fund entities managed by CarVal Investors, LLC, respectively. Mr. Brajovic has served as a special director since June 2017, and Mr. Belonogoff has served as a special director since October 2017.

•
Mr. Bradburn was elected as the independent director nominated by certain fund entities managed by CarVal Investors, LLC. Mr. Bradburn has served as an independent director since October 2017.

•
Mr. Paul was elected as an independent director. Mr. Paul has served as an independent director since February 2017.

•
Mr. Huxley was elected as an independent director. Mr. Huxley has served as an independent director since May 2018.

The Board of Directors has determined that the following directors qualify as “independent” under the listing standards of the Nasdaq: Richard Bradburn, Timothy Huxley, Stephen Kasnet, and Angus Paul.
Upon the consummation of this offering, our Board of Directors will be divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The initial terms of the Class I, Class II and Class III directors will expire in 2019, 2020 and 2021, respectively. At each succeeding annual general meeting, successors to the class of directors whose term expires at the annual general meeting will be elected for a three-year term. Each of our directors will continue to serve as director until the election and qualification of his successor, or until the earlier of his death, resignation, removal or otherwise pursuant to our bye-laws. Our directors will not have a mandatory retirement age requirement under our bye-laws.
               ,                 and                 will initially serve as Class I directors for a term expiring in 2019.                ,                 and                 will initially serve as Class II directors for a term expiring in 2020.                ,                 and                 will initially serve as Class III directors for a term expiring in 2021. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. Mr. Radziwill serves as the Chairman of our Board of Directors. For additional information regarding our Board of Directors, see “Description of Share Capital — Election and Removal of Directors.”
Committees
Audit Committee
The audit committee, which is expected to consist of Richard Bradburn, Stephen Kasnet and Angus Paul, will assist the Board of Directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the audit committee will be directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The audit committee will also be responsible for reviewing and determining whether to approve certain transactions with related parties. See “Certain Relationships and Related Party Transactions — Related Person Transaction Policy.” The Board of Directors has determined that Richard Bradburn qualifies as an “audit committee financial expert,” as such term is defined in the rules of the SEC, and that Richard Bradburn, Stephen Kasnet and Angus Paul are independent, as independence is defined under the rules of the SEC and the Nasdaq applicable to foreign private issuers. Richard Bradburn will be appointed to act as chairman of our audit committee.

Compensation Committee
The compensation committee, which is expected to consist of Timothy Huxley, Stephen Kasnet and Angus Paul, will assist the Board of Directors in reviewing and recommending the compensation arrangements for certain members of our Board of Directors and administer our equity compensation plan. Stephen Kasnet will be appointed to act as chairman of our compensation committee.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee, which is expected to consist of Richard Bradburn, Timothy Huxley and Angus Paul, will develop and recommend to the Board of Directors a set of corporate governance principles applicable to our company, oversee the evaluation of our Board of Directors and identify and nominate candidates for election to the Board of Directors. Angus Paul will be appointed to act as chairman of our corporate governance committee.
Code of Conduct
GoodBulk has a Code of Conduct that covers a range of matters including the handling of conflicts of interest, compliance with applicable laws, rules and regulations of the countries where we do business, and the reporting of misconduct, as well as other corporate values such as transparency, fairness and equal opportunity. Our Code of Conduct will be available on our website upon consummation of this offering. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.
Duties of Directors
Our bye-laws provide that our business is to be managed by our Board of Directors. Under Bermuda common law, members of the board of directors of a Bermuda company owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:
•
a duty to act in good faith in the best interests of the company;

•
a duty not to make a personal profit from opportunities that arise from the office of director;

•
a duty to avoid conflicts of interest; and

•
a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors of a Bermuda company to act honestly and in good faith with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company. Directors and officers generally owe fiduciary duties to the company, and not to the company’s individual shareholders.
Compensation of Directors and Officers
The aggregate cash compensation, including benefits in kind, accrued or paid to our directors with respect to the year ended December 31, 2017 for services in all capacities was $100,000. In addition, for the year ended December 31, 2017, we also granted 10,000 common shares in the aggregate to our directors. For the year ended December 31, 2018, our Board of Directors approved quarterly compensation to each independent director, consisting of  $12,500 in cash and $12,500 in common shares. For the first quarter of 2018, we paid $12,500 in cash compensation to each of our independent directors and on May 30, 2018, we granted approximately $12,500 in common shares, or 821 shares, to each of our independent directors, who in each case were independent directors prior to that date. Affiliated directors, however, will not be separately compensated by us. All members of the Board of Directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors.
Each of our officers is an employee of our manager or an affiliate of our manager. Our officers are compensated by our manager (or the applicable affiliate) and, except as described below in connection with the GoodBulk Ltd. 2018 Equity Incentive Plan that we intend to adopt in connection with the offering, do not receive any compensation directly from us. We do not reimburse our manager or any of its affiliates for the compensation of any of our officers and do not make any decisions regarding the compensation of our officers. For a description of our manager’s compensation, please refer to the section entitled “Certain Relationships and Related Party Transactions — Management Agreements.”
Our officers devote such portion of their time to our affairs as is required for the performance of the duties of our manager under our operational, commercial, technical and administrative services agreements with our manager. As a result, certain of our officers from time to time may be exclusively dedicated to performing services to us and thus not provide any other significant services to our manager, while other of our officers are not exclusively dedicated to us and perform services for our manager that are unrelated to our affairs.
Our Chief Executive Officer, John Michael Radziwill, our President, Andrew Garcia, and our Chief Financial Officer, Luigi Pulcini, devote a substantial portion of their time to us, although they have not exclusively provided services to us since inception. Since our manager compensates Mr. Radziwill, Mr. Garcia and Mr. Pulcini based on the overall value of the various services that they perform to our manager, our manager is not able to segregate and identify any portion of the compensation awarded to them as relating solely to service performed for us. Accordingly, we have not included any information relating to the compensation paid to Mr. Radziwill, Mr. Garcia or Mr. Pulcini by our manager.
Equity Incentive Plan
We do not currently have any equity incentive plan; however, in connection with the offering and prior to effectiveness, we intend to adopt an equity compensation plan, the GoodBulk Ltd. 2018 Equity Incentive Plan (the “2018 Plan”), intended to serve as incentive for performance. The 2018 Plan will govern issuances of equity incentive awards from and after this offering. Following the offering, we intend to file a registration statement on Form S-8 under the Securities Act to register our common shares reserved for issuance under this plan.
Plan Administration.   The 2018 Plan will be administered by the compensation committee.
Eligibility.   Equity incentive awards may be granted to our employees, non-employee directors, consultants or other advisors, as well as holders of equity compensation awards granted by a company that may be acquired by us, or with which we combine, in the future.
Awards.   Equity incentive awards under the 2018 Plan may be granted in the form of options, share appreciation rights, restricted shares, restricted share units, performance awards or other share-based awards. Options and share appreciation rights will have an exercise price determined by the compensation committee but that is no less than fair market value of the underlying common shares on the date of grant.
Vesting.   The vesting conditions for grants under the equity incentive awards under the 2018 Plan will be set forth in the applicable award documentation.
Termination of Service and Change in Control.   In the event of a participant’s termination of employment, the compensation committee may, in its discretion, determine the extent to which an equity incentive award may be exercised, settled, vested, paid or forfeited. In the event of a change in control of the company (as defined in the 2018 Plan), any outstanding awards will immediately vest and settle, and options and share appreciation rights will become fully exercisable. In connection with a change of control, the compensation committee may, in its discretion, take a number of other actions, including accelerating the vesting of any equity incentive award or terminating or cancelling any equity incentive award for cash payment.
Foreign Private Issuer Exemption
In general, under the Nasdaq corporate governance standards, foreign private issuers, as defined under the Exchange Act, are permitted to follow home country corporate governance practices instead of the corporate governance practices of the Nasdaq. Accordingly, we intend to follow certain corporate governance practices of our home country, Bermuda, in lieu of certain of the corporate governance requirements of the Nasdaq. A brief summary of those differences is provided as follows:

•
Our Board of Directors will be composed of eight members at the completion of this offering, four of whom qualify as “independent” under the listing standards of Nasdaq.

•
Our bye-laws do not require us to solicit proxies or provide proxies for all meetings of shareholders.

•
Our bye-laws do not require shareholder approval for the issuance of shares (i) in connection with the acquisition of stock or assets of another company; (ii) when it would result in a change of control; (iii) when a share option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which shares may be acquired by officers, directors, employees, or consultants; or (iv) in connection with a transaction (other than a public offering) involving the sale, issuance or potential issuance of shares at a price less than market value.

If at any time we cease to be a “foreign private issuer” under the rules of the Nasdaq and the Exchange Act, as applicable, our Board of Directors will take all action necessary to comply with the Nasdaq corporate governance rules.
Due to our status as a foreign private issuer and our intent to follow certain home country corporate governance practices, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all the Nasdaq corporate governance standards. See “Description of Share Capital.”

Principal Shareholders
The following table and accompanying footnotes sets forth information relating to the beneficial ownership of our common shares, as of May 31, 2018 by (i) each person, or group of affiliated persons, known by us to beneficially own 5% or more of our issued and outstanding common shares; (ii) each of our directors and executive officers; and (iii) all of our directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o GoodBulk Ltd., c/o C Transport Maritime S.A.M., 7 Rue du Gabian, Gildo Pastor Center, Monaco, 98000.
The number of common shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of May 31, 2018 through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all common shares held by that person.
The percentage of common shares beneficially owned is computed on the basis of 29,540,457 common shares issued and outstanding as of May 31, 2018 (after giving effect to the exchange of the Class A share in connection with this offering). Common shares that a person has the right to acquire within 60 days of May 31, 2018 are deemed issued and outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed issued and outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.
	Common Shares Beneficially Owned
	Prior to this Offering		After Giving Effect to this Offering Assuming Underwriters’ Option is Not Exercised		After Giving Effect to this Offering Assuming Underwriters’ Option is Exercised in Full
Name of Beneficial Owner	Number	Percent	Number	Percent	Percent
Directors and Executive Officers
John Michael Radziwill(1)	3,651,359	12.4%
Andrew Garcia	—	—
Luigi Pulcini(2)	100,000	*
Gregory Belonogoff	—	—
Milos Brajovic	—	—
Richard Bradburn	821	*
Timothy Huxley	—	—
Stephen Kasnet	5,821	*
Angus Paul	505,821	1.7%
All executive officers and directors as a group (9 persons)	4,263,823	14.4%
5% Equityholders
Brentwood Shipping(3)	3,440,909	11.6%
CarVal Investors(4)	14,646,637	49.6%
Lantern(5)	3,818,183	12.9%
FMR Co.(6)	2,900,003	9.8%

*
Represents beneficial ownership of less than 1.0% of total outstanding shares.

(1)
Consists of 210,450 common shares held by John Michael Radziwill and 3,440,910 common shares held by Brentwood Shipping & Trading Inc. (“Brentwood Shipping”). Mr. Radziwill, as a member of the Board of Directors of Brentwood Shipping, shares voting and dispositive power over the shares held by Brentwood Shipping and accordingly, may be deemed a beneficial owner of such shares. See footnote (3) below. Mr. Radziwill disclaims beneficial ownership of the common shares held by Brentwood Shipping.

(2)
Reflects 100,000 common shares held by Starlight Shipping & Trading Ltd. (“Starlight”) in which Mr. Pulcini owns a 36.5% ownership stake. Mr. Pulcini shares voting and dispositive power over the shares held by Starlight with Paolo de Benedictis, Antonis Lygakis, Carlos Pena, John Sykes and Claude Zilioli, the other shareholders of Starlight, and accordingly, may be deemed a beneficial owner of such shares. Mr. Pulcini disclaims beneficial ownership of the common shares held by Starlight except to the extent of his pecuniary interest therein.

(3)
Reflects 3,440,910 common shares held by Brentwood Shipping. Each of John Stanislas Albert Radziwill, Maria Eugenia Radziwill, Philip Radziwill and John Michael Radziwill, as members of the Board of Directors, share voting and dispositive power over the shares held by Brentwood Shipping. Each of Maria Eugenia Radziwill, Philip Radziwill and John Michael Radziwill disclaim beneficial ownership of the common shares held by Brentwood Shipping. The address of Brentwood Shipping is c/o C Transport Maritime S.A.M., 7 Rue du Gabian, Gildo Pastor Center, Monaco, 98000.

(4)
Consists of 3,727,398 common shares held by CVI Ocean Transportation, Inc. (“CVI”), 10,476,035 common shares held by CVI Ocean Transportation II, Inc. (“CVI II”), 311,884 common shares held by CarVal GCF Lux Securities S.à r.l. (“CarVal GCF”) and 131,320 common shares held by CVI AV Lux Securities S.à r.l. (“CVI Lux”). CarVal Investors, LLC (the “Investment Manager”) serves as the investment manager to each of CVI, CVI II, CarVal GCF and CVI Lux. Lucas K. Detor, David J. Fry and Christopher J. Hedberg as directors of CVI share voting and dispositive power over the shares held by CVI. Lucas K. Detor, David J. Fry, Sean Goudy and Christopher J. Hedberg as directors of CVI II share voting and dispositive power over the shares held by CVI II. Cécile Gadisseur and Paul Hendrik Vermaak as directors of CarVal GCF share voting and dispositive power over the shares held by CarVal GCF. Cécile Gadisseur and Paul Hendrik Vermaak as directors of CVI Lux share voting and dispositive power over the shares held by CVI Lux. The Investment Manager and each of the directors of CVI, CVI II, CarVal GCF and CVI Lux disclaim beneficial ownership of the common shares held by each of CVI, CVI II, CarVal GCF and CVI Lux. The address of each of CVI, CVI II, CarVal GCF and CVI Lux is c/o CarVal Investors, LLC, 9320 Excelsior Boulevard, 7th Floor, Hopkins, Minnesota 55343.

(5)
Reflects 3,818,183 common shares held by LCP GB A LLC (“LCP”), an affiliate of Lantern. Andy Mitchell, as General Partner of LCP, and Chris Halpin, as Chief Financial Officer of LCP, share voting and dispositive power over the shares held by LCP. Each of Mr. Mitchell and Mr. Halpin disclaim beneficial ownership of the common shares held by LCP. The address of LCP is c/o Lantern Asset Management, 300 Crescent Court, 11th Floor, Dallas, Texas 75201.

(6)
As of May 31, 2018, common shares, representing     % of our issued and outstanding common shares, were held by      U.S. record holders.

Certain Relationships and Related Party Transactions
We describe below transactions and series of similar transactions, since inception or currently proposed, to which we were a party or will be a party, in which:
•
the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers or beneficial holders of more than 5% of any class of our share capital had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Management.”
Agreements with CTM
Commercial Management Agreement
We have entered into a Commercial Management Agreement with CTM (the “Commercial Management Agreement”) for the operational and commercial management of all dry bulk carrier motor vessels owned or chartered by us or our subsidiaries. CTM’s services include negotiating contracts related to the vessels, negotiating terms of employment of the vessels, making all necessary arrangements for the proper employment of the vessels, negotiating the terms of all contracts for the purchase or sale of the vessels, and appointing port and other agents for the vessels, in each case subject to the express limitations and guidelines imposed by us. We pay CTM commission fees as follows: (i) in relation to time chartered-in and time chartered-out vessels, 1.25% commission on all hires paid or a 1.25% commission on all gross freight on all of the performed voyage charter contracts; and (ii) 1% commission of the memorandum of agreement price for the sale of any vessel by us or any of our subsidiaries.
Upon completion of this offering, the Commercial Management Agreement will only be subject to termination by us upon three months prior notice. Upon any termination by us that is not a result of CTM’s failure to perform a material obligation, we must pay CTM a termination fee equal to twice the amount of commissions due over the prior twelve months. Unless terminated earlier, the Commercial Management Agreement will expire five years after completion of this offering, during which period the commission fee rates as noted above will remain fixed. The Commercial Management Agreement automatically renews on each expiration date for an additional five-year term.
Shipmanagement Agreement
Through our subsidiaries, we enter into a Shipmanagement Agreement with CTM with respect to each vessel in our fleet (each, a “Shipmanagement Agreement”). CTM’s services include providing technical management services, such as selecting and engaging the vessel’s crew, providing payroll and compliance services, providing competent personnel to supervise the maintenance and general efficiency of the vessel, arranging and supervising drydockings, repairs, alterations and the upkeep of the vessel, appointing surveyors and technical consultants, arranging the transportation of shore personnel when servicing the vessel, arranging supervisory visits to the vessel, and maintaining a safety management system. We pay CTM a basic annual management fee in the amount of  $144,000 for each vessel. Additionally, we reimburse CTM for rent, communication and other general expenses in the aggregate amount of  $15,000 per quarter, and for travel and out-of-pocket expenses incurred by CTM in pursuance of its management services.
Upon completion of this offering, a Shipmanagement Agreement will only be subject to termination by us upon three months prior notice. Upon any termination by us that is not a result of CTM’s failure to perform a material obligation, we must pay CTM a termination fee equal to the basic management fees for the prior twelve months. In addition, a Shipmanagement Agreement is deemed terminated upon the sale of the vessel to a non-affiliated third party. Unless terminated earlier, each Shipmanagement Agreement will expire five years after completion of this offering, during which period the fees will remain fixed. Each Shipmanagement Agreement automatically renews on each expiration date for an additional five-year term.

Services Agreement
We have entered into a Services Agreement with CTM for the provision of staff services, including customer and supplier management, accounting, treasury, budgeting and reporting, consultancy services, corporate and legal services, and information technology services. We pay CTM an annual management fee of  $50,000 for each vessel, in quarterly installments. We also reimburse CTM for all travel and subsistence expenses CTM incurs in the provision of services.
Upon completion of this offering, the Services Agreement will only be subject to termination by us, upon three months prior notice. Upon any termination by us that is not a result of CTM’s failure to perform its obligations (including if such failure is due to applicable law or insolvency of CTM), we must pay CTM a termination fee equal to twice the amount of the management fees for the prior twelve months. Unless terminated earlier, the Services Agreement will expire five years after completion of this offering, during which period the management fee rate amount as noted above will remain fixed. The Services Agreement automatically renews on each expiration date for an additional five-year term.
Revenue Sharing Agreements
We have entered into Revenue Sharing Agreements with CTM under which we, along with certain other vessel owning companies, some of whom are affiliated with us, participate as members in a revenue sharing arrangement in which the net revenue generated collectively from all of the members’ vessels under agreement is distributed among the members. The net revenue from the operation of the vessels are allocated to each member in accordance with a revenue sharing key based on each vessel’s theoretical earning capacity determined by cargo carrying capacity, capabilities and efficiency of operations. Vessel performance is monitored and the key is reassessed in the case that a vessel is over or under performing. Each member provides CTM with working capital of  $650,000 per vessel under agreement in the Capesize RSA and $400,000 per vessel under agreement in the Supramax RSA.
CTM provides annual budgets and monthly and quarterly accounting showing the revenue and expenses with respect to each vessel. We may terminate the Revenue Sharing Agreements for one or all of our vessels upon three months prior notice or upon the termination of the agreement by all members or the termination of the Commercial Management Agreement.
Back to Back Charters
From time to time, we enter into agreements back to back with C Transport Maritime Ltd BV (“CBV”), a company 100% owned by the Carras Group, and CBV enters into an agreement with charterers on the same terms, to provide disponent owner services for certain charterers that wished to trade with European Union vessel-owning companies. No fees or commissions are charged by CBV.
Acquisition of Vessels and Issuance of Securities
On December 23, 2016, we completed a primary private placement of 4.45 million common shares, at a purchase price of  $10.00 per common share, for total consideration, net of commissions and placement expenses, of  $43.1 million, of which $25.0 million was received in cash. The remaining consideration relates to the shares subscribed by Brentwood Shipping through the contribution, as equity in kind, of a vessel that was delivered to us on January 5, 2017.
On March 29, 2017, we completed a private placement of 9.1 million common shares, at a purchase price of  $11.00 per common share, for total consideration, net of commissions, of  $98.6 million, of which $81.1 million was received in cash. The remaining consideration relates to the shares issued to Brentwood Shipping as part of our acquisition of six vessels from Carras, a subsidiary of Brentwood Shipping, along with payment for bunker and lube oil onboard at the time of delivery.
On April 3, 2017, we entered into an acquisition agreement with Carras, to purchase six vessels from Carras for a total consideration of  $97.5 million, of which $80.0 million was paid in cash and $17.5 million was paid by issuing 1,590,909 common shares at a price of  $11.00 per common share to Brentwood Shipping, along with payment for bunker and lube oil onboard at the time of delivery.

On October 26, 2017, we entered into an acquisition agreement with affiliates of the CarVal Funds to purchase up to 13 vessels from the CarVal Funds in a series of closings occurring in the fourth quarter of 2017 and the first half of 2018. As of the date of this prospectus, we have taken delivery of all 13 vessels, for total cash consideration of  $138.9 million and the issuance of 13,808,892 common shares and the transfer of 394,541 previously repurchased treasury shares for total share based consideration of 14,203,433 common shares, at a price of  $15.23 per common share, along with payment for bunker and lube oil onboard at the time of delivery.
On December 12, 2017, we commenced a rights offering directed toward our existing eligible shareholders at a purchase price of  $15.23 per share. The rights offering closed on December 20, 2017 with a total issuance of 1,680,441 shares (1,545,913 to FMR Co. and 134,528 to other investors), to be settled in multiple closings for gross proceeds of  $25.6 million.
On January 18, 2018, we entered into an agreement with two fund entities managed by CarVal Investors, LLC pursuant to which we issued a total of 443,204 common shares at a price of  $15.23 per common share, for net proceeds of  $6.75 million.
Founders’ Agreement
We entered into an amended and restated founders’ agreement, dated October 25, 2017 (“Founders’ Agreement”), with certain of our shareholders, including Brentwood Shipping, Lantern and the CarVal Funds, with which certain of our directors are affiliated. The Founders’ Agreement set forth certain information rights to financial statements, board observer rights, as well as rights and restrictions respecting share transfers prior to consummation of a public offering, including special share transfer and participation rights which arise in the event a public offering or other liquidation event has not occurred by December 23, 2019. In connection with this offering, we will terminate the Founders’ Agreement.
Registration Rights Agreement
In connection with the closing of this offering, we intend to enter into a registration rights agreement with certain of our shareholders, pursuant to which we will grant certain rights to certain of our shareholders and their affiliates and certain of their transferees, including the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act our common shares held by them. Such shareholders will have certain demand registration rights, including the right to require us to file a shelf registration statement registering secondary sales of our common shares held by such shareholders if such form is available to us, as well as certain piggyback registration rights in respect of common shares held by them in connection with registered offerings requested by other registration rights holders, if any, or initiated by us.
Indemnification Agreements
We have entered into indemnity agreements with each of our directors that require us to indemnify our directors against any and all expenses (including attorneys’ fees and disbursements), judgments, penalties, fines and amounts paid in settlement reasonably incurred by our directors in connection with any action or other proceeding which our directors may be made a party as a result of their acting for us, other than in respect of our directors’ fraud or dishonesty. We believe that these agreements are necessary to attract and retain qualified persons as our directors.
There is currently no pending material litigation or proceeding involving any of our directors for which indemnification is sought.

Related Person Transaction Policy
In connection with this offering, we will adopt a policy regarding approval by the audit committee, subject to certain exceptions, of certain transactions between us and a related person (as defined below). Transactions subject to the policy would include any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships involving the Company in which a related person has or will have a direct or indirect material interest.
For purposes of the policy, “related person” means:
•
any director or executive officer of the Company;

•
any immediate family member of a director or executive officer of the Company;

•
any nominee for director of the Company and the immediate family members of such nominee; and

•
a 10% beneficial owner of the Company’s voting securities or any immediate family member of such owner.

Existing arrangements with related parties and new arrangements with related parties that are entered into in connection with this offering, in each case (i) that are described in this prospectus, (ii) including any subsequent amendment to any such arrangement that is not material to the Company and (iii) any ancillary services provided in connection therewith, will not require review, approval or ratification pursuant to the policy.

DESCRIPTION OF SHARE CAPITAL
The following description of our share capital summarizes certain provisions of our memorandum of association and our bye-laws that will become effective as of the closing of this offering. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our memorandum of association and bye-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors are urged to read the exhibits for a complete understanding of our memorandum of association and bye-laws.
General
We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda (the “Registrar”) under registration number 51936. We were incorporated on October 20, 2016 under the name GoodBulk Ltd. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.
The objects of our business are unrestricted, and the company has the capacity of a natural person. We can therefore undertake activities without restriction on our capacity.
Prior to the closing of this offering, our shareholders will approve certain amendments to our bye-laws which will become effective upon closing of this offering. The following description assumes that such amendments have become effective.
Since our incorporation, other than an increase in our authorized share capital to $50,000,001.00 on December 14, 2016 and the increase in our share capital to occur in connection with this offering, there have been no material changes to our share capital, mergers, amalgamations or consolidations of us or any of our subsidiaries, no material changes in the mode of conducting our business, no material changes in the types of products produced or services rendered and no name changes. There have been no bankruptcy, receivership or similar proceedings with respect to us or our subsidiaries.
There have been no public takeover offers by third parties for our shares nor any public takeover offers by us for the shares of another company which have occurred during the last or current financial years.
We have applied to list our common shares on the Nasdaq under the symbol “GBLK.”
Initial settlement of our common shares will take place on the closing date of this offering through The Depository Trust Company (“DTC”) in accordance with its customary settlement procedures for equity securities registered through DTC’s book-entry transfer system. Each person beneficially owning common shares registered through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the common shares.
Share Capital
Immediately following the completion of this offering, our authorized share capital of  $                will consist of              common shares, par value $1.00 per share, and              undesignated preference shares, par value $1.00 per share. Upon completion of this offering, there will be              common shares issued and outstanding, and no preference shares issued and outstanding. All of our issued and outstanding common shares prior to completion of this offering are and will be fully paid, and all of our shares to be issued in this offering will be issued fully paid.
Pursuant to our bye-laws, subject to the requirements of any stock exchange on which our shares are listed and to any resolution of the shareholders to the contrary, our Board of Directors is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.
Common Shares
Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.
Preference Shares
Pursuant to Bermuda law and our bye-laws, our Board of Directors may, by resolution, establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the Board of Directors without any further shareholder approval. Such rights, preferences, powers and limitations, as may be established, could have the effect of discouraging an attempt to obtain control of the company.
Dividend Rights
Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than its liabilities. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our Board of Directors, subject to any preferred dividend right of the holders of any preference shares.
Any cash dividends payable to holders of our common shares listed on the Nasdaq will be paid to Computershare Trust Company, N.A., our paying agent in the United States for disbursement to those holders.
Variation of Rights
If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either (i) with the consent in writing of the holders of 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other class or series of preference shares, to vary the rights attached to any other class or series of preference shares.
Transfer of Shares
Our Board of Directors may, in its absolute discretion and without assigning any reason, refuse to register the transfer of a share that it is not fully paid. Our Board of Directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our Board of Directors shall reasonably require. Subject to these restrictions, a holder of common shares may transfer the title to all or any of his common shares by completing a form of transfer in the form set out in our bye-laws (or as near thereto as circumstances admit) or in such other common form as our Board of Directors may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our Board of Directors may accept the instrument signed only by the transferor.
Where our shares are listed or admitted to trading on any appointed stock exchange, such as the Nasdaq, they will be transferred in accordance with the rules and regulations of such exchange.
Meetings of Shareholders
Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year (the “annual general meeting”). However, the shareholders may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any shareholder may, on notice to the company, terminate the waiver, in which case an annual general meeting must be called. We have chosen not to waive the convening of an annual general meeting.

Bermuda law provides that a special general meeting of shareholders may be called by the Board of Directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that our president or chairman or any two directors or any director and the secretary or our Board of Directors may convene an annual general meeting and the president or chairman or any two directors or any director and the secretary or the Board of Directors may convene a special general meeting. Under our bye-laws, at least     days’ notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 50% of all issued and outstanding common shares.
Access to Books and Records and Dissemination of Information
Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar. These documents include the company’s memorandum of association, including its objects and powers, and certain alterations to the memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented in the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. A company is also required to file with the Registrar a list of its directors to be maintained on a register, which register will be available for public inspection subject to such conditions as the Registrar may impose and on payment of such fee as may be prescribed. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.
Election and Removal of Directors
Our bye-laws provide that our Board of Directors shall consist of three directors or such greater number as the Board of Directors may determine. Our Board of Directors will initially consist of eight directors. Our Board of Directors is divided into 3 classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The initial terms of the Class I, Class II and Class III directors will expire in 2019, 2020 and 2021, respectively. At each succeeding annual general meeting, successors to the class of directors whose term expires at the annual general meeting will be elected for a three-year term.
Any shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by our Board of Directors must give notice of the intention to propose the person for election. Where a Director is to be elected at an annual general meeting, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not less than 30 days before or after such anniversary the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Where a Director is to be elected at a special general meeting, that notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made.
In accordance with our bye-laws, a director may be removed, only with cause, by the shareholders, provided notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and a summary of the facts justifying the removal and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.
Proceedings of Board of Directors
Our bye-laws provide that our business is to be managed and conducted by our Board of Directors. Bermuda law permits individual and corporate directors and there is no requirement in our bye-laws or Bermuda law that directors hold any of our shares. There is also no requirement in our bye-laws or Bermuda law that our directors must retire at a certain age.
The compensation of our directors is determined by the Board of Directors, and there is no requirement that a specified number or percentage of  “independent” directors must approve any such determination. Our directors may also be paid all travel, hotel and other reasonable out-of-pocket expenses properly incurred by them in connection with our business or their duties as directors.
Provided a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested unless he or she is disqualified from voting by the chairman of the relevant board meeting.
Indemnification of Directors and Officers
Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.
Our bye-laws provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that we shall advance funds to our officers and directors for expenses incurred in their defense upon receipt of an undertaking to repay the funds if any allegation of fraud or dishonesty is proven. Subject to Section 14 of the Securities Act, which renders void any purported waiver of the provisions of the Securities Act, our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such purpose.
Amendment of Memorandum of Association and Bye-laws
Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our Board of Directors and by a resolution of our shareholders, which includes the affirmative vote of a majority of all votes entitled to be cast on the resolution. In the case of certain bye-laws, such as the bye-laws relating to election and removal of directors, approval of business combinations and amendment of bye-law provisions, the required resolutions must include the affirmative vote of at least 66% of our directors then in office and the affirmative vote of at least 66% of all votes entitled to be cast on the resolution at a general meeting of the shareholders.
Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Supreme Court of Bermuda. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.
Amalgamations, Mergers and Business Combinations
The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s Board of Directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that a merger or an amalgamation (other than with a wholly-owned subsidiary) that has been approved by the Board of Directors must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy in excess of 50% of all issued and outstanding common shares. Any merger or amalgamation or other business combination (as defined in our bye-laws) not approved by our Board of Directors must be approved by the holders of not less than 66 2∕3% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution.
Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.
Our bye-laws contain provisions regarding “business combinations” with “interested shareholders.” Pursuant to our bye-laws, in addition to any other approval that may be required by applicable law, any business combination with an interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder must be approved by our Board of Directors and authorized at an annual or special general meeting by the affirmative vote of at least 66 2∕3% of the votes attaching to our issued and outstanding voting shares that are not owned by the interested shareholder, unless (i) prior to the time that the shareholder becoming an interested shareholder, our Board of Directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; or (ii) upon the consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned shares of the company representing at least 85% of the votes attaching to our issued and outstanding voting shares at the time the transaction commenced. For purposes of these provisions, “business combinations” include mergers, amalgamations, consolidations and certain sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets, issuances and transfers of shares and other transactions resulting in a financial benefit to an interested shareholder. An “interested shareholder” is a person that beneficially owns shares representing 15% or more of the votes attaching to our issued and outstanding voting shares and any person affiliated or associated with us that owned shares representing 15% or more of the votes attaching to our issued and outstanding voting shares at any time three years prior to the relevant time.
Shareholder Suits
Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.
When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.
Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the SEC that in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.
Capitalization of Profits and Reserves
Pursuant to our bye-laws, our Board of Directors may (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.
Registrar or Transfer Agent
A register of holders of the common shares will be maintained by Conyers Corporate Services (Bermuda) Limited in Bermuda, and a branch register will be maintained in the United States by Computershare Trust Company, N.A., which will serve as branch registrar and transfer agent.
Untraced Shareholders
Our bye-laws provide that our Board of Directors may forfeit any dividend or other monies payable in respect of any shares that remain unclaimed for six years from the date when such monies became due for payment. In addition, we are entitled to cease sending dividend warrants and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquires have failed to establish the shareholder’s new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.
Certain Provisions of Bermuda Law
We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.
The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the common shares that are the subject of this offering to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the Nasdaq. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness.

Accordingly, in giving such consent or permissions, neither the Bermuda Monetary Authority nor the Registrar shall be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.
In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust.

Bermuda Company CONSIDERATIONs
Our corporate affairs are governed by our memorandum of association and bye-laws and by the corporate law of Bermuda. The provisions of the Companies Act, which applies to us, differ in certain material respects from laws generally applicable to U.S. companies incorporated in the State of Delaware and their stockholders. The following is a summary of significant differences between the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us and our shareholders and the provisions of the Delaware General Corporation Law applicable to U.S. companies organized under the laws of Delaware and their stockholders.
Bermuda	Delaware
Shareholder meetings

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May be called by the Board of Directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings.

– May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
– May be held in or outside Bermuda.	– May be held in or outside of Delaware.
– Notice:	– Notice:
– Shareholders must be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting.	– Written notice shall be given not less than 10 nor more than 60 days before the meeting.
– Notice of general meetings must specify the place, the day and hour of the meeting and in the case of special general meetings, the general nature of the business to be considered.
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Whenever stockholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

Shareholder’s voting rights
– Shareholders may act by written consent to elect directors or appoint an auditor. Shareholders may not act by written consent to remove a director or auditor.	– With limited exceptions, stockholders may act by written consent to elect directors.

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Generally, except as otherwise provided in the bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast. Any person authorized to vote may authorize another person or persons to act for him or her by proxy, provided the instrument appointing the proxy is in the form specified by the bye-laws or such other form as the board of directors may determine.

– Any person authorized to vote may authorize another person or persons to act for him or her by proxy.

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The voting rights of shareholders are regulated by the company’s bye-laws and, in certain circumstances, by the Companies Act. The bye-laws may specify the number to constitute a quorum and if the bye-laws permit, a general meeting of the shareholders of a company may be held with only one individual present if the requirement for a quorum is satisfied.

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For stock corporations, the certificate of incorporation or bylaws may specify the number to constitute a quorum, but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

Bermuda	Delaware
– Our bye-laws provide that when a quorum is once present in general meeting it is not broken by the subsequent withdrawal of any shareholders.	– When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.
– The bye-laws may provide for cumulative voting, although our bye-laws do not.	– The certificate of incorporation may provide for cumulative voting.

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The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s Board of Directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company.

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Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by stockholders of each constituent corporation at an annual or special meeting.

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Subject to its bye-laws, a company may at any meeting of its Board of Directors sell, lease or exchange all or substantially all of its property and assets as its Board of Directors deems expedient and in the best interests of the company to do so.

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Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of a corporation entitled to vote.

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Any company which is the wholly-owned subsidiary of a holding company, or one or more companies which are wholly-owned subsidiaries of the same holding company, may amalgamate or merge without the vote or consent of shareholders in accordance with the Companies Act, provided that the approval of the Board of Directors is obtained and that a director or officer of each such company signs a statutory solvency declaration in respect of the relevant company.

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Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of stockholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called stockholder meeting.

– Any mortgage, charge or pledge of a company’s property and assets may be authorized without the consent of shareholders subject to any restrictions under the bye-laws.
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Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of stockholders, except to the extent that the certificate of incorporation otherwise provides.

Bermuda	Delaware
Directors
– The Board of Directors must consist of at least one director.	– The board of directors must consist of at least one member.
– The number of directors is fixed by the bye-laws, and any changes to such number must be approved by the Board of Directors and/or the shareholders in accordance with the company’s bye-laws.
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Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.

– Removal:	– Removal:

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Under our bye-laws, any or all directors may be removed, only with cause, by the holders of a majority of the shares entitled to vote at a special meeting convened and held in accordance with the bye-laws for the purpose of such removal.

– Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.
– In the case of a classified board, stockholders may effect removal of any or all directors only for cause.
Duties of directors

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The Companies Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Companies Act or the company’s bye-laws to be exercised by the shareholders of the company. Our bye-laws provide that our business is to be managed and conducted by our Board of Directors. At common law, members of a Board of Directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

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Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its stockholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the stockholders generally.

– a duty to act in good faith in the best interests of the company;
– a duty not to make a personal profit from opportunities that arise from the office of director;
– a duty to avoid conflicts of interest; and
– a duty to exercise powers for the purpose for which such powers were intended.

Bermuda	Delaware
– The Companies Act imposes a duty on directors and officers of a Bermuda company:
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In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

– to act honestly and in good faith with a view to the best interests of the company; and
– to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

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The Companies Act also imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company. Under Bermuda law, directors and officers generally owe fiduciary duties to the company itself, not to the company’s individual shareholders, creditors or any class thereof. Our shareholders may not have a direct cause of action against our directors.

Takeovers
– An acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:
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Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, and in the event the parent corporate does not own all of the stock of the subsidiary, dissenting stockholders of the subsidiary are entitled to certain appraisal rights.

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Delaware law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company, the person is an “interested stockholder” and may not engage in “business combinations” with the company for aperiod of three years from the time the person acquired 15% or more of voting stock.

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By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

Bermuda	Delaware

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If the acquiring party is a company, it may compulsorily acquire all the shares of the target company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any nontendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

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Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Bermuda	Delaware
Dissenter’s rights of appraisal

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A dissenting shareholder (that did not vote in favor of the amalgamation or merger and who is not satisfied that the fair value has been offered for his shares) of a Bermuda exempted company may, within one month of notice of the shareholders’ meeting, apply to the Bermuda Supreme Court to appraise the fair value of those shares. Note that each share of an amalgamating or merging company carries this right to vote in respect of the amalgamation or merger whether or not it otherwise carries the right to vote.

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With limited exceptions, appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation.

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The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets.

Dissolution

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Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation. Prior to the company entering liquidation, a majority of the directors shall each make a statutory declaration, which states that the directors have made a full enquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding up and must file the statutory declaration with the Registrar. The general meeting must be held within 5 weeks of the making of the declaration and will be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding up of the company is deemed to commence at the time of the passing of the resolution.

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Under Delaware law, a corporation may voluntarily dissolve (i) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the issued and outstanding shares entitled to vote thereon vote for such dissolution; or (ii) if all stockholders entitled to vote thereon consent in writing to such dissolution.

Bermuda	Delaware
Shareholder’s derivative actions

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Class actions and derivative actions are generally not available to shareholders under Bermuda law. Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

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In any derivative suit instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

Common Shares Eligible for Future Sale
Future sales of substantial amounts of our common shares in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common shares in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.
Upon completion of this offering, we will have      common shares outstanding assuming the exercise of the underwriters’ over-allotment option and no exercise of any options and warrants outstanding as of May 31, 2018. Of these shares, the      shares, or      shares if the underwriters exercise their over-allotment option in full, sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining      common shares existing are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 of the Securities Act. As a result of the contractual 180-day lock-up period described below and the provisions of Rule 144, these shares will be available for sale in the public market as follows:
Number of Shares	Date
On the date of this prospectus.
After 90 days from the date of this prospectus.
After 180 days from the date of this prospectus (subject, in some cases, to volume limitations).
Rule 144
In general, a person who has beneficially owned restricted shares of our common shares for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three month period only a number of securities that does not exceed the greater of either of the following:
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1% of the number of shares of our common shares then outstanding, which will equal approximately shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares; or

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the average weekly trading volume of our common shares on the Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.
Lock-up Agreements
We, our executive officers and directors and certain of our security holders have agreed not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, for 180 days after the date of this prospectus without first obtaining the written consent of Morgan Stanley & Co. LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:
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offer, pledge, sell or contract to sell any common shares;

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sell any option or contract to purchase any common shares;

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purchase any option or contract to sell any common shares;

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grant any option, right or warrant for the sale of any common shares;

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lend or otherwise dispose of or transfer any common shares;

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request or demand that we file a registration statement related to the common shares; or

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enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. See “Underwriters.”
Registration Rights Agreement
Certain shareholders will have the right, subject to the lock-up agreements described above, to require us to register our common shares for resale in some circumstances. See “Certain Relationships and Related Party Transactions — Registration Rights Agreement.”

TAX CONSIDERATIONS
The following is a description of the material Bermuda and U.S. federal income tax considerations relevant to an investment decision by a potential investor with respect to our common shares. This discussion does not address all of the tax consequences that may be relevant in light of the investor’s particular circumstances. Potential investors should consult their tax advisers regarding the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of our common shares in their particular circumstances.
Bermuda Tax Considerations
At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.
U.S. Federal Income Tax Considerations
The following discussion represents the opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences to us of our activities and, subject to the limitations described below, to U.S. Holders (as defined below) of owning and disposing of our common shares, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire our common shares.
This discussion is based on the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.
The discussion below is based, in part, on the description of our business as described in this prospectus and, unless otherwise stated, assumes that we conduct, and will continue to conduct, our business as described herein.
U.S. Federal Income Taxation of Our Shipping Income
We anticipate that we will earn substantially all our income from the hiring or leasing of vessels for use on a time or voyage charter basis, including through participation in a commercial pool, or from the performance of services directly related to those uses, all of which we refer to as “shipping income.”
Unless we qualify from an exemption from U.S. federal income taxation under the rules of Section 883 of the Code (“Section 883”) as discussed below, we will be subject to U.S. federal income taxation on our U.S.-source gross shipping income. For this purpose, “shipping income” includes income that is derived from, or in connection with (i) the use of vessels, (ii) the hiring or leasing for use of vessels, (iii) the performance of services directly related to the use of vessels, and (iv) the participation in a pool, partnership, strategic alliance, joint operating agreement or other joint venture that directly or indirectly generates income described in (i) through (iii). For U.S. federal income tax purposes, U.S.-source shipping income includes 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States and 100% of shipping income attributable to transportation exclusively between U.S. ports. Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the U.S. not subject to any U.S. federal income tax. We do not expect to engage in transportation that produces income that is considered to be 100% U.S.-source shipping income.

Under Section 883 and the applicable Treasury regulations, a non-U.S. corporation will be exempt from U.S. federal income tax on its U.S.-source shipping income if:
(1)
it is organized in a “qualified foreign country” which is a country that grants an “equivalent exemption” from tax to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883; and

(2)
either

(a)
more than 50% of the value of its shares is beneficially owned, directly or indirectly, by “qualified shareholders,” which as defined includes individuals who are “residents” of a qualified foreign country;

(b)
its shares are “primarily and regularly traded on an established securities market” in a qualified foreign country or in the United States; or

(c)
it is a “controlled foreign corporation” and one or more qualified U.S. persons generally own more than 50 percent of the total value of all the outstanding stock.

Bermuda, the jurisdiction where we are incorporated, is a qualified foreign country that currently grants the requisite equivalent exemption from tax in respect of each category of shipping income we expect to earn in the future. Therefore, we would be exempt from U.S. federal income taxation with respect to our U.S.-source shipping income if we are able to satisfy any of the ownership tests described above. As discussed further below, as of the date of this offering, it is not clear whether we will be able to satisfy any of these tests.
Under Treasury regulations promulgated under Section 883, a class of stock will not be considered to be “regularly traded” on an established securities market for any taxable year during which 50% or more of the vote and value of the outstanding shares of such class is owned, actually or constructively under specified attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of such class of outstanding shares (“5% Override Rule”). In the event the 5% Override Rule is met, the Treasury regulations provide that the 5% Override Rule will nevertheless not apply if we can establish that within the group of 5% shareholders, there are sufficient qualified shareholders for purposes of Section 883 to preclude non-qualified shareholders in such group from owning 50% or more of our common shares for more than half the number of days during the taxable year. In order to benefit from this exception to the 5% Override Rule, the Company must satisfy certain substantiation requirements with respect to the identity of its 5% shareholders.
Whether we qualify for the exemption under Section 883 after this offering may, in certain circumstances, depend on a specified percentage of our common shares being owned, directly or indirectly, by shareholders who meet certain tests, including being resident in the United States or certain foreign countries. In such circumstances, we would be required to satisfy certain substantiation and reporting requirements to establish that we so qualify, which in turn would require such shareholders (and certain intermediaries through which they indirectly own our common shares) to provide us with certain documentation. The ownership of our common shares may not allow us to so qualify for the exemption under Section 883, or, even if the ownership of our common shares would allow us to so qualify, we may not be able to satisfy the substantiation and reporting requirements that we would need to meet to establish that we so qualify. As a result, we cannot provide any assurance that we will qualify for the exemption under Section 883 for 2018 or any subsequent taxable year. If the benefits of Section 883 are unavailable, our U.S.-source shipping income would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, to the extent that such income is not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below. Because we expect that no more than 50% of our shipping income would be treated as U.S.-source shipping income under the sourcing rules described above, we expect that the maximum effective rate of U.S. federal income tax on our shipping income would not exceed 2% under the 4% gross basis tax rules. We believe that we did not qualify for the exemption under Section 883 for the taxable year ending December 31, 2017 and we estimate that our U.S. federal income tax liability for the 12-month period ending December 31, 2017 was approximately $176,000. In addition, if we will not be entitled to the exemption under Section 883 for the taxable year ending December 31, 2018, we estimate that our U.S. federal income tax liability for the 3-month period ending

March 31, 2018 was approximately $18,000. However, as we acquire more vessels or the locations of the ports between which we transport cargoes change, we may generate more U.S.-source gross shipping income, which could increase the amount of our U.S. federal income tax liability. The imposition of this tax could have a negative effect on our business and could decrease our earnings available for distribution to our shareholders.
If the exception under Section 883 were unavailable, and any of our U.S.-source shipping income were considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S.-source shipping income, net of applicable deductions, would be subject to U.S. federal income tax, currently imposed at rates of up to 21%. In addition, we would generally be subject to the 30% “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.
Our U.S.-source shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:
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we had, or were considered to have, a fixed place of business in the United States involved in the earning of U.S.-source shipping income; and

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substantially all of our U.S.-source shipping income was attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, it is anticipated that none of our U.S.- source shipping income will be “effectively connected” with the conduct of a U.S. trade or business.
U.S. Federal Income Taxation of Gain on Sale of Assets
Regardless of whether we qualify for exemption under Section 883, we will not be subject to U.S. federal income tax with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.
U.S. Federal Income Taxation of U.S. Holders
A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of our common shares and is (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The following discussion applies only to a U.S. Holder that holds our common shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, as well as the tax consequences applicable to U.S. Holders subject to special rules, such as:
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certain financial institutions;

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dealers or traders in securities who use a mark-to-market method of tax accounting;

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persons holding our common shares as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to our common shares;

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persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

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entities classified as partnerships for U.S. federal income tax purposes;

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tax-exempt entities;

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persons holding common shares in accounts that offer certain tax advantages, including an “individual retirement account” or “Roth IRA”;

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persons that own or are deemed to own ten percent or more of our shares by vote or value; or

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persons holding common shares in connection with a trade or business conducted outside of the U.S.

If an entity that is classified as a partnership for U.S. federal income tax purposes owns our common shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning our common shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of our common shares.
U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of our common shares in their particular circumstances.
Distributions
Subject to the passive foreign investment company (“PFIC”) rules described below, distributions paid on our common shares, other than certain pro rata distributions of common shares, will generally be treated as dividends to the extent paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because the Company does not maintain calculations of its earnings and profits under U.S. federal income tax principles, it is expected that distributions to U.S. Holders generally will be reported as dividends. The amount of the dividend generally will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend.
Subject to applicable limitations, including a holding period requirement, dividends paid on our common shares to certain non-corporate U.S. Holders will generally be treated as “qualified dividend income” that is taxable to such U.S. Holders at preferential tax rates provided that (i) our common shares are readily tradable on an established securities market in the U.S. (such as the national U.S. stock exchange on which our common shares will be traded); and (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which, as discussed below, we do not believe that we are or will be for any future taxable years). Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a non-corporate U.S. Holder. U.S. Holders should consult their tax advisers regarding the availability of the preferential tax rates on dividends in their particular circumstances.
Sale or Other Disposition of Our Common Shares
Subject to the PFIC rules described below, gain or loss realized on the sale or other disposition of our common shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held our common shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the common shares disposed of and the amount realized on the disposition. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit limitation purposes. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.
Passive Foreign Investment Company Rules
In general, a non-U.S. corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and capital gains, other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services generally does not constitute passive income.
Based on our current and expected operations, including the anticipated utilization of the cash proceeds from this offering in our business, we believe that we will not be a PFIC with respect to our 2018 taxable year and do not expect to become a PFIC in the foreseeable future. To the extent we are required to take a position for U.S. federal income tax purposes, we intend to treat our income from our time charters and voyage charters, including through commercial pools, as services income, and not as rental income. Accordingly, we believe that our income from our time charters and voyage charters, including through commercial pools, does not constitute passive income for purposes of determining whether we are a PFIC, and, consequently, the assets that we own and operate in connection with the production of that income do not constitute passive assets. While there is no authority under the PFIC rules that directly addresses the treatment of income derived from time charters and voyage charters, including through commercial pools, as passive or nonpassive income, there is substantial legal authority supporting the treatment of such income as not constituting passive income for other tax purposes. However, there is also authority which characterizes income from time charters as rental income rather than services income for other tax purposes. Accordingly, the IRS or a court might not accept our position, and there is a risk that the IRS or a court may determine that we are a PFIC. Moreover, no assurance can be given that we would not become a PFIC for any future taxable year if the nature and extent of our operations change.
If the IRS were successful in asserting that we have been a PFIC for any taxable year during which a U.S. Holder held our common shares, a U.S. Holder could be subject to certain adverse tax consequences. Unless the U.S. Holder were to make a timely “mark-to-market” election, as discussed below, gain recognized on a sale or other disposition (including certain pledges) of our common shares would be allocated ratably over the U.S. Holder’s holding period of the common shares. The amounts allocated to the taxable year of disposition and to the years before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to the allocated amounts. Further, to the extent that any distribution received by a U.S. Holder on its common shares exceeded 125% of the average of the annual distributions on the common shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. In addition, generally we would continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years during which the U.S. Holder held our common shares, even if we ceased to meet the threshold requirements for PFIC status. If we were treated as a PFIC for the taxable year in which we paid a dividend or the prior taxable year, the dividend would not constitute “qualified dividend income” and the preferential tax rates discussed above (under “Distributions”) would not apply.
In addition, if we were treated as a PFIC, certain of our subsidiaries may also be treated as PFICs (any such subsidiaries which are PFICs, “Lower-tier PFICs”). Under attribution rules, if we were treated as a PFIC, U.S. Holders will be deemed to own their proportionate shares of our Lower-tier PFICs and will be subject to U.S. federal income tax according to the rules described herein on (i) certain distributions by a Lower-tier PFIC and (ii) a disposition of shares of a Lower-tier PFIC, in each case as if the U.S. Holder held such shares directly, even though holders have not received the proceeds of those distributions or dispositions directly.
If we were to be treated as a PFIC for any taxable year and our common shares were “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described above. Our common shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the common shares are traded on a qualified exchange on at least 15 days during each calendar quarter. The national U.S. stock exchange on which our common shares are expected to be listed is a qualified exchange for this purpose. Even if the mark-to-market election is available with respect to our common shares, such election will generally not be available with respect to any of our subsidiaries that are Lower-tier PFICs. U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances.
If a U.S. Holder were to make the mark-to-market election, such U.S. Holder generally would recognize as ordinary income any excess of the fair market value of our common shares at the end of each taxable year over its adjusted tax basis, and would recognize an ordinary loss in respect of any excess of the adjusted tax basis of our common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder were to make the election, the U.S. Holder’s tax basis in the common shares would be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of our common shares in a year when we are a PFIC would be treated as ordinary income and any loss would be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). Dividends paid on our common shares would not constitute “qualified dividend income” and the preferential tax rates discussed above (under “— Distributions”) would not apply.
We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which if available could result in a further alternative treatment.
If a U.S. Holder owns our common shares during any year in which we are treated as a PFIC, the U.S. Holder generally must file an annual report on an IRS Form 8621(or any successor form) with the U.S. Holder’s federal income tax return for that year.
Backup Withholding and Information Reporting
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.
The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.
Certain U.S. Holders who are individuals or entities closely held by individuals may be required to report information relating to securities of non-U.S. companies, such as our common shares, subject to certain exceptions (including an exception for securities held in accounts maintained by financial institutions, in which case the accounts themselves may be reportable if maintained by non-U.S. financial institutions). U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to our common shares.

Underwriters
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:
Name	Number of Shares
Morgan Stanley & Co. LLC
Credit Suisse Securities (USA) LLC
Clarksons Platou Securities, Inc.
Evercore Group L.L.C.
Pareto Securities AS
UBS Securities LLC
ABN AMRO Securities (USA) LLC
Total:
The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the common shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the common shares covered by the underwriters’ over-allotment option described below.
The underwriters initially propose to offer part of the common shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of  $     per share under the public offering price. After the initial offering of the common shares, the offering price and other selling terms may from time to time be varied by the representatives.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to      additional common shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common shares offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional     common shares.
Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $     . We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $25,000.
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of common shares offered by them.
We expect the common shares to be approved for listing on the Nasdaq under the symbol “GBLK.”
We and all directors and officers and certain other shareholders have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus (the “restricted period”):
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares;

•
file any registration statement with the Securities and Exchange Commission relating to the offering of any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common shares.

whether any such transaction described above is to be settled by delivery of common shares or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares.
The restrictions described in the immediately preceding paragraph to do not apply to:
•
the sale of shares to the underwriters; or

•
the issuance by the Company of common shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•
transactions by any person other than us relating to common shares or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is required or voluntarily made in connection with subsequent sales of the common shares or other securities acquired in such open market transactions; or

•
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common shares, provided that (i) such plan does not provide for the transfer of common shares during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common shares may be made under such plan during the restricted period.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common shares and other securities subject to the lock-up agreements described above in whole or in part at any time.
In order to facilitate the offering of the common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of the common shares. These activities may raise or maintain the market price of the common shares above independent market levels or prevent or retard a decline in the market price of the common shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
Neither Clarksons Platou Securities AS nor Pareto Securities AS are U.S. registered broker-dealers and may not make sales of any shares in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that Clarksons Platou Securities AS and/or Pareto Securities AS intend to effect sales of shares in the United States, they will do so only through their respective U.S. registered broker-dealers, Clarksons Platou Securities, Inc. and Pareto Securities Inc., respectively, or one or more U.S. registered broker-dealers or otherwise as permitted by applicable U.S. law. The activities of Clarksons Platou Securities AS and Pareto Securities AS in the United States will be effected only to the extent permitted by Rule 15a-6 under the Securities Exchange Act of 1934, as amended.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments. In particular, affiliates of Credit Suisse Securities (USA) LLC and ABN AMRO Securities (USA) LLC are lenders under certain of our secured credit facilities.
Pricing of the Offering
The initial public offering price will be determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price will be our future prospects and those of our industry in general, our revenues, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Although our common shares have traded on the N-OTC since March 29, 2017 under the symbol “BULK,” these share prices are not considered particularly relevant in determining the initial public offering price because the trading market for the common shares has been generally been inactive and illiquid. The following table sets forth the high and low prices for our common shares as reported on the N-OTC for the periods listed below. Share prices are presented in U.S. dollars per common share based on the Bloomberg Composite Rate on each day of measurement. On            , 2018, the exchange rate between the Norwegian Kroner and the U.S. dollar was     NOK to one U.S. Dollar based on the Bloomberg Composite Rate in effect on that date.
	N-OTC List		Average Daily Trading Volume
	High (US$)	Low (US$)
May 2018	15.51	14.86	645
April 2018	15.01	14.76	633
March 2018	—	—	—
February 2018	15.25	13.04	18,229
January 2018	14.89	12.30	6,029
December 2017	11.50	11.37	280
First Quarter 2018	15.25	12.30	7,748
Fourth Quarter 2017	12.53	10.87	2,196
Third Quarter 2017	13.37	11.92	11
Second Quarter 2017	11.75	10.59	5,428
First Quarter 2017 (from March 29, 2017)	—	—	—
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any of our common shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any our common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
(a)
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our common shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of our common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our common shares to be offered so as to enable an investor to decide to purchase any of our common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom
Each underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of our common shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our common shares in, from or otherwise involving the United Kingdom.

Canada
Our common shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of our common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Switzerland
The common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, us or the common shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and any offers of common shares have not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Hong Kong
The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and

Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

◦
to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

◦
where no consideration is or will be given for the transfer;

◦
where the transfer is by operation of law;

◦
as specified in Section 276(7) of the SFA; or

◦
as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Japan
The common shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (“FIEA”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the common shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common shares without disclosure to investors under Chapter 6D of the Corporations Act.
Brazil
The offer and sale of our common shares will not be carried out by any means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, and under CVM Rule (Instrução) No. 400, of December 29, 2003, as amended. The offer and sale of our common shares has not been and will not be registered with the Comissão de Valores Mobiliários in Brazil. Any representation to the contrary is untruthful and unlawful. Any public offering or distribution, as defined under Brazilian laws and regulations, in Brazil is not legal without such prior registration. Documents relating to the offering of our common shares, as well as information contained therein, may not be supplied to the public in Brazil, as the offering of common shares is not a public offering of securities in Brazil, nor may they be used in connection with any offer for sale of our common shares to the public in Brazil.
Any offer of our common shares is addressed to the addressee personally, upon such addressee’s request and for its sole benefit, and is not to be transmitted to anyone else, to be relied upon by anyone else or for any other purpose either quoted or referred to in any other public or private document or to be filed with anyone without the underwriters’ prior, express and written consent.

Expenses of the Offering
We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:
Expenses	Amount
SEC registration fee	$
Nasdaq listing fee
FINRA filing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Transfer agent and registrar fees and expenses
Miscellaneous costs
Total	$
All amounts in the table are estimates except the U.S. Securities and Exchange Commission registration fee, the Nasdaq listing fee and the FINRA filing fee. The Company will pay all of the expenses of this offering.
Legal Matters
The validity of the common shares and certain other matters of Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, our special Bermuda counsel. Certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York, and for the underwriters by Morgan, Lewis & Bockius LLP, New York, New York.
Experts
The consolidated financial statements as of and for the period ended December 31, 2016 and as of and for the year ended December 31, 2017 included in this prospectus have been audited by Deloitte Certified Public Accountants S.A., an independent registered public accounting firm, as stated in their report appearing elsewhere herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Certified Public Accountants S.A. are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.
The discussion contained under the heading “The International Dry Bulk Shipping Industry” has been provided by Fearnleys which has confirmed to us that it believes it accurately describes the international dry bulk shipping market as of the date of this prospectus.
The statistical and graphical information we use in this prospectus has been compiled by Fearnleys, from its database and other industry sources. Fearnleys compiles and publishes data for the benefit of its clients. In connection therewith, Fearnleys has advised that (i) certain information in Fearnleys’ database is derived from estimates or subjective judgments, (ii) the information in the databases of other maritime data collection agencies may differ from the information in Fearnleys’ database and (iii) while Fearnleys has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures.
The current address of Fearnleys is Fearnleys a/s, Grev Wedels plass 9, 0151 Oslo, Norway.

Service of Process and Enforcement of Civil Liabilities
We are a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A number of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.
Where You Can Find More Information
We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information filed with the SEC at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Glossary of Shipping Terms
The following are definitions of certain terms that are commonly used in the shipping industry.
Annual survey. The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state or the classification society, that takes place every year.
Ballast. Heavy weight, often sea water, necessary for the stability and safety of a ship at sea which is not carrying cargo. Such a ship is said to steaming in ballast. It is also a voyage that positions a vessel from the last discharging port to the next port of loading with no cargo on board.
Baltic Exchange, The. The shipping industry’s widely acknowledged independent source of maritime market information for the trading and settlement of physical and derivative shipping contracts. Producer of the Baltic Indices.
Baltic Indices. Indices and assessments produced by The Baltic Exchange used as a settlement tool for freight derivative trades for benchmarking physical contracts and as a general indicator of the bulk market’s performance.
Bunkers. Fuel oil used to operate a vessel’s engines, generators and boilers.
BWM Convention. The International Convention for the Control and Management of Ships’ Ballast Water and Sediments, adopted by the IMO in February 2004. The BWM Convention entered into force on September 8, 2017.
Capesize vessel. Capesize vessels refer to dry bulk vessels larger than 100,000 deadweight.
CERCLA. Comprehensive Environmental Response, Compensation and Liability Act.
Charter. The hiring of a vessel, or use of its carrying capacity, for either (1) a specified period of time or (2) to carry a cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is called a charterparty.
Charterer. The party that hires a vessel pursuant to a charter.
Charter rate. The amount of money agreed between the charterer and the vessel-owner accrued on a daily or monthly basis.
Charterhire. Money paid to the vessel-owner by a charterer for the use of a vessel under a time charter or bareboat charter. Such payments are usually made during the course of the charter every 15 or 30 days in advance or in arrears by multiplying the daily charter rate times the number of days and, under a time charter only, subtracting any time the vessel was deemed to be off-hire. Under a bareboat charter, such payments are usually made monthly and are calculated on a 360- or 365-day calendar year basis.
Classification society. An independent society that certifies that a vessel has been built and maintained according to the society’s and Flag administration’s rules for that type of vessel and complies with the applicable rules and regulations of the society as well as the country in which the vessel is registered, as well as the international conventions which that country has ratified. A vessel that receives its certification is referred to as being “in class” as of the date of issuance.
Deadweight ton or “dwt.” A unit of a vessel’s capacity for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kilograms. A vessel’s dwt or total deadweight is the total weight necessary to submerge the vessel to its maximum permitted draft. We use this term in describing the size of our vessels.
Demolition. See “Scrapping.”
Dry bulk vessel. Vessel designed for the carriage of free-flowing raw materials in bulk or unitized commodities and semi-finished goods. Dry bulk vessels carry a variety of products such as iron ore, coal, grains, fertilizers and steel products, among others.
Drydocking. The removal of a ship from the water for periodic inspection, maintenance and/or repair of submerged parts.
Handymax vessel. Handymax vessels range in size between 40,000 and 69,999 deadweight.

IMO. International Maritime Organization, a United Nations agency that issues international regulations and standards for seaborne transportation.
Intermediate survey. The inspection of a ship by a classification society surveyor that takes place between special surveys and is carried out concurrently with the second or the third annual survey after the last special survey.
ISM Code. International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, which, among other things, requires vessel-owners to obtain a safety management certification for each vessel they manage.
ISPS Code. International Security Code for Ports and Ships, which enacts measures to detect and prevent security threats to vessels and ports.
Laden. Loaded.
MARPOL Convention. The International Convention for the Prevention of Pollution from Ships.
Metric ton or metric tonne. A unit of weight equal to 1,000 kilograms.
Newbuilding. A new vessel under construction or just completed.
Newcastlemax vessel. Newcastlemax vessels are dry bulk vessels ranging in size between 200,000 and 220,000 deadweight and can be considered as a category within the Capesize segment. See “Capesize vessel.”
Off-hire. The period a vessel is unable to perform the services for which it is required under a time charter. Off-hire periods typically include days spent undergoing repairs and drydocking, whether or not scheduled.
OPA. Oil Pollution Act of 1990 of the United States (as amended).
Panamax vessel. Panamax vessels are dry bulk vessels ranging in size between 70,000 and 99,999 deadweight. Originally they were the largest types of vessels able to transit the Panama Canal. Following the opening of the third set of locks in Panama in 2016, the largest vessels in this group (see “Post Panamax vessel”) can transit the canal as well.
Period charter. A period charter is an industry term referring to both time and bareboat charters. These charters are referred to as period charters or period market charters due to use of the vessel by the charterer over a specific period of time.
Pools. Revenue sharing arrangements, including RSAs.
Post Panamax vessel. Post Panamax vessels can be considered as a category within the Panamax segment. See “Panamax vessel.” They are Panamax vessels but with wider beams and generally fall within the higher range of Panamax vessel sizes.
Scrapping. The disposal of old or damaged vessel tonnage by way of sale as scrap metal.
Sister ship. Vessels constructed by the same shipyards with the same construction drawings and have similar characteristics.
SOLAS. The International Convention for the Safety of Life at Sea 1974, as amended, adopted under the auspices of the IMO.
Special survey. An extensive inspection of a vessel by classification society surveyors that must be carried out at intervals not exceeding five years. Special surveys require a vessel to be drydocked.
Spot charter. A spot charter is an industry term referring to both voyage and trip time charters. These charters are referred to as spot charters or spot market charters due to their short term duration, consisting mostly of a single voyage between one load port and one discharge port.
Spot market. The market for the immediate chartering of a vessel, whether on a time charter or voyage charter.

Spot market-related time charters or index-linked charters. A time charter with a variable rate over the term of the time charter agreement typically based on published Baltic Indices.
Supramax vessel. Supramax vessels are dry bulk vessels ranging in size between 50,000 and 69,999 deadweight, and can be considered as a category within the Handymax segment. See “Handymax vessel”. Often vessels between 60,000 and 69,999 are also referred to as “Ultramax” vessels.
Time charter. A time charter is a contract under which a charterer pays a fixed daily hire rate on a semi-monthly or monthly basis for a fixed period of time for use of the vessel. Subject to any restrictions in the charter, the charterer decides the type and quantity of cargo to be carried and the ports of loading and unloading. The charterer pays the voyage related expenses such as fuel, canal tolls, and port charges. The vessel-owner pays all vessel operating expenses such as the management expenses and crew costs as well as for the capital costs of the vessel. Any delays at port or during the voyages are the responsibility of the charterer, except for certain specific exceptions such as loss of time arising from vessel breakdown and routine maintenance.
Time Charter Equivalent (TCE). A measure of the average daily revenue performance of a vessel. TCE is calculated by dividing net allocated revenues by total available days for the fleet. Net allocated revenues are vessel revenues minus voyage expenses. In case the vessels are employed in RSAs, net allocated revenues also take into consideration any positive or negative RSA adjustment.
Ton or tonne. See “Metric ton.”
Total available days. Ownership days less aggregate off-hire days associated with scheduled maintenance, which includes major repairs, drydockings, vessel upgrades or special intermediate surveys.
Ultramax.  See “Supramax vessel.”
Very Large Ore Carriers or “VLOC.” VLOCs are dry bulk vessels ranging in size between 220,000 and 400,000 deadweight and can be considered as a category within the Capesize segment. See “Capesize vessel.”
Vessel operating expenses. The costs of operating a vessel, primarily consisting of crew wages and associated costs, technical management fees, insurance premiums, lubricants and spare parts, and repair and maintenance costs. Vessel operating expenses exclude fuel and port charges, which are known as “voyage expenses.” For a time charter, the vessel-owner pays vessel operating expenses. For a bareboat charter, the charterer pays vessel operating expenses.
Voyage charter. A voyage charter involves the carriage of a specific amount and type of cargo from specific load port(s) to specific discharge port(s), subject to various cargo handling terms. Most of these charters are of a single voyage nature between two specific ports. The owner of the vessel receives one payment derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel. The charterer is typically responsible for any delay at the loading or discharging ports.
Voyage expenses. Expenses incurred due to a vessel’s traveling from a loading port to a discharging port, such as fuel (bunker) cost, port expenses, agent’s fees, canal dues and extra war risk insurance, as well as commissions.

GoodBulk Ltd.

Unaudited condensed consolidated statement of financial position
As of December 31, 2017 and March 31, 2018
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)
	Notes	Dec. 31, 2017	Mar. 31, 2018
ASSETS
Current assets
Cash and cash equivalents		19,519	32,158
Trade receivables	4	16,558	18,523
Receivables from related parties	15	302	800
Prepayments and deferred expenses	5	3,242	4,027
Derivative financial instruments	10	—	1
Inventories		1,708	2,879
Total current assets		41,329	58,388
Non current assets
Vessels, net	6	245,056	468,314
Advance for acquisition of vessels	7	—	3,980
Derivative financial instruments	10	—	546
Total non current assets		245,056	472,840
Total assets		286,385	531,228
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade payables		5,399	8,014
Payables to related parties	15	194	171
Derivative financial instruments	10	—	424
Accruals and deferred income	8	1,997	3,041
Bank borrowings, current portion	9	—	753
Total current liabilities		7,590	12,403
Non current liabilities
Bank borrowings, non current portion	9	85,202	162,581
Derivative financial instruments	10	—	18
Total non current liabilities		85,202	162,599
Total liabilities		92,792	175,002
Shareholders’ equity
Share capital	11	17,223	26,839
Share premium		179,616	316,363
Receivables for equity shares		(7,425)	0
Reserves		—	105
Retained earnings		4,179	12,919
Total shareholders’ equity		193,593	356,226
Total liabilities and shareholders’ equity		286,385	531,228

The accompanying notes form an integral part of this statement.

GoodBulk Ltd.

Unaudited condensed consolidated statement of profit or loss
For the three months ended March 31, 2017 and 2018
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)
		For the three months ended
	Notes	March 31, 2017	March 31, 2018
Revenues	12	3,438	34,957
Voyage expenses		(2,381)	(11,637)
Vessels operating expenses		(943)	(9,511)
Net other operating income / (expenses)	13	92	(643)
Depreciation	6	(390)	(6,699)
Gain on sale of vessels	6	—	5,358
General and administrative expenses		(164)	(869)
(Loss) / Profit from operations		(348)	10,956
Net financial expense	14	(2)	(1,938)
(Loss) / Profit for the period		(350)	9,018
(Loss) / Earnings per share (in U.S. Dollars) – basic and diluted	18	(0.07)	0.40
The accompanying notes form an integral part of this statement.

GoodBulk Ltd.

Unaudited condensed consolidated statement of comprehensive income or loss
For the three months ended March 31, 2017 and 2018
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)
	For the three months ended
	March 31, 2017	March 31, 2018
(Loss) / Profit for the period	(350)	9,018
Other comprehensive income:
Items that may be reclassified subsequently to profit or loss:
Effective portion of changes in fair value of cash flow hedges, net of amounts recycled to profit or loss	—	105
Other comprehensive income for the period	—	105
Total comprehensive (loss) / income for the period	(350)	9,123

The accompanying notes form an integral part of this statement.

GoodBulk Ltd.

Unaudited condensed consolidated statement of changes in shareholders’ equity
For the three months ended March 31, 2017 and 2018
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)
	Share capital		Share premium	Receivables for equity shares	Reserves	Retained (losses)/ earnings	Total
	# of shares	Par value
Balance as of January 1, 2017	4,450,001	4,450	38,630	(18,500)	0	(603)	23,977
Delivery of m/v Aquamarine				18,500			18,500
Issuance of capital on March 29, 2017	9,090,910	9,091	89,303	(98,394)			—
Loss for the period						(350)	(350)
Other comprehensive income for the period							—
Total comprehensive loss for the period		—	—	—		(350)	(350)
Balance as of March 31, 2017	13,540,911	13,541	127,933	(98,394)	0	(953)	42,127
Balance as of January 1, 2018	17,223,048	17,223	179,616	(7,425)	0	4,179	193,593
Cumulative effect of accounting change(1)						(278)	(278)

Balance as of January 1, 2018, as amended		17,223	179,616	(7,425)	0	3,901	193,315
Cash received in connection with the first closing of the rights offering made on December 20, 2017				7,425			7,425
Second, third and fourth closing of the rights offering made on December 20, 2017	917,733	918	13,059				13,977
Issuance of capital on January 18, 2018	443,204	443	6,307				6,750
Issuance of capital for acquisition of vessels (note 6)	8,254,743	8,255	117,381				125,636
Profit for the period						9,018	9,018
Other comprehensive income for the period					105	—	105
Total comprehensive income for the period		—	—	—	105	9,018	9,123
Balance as of March 31, 2018	26,838,728	26,839	316,363	0	105	12,919	356,226

(1)
Adjusted to reflect effect to opening retained earnings due to the adoption on January 1, 2018 of IFRS 15 Revenue from Contracts with Customers (refer Note 3)

The accompanying notes form an integral part of this statement.

GoodBulk Ltd.

Consolidated statement of cash flows
For the three months ended March 31, 2017 and 2018
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)
	For the three months ended
	Mar. 31, 2017	Mar. 31, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
(Loss) / Profit for the period	(350)	9,018
Adjustments to reconcile net (loss) / profit to net cash generated by operating activities:
Depreciation	390	6,699
Amortization of the negative market value of acquired time charters (Note 6)	—	(605)
Gain on sale of vessels	—	(5,358)
Net financial expenses	2	1,938
Changes in operating assets and liabilities:
Increase in trade receivables	(1,756)	(1,965)
Increase in receivables from related parties	—	(498)
Increase in prepayments and deferred expenses	(283)	(1,656)
Increase in inventories	(266)	(1,171)
(Decrease) / increase in trade payables	(303)	2,420
Decrease in payables to related parties	(302)	(23)
Increase in accruals	—	105
Cash provided by operations	(2,868)	8,904
Interest paid	—	(1,001)
Net cash (used in) / provided by operating activities	(2,868)	7,903
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for vessels	(10,933)	(115,835)
Net proceeds from vessels’ sale	—	14,700
Financial income received	—	26
Net cash used in investing activities	(10,933)	(101,109)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares	—	28,152
Placement’s expenses related to the issuance of common shares	—	(86)
Proceeds from bank loans	—	79,000
Payment of loan arrangement and commitment fees	—	(1,221)
Net cash provided by financing activities	—	105,845
Net change in cash and cash equivalents	(13,801)	12,639
Cash and cash equivalents, beginning of the period	22,500	19,519
Cash and cash equivalents, end of the period	8,699	32,158
Non-cash investing and financing activities
Equity issuance in connection with vessels acquisition	18,500	125,720
Unpaid offering costs	—	(84)
Unpaid capital expenditure relating to drydock	—	(1,146)
The accompanying notes form an integral part of this statement.

GoodBulk Ltd.

Notes to unaudited condensed consolidated financial statements
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)
1. General Information
GoodBulk Ltd. (“GoodBulk” or the “Company”) was incorporated in Bermuda on October 20, 2016 for the purpose of owning and operating dry bulk vessels. The Company’s registered address is Clarendon House, 2 Church Street, Hamilton, Bermuda. GoodBulk and its subsidiaries (together, the “Group”) are engaged in the ownership and operation of dry bulk vessels, providing worldwide seaborne transportation services. No one party exercises control over the Company. Refer to Note 2 for a summary of the Company’s management and operations.
The Company’s common shares started trading on the Norwegian Over-The-Counter List (the “N-OTC”) on March 29, 2017 under the symbol “BULK”. As of March 31, 2018, there were 26,838,727 common shares and 1 Class A share issued and outstanding.
2. Organization and Operations
The accompanying financial statements include the accounts of the Company and its subsidiaries. As of March 31, 2018, the Company’s subsidiaries, which are all wholly owned and incorporated in Liberia, are listed below (including data related to the owned ships):
Wholly owned subsidiaries (all incorporated in Liberia)	Vessel name	Type	Built	Size DWT	Delivery date	Purchase price
						Cash	Shares
Delivery 2017:
Aquamarine Carrier Co. Ltd.	Aquamarine	Capesize	2009	182,060	5-Jan-17	—	18,500
Singapore Shipping Co. Ltd.	Aquadonna	Capesize	2005	177,173	2-Feb-17	12,452	—
Aquakula Shipping Co. Ltd.	Aquakula	Supramax	2007	55,309	18-Apr-17	9,800	—
Aquaknight Shipping Co. Ltd.	Aquaknight	Panamax	2007	75,395	25-Apr-17	13,804	—
Nautical Dream Shipping Co. Ltd.	Nautical Dream	Capesize	2013	180,730	25-Apr-17	23,385	5,115
Aquabeauty Shipping Co. Ltd.	Aquabeauty(*)	Capesize	2003	171,014	5-May-17	8,205	1,795
Aquapride Shipping Co. Ltd.	Aquapride	Supramax	2012	61,465	1-Jun-17	13,949	3,051
Aquacharm Shipping Co. Ltd.	Aquacharm	Capesize	2003	171,009	16-Jun-17	8,205	1,795
Aquajoy Shipping Co. Ltd.	Aquajoy	Capesize	2003	171,009	21-Jun-17	8,205	1,795
Aquavictory Shipping Co. Ltd.	Aquavictory	Capesize	2010	182,060	30-Jun-17	18,051	3,949
Aquahope Shipping Co. Ltd.	Aquahope	Capesize	2007	177,173	19-Sep-17	18,400	—
Aquakatana Shipping Co. Ltd.	Aquakatana	Capesize	2005	185,897	28-Sep-17	19,000	—
Iron Range Shipping Co. Ltd.	Aquarange	Capesize	2011	179,842	4-Dec-17	9,669	20,835
Itasca Shipping Co. Ltd.	Aquamarie	Capesize	2012	178,896	19-Dec-17	—	32,745
		Sub-total 2017		2,149,032		163,125	89,580
Delivery Q1 2018:
Pretty Carrier Co. Ltd.	Aquaenna	Capesize	2011	175,975	9-Jan-18	23,087	3,663
Atlantic Bridge Shipping Co. Ltd.	Aquabridge	Capesize	2005	177,106	16-Jan-18	15,750	2,750
Proud Shipping Co. Ltd.	Aquaproud	Capesize	2009	178,055	24-Jan-18	8,325	17,425
Minnetonka Shipping Co. Ltd.	Aquatonka	Capesize	2012	179,004	31-Jan-18	10,519	20,918
Voyageurs Shipping Co. Ltd.	Aquavoyageurs	Capesize	2005	177,022	5-Feb-18	15,750	2,750
Minnehaha Shipping Co. Ltd.	Aquahaha	Capesize	2012	179,023	15-Feb-18	10,519	21,011
Belle Taine Shipping Co. Ltd.	Aquataine	Capesize	2010	181,725	20-Feb-18	9,509	20,987
Scope Carrier Co. Ltd.	Aquascope	Capesize	2006	174,008	21-Feb-18	5,344	12,656
Silver Surfer Shipping Co. Ltd.	Aquasurfer	Capesize	2013	178,854	1-Mar-18	12,697	23,561
		Sub-total Q1 2018		1,600,772		111,500	125,721

GoodBulk Ltd.

Notes to unaudited condensed consolidated financial statements
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

Wholly owned subsidiaries (all incorporated in Liberia)	Vessel name	Type	Built	Size DWT	Delivery date	Purchase price
						Cash	Shares
Delivery Q2 2018:
Maka Franz Shipping Co. Ltd.	Aquamaka	Capesize	2009	179,362	27-Apr-18	8,500	19,494
Angel Carrier Co. Ltd.	Aquacarrier	Capesize	2011	175,935	14-May-18	9,225	17,525
Aquakatie Shipping Co. Ltd.	Ocean Commander	Capesize	2007	174,100	Estimated June 2018	19,900	—
		Sub-total Q2 2018		529,397		37,625	37,019
		TOTAL		4,279,201		312,250	252,320

(*)
Vessel sold on March 19, 2018

As used herein, the term “deadweight ton” or “DWT” refers to a unit of a vessel’s capacity for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kilograms. A vessel’s DWT or total deadweight is the total weight necessary to submerge the vessel to its maximum permitted draft.
The Group’s fleet is managed by related companies, C Transport Holding Ltd. (“CTH”) and its subsidiary, C Transport Maritime S.A.M. (together, “CTH Group” or the “Manager” or “CTM”), which are owned by Carras Ltd. (“Carras Group”), in turn owned by Brentwood Shipping and Trading Inc. (“Brentwood”), a shareholder of the Company. A detailed description of the scope of services provided by and the remuneration of the CTH Group can be found in Note 15.
The Group employs its vessels in the spot market and participates in two Revenue Sharing Agreements (“RSAs”).
The Capesize vessels, with the exception of:
(i)
M/V Aquamarie, M/V Aquataine, M/V Aquabridge, M/V Aquavoyageurs and M/V Aquenna which are on an index-linked charters; and

(ii)
M/V Aquahaha and M/V Aquatonka which operate outside RSA under short term time charter agreements;

together with the Supramax vessels participate in pools managed by CTH under the Capesize Revenue Sharing Agreement (the “Capesize RSA”) and the Supramax Revenue Sharing Agreement (the “Supramax RSA”), respectively. The vessels under the Capesize RSA are in turn employed under the CCL Capesize Chartering Ltd. RSA, launched in January 2016 by CTM and other participants who are Bocimar International NV, Golden Ocean Group Management Limited and Star Bulk Carriers Corp. At March 31, 2018, the CCL RSA commercially managed 70 Capesize vessels.
3. Basis of Preparation
These unaudited condensed consolidated financial statements have been prepared in accordance with International Accounting Standard (“IAS”) 34 Interim Financial Reporting as issued by the International Accounting Standards Board (“IASB”). Certain information and footnote disclosures required by International Financial Reporting Standards (“IFRS”) for a complete set of annual financial statements have been omitted, and, therefore, these unaudited condensed consolidated financial statements should be read in conjunction with the Group’s annual consolidated financial statements as of and for the year ended December 31, 2017, approved by the Board of Directors and authorized for issue on April 6, 2018. On May 21, 2018, GoodBulk’s Board of Directors authorized for issuance the unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2018.
The critical accounting judgments and key sources of estimation uncertainty were disclosed in the Company’s annual consolidated financial statements for the year ended December 31, 2017 and remain unchanged except for critical accounting judgments and key sources of estimation uncertainty related to the application of IFRS 15 as disclosed in Note 3(a).

GoodBulk Ltd.

Notes to unaudited condensed consolidated financial statements
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

The unaudited condensed consolidated financial statements are expressed in U.S. dollars (“USD”), which is the functional currency of all of the subsidiaries in the Group because their vessels operate in international shipping markets in which revenues and expenses are primarily settled in USD, and the Group’s most significant assets and liabilities are paid for and settled in USD.
The financial statements are prepared on the historical cost basis, except for the valuation of derivative financial instruments that are presented on a fair value basis. The same accounting policies and methods of computation have been followed in these unaudited condensed consolidated financial statements as were applied in the preparation of the Group’s financial statements for the year ended December 31, 2017, except for the changes resulting from the adoption of IFRS 15 Revenue from Contracts with Customers (as discussed below).
Adoption of new standards and interpretations
(a) Standards and interpretations adopted in the current period
In May 2014, the IASB issued IFRS 15 Revenue from Contracts with Customers which applies to all contracts with customers: the main exceptions are leases, financial instruments and insurance contracts. IFRS 15 specifies how and when an IFRS reporter will recognize revenue as well as requiring such entities to provide users of financial statements with more informative, relevant disclosures. The standard supersedes IAS 18 Revenue, IAS 11 Construction Contracts and a number of revenue-related interpretations. The standard was effective for annual periods beginning or on after January 1, 2018 and was applied by the Group using the modified retrospective approach and no practical expedients were applied.
The Group’s revenue is primarily generated from time charter revenues and voyage charter revenue. Of these revenue streams, revenue generated from voyage charters is within the scope of IFRS 15. Revenue generated from time charters are within the scope of IFRS 16, Leases, which is discussed further below.
Under IFRS 15, the time period over which voyage charter revenue is recognized has changed from the previous accounting standard, as the performance obligation has been identified as the transportation of cargo from one point to another. Determining the time period over which voyage charter revenue should be recognized requires judgement. Management believes mobilization of a vessel from a previous port of discharge to a subsequent port of loading does not result in a separate benefit for charterers and that the activity is thus incapable of being distinct. This activity is considered to be a required set-up activity to fulfil the contract. On that basis, management has determined that for a voyage charter accounted for under IFRS 15, revenue is recognized on a pro-rata basis commencing on the date that the cargo is loaded and concluded on the date of discharge instead of the previously used discharge-to-discharge basis. Moreover, contract costs incurred in the fulfillment of a voyage charter are deferred and amortized over the course of the charter if they (i) relate directly to such charter, (ii) generate or enhance resources to be used in meeting obligations under the charter and (iii) are expected to be recovered.
The Group’s contracts for voyage charters include provisions whereby the charter is required to pay demurrage or conversely, the shipowner is required to pay despatch. The charterer reimburses the Group for any potential delays exceeding the allowed lay time as per the charter party clause at the ports visited which is recorded as demurrage revenue. Conversely, the charterer is given credit if the loading/discharging activities happen earlier than the allowed lay time, which is despatch, resulting in a reduction in voyage revenue. Under IFRS 15, the demurrage and despatch represent forms of variable consideration which are estimated at contract inception using either the expected value or most likely amount approaches and is revalued over the contract period. The Group’s variable consideration is recognized only when the delay/saving occurs, as the amount is not capable of being estimated prior to occurrence, and in the case of demurrage revenue, the amount is highly probable of collection.
The adoption of the standard as of January 1, 2018 resulted in a decrease of  $278 in the Group’s Retained earnings and an increase of the same amount in the Group’s Accrual and deferred income, as a

GoodBulk Ltd.

Notes to unaudited condensed consolidated financial statements
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

result of revenue recognition based on load-to-discharge basis instead of the previously used discharge-to-discharge basis. The adoption of this standard as of March 31, 2018, resulted in a decrease of $1,040 in revenues, a decrease of  $766 in voyage expenses and an increase of  $230 in other income, with a net effect of  $44.
In July 2014, the IASB issued the complete version of IFRS 9 Financial Instruments. IFRS 9 specifies how an entity should classify and measure financial assets and financial liabilities. The new standard requires all financial assets to be subsequently measured at amortized cost or fair value depending on the business model of the legal entity in relation to the management of the financial assets and the contractual cash flows of the financial assets. The standard also requires a financial liability to be classified as either at fair value through profit or loss or at amortized cost. In addition, a new hedge accounting model was introduced, that is designed to be more closely aligned with how entities undertake risk management activities when hedging financial and non-financial risk exposures. When an entity first applies IFRS 9 Financial Instruments, it may choose as its accounting policy to continue to apply the hedge accounting requirements of IAS 39 Financial Instruments, Recognition and Measurement, instead of the requirements in Chapter 6 of IFRS 9 Financial Instruments. An entity shall apply that policy to all of its hedging relationships. The Group has selected to apply hedge accounting under IFRS 9 Financial Instruments. The Group had not derivatives instruments as of December 31, 2017. The adoption of this standard had no impacts on the financial statements as of December 31, 2017.
(b) Standards and amendments in issue not yet adopted
At the date of authorization of these unaudited condensed consolidated financial statements, the following standards and amendments relevant to the Group were in issue but not yet effective:
In January 2016, the IASB issued IFRS 16 Leases, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract, i.e. the customer (“lessee”) and the supplier (“lessor”). IFRS 16 eliminates the classification of leases by lessees as either operating leases or finance leases and, instead, introduces a single lessee accounting model. Applying that model, a lessee is required to recognise: (a) assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value; and (b) depreciation of lease assets separately from interest on lease liabilities in the statement of profit or loss. Lessors continue to classify their leases as operating leases or finance leases, and to account for those two types of leases differently. IFRS 16 supersedes the previous leases Standard, IAS 17 Leases, and related Interpretations. The Group assessed that under a time charter arrangement, the hire rate per the charter agreement has two components: the lease component which will be accounted for under IFRS 16 and the service component which will be accounted for under IFRS 15. The standard is effective from January 1, 2019, with early adoption permitted only with concurrent adoption of IFRS 15 Revenue from Contracts with Customers. Management has elected not to adopt early, and it anticipates that the implementation of this standard will not have a material impact on the Group’s consolidated financial statements, since the changes for lessors are fairly minor and mainly relate to additional disclosures and the Group has no obligations as a lessee.
The impact of all other IFRS standards and amendments issued but not yet adopted is not expected to be material to the Group’s unaudited condensed consolidated financial statements.

GoodBulk Ltd.

Notes to unaudited condensed consolidated financial statements
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

4. Trade Receivables
Trade receivables are comprised of:
	Dec. 31, 2017	Mar. 31, 2018
Amounts due from employment of the Group’s vessels under Capesize RSA	15,152	15,591
Amounts due from employment of the Group’s vessels under Supramax RSA	1,119	1,649
Trade receivables due from third party clients	327	1,323
Provision for expected credit loss	(40)	(40)
Total	16,558	18,523

Trade receivables from the employment of the Group’s vessels under the Capesize RSA and the Supramax RSA as of March 31, 2018 include working capital contributions of  $7,800 (2017: $6,500) to the Capesize RSA (being $650 per vessel) and $800 (2017: $800) to the Supramax RSA (being $400 per vessel).
As of March 31, 2018, the Group does not expect any material loss from non-collections of its receivables.
5. Prepayments and Deferred Expenses
Prepayment and deferred expenses comprise:
	Dec. 31, 2017	Mar. 31, 2018
Deferred loan arrangement and commitment fees	2,552	1,896
Deferred offering costs	—	624
Prepayments of operating and general and administrative expenses	690	1,507
Total	3,242	4,027

Deferred loan arrangement and commitment fees as of March 31, 2018 comprise fees of  $1,481 (December 31, 2017: $2,263) relating to the undrawn bank loans (Note 9) and $415 (December 31, 2017: $289) related to the current portion of deferred financing fees on the loans already drawn down for which payment has been deferred for over 12 months and hence there is no current portion of loan presented.
6. Vessels, net
Cost
January 1, 2018	253,139
Additions	239,299
Disposal	(10,000)
Fully amortized drydock	(315)
March 31, 2018	482,123
Accumulated depreciation
January 1, 2018	8,083
Depreciation for the period	6,699
Disposal	(658)
Fully amortized drydock	(315)
March 31, 2018	13,809
Net book value as of December 31, 2017	245,056
Net book value as of March 31, 2018	468,314

GoodBulk Ltd.

Notes to unaudited condensed consolidated financial statements
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

Vessels with an aggregate carrying amount of  $428,467 as of March 31, 2018 (December 31, 2017: $195,596) have been pledged as collateral under the terms of the Group’s loan agreements.
The additions to the vessels comprise:
•
Delivery of nine vessels from entities affiliated with CarVal Investors LLC (the “CarVal Funds”) each acquired by a separate newly incorporated wholly owned subsidiary of GoodBulk, which were renamed on delivery as the M/V Aquaenna, M/V Aquabridge, M/V Aquaproud, M/V Aquatonka, M/V Aquavoyageurs, M/V Aquahaha, M/V Aquataine, M/V Aquascope and M/V Aquasurfer, for cash consideration of  $111.5 million and 8,254,743 shares. These acquisitions were part of an acquisition agreement entered into by the Company on October 26, 2017 as amended on December 21, 2017 (“CarVal Acquisition Agreement’), with affiliates of CarVal Investors LLC to purchase thirteen vessels. At the time of entering into the agreement, neither CarVal Investors LLC nor its affiliates were related to the Company; and

•
$589, being the cost to drydock the M/V Nautical Dream which was completed in March 2018, of which $153 was paid as of March 31, 2018.

•
$710, being the estimated costs to March 31, 2018 relating to the drydock of the M/V Aquajoy which commenced in March 2018 and was completed in early April 2018, and was unpaid as of March 31, 2018.

M/V Aquaproud, M/V Aquascope and M/V Aquasurfer were acquired charter free, with only the bunkers and lubricants on board upon delivery of the vessels, which the Group purchased at prevailing market rates.
In connection with the acquisition of the of M/V Aquenna, M/V Aquabridge, M/V Aquavoyageurs, M/V Aquataine, M/V Aquatonka and M/V Aquahaha, in addition to the bunkers and lubricants on board upon delivery of the vessels which the Group purchased, these vessels were on a time charter with expiration within the second quarter of 2018. A separate agreement was entered into by each new owner of the relevant vessel, the charterer and the prior owner to novate the time charter to the Company, as the purchase of the vessel does not automatically entail the transfer of the charter and the charterer consented to the change in vessel name, registration of the vessel under the new owner under a Liberian flag, change of crew and the change of manager to CTM/CTH. Each ship owning subsidiary entered into a separate agreement directly with CTM for the technical management of the vessel, as the purchase of the vessel does not transfer the technical management contract and the technical manager cannot change without the consent of the charterer.
The terms of the charter agreements for M/V Aquenna, M/V Aquabridge, M/V Aquavoyageurs and M/V Aquataine were in line with market rates at the time the Group took delivery of the vessel as the rates were all index-linked. Accordingly, the Group has not allocated any of the purchase price of the vessel to the time charter agreement.
The time charter agreements novated for M/V Aquatonka and M/V Aquahaha with termination dates on May 6 and April 29, 2018, respectively, were below market rates at the time of delivery. In accordance with the CarVal Acquisition Agreement, the purchase price originally agreed for these vessels was decreased by $776 which also approximated the fair value of the below market value time charter agreements at the date of delivery. The estimated fair value was determined based on the difference between the contracted charter rate and the prevailing charter rate on the date of delivery. As a result, $776 of the purchase consideration was allocated to the below market time charters acquired under Deferred Income and will be recognized as an increase to revenue on a straight-line basis over the remaining period of time charter (Note 8).
In connection with the above acquisitions, except for the attached time charters which had a very short duration, the Company did not acquire any processes or outputs in connection with the vessels. As a result, these transactions were accounted for as asset acquisitions.

GoodBulk Ltd.

Notes to unaudited condensed consolidated financial statements
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

The disposal in the period under review relates to the sale of M/V Aquabeauty at the price of  $14,700 (net of brokerage commission of  $300 charged by CTH Group and a third-party broker for $150). The Group realized a net gain of  $5,358 from the sale.
7. Advance for Acquisition of Vessels
The advance of  $3,980 as of March 31, 2018, relates to the 20% deposit for acquisition, from an unrelated third party, of M/V Ocean Commander (to be renamed M/V Aquakatie). The vessel is expected to be delivered in June 2018.
8. Accruals and Deferred Income
Accruals and deferred income comprise:
	Dec. 31, 2017	Mar. 31, 2018
Accruals of interest expense	358	1,115
Accruals of bank loan commitment fees	986	140
Freight taxation	176	194
Other accruals	477	1,377
Deferred income	—	215
Total	1,997	3,041

As of March 31, 2018, the deferred income includes $171 related to the residual of the below market value of the time charter contracts acquired with the CarVal Funds’ vessels (Note 6).
9. Bank borrowings
Bank borrowings are as follows:
	Nominal Interest Rate	Date of Final Maturity	Dec. 31, 2017	Mar. 31, 2018
ABN AMRO Bank $60M	LIBOR+3.25%	Jun-22	60,000	60,000
Credit Suisse $50M	LIBOR+3.45%	Sept-22	14,500	42,500
Danish Ship Finance $77M	LIBOR+2.55%	March-23	11,500	37,000
ABN AMRO Bank $85M:
– $35M	LIBOR+2.60%	Jan-23	—	25,500
– $50M	LIBOR+2.85%	Sep-23	—	—
Less: unamortized deferred financing costs			(798)	(1,666)
Total bank borrowings			85,202	163,334
Current portion			—	753
Non-current portion			85,202	162,581

The main terms of the Group’s loan facilities can be found in the Audited Consolidated Financial Statements for the year ended December 31, 2017. As of March 31, 2018, the Group was in compliance with its financial covenants.
The carrying amount of the Group’s bank debt recognized in the unaudited condensed consolidated financial statements approximates its fair value after adjusting for the unamortized loan issuance costs.

GoodBulk Ltd.

Notes to unaudited condensed consolidated financial statements
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

A reconciliation of borrowings arising from the Group’s operations is as follows:
	Opening balance	Cash flows	Non-cash items	Total
Bank debt outstanding as of Dec. 31, 2017	84,913			84,913
Proceeds from bank loans		79,000		79,000
Deferred financing costs relating to the loans drawn		(104)	(1,052)	(1,156)
Amortization of deferred financing costs			162	162
Bank debt outstanding as of Mar. 31, 2018	84,913	78,896	(890)	162,919
of which
Bank borrowings	85,202			163,334
Deferred financing costs (Note 5)	(289)			(415)
For the three months ended March 31, 2018, the Group also paid commitment and arrangement fees related to undrawn loan facilities of  $1,117, of which $986 was accrued as of December 31, 2017.
10. Derivative Financial Instruments
The Group enters into interest rate swap agreements (“IRS”) which convert the floating interest rate exposure into a fixed interest rate in order to hedge the exposure to fluctuations in prevailing market interest rates. Under the interest rate swaps, the bank counterparty effects quarterly floating-rate payments to the Group for the notional amount based on the U.S. dollar LIBOR, and the Group effects quarterly payments to the bank on the notional amounts at the respective fixed rates.
The fair value of the derivative assets is as follows:
	Dec. 31, 2017	Mar. 31, 2018
Derivative assets designated and effective as hedging instruments carried at fair value
Interest rate swaps	—	547
Total	—	547
Derivatives financial instruments, current	—	1
Derivatives financial instruments, non-current	—	546
Total	—	547

The fair value of the derivative liabilities is as follows:
	Dec. 31, 2017	Mar. 31, 2018
Derivative liabilities designated and effective as hedging instruments carried at fair value
Interest rate swaps	—	442
Total	—	442
Derivatives financial instruments, current	—	424
Derivatives financial instruments, non-current	—	18
Total	—	442

GoodBulk Ltd.

Notes to unaudited condensed consolidated financial statements
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

The principal terms of the interest rate swaps designated as cash flow hedging instruments are as follows:
Counterparty	Trade date	Effective date	Termination date	Fixed interest rate	Notional amount
ABN AMRO Bank	Jan-18	Jan-18	Jun-22	2.46%	10,000
ABN AMRO Bank	Jan-18	Dec-17	Jun-22	2.45%	9,000
ABN AMRO Bank	Jan-18	Dec-17	Sep-21	2.36%	7,000
ABN AMRO Bank	Jan-18	Dec-17	Jun-22	2.42%	8,000
ABN AMRO Bank	Jan-18	Jan-18	Jun-22	2.47%	11,000
ABN AMRO Bank	Jan-18	Dec-17	Jun-22	2.45%	15,000
					60,000
Credit Suisse	Feb-18	Mar-18	Mar-22	2.58%	5,000
Credit Suisse	Feb-18	Mar-18	Sep-22	2.65%	9,500
Credit Suisse	Feb-18	Apr-18	Jul-22	2.68%	9,500
Credit Suisse	Feb-18	Feb-18	Aug-22	2.64%	9,500
Credit Suisse	Feb-18	Feb-18	Aug-22	2.78%	9,000
					42,500
ABN AMRO Bank	Feb-18	Jan-18	Jan-23	2.66%	9,000
ABN AMRO Bank	Feb-18	Jan-18	Jan-23	2.67%	9,500
ABN AMRO Bank	Feb-18	Feb-18	Aug-22	2.72%	7,000
					25,500
Danish Ship Finance	Feb-18	Apr-18	Jan-23	2.68%	11,500
Danish Ship Finance	Feb-18	Apr-18	Jul-20	2.50%	6,400
Danish Ship Finance	Feb-18	Apr-18	Jan-20	2.45%	6,400
Danish Ship Finance	Feb-18	Mar-18	Mar-23	2.73%	12,700
					37,000
For the three months ended March 31, 2018, the effective portion of changes in the fair value of IRSs amounting to a loss of  $55 has been recognized in Other Comprehensive Income (compared to nil for the three months ended March 31, 2017). For the three months ended March 31, 2018, a loss of  $160 was recognized to profit or loss representing the realized loss on IRSs in relation to the interest expense component of the hedge (compared to nil for the three months ended March 31, 2017).
The interest rate swaps are measured at fair value. The fair value at the end of the reporting period was determined by discounting the future cash flows using the interest rate yield curves at the end of reporting period.
The interest rate swaps meet Level 2 classification, according to the fair value hierarchy as defined by IFRS 13 Fair Value Measurement. There were no financial instruments in Levels 1 or 3 and no transfers between Levels 1, 2 or 3 during the periods presented. The definitions of the levels provided by IFRS 13 are based on the degree to which the fair value is observable:
•
Level 1 fair value measurements are those derived from quoted prices in active markets for identical assets or liabilities;

GoodBulk Ltd.

Notes to unaudited condensed consolidated financial statements
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

•
Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

•
Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

11. Share Capital
As of March 31, 2018, the authorized share capital of the Company was represented by 50,000,000 authorized common shares, of which 26,838,727 (December 31, 2017: 17,223,047) are issued, and one authorized and issued Class A share, owned by Brentwood. All shares have a par value of  $1.00. The common shares are registered in the Norwegian Central Securities Depository (Verdipapirsentralen, or “VPS”) with ISIN BMG4095E1003, pursuant to a Registrar Agreement with DNB Bank ASA Registrars Department, dated February 6, 2017.
The changes in the Company’s share capital over the three months ended March 31, 2018 are reported below:
•
On January 18, 2018, the Company entered into an agreement with two fund entities managed by CarVal Investors LLC pursuant to which the Company issued 443,204 new common shares at the price of  $15.23 per share for net proceeds of  $6,750.

•
On January 26, 2018, the Company completed the second closing of the December 20, 2017 Rights Offering, issuing 172,941 new common shares at the price of  $15.23 per share for net proceeds of  $2,634.

•
On February 14, 2018, the Company completed the third closing of the December 20, 2017 Rights Offering issuing 329,775 new common shares at the price of  $15.23 per share for net proceeds of $5,022.

•
On March 2, 2018, the Company completed the fourth closing of the December 20, 2017 Rights Offering issuing 415,017 new common shares at the price of  $15.23 per share for net proceeds of $6,321.

•
Issuance of 8,254,743 common shares at $15.23 per share totaling $125.6 million in connection with the delivery of nine vessels acquired from the Carval Funds (Note 6) in accordance with the agreement entered into with the Carval Funds in October 2017, as amended in December 2017.

12. Revenues
	For the three months ended
	Mar. 31, 2017	Mar. 31, 2018
Voyage freight revenues	3,432	20,048
Demurrage revenues	6	856
Time charter revenues	—	14,053
Total revenues	3,438	34,957

The Group’s voyage freight and demurrage revenues are derived from contracts with customers. The nature and effect of initially applying IFRS 15 on the Group’s interim financial statements are disclosed in Note 3.

GoodBulk Ltd.

Notes to unaudited condensed consolidated financial statements
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

13. Net Other Operating Income/(Expenses)
An analysis of net other operating income is as follows:
	For the three months ended
	Mar. 31, 2017	Mar. 31, 2018
Net allocation from the Capesize RSA	92	191
Net allocation from the Supramax RSA	—	(846)
Other income	—	12
	92	(643)

The net allocation from the RSAs represents the positive or negative adjustment, due to the sharing of the voyages’ results with the other members of the RSAs.
14. Net Financial Expense
An analysis of net financial expense is as follows:
	For the three months ended
	Mar. 31, 2017	Mar. 31, 2018
Interest income	—	26
Interest expense	—	(1,758)
Amortization of deferred financing costs (Note 9)	—	(162)
Net exchange differences	(2)	(44)
	(2)	(1,938)

15. Related Party Transactions
CTH Group — Management Service Provider
Management fees charged by the CTH Group are detailed as follows:
	For the three months ended
	Mar. 31, 2017	Mar. 31, 2018
1.25% commission on RSAs revenues	35	341
1.25% commission on vessels outside RSAs	—	88
Technical management fees	85	938
G&A management fees	25	326
	145	1,693

The CTH Group, as manager of the RSAs, charges a 1.25% commission on the voyages performed by the vessels in the RSAs. For the avoidance of doubt, the commission paid by the Group to the CTH Group for vessels employed in the RSAs is in lieu of and not in addition to commercial management fees under the management agreements. The commissions charged in the three months ended March 31, 2018 to Capesize and Supramax RSAs were $305 and $36, respectively (March 31, 2017: $35 and nil, respectively).
The Company’s vessels are commercially managed by CTH and technically managed by CTM. CTH and CTM are companies affiliated with the Group.

GoodBulk Ltd.

Notes to unaudited condensed consolidated financial statements
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

C Transport Maritime B.V. — Back to Back Charters
C Transport Maritime Ltd BV (CBV), a company 100% owned by the Carras Group and incorporated in The Netherlands, provided disponent owner services for certain charterer clients of CTM that wished to trade with vessel-owning companies domiciled in the European Union. In these instances, the Group enters in a charter agreement (by way of a fixture recap) with CBV and CBV enters into an agreement with the charterers back to back at the same terms. No fees or commissions are charged by CBV. In the three months ended March 31, 2018, such back to back charters amounted to a total of  $10.8 million.
Directors’ Remuneration
The total remuneration of the Company’s directors for the three months ended March 31, 2018, included in general and administrative expenses, amounted to $75 (March 31, 2017: $25).
Receivables from Related Parties
Receivables from related parties are as follows:
	Dec. 31, 2017	Mar. 31, 2018
CVI Itasca, LLC (managed by CarVal Investors LLC)	297	800
Affiliates of Brentwood	5	—
	302	800

The receivables from affiliates of CarVal Investors LLC relate to the hire paid in advance by the charterer to the previous owner, and to be reimbursed to the Group following delivery of the vessels, relating to time charters novated to the relevant Group entity (Note 6).
The receivables from affiliates of Brentwood as of December 31, 2017 relate to operating expenses advanced by the Company on behalf of such affiliates and consequently recharged.
Payables to Related Parties
Payables to related parties are as follows:
	Dec. 31, 2017	Mar. 31, 2018
CTH Group	150	171
Brentwood Shipping & Trading Inc.	44	—
	194	171

The payables to the CTH Group relate to the management fees, as reported above.
The payable to Brentwood as of December 31, 2017 relates to the reimbursement of travel expenses.
16. Commitments
As of March 31, 2018, the Group has commitments for the purchase of three vessels (two relating to the CarVal Funds fleet and the M/V Ocean Commander), for a total purchase price of  $74,644 of which $3,980 has already been paid (Note 7). The remaining amount of  $70,664 is payable in cash for $33,645 and by the issuance of 2,430,689 of the Company’s common shares in favor of the CarVal Funds during the second quarter of 2018.
As of March 31, 2018, the Company has a commitment to issue 268,577 common shares at a price of $15.23 per share, being the remaining portion of the rights offering subscribed for in December 2017.

GoodBulk Ltd.

Notes to unaudited condensed consolidated financial statements
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

17. Contingencies
Various claims, suits and complaints, including those involving government regulations, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, environmental claims, agents and insurers and from claims with suppliers relating to the operations of the Group’s vessels. Currently, management is not aware of any such claims or contingent liabilities requiring disclosure in the consolidated financial statements.
18. (Loss)/Earnings Per Share
The computation of basic loss/earnings per share is presented as follows:
	For the three months ended
	Mar. 31, 2017	Mar. 31, 2018
Net (loss)/profit available to common shareholders	(350)	9,018
Weighted average number of shares, basic and diluted	4,753,031	22,638,919
(Loss)/Earnings per share in U.S. Dollars, basic and diluted	(0.07)	0.40
Diluted loss per share is the same as basic loss per share. There are no other potentially dilutive shares outstanding.
19. Subsequent Events
M/V Aquamaka and M/V Aquacarrier were delivered to the Group on April 27 and May 14, 2018, respectively. The total purchase consideration for the two vessels amounted to $54,744 and was settled through the issuance of 2,430,689 common shares and payment in cash of  $17,725. The cash was partly funded from available amounts drawn under Credit Suisse and ABN AMRO secured loan facilities (Note 9) of  $7,500 and $9,500, respectively, with first-priority mortgages registered over the vessels, and the remaining from cash on hand.
On May 8, 2018, the Company completed the December 20, 2017 Rights Offering, issuing 268,577 new common shares for gross proceeds of  $4,090.
On May 21, 2018, GoodBulk’s Board of Directors declared a cash dividend of  $0.22 per share, for an aggregate of approximately $6.5 million, to shareholders of record as of May 25, 2018, payable on June 12, 2018.

Report of Independent Registered Public Accounting Firm
To the shareholders and the Board of Directors of GoodBulk Ltd.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of GoodBulk Ltd. (the “Company”) as of December 31, 2016 and 2017, the related consolidated statements of profit or loss and other comprehensive income, changes in shareholders’ equity, and cash flows, for the period from incorporation to December 31, 2016 and for the year ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2017, and the results of its operations and its cash flows for the period from incorporation to December 31, 2016 and for the year ended December 31, 2017, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte Certified Public Accountants S.A.
Athens, Greece
April 6, 2018
We have served as the Company’s auditor since 2018.

GoodBulk Ltd.

Consolidated statement of financial position
As of December 31, 2016 and 2017
(All amounts expressed in U.S. Dollars thousand unless otherwise stated, except per share)
	Notes	Dec. 31, 2016	Dec. 31, 2017
ASSETS
Current assets
Cash and cash equivalents	4	22,500	19,519
Trade receivables	5	—	16,558
Receivables from related parties	21	—	302
Prepayments and deferred expenses	6	7	3,242
Inventories	7	—	1,708
Total current assets		22,507	41,329
Non current assets
Vessels, net	8	—	245,056
Advance for acquisition of vessels	8	2,500	—
Total non current assets		2,500	245,056
Total assets		25,007	286,385
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade payables	9	728	5,399
Payables to related parties	21	302	194
Accruals	10	—	1,997
Total current liabilities		1,030	7,590
Non current liabilities
Bank borrowings	11	—	85,202
Total non current liabilities		—	85,202
Total liabilities		1,030	92,792
Shareholders’ equity
Share capital	12	4,450	17,223
Share premium		38,630	179,616
Receivables for equity shares	1,2	(18,500)	(7,425)
Retained (losses)/earnings		(603)	4,179
Total shareholders’ equity		23,977	193,593
Total liabilities and shareholders’ equity		25,007	286,385

The accompanying notes form an integral part of this statement.

GoodBulk Ltd.

Consolidated statement of profit or loss and other comprehensive income
For the period October 20, 2016 (inception) to December 31, 2016 and the year ended December 31, 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)
	Notes	2016	2017
Revenues	13	—	57,092
Voyage expenses	14	—	(23,932)
Vessels operating expenses	15	—	(16,343)
Net other operating income	16	—	372
Depreciation	8	—	(8,109)
General and administrative expenses	17	(603)	(1,986)
(Loss)/Profit from operations		(603)	7,094
Net financial expense	18	—	(1,712)
(Loss)/Profit for the period/year		(603)	5,382
Other comprehensive income for the period/year		—	—
Total comprehensive (loss)/income for the period/year		(603)	5,382
(Loss)/Earnings per share (in U.S. Dollars) – basic and diluted	25	(1.08)	0.46
The accompanying notes form an integral part of this statement.

GoodBulk Ltd.

Consolidated statement of changes in shareholders’ equity
For the period October 20, 2016 (inception) to December 31, 2016 and the year ended December 31, 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)
	Share capital # of shares	Par value	Share premium	Receivables for equity shares	Treasury shares	Retained (losses)/ earnings	Total
Balance as of October 20, 2016	—	—	—	—	—	—	—
Issuance of capital on October 27, 2016	12,000	12					12
Cancellation of capital on December 14, 2016	(12,000)	(12)					(12)
Issuance of capital on December 23, 2016	4,450,001	4,450	38,630	(18,500)			24,580
Loss for the period						(603)	(603)
Other comprehensive income for the period						—	—
Total comprehensive loss for the period		—	—		—	(603)	(603)
Balance as of December 31, 2016	4,450,001	4,450	38,630	(18,500)	—	(603)	23,977
Delivery of m/v Aquamarine				18,500			18,500
Issuance of capital on March 29, 2017	9,090,910	9,091	89,303				98,394
Issuance of shares for no consideration accounted as deemed dividend	54,546	55	545			(600)	—
Issuance of shares for Directors remuneration	10,000	10	90				100
Acquisition of treasury shares					(4,340)		(4,340)
Issuance of capital in December 2017 for acquisition of m/v Aquarange and m/v Aquamarie	3,123,460	3,123	44,117		4,340		51,580
Rights offering on December 27, 2017	494,131	494	6,931	(7,425)			—
Profit for the year						5,382	5,382
Other comprehensive income for the year						—	—
Total comprehensive income for the year		—	—		—	5,382	5,382
Balance as of December 31, 2017	17,223,048	17,223	179,616	(7,425)	—	4,179	193,593

The accompanying notes form an integral part of this statement.

GoodBulk Ltd.

Consolidated statement of cash flows
For the period October 20, 2016 (inception) to December 31, 2016 and the year ended December 31, 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)
	2016	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
(Loss)/Profit for the period/year	(603)	5,382
Adjustments to reconcile net (loss)/profit to net cash generated by operating activities:
Depreciation	—	8,109
Allowance for expected credit losses	—	40
Directors remuneration settled by issuance of Company’s shares	—	100
Net financial expenses	—	1,712
Changes in operating assets and liabilities:
Increase in trade receivables	—	(16,598)
Increase in receivables from related parties	—	(302)
Increase in prepayments and deferred expenses	(7)	(682)
Increase in inventories	—	(1,708)
Increase in trade payables	393	2,663
Increase/(decrease) in payables to related parties	217	(23)
Increase in accruals	—	653
Cash provided by operations	—	(654)
Interest paid	—	(1,154)
Net cash provided by/(used in) operating activities	—	(1,808)
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for vessels	(2,500)	(160,882)
Financial income received	—	47
Net cash used in investing activities	(2,500)	(160,835)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares	26,000	82,500
Placement’s expenses paid related to the issuance of common shares	(1,000)	(1,941)
Purchase of treasury shares	—	(4,340)
Proceeds from bank loans	—	86,000
Payment of loan arrangement and commitment fees	—	(2,557)
Net cash provided by financing activities	25,000	159,662
Net change in cash and cash equivalents	22,500	(2,981)
Cash and cash equivalents, beginning of the year	—	22,500
Cash and cash equivalents, end of the year	22,500	19,519
Non-cash investing and financing activities
Equity issuance in connection with vessels acquisition	18,500	83,571
Sale of treasury shares in connection with vessels acquisition	—	6,009
Capital issued, proceeds collected after year-end	—	7,425
Unpaid offering costs	(420)	(2,086)
Unpaid financing costs	—	(986)
Unpaid drydock	—	(202)
Deemed dividend	—	(600)
The accompanying notes form an integral part of this statement.

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)
1. General Information
GoodBulk Ltd. (“GoodBulk” or the “Company”) was incorporated in Bermuda on October 20, 2016 for the purpose of owning and operating dry bulk vessels. The Company’s registered address is Clarendon House, 2 Church Street, Hamilton, Bermuda. GoodBulk and its subsidiaries (together, the “Group”) are engaged in the ownership and operation of dry bulk carriers, providing worldwide seaborne transportation solutions. No one party exercises control over the Company. Refer to Note 2 for a summary of the Company’s management and operations.
The consolidated statement of profit or loss and other comprehensive income and cash flows for the period ended December 31, 2016 reflects the Group’s result of operations and cash flows for the period from October 20, 2016 (date of inception) to December 31, 2016. In 2016, the Company’s business operations were limited to establishing the Group and hence are not comparable to the operations for the year ended December 31, 2017.
The Company’s common shares started trading on the Norwegian Over-The-Counter List (the “N-OTC”) on March 29, 2017 under the symbol “BULK”. As of December 31, 2017, there were 17,223,047 common shares and 1 Class A share issued and outstanding.
2. Organization and Operations
As of December 31, 2017, the Group owns 14 drybulk vessels, all delivered during 2017. Agreements to purchase two of such vessels had been entered into in December 2016 (refer to Note 8 for details of these acquisitions). Moreover, as of December 31, 2017, the Group had agreements to purchase an additional 11 dry bulk vessels, of which 9 have been delivered subsequently in the year and the remaining 2 are expected to be delivered by the end of the first half of 2018.
The first vessel, m/v Aquamarine, was delivered to the Company on January 5, 2017 following the closing of a private placement of 4,450,000 common shares on December 23, 2016 for total gross proceeds of  $44.5 million, of which Brentwood Shipping and Trading Inc. (“Brentwood”) subscribed for $18.5 million through the contribution, as equity in kind, of the vessel and became a 42% shareholder of the Company.
On March 29, 2017, the Company issued 9,090,910 common shares at $11.00 per share in a private placement with institutional investors and other investors in Norway, for gross proceeds of  $100.0 million, of which $82.5 million, before commissions of  $1.4 million, was received in cash. The remaining $17.5 million relates to 1,590,909 shares issued to Brentwood as contribution in kind in connection with the April 3, 2017 transaction noted below.
On April 3, 2017, the Company entered into an agreement to purchase six dry bulk vessels from Carras Ltd. (“Carras”), a subsidiary of Brentwood, for total consideration of  $97.5 million, of which $80.0 million was paid in cash and $17.5 million was paid through the issuance of 1,590,909 shares (as noted above) to Brentwood as part of the Company’s acquisition of six vessels from Carras: the m/v Nautical Dream, m/v Aquavictory, m/v Aquabeauty, m/v Aquacharm, m/v Aquajoy and m/v Aquapride.
On October 26, 2017, the Company entered into an agreement with fund entities managed by CarVal Investors LLC (the “CarVal Funds”), an unrelated third party at the time the transaction was entered into, for the purchase of seven Capesize dry bulk vessels for $221.8 million in cash and shares and purchase options for an additional six Capesize dry bulk vessels for $134.3 million in cash and shares. In December 2017, the purchase options for all six vessels were exercised by the Company. As of December 31, 2017, two of the CarVal vessels had been delivered to the Company.

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

Four additional dry bulk vessels were acquired from unrelated third parties in separately negotiated transactions during 2017: m/v Aquahope, m/v Aquakula, m/v Aquakatana, and the m/v Aquaknight.
In connection with the above acquisitions, with the exception of the m/v Aquamarie, the vessels were acquired charter free. In addition, any bunkers and lubricants on board each vessel on delivery were purchased by the Group. At the time of agreement, the m/v Aquamarie was on time charter contract and was delivered to the Group with a remaining charter period of between 6 to 9 months. The Group entered into a separate agreement with the charterer and the prior owner to novate the charter to the Company, as the purchase of the vessel does not automatically entail the transfer of the charter. In addition with the consent of the charterer, a new technical manager was also engaged. The Company entered into a separate agreement directly with CTM for the technical management of the vessel, as the purchase of the vessel does not transfer the technical management contract and the technical manager cannot change without the consent of the charterer. The terms of the charter agreement were in line with market rates at the time the Group took delivery of the vessel. Accordingly, the Group has not allocated any of the purchase price of the vessel to the charter. In addition, the Company did not acquire any processes or outputs in connection with the vessels. As a result, these transactions were accounted for as asset acquisitions.
In April 2017, the Company entered into an agreement to acquire 394,541 of its common shares from unaffiliated parties for net consideration of  $4.34 million. These shares were held by the Company as treasury shares until December 2017, when they were reissued for consideration of  $6.0 million as part of the transaction with the CarVal Funds.
Over the course of 2017, the Company entered into four credit facilities with three financial institutions: ABN AMRO, Credit Suisse, and Danish Ship Finance. As of December 31, 2017, borrowings under the four facilities totaled $86.0 million, with remaining total capacity of  $186.0 million (Note 11).
The accompanying financial statements include the accounts of the Company and its subsidiaries. As of December 31, 2017, the Company’s subsidiaries, which are all wholly owned and incorporated in Liberia, are listed below (including data related to the owned ships):
Wholly owned subsidiaries (all incorporated in Liberia)	Vessel name	Type	Built	Size DWT	Delivery date	Purchase price
						Cash	Shares
Aquamarine Carrier Co. Ltd.	Aquamarine	Capesize	2009	182,060	5-Jan-17	—	18,500
Singapore Shipping Co. Ltd.	Aquadonna	Capesize	2005	177,173	2-Feb-17	12,452	—
Aquakula Shipping Co. Ltd.	Aquakula	Supramax	2007	55,309	18-Apr-17	9,800	—
Aquaknight Shipping Co. Ltd.	Aquaknight	Panamax	2007	75,395	25-Apr-17	13,804	—
Nautical Dream Shipping Co. Ltd.	Nautical Dream	Capesize	2013	180,730	25-Apr-17	23,385	5,115
Aquabeauty Shipping Co. Ltd.	Aquabeauty	Capesize	2003	171,014	5-May-17	8,205	1,795
Aquapride Shipping Co. Ltd.	Aquapride	Supramax	2012	61,465	1-Jun-17	13,949	3,051
Aquacharm Shipping Co. Ltd.	Aquacharm	Capesize	2003	171,009	16-Jun-17	8,205	1,795
Aquajoy Shipping Co. Ltd.	Aquajoy	Capesize	2003	171,009	21-Jun-17	8,205	1,795
Aquavictory Shipping Co. Ltd.	Aquavictory	Capesize	2010	182,060	30-Jun-17	18,051	3,949
Aquahope Shipping Co. Ltd.	Aquahope	Capesize	2007	177,173	19-Sep-17	18,400	—
Aquakatana Shipping Co. Ltd.	Aquakatana	Capesize	2005	185,897	28-Sep-17	19,000	—
Iron Range Shipping Co. Ltd.	Aquarange	Capesize	2011	179,842	4-Dec-17	9,669	20,835
Itasca Shipping Co. Ltd.	Aquamarie	Capesize	2012	178,896	19-Dec-17	—	32,745
		Sub-total 2017		2,149,032		163,125	89,580

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

Wholly owned subsidiaries (all incorporated in Liberia)	Vessel name	Type	Built	Size DWT	Delivery date	Purchase price
						Cash	Shares
Delivery 2018:
Pretty Carrier Co. Ltd.	Aquaenna	Capesize	2011	175,975	9-Jan-18	23,087	3,663
Atlantic Bridge Shipping Co. Ltd.	Aquabridge	Capesize	2005	177,106	16-Jan-18	15,750	2,750
Proud Shipping Co. Ltd.	Aquaproud	Capesize	2009	178,055	24-Jan-18	8,325	17,425
Minnetonka Shipping Co. Ltd.	Aquatonka	Capesize	2012	179,004	31-Jan-18	10,519	20,918
Voyageurs Shipping Co. Ltd.	Aquavoyageurs	Capesize	2005	177,022	5-Feb-18	15,750	2,750
Minnehaha Shipping Co. Ltd.	Aquahaha	Capesize	2012	179,023	15-Feb-18	10,519	21,011
Belle Taine Shipping Co. Ltd.	Aquataine	Capesize	2010	181,725	20-Feb-18	9,509	20,987
Scope Carrier Co. Ltd.	Aquascope	Capesize	2006	174,008	21-Feb-18	5,344	12,656
Silver Surfer Shipping Co. Ltd.	Aquasurfer	Capesize	2013	178,854	1-Mar-18	12,697	23,561
Angel Carrier Co. Ltd.	Aquacarrier	Capesize	2011	175,935	estimated Apr/May 2018	9,225	17,525
Maka Franz Shipping Co. Ltd.	Aquamaka	Capesize	2009	179,362	estimated Apr/May 2018	8,500	19,494
		Sub-total 2018		1,956,069		129,225	162,740
		TOTAL		4,105,101		292,350	252,320

As used herein, the term “deadweight ton” or “dwt” refers to a unit of a vessel’s capacity for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kilograms. A vessel’s dwt or total deadweight is the total weight necessary to submerge the vessel to its maximum permitted draft.
The Group’s fleet is managed by related companies, C Transport Holding Ltd. (“CTH”) and its subsidiary, C Transport Maritime S.A.M. (together, “CTH Group” or the “Manager” or “CTM”), which are owned by Brentwood. A detailed description of the scope of services provided by and the remuneration for the CTH Group can be found in Note 21.
The Group employs its vessels in the spot market and participates in two Revenue Sharing Agreements (“RSAs”). The Capesize vessels, with the exception of m/v Aquamarie which is on an index-linked charter, and Supramax vessels participate in pools managed by CTH under the Capesize Revenue Sharing Agreement (the “Capesize RSA”) and the Supramax Revenue Sharing Agreement (the “Supramax RSA”), respectively. The vessels under the Capesize RSA are in turn employed under the CCL Capesize Chartering Ltd. RSA, launched in January 2016 by CTM and others; the other participants are Bocimar International NV, Golden Ocean Group Management Limited and Star Bulk Carriers Corp. At the end of December 2017, the CCL RSA employed 57 Capesize vessels.
3. Significant Accounting Policies
Statement of Compliance
The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”).
Basis of Preparation
The consolidated financial statements have been prepared on a historical cost basis. Historical cost is generally based on the fair value of the consideration given in exchange for goods and services.
The consolidated financial statements are expressed in U.S. Dollars (“$”), which is the functional currency of all of the subsidiaries in the Group because their vessels operate in international shipping markets in which revenues and expenses are primarily settled in $, and the Group’s most significant assets and liabilities are paid for and settled in $.

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

The principal accounting policies are set out below.
Basis of Consolidation
The consolidated financial statements incorporate the financial statements of the Company and the subsidiaries controlled by the Company. Control is achieved where the Company:
•
has power over the investee;

•
is exposed, or has rights, to variable returns from its involvement with the investee; and

•
has the ability to use its power to affect its returns with respect to the investee.

Income and expenses of subsidiaries, acquired or disposed of during the year, are included in the consolidated financial statements from the effective date of the acquisition and up to the effective date of the disposal, as appropriate.
All intra-group transactions, balances, income and expenses are eliminated in full on consolidation.
Revenue and Expense Recognition
The Group generates its revenues from employing its vessels in the spot market under short term time charters or through voyage charter agreements.
Time charter revenue is recognized as earned on a straight-line basis over the term of the relevant time charter starting from the vessel’s delivery to the charterer, except for any off-hire period. Unearned revenue includes cash received prior to the balance sheet date, relating to services to be rendered after the balance sheet date. Accrued revenue (or deferred income) represents income recognized in advance (or deferred) as a result of straight-line revenue recognition in respect of charter agreements that provide for varying charter rates. Time charter revenue amounts received in advance are classified as liabilities until the criteria for recognizing the revenue as earned are met.
Under a time charter agreement, vessel operating expenses such as management fees, crew wages, provisions and stores, technical maintenance and insurance expenses and broker’s commissions are paid by the vessel owner, whereas voyage expenses such as bunkers, port expenses, agents’ fees, and extra war risk insurance are paid by the charterer.
Revenue under a voyage charter agreement is recognized on a pro rata basis based on the relative transit time in each period. Estimated losses on voyages are provided for in full at the time such losses become evident.
Revenues in the Capesize RSA and in the Supramax RSA (“RSAs”) are recognized on a gross basis representing time charter and voyage revenues earned by the Group’s vessels participating in the RSAs, as the Group enters into contracts directly with charterers and is responsible to perform all of its obligations under each charter to which it is a party. The RSAs aggregates the revenues and expenses of all of its participants and distributes the net earnings based upon each participating vessel’s weighting and its number of pool operating days in the period. Each member vessel receives a provisional hire paid monthly in arrears, with a final distribution following the presentation of the final annual results of the RSAs.
Furthermore, in relation to the vessels participating in the RSAs, the net allocation from the RSAs which represents the RSAs’ share of the net revenues earned from the other participants’ vessels less the other participants’ share of the net revenues earned by the Group’s vessels included in the RSAs, is classified in the statement of profit or loss as other income or expenses, depending on whether it is a positive or negative adjustment for the Company.

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

Each participant’s share of the net RSAs revenues is based on a key figure expressing the relative theoretical earning capacity of its vessels and the number of days such vessels participated in the RSAs.
Revenue is only recognized when an agreement exists, the price is fixed, service is provided and the collection of the related revenue is reasonably assured. Revenue is shown net of address commissions, if applicable, payable directly to charterers under the relevant charter agreements. Address commissions represent a common market practice discount (sales incentive) on services rendered by the Group and no identifiable benefit is received in exchange for the consideration provided to the charterer. Commissions on time charter revenues are recognized on a prorata basis over the duration of the period. The address commission is also included by the Baltic Exchange in their daily market index.
Vessel operating expenses comprise all expenses relating to the operation of the vessel, including crewing, insurance, repairs and maintenance, stores, lubricants, spares and consumables and miscellaneous expenses. Vessel operating expenses are recognized as incurred; payments in advance of services or use are recorded as prepaid expenses.
Voyage expenses consist of bunkers consumption, agency fees and port expenses directly attributable to the voyage charter or for repositioning and are expensed on the duration of the voyage.
Commissions on time charter revenues are recognized on a prorata basis over the duration of the period.
Financial Income and Costs
Interest income is recognized on an accrual basis. Dividend income is recognized when the right to receive payment is established.
Interest expense, other borrowing costs and realized loss on interest rate swaps are recognized on an accrual basis.
Foreign Currencies
Transactions in currencies other than the Group’s functional currency (“foreign currencies”) are recognized at the rates of exchange prevailing at the dates of the applicable transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at the date. Exchange differences are recognized in the statements of profit or loss in the period in which they arise.
Deferred Financing Costs
Commitment, arrangement, structuring, legal and agency fees incurred for obtaining new loans or refinancing existing facilities are recorded as deferred loan issuance costs and classified contra to debt, while the fees incurred for the undrawn facilities are classified as assets in the statement of financial position and are reclassified contra to debt on the drawdown dates.
The Company applies the de minimis rule for deferred financing costs. This means that single items, such as legal expenses or fees which could potentially be deferred loan issuance costs, are expensed if below $50.
Deferred financing costs are amortized to financial costs over the term of the relevant loan, using the effective interest method. When the relevant loan is terminated or extinguished, the unamortized loan fees are written off in the consolidated statement of profit or loss.

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

Inventories
Inventories represent stocks of lubricants on board vessels and are stated at the lower of cost or market, calculated on a FIFO (First In First Out) basis, or net realizable value.
Vessels
Vessels are stated at cost less accumulated depreciation and accumulated impairment loss, if any. The initial cost of a vessel comprises its purchase price and any directly attributable costs for bringing the vessel to its working condition. The cost of the vessel is allocated into two components, a “vessel component” and a “drydocking component”.
Depreciation for the vessel component is calculated on a straight-line basis, after taking into account the estimated residual value, over the estimated useful life of the vessel, which is estimated to be 20 years from the date of initial delivery. The vessel’s residual value is based on the estimated scrap value which is equal to the product of its lightweight tonnage and estimated scrap price, which represents the Company’s estimate of the current selling price assuming the vessel is already of age and condition expected at the end of its useful life. The drydocking component is amortized over the estimated period to the next scheduled drydocking which typically occurs every five years. If a drydocking is performed prior to the scheduled date, the remaining unamortized balance is written-off. Subsequent drydock costs incurred are capitalized as a separate component of the vessel cost when incurred.
Ordinary maintenance and repairs that do not extend the useful life of the vessels are charged to operations as incurred. Major renovation costs and modifications are capitalized and depreciated over the remaining useful life.
The useful life of the vessels and depreciation method are reviewed annually to ensure that the method and period of depreciation are consistent with the expected pattern of economic benefits. When vessels are sold or retired, their cost and accumulated depreciation and accumulated impairment loss are eliminated from the accounts and any gain or loss resulting from their disposals is included in the statement of comprehensive income.
Impairment of Vessels
The Company reviews its vessels for impairment whenever events or changes in circumstances indicate that the carrying amount of the vessel may not be recoverable. If any such indication exists, the recoverable amount of the vessel is estimated in order to determine the extent of the impairment loss, if any. If the recoverable amount of the vessel is estimated to be less than its carrying amount, the carrying amount of the vessel is reduced to its recoverable amount by recording an impairment loss which is recognized immediately in profit or loss.
Recoverable amount is the higher of fair value less costs to sell and value in use. Value in use is the present value of estimated future cash flows expected to arise from the continuing use of an asset and from its disposal at the end of its useful life. Recoverable amounts are estimated for individual assets or, if it is not possible, for the cash-generating unit. Each vessel is considered to be a single cash-generating unit. The net selling prices of the vessels are estimated based on valuations from independent ship brokers.
When an impairment loss subsequently reverses, the carrying amount of the vessel is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the vessel in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.
Provisions
Provisions are recognized when (1) the Group has a present obligation (legal or constructive) as a result of a past event, (2) it is probable that the Group will be required to settle the obligation, and (3) a reliable

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

estimate can be made of the amount of the obligation. The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows. When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.
Financial Instruments
Financial assets and liabilities are recognized when the Group becomes a party to the contractual provisions of the applicable instrument. All financial instruments are initially recognized at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities recorded at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition.
•
Cash and cash equivalents

Cash and cash equivalents represents cash on hand and deposits with banks which are repayable on demand and short-term, highly liquid investments which are readily convertible into known amounts of cash with original maturities of three months or less that are subject to an insignificant risk of change in value.
•
Trade receivables

Trade receivables are carried at the amount expected to be received from the third party to settle the obligation. Trade receivables are stated net of the provision for determining the Expected Credited Losses (“ECLs”) using the “12-month ECLs” measurement base.
•
Bank borrowings

Interest-bearing bank loans and overdrafts are stated at amortized cost using the effective interest rate method. Any difference between the proceeds (net of transaction costs) and the settlement of the borrowings is recognized over the term of the borrowings.
•
Derivative financial instruments

Derivative financial instruments are initially recognized on trade date at fair value and are subsequently re-measured to their fair value at each reporting date. The resulting changes in fair value are recognized in the consolidated statement of profit or loss immediately unless the derivative is designated and effective as a hedging instrument, in which event the timing of the recognition in the consolidated statement of profit or loss depends on the nature of the hedge relationship.
Derivatives are presented as assets when their valuation is favorable to the Group and as liabilities when unfavorable to the Group.
The Group’s criteria for classifying a derivative instrument in a hedging relationship include:
(1)
the hedging relationship consists only of eligible hedging instruments and eligible hedged items;

(2)
at inception of the hedging relationship there is formal designation and documentation of the hedging relationship and the entity’s risk management objective and strategy for undertaking the hedge; and

(3)
the hedging relationship meets all of the hedge effectiveness requirements.

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in other comprehensive income. The gain or loss relating to the ineffective portion is recognized immediately in the consolidated statement of profit or loss.
Amounts previously recognized in other comprehensive income and accumulated in equity are reclassified to the consolidated statement of profit or loss in the periods when the hedged item affects profit or loss, in the same line item as the recognized hedged item. Hedge accounting is discontinued when the Group terminates the hedging relationship, when the hedging instrument expires or is sold, terminated or exercised, or when it no longer qualifies for hedge accounting.
Any gain or loss accumulated in shareholders’ equity at that time remains in shareholders’ equity and is recognized in the consolidated statement of profit or loss when the hedged item affects the consolidated statement of profit or loss. When a forecast transaction designated as the hedged item in a cash flow hedge is no longer expected to occur, the gain or loss accumulated in equity is recycled immediately to the consolidated statement of profit or loss.
Segment Information
The information provided to the Group’s chief operating decision maker (the “CODM”), being the Chief Executive Officer, to review the Group’s operating results and allocate resources is on a consolidated basis for a single reportable segment. Furthermore, when the Group charters a vessel to a charterer (or employs the vessel under the RSAs), the charterer (or the RSA’s management) is free to trade the vessel worldwide and, as a result, the disclosure of geographic information is impracticable.
Treasury Shares
When share capital recognized as equity is repurchased, the amount of the consideration paid, including directly attributable costs, net of any tax effects, is recognized as a deduction from equity. Repurchased shares are classified as treasury shares and presented within equity. When treasury shares are sold or reissued subsequently, the amount received is recognized as an increase in equity, and the resulting surplus or deficit on the transaction is presented as share premium.
Critical Accounting Judgments and Key Sources of Estimation Uncertainty
The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The Group’s management evaluates whether estimates should be made on ongoing basis, utilizing historical experience, consultation with experts and other methods the Company considers reasonable in the circumstances. However, uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amount of the asset or liability in the future.
In the process of applying the accounting policies above described, Management has not identified critical accounting judgments.
In the process of applying the accounting policies above described, Management has identified the following key sources of estimation uncertainty:

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

Vessel lives and residual value:   vessels are stated at cost, less accumulated depreciation. The estimates and assumptions that have the most significant effect on the vessel carrying amount relate to the estimated useful life of the vessel and its residual value. An increase in the estimated useful life of a vessel or in its residual value would have the effect of decreasing the annual depreciation charge and an increase in the estimated useful life of a vessel would also extend the annual depreciation charge into later periods. A decrease in the useful life of a vessel or its residual value would have the effect of increasing the annual depreciation charge. If regulations place significant limitations over the ability of a vessel to trade on a worldwide basis, the vessel’s useful life will be adjusted to end at the date such regulations become effective. The estimated residual value of a vessel may not represent the fair market value at any one time partly because market prices of scrap rates tend to fluctuate.
Vessel cost: the Company recognizes drydocking costs as a separate component of the vessel’s carrying amount and amortizes the drydocking cost on a straight-line basis over the estimated period until the next drydocking. If the vessel is disposed of before the next drydocking, the remaining balance of the drydock cost is written-off and forms part of the gain or loss recognized upon disposal of vessels in the period of disposal. The general rule is to amortize a vessel’s estimated drydocking expenses for the first special survey over five years, in case of new vessels, and until the next drydocking for secondhand vessels unless the Company intends to drydock the vessels earlier as circumstances arise. The drydock component is estimated at the time of delivery of the vessel based on the Manager’s historical experience with similar types of vessel.
Costs that will be capitalized as part of the future drydockings will include a variety of costs incurred directly attributable to the drydock and costs incurred to meet classification and regulatory requirements, as well as expenses related to the dock preparation and port expenses at the drydock shipyard, drydocking shipyard expenses, expenses related to hull, external surfaces and decks, and expenses related to machinery and engines of the vessel, as well as expenses related to the testing and correction of findings related to safety equipment on board. Drydocking costs do not include vessel operating expenses such as replacement parts, crew expenses, provisions, lubricants consumption, insurance, management fees or management costs during the drydocking period. Expenses related to regular maintenance and repairs of vessels are expensed as incurred, even if such maintenance and repair occurs during the same time period as drydocking.
For subsequent drydockings actual costs are capitalized when incurred. Drydocking schedules are subject to changes (always meeting due date imposed by the regulation in place) for commercial and/or operational reasons. These changes could have impacts on the annual depreciation charge and the determination of the value in use computed for impairment test purposes.
Adoption of new standards and interpretations
In January 2016, the IASB issued amendments to IAS 7 Statement of Cash Flows introducing an additional disclosure that will enable users of financial statements to evaluate changes in liabilities arising from financing activities. As required by these amendments, changes arising from cash flows, such as drawdowns and repayments of borrowings and also non-cash changes, such as acquisitions, disposals and unrealized exchange differences are disclosed and a reconciliation is provided to link items included in the statement of financial position and statement of cash flows in these financial statements.
Standards and amendments in issue not yet adopted and relevant to the Company
At the date of authorization of these financial statements, the following standards and amendments relevant to the Group were in issue but not yet effective:
•
In May 2014, the IASB issued IFRS 15 Revenue from Contracts with Customers, which applies to all contracts with customers: the main exceptions are leases, financial instruments and insurance contracts. IFRS 15 specifies how and when an IFRS reporter will recognize revenue as well as

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

requiring such entities to provide users of financial statements with more informative, relevant disclosures. The standard supersedes IAS 18 Revenue, IAS 11 Construction Contracts and a number of revenue-related interpretations. The standard was amended in September 2015 to delay the effective date to annual periods beginning on or after January 1, 2018 but early adoption is permitted. In addition, the standard was further amended in April 2016 to clarify the guidance on identifying performance obligations, accounting for licenses of intellectual property and the principal versus agent assessment (gross versus net revenue presentation), as well as to give new and amended illustrative examples and practical expedients. IFRS 15 shall be applied either retrospectively to each period presented or as a cumulative effect adjustment as of the date of adoption and there is an increase in required disclosures. The Group will adopt the standard as of January 1, 2018, using the modified retrospective transition method applied to those contracts which were not completed as of that date. Upon adoption, the Company will recognize the cumulative effect as an adjustment to its opening balance of retained earnings. Prior periods will not be retrospectively adjusted. While the Company is still evaluating the impact of the adoption, the timing of revenue recognition will primarily affect voyage charters which do not commence and end in the same reporting period. Under IFRS 15, revenue will be recognized based on load-to-discharge basis as compared to the currently used discharge-to-discharge basis and the Company will defer certain expenses incurred prior to the loading port provided they meet certain conditions. The Company is currently evaluating the effect of the adjustment of any expenses and the additional presentation and disclosure requirements of IFRS 15 on the consolidated financial statements, however believes the financial impact on net income will not be material as there will be a compensating effect from the allocation of the net revenues from the pool.
•
In July 2014, the IASB issued the complete version of IFRS 9 Financial Instruments. IFRS 9 specifies how an entity should classify and measure financial assets and financial liabilities. The new standard requires all financial assets to be subsequently measured at amortized cost or fair value depending on the business model of the legal entity in relation to the management of the financial assets and the contractual cash flows of the financial assets. The standard also requires a financial liability to be classified as either at fair value through profit or loss or at amortized cost. In addition, a new hedge accounting model was introduced, that is designed to be more closely aligned with how entities undertake risk management activities when hedging financial and non-financial risk exposures. The standard is effective for accounting periods beginning on or after January 1, 2018 but early adoption is permitted. The Group expects that the implementation of IFRS 9 on hedge accounting will not have a material impact on the Group’s consolidated financial statements.

•
In January 2016, the IASB issued IFRS 16 Leases, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract, i.e.the customer (“lessee”) and the supplier (“lessor”). IFRS 16 eliminates the classification of leases by lessees as either operating leases or finance leases and, instead, introduces a single lessee accounting model. Applying that model, lessors continue to classify their leases as operating leases or finance leases, and to account for those two types of leases differently. IFRS 16 supersedes the previous leases Standard, IAS 17 Leases, and related Interpretations. The standard is effective from January 1, 2019, with early adoption permitted only with concurrent adoption of IFRS 15 Revenue from Contracts with Customers. The Company anticipates that the implementation of this standard will not have a material impact on the Group’s consolidated financial statements, since the changes for lessors are fairly minor and mainly relate to additional disclosures.

The impact of all other IFRS standards and amendments issued but not yet adopted is not expected to be material on the Group’s consolidated financial statements.

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

4. Cash and Cash Equivalents
Cash and cash equivalents reflects the balance at year-end of the Group’s bank accounts, denominated in $. The Group is also subject to minimum liquidity requirements under its loan agreements (refer Note 11).
5. Trade Receivables
As of December 31, 2017, trade receivables consist of amounts due from the employment of the Group’s vessels under the Capesize RSA and the Supramax RSA of  $15,152 and $1,119, respectively, which include working capital advances paid of  $6,500 to the Capesize RSA (being $650 per vessel) and $800 to Supramax RSA (being $400 per vessel). The remaining amount of  $327 relates to other trade receivables due from third party clients.
Trade receivables also include a provision for ECLs of  $40. As of December 31, 2017, the Group does not expect any material loss from non-collections of its receivables.
6. Prepayments and Deferred Expenses
Prepayment and deferred expenses comprise:
	2016	2017
Deferred arrangement and commitment fees	—	2,552
Prepayments of operating and general and administrative expenses	7	690
Total	7	3,242

Deferred arrangement and commitment fees for 2017 comprise fees of  $2,263 relating to the undrawn bank loans (Note 11) and $289 related to the current portion of deferred financing fees on the loans already drawn down for which payment has been deferred for over 12 months and hence there is no current portion of loan presented.
7. Inventories
Inventories comprise solely of lubricants on board the Group’s vessels.

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

8. Vessels, net
The movements in vessels are reported in the following table:
Costs
December 31, 2016	—
Additions	253,165
Fully depreciated drydock	(26)
December 31, 2017	253,139
Accumulated depreciation
December 31, 2016	—
Depreciation for the period	8,109
Fully depreciated drydock	(26)
December 31, 2017	8,083
Net book value as of December 31, 2016	—
Net book value as of December 31, 2017	245,056

Vessels with an aggregate carrying amount of  $195,596 as of December 31, 2017 have been pledged as collateral under the terms of the Group’s loan agreements.
The additions to the vessels comprise:
•
Acquisition of the m/v Aquamarine from Brentwood, delivered to the Group on January 5, 2017 (Note 21);

•
Acquisition of the m/v Aquabeauty, m/v Aquacharm, m/v Aquajoy, m/v Aquavictory, m/v Nautical Dream and m/v Aquapride from Carras, delivered to the Group on May 5, June 16, June 21, June 30, April 25 and June 1 of 2017, respectively (Note 21);

•
Acquisition of m/v Aquadonna, m/v Aquakula, m/v Aquaknight, m/v Aquakatana and m/v Aquahope from unrelated third parties for total cash consideration of  $73.5 million, delivered to the Group on February 2, April 18, April 25, September 28 and September 19 of 2017, respectively. At the end of 2016, the Group had already paid the deposit of  $2.5 million, equal to 20% of the purchase price of the m/v Aquadonna;

•
Acquisition of the m/v Aquarange and m/v Aquamarie from the CarVal Funds for cash consideration of  $9.7 million and 3,518,000 shares. These acquisitions were part of an acquisition agreement entered into by the Company on October 26, 2017 with the CarVal Funds to purchase seven vessels with an option to purchase six additional vessels. Prior to the delivery of the vessels, neither CarVal nor its affiliates were shareholders of the Company; and

•
$459, being the cost to drydock the m/v Aquapride in November 2017.

All vessels (other than the m/v Aquamarie) were acquired charter free, with only the bunkers and lubricants on board upon delivery of the vessels, which the Group purchased at prevailing market rates. The Company did not acquire any processes or outputs in connection with the vessels. As a result, these transactions were accounted for as asset acquisitions.
There were no indications of impairment of vessels as of December 31, 2017. The carrying amount of the Group’s vessels were lower than the independent broker valuations.

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

9. Trade Payables
The balance of trade payables represents the current amount due to suppliers in the normal course of business operations. The balance is entirely payable within 12 months, according to the normal payment terms of the Group.
10. Accruals
Accruals include the following items:
	2016	2017
Accruals of interest expenses	—	358
Accruals of bank loan commitment fees	—	986
Freight taxation	—	176
Other accruals	—	477
	—	1,997

11. Bank borrowings
Bank borrowings comprises:
	Nominal Interest Rate	Date of Final Maturity	As of December 31,
			2016	2017
				Drawn	Carrying Value
ABN AMRO Bank $60M	LIBOR+3.25%	Jun-22	—	60,000	60,000
Credit Suisse $50M	LIBOR+3.45%	Sept-22	—	14,500	14,500
Danish Ship Finance $77M	LIBOR+2.55%	Jan-23	—	11,500	11,500
ABN AMRO Bank $85M:
– $35M	LIBOR+2.60%	Sep-23	—	—	—
– $50M	LIBOR+2.85%	Sep-23	—	—	—
Less: unamortized deferred financing costs					(798)
Total bank borrowings			—	86,000	85,202

ABN AMRO up to $60.0 million
On March 8, 2017, the Company entered into a loan facility with ABN AMRO for $60 million. This facility had an initial term of five years and bears interest at a rate of LIBOR + 325 basis points. The loan had an initial profile of 15 years, with a non-amortization period of 24 months for vessels built after 2007, and 18 months for vessels built between 2005 and 2007. The purpose of the loan was to finance the purchase of secondhand dry cargo vessels. As of December 31, 2017, the facility was drawn for its total amount of  $60.0 million with a first priority mortgage secured by six wholly owned vessels. The loan is repayable in quarterly instalments starting in the first quarter 2019 with a final balloon of  $13.0 million and $19.8 million due in April and June 2022, respectively. The loan agreement contains debt covenants including restrictions as to changes in management and ownership of the mortgaged vessels, additional indebtedness and mortgaging of vessels without the lender’s prior consent. Furthermore, the borrower has to maintain a minimum balance of  $200 per vessel on the earnings account and a positive working capital. The aggregate market value of the vessels mortgaged under the facility must be at least 150% of the outstanding loan amounts. Under the agreement, the Company is also required to maintain minimum

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

liquidity of the greater of  $2.0 million or $400 per mortgaged vessel, and an Equity Ratio equal to Equity to Total Assets of greater than 30%. As of December 31, 2017, the Company is in compliance with all financial covenants of the loan facility. During the non-amortization period, the Company is prohibited from making or paying any dividend (in cash or in kind) or other distribution in respect of its share capital. Following the occurrence of a Potential Event of Default (as defined under the loan agreement) or where the making of payment of such dividend or distribution would result in the occurrence of an event of default, no borrower shall make or pay any dividend or other distribution (in cash or in kind) in respect of its share capital.
Credit Suisse up to $50.0 million
On August 29, 2017, the Company entered into a loan facility with Credit Suisse for $50 million. This facility had an initial term of five years and bears interest at a rate of LIBOR + 345 basis points. The loan had an initial profile of 15 years, with a non-amortization period of 24 months for vessels under nine years of age, and 18 months for vessels over nine years of age, respectively. The purpose of the loan was to finance the purchase of secondhand dry cargo vessels. As of December 31, 2017, the facility was drawn for $14.5 million with a first priority mortgage secured by two fully owned vessels. The loan is repayable in quarterly instalments starting in the second quarter of 2019 with a final balloon of  $1.7 million and $6.5 million, due in March and September 2022, respectively. The loan agreement contains debt covenants including restrictions as to changes in management and ownership of the vessels, additional indebtedness and mortgaging of vessels without the lender’s prior consent. The aggregate market value of the vessels mortgaged under the facility must be at least 140% of the outstanding loan amounts. Under the agreement, the Company is also required to have equity net worth of  $50 million, maintain minimum liquidity of  $500 per mortgaged vessel, total bank debt over total assets adjusted to market value lower than 70% and beginning on September 30, 2018 to have an EBITDA to Interest Expenses ratio of not less than 3:1. As of December 31, 2017, the Company is in compliance with all financial covenants of the loan facility. If there are no deferred amounts outstanding (including under the non-amortization period), then the Company may pay dividends so long as no default has occurred and is continuing or would occur by reason of the payment of such dividend or other distribution. If there are deferred amounts outstanding during that year, the dividend has been declared and the deferred amounts have been reduced (through a prepayment), then the Company may distribute dividends up to the amount of the reduction in the same year.
Danish Ship Finance (DSF) up to $77.0 million
On November 22, 2017, the Company signed a loan facility agreement with Danish Ship Finance for up to $77.0 million to partially finance the purchase price of m/v Aquamarie, m/v Aquabridge, m/v Aquavoyageurs and m/v Aquasurfer (up to $37.0 million) and certain other non-identified vessels (up to $40.0 million) prior to December 2018. This facility has an initial term of five years and bears interest at a rate of LIBOR + 255 basis points. The loan has an initial amortization profile of 15 years, with a non-amortization period of 12 months for the identified vessels. As of December 31, 2017, $11.5 million of the facility was drawn with a first priority mortgage secured by one fully owned vessel. The loan is repayable in 16 quarterly installments starting in the second quarter of 2019 with a final balloon of $6.5 million due at the beginning of 2023. The loan agreement contains debt covenants including restrictions as to changes in management and ownership of the mortgaged vessels, additional indebtedness and mortgaging of vessels without the lender’s prior consent. The aggregate market value of the vessels mortgaged under the facility must be at least 145% of the outstanding loan amounts and the total bank debt over total assets adjusted to market value below 70%. Under the agreement, the Company is also required to maintain minimum liquidity of the greater of  $10 million or $500 per mortgaged vessel. As of December 31, 2017, the Company is in compliance with all financial covenants of the loan facility. The borrowers and the Company may make or pay dividends or other distributions (in cash or in kind) provided that no event of default has occurred and is continuing or would occur by reason of the payment of such dividend or other distribution.

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

ABN AMRO up to $85.0 million
On December 22, 2017, the Company signed a loan facility agreement with ABN AMRO for up to $85.0 million to partially finance the purchase price of m/v Aquacarrier, m/v Aquaenna, m/v Aquaproud and m/v Aquascope (up to $35.0 million) and certain other non-identified vessels (up to $50.0 million) prior to September 30, 2018. As of December 31, 2017, no amounts had been drawn under this facility. For the four identified vessels, the loan will provide for a non-amortization period of one year.
The estimated principal repayments required to be made after December 31, 2017, based on the loan agreements, are as follows:
Repayment schedule	As of Dec. 31, 2017
Not later than one year	—
Later than one year and not later than three years	20,422
Later than three years and not later than five years	58,726
Later than five years	6,852
86,000

The weighted average interest rate for the outstanding loan facilities for the year ended December 31, 2017 was 4.59%. After excluding the unamortized deferred loan issuance costs, the carrying amount of the Group’s bank loans recognized in the consolidated financial statements approximates their fair values since the debt bears interest at a variable interest rate.
A reconciliation of borrowings arising from the Group’s operations is as follows:
	Opening balance	Cash flows	Non-cash items	Total
Bank borrowings outstanding as of Dec. 31, 2016	—			—
Proceeds from bank loans		86,000		86,000
Deferred financing costs relating to the loans drawn		(1,280)		(1,280)
Amortization of deferred financing costs			193	193
Bank debt outstanding as of Dec. 31, 2017	—	84,720	193	84,913
of which
Bank borrowings (non-current)				85,202
Deferred financing costs (Note 6)				(289)
In 2017, the Group incurred arrangement and commitment fees in connection with its bank loans for a total amount of  $3,543, of which $2,557 has been paid and $986 is accrued as of December 31, 2017. The total amount of the deferred financing costs of  $3,543 includes $2,263 recorded in the deferred expenses in respect of the remaining undrawn loan facilities.
12. Share Capital
The authorized share capital of the Company as of December 31, 2017 is represented by 50,000,000 authorized common shares, of which 17,223,047 (December 31, 2016: 4,450,000) are issued, and one authorized and issued Class A share, owned by Brentwood. All the shares have par value of  $1.00. The common shares are registered in the Norwegian Central Securities Depository (Verdipapirsentralen, or “VPS”) with ISIN BMG4095E1003, pursuant to a Registrar Agreement with DNB Bank ASA Registrars Department, dated February 6, 2017.

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

As holder of the Company’s single Class A share, Brentwood has the right to appoint and maintain three directors (“Class A Directors”), one of which must not be an affiliate, out of a total of seven directors on the Company’s Board. The Board of Directors may exercise all of the powers of the Company within the limits as set out in its bye-laws. Brentwood has committed to a lock-up period on their Class A share of two years from their initial investment in the Company in December 2016.
The holders of common shares in the capital of the Company have the following rights:
•
to receive notice of and to attend and to vote at all general meetings of the Company, in which case shareholders shall be entitled to one vote per share;

•
to receive dividends and such other distributions (in cash or in specie) as the Board of Directors may from time to time declare, pari passu and on a per share basis with the holder of the Class A Share; and

•
in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to receive, on a pro rata basis, the surplus assets of the Company, pari passu and on a per share basis with the holder of the Class A share.

The holder of the Class A share in the Company has the same rights as common shareholders, plus the right to appoint and maintain the three Class A Directors.
As of December 31, 2017, Lantern Capital Partners (“Lantern”), the CarVal Funds and Brentwood each beneficially own 22.17%, 20.43% and 19.98% of the Company’s outstanding shares, respectively. These shareholders can exercise significant influence over the Company due to their holdings and certain rights that they have under the Company’s bye-laws and pursuant to an amended and restated founders’ agreement, dated October 25, 2017, as long as they hold certain minimum amounts of the Company’s outstanding common shares, and are “special members,” each with the right to appoint one “special director” to the Board of Directors. The CarVal Funds also has the right to nominate an independent director and remove such director. In addition, as mentioned above, Brentwood, as holder of the Company’s Class A share, has the right to appoint and maintain three Class A Directors. These rights shall terminate immediately prior to the consummation of an initial public offering.
The bye-laws of the Company provide that certain matters require a unanimous vote of the Special Directors and the Class A Directors. These matters include substantive rights to direct the relevant activities of the Company, including, but not limited to, approval of the budget, making investments or vessel acquisitions in excess of  $1.0 million, and to enter into, amend or terminate any material contract having a value in excess of  $250 per year.
The changes in the Company’s share capital over the periods presented are reported below:
•
Issuance of 4,450,000 common shares and one Class A share at a purchase price of  $10.00 per common share, for total consideration, net of commissions and placement expenses, of  $43.1 million, of which $25 million was received in cash. The remaining $18.5 million relates to the shares subscribed by Brentwood through the contribution, as equity in kind, of a vessel that was delivered to the Group on January 5, 2017.

•
Issuance and subsequent cancellation of 12,000 common shares.

•
Issuance of 9,090,910 common shares at $11.00 per share on March 29, 2017 in a private placement with institutional investors and other investors in Norway, for gross proceeds of  $100.0 million before issuance costs of  $1,607, of which $82.5 million was received in cash and $17.5 million as a contribution in kind.

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

•
Issuance of shares for no consideration: following the December 23, 2016 private placement and prior to the March 23, 2017 private placement. Mr. Angus Paul and certain CTM employees indicated a desire to invest $6.0 million in the Company. The Company requested that they defer their investment and instead participate in the March 2017 private placement offering for a total amount of  $6.0 million, which resulted in the issuance in their favor of 545,455 shares at the price of  $11.00 per share. It had been previously agreed by existing shareholders to grant to those individuals additional shares in order to bring the price per share to $10.00 per share, as per the original capital subscription in December 2016. As a consequence, in June and August 2017, the Company issued 9,091 and 45,455 additional shares, respectively, to those individuals at no cost in their capacity as shareholders. The fair value of the shares granted based on $11.00 per share, being the price of the March 2017 private placement, amounted to $600 and has been accounted as a deemed dividend.

•
Issuance of 10,000 common shares for remuneration to directors, which has been accounted for as share-based compensation.

•
Issuance of 3,123,460 common shares at $15.23 per share in December 2017 in connection with the acquisition of m/v Aquarange and m/v Aquamarie; gross proceeds amounted to $47.6 million before issuance costs of  $2.0 million. The price of  $15.23 per share was determined and agreed by the parties as the Net Asset Value of the Company at the date of entering into the CarVal Funds transaction. In addition, in connection with this acquisition, the Company also reissued the 394,541 treasury shares previously purchased at $11 per share for $15.23 per share amounting to $6 million and realized a gain of  $1.6 million which is included in equity.

•
In December 2017, the Company approved a rights offering for 1,680,441 common shares at a price of  $15.23 per share, being the price per share agreed to in the CarVal Funds transaction, for gross proceeds of  $25.6 million to be settled in multiple closings. As of December 31, 2017, 494,131 shares have been issued for gross proceeds of  $7,525 collected in January 2018, before issuance costs of  $100.

13. Revenues
	2016	2017
Voyage freight	—	41,611
Time charter revenues	—	15,481
Total revenues	—	57,092

The Group’s fleet has been employed in the spot market, mainly through the Capesize RSA and Supramax RSA. All of the Group’s vessels were delivered during the 12-month period ended December 31, 2017 (see Note 2) resulting in 2,712 ship ownership days for the period.
RSA revenues are recognized on a gross basis representing time charter and voyage revenues earned by the Group’s vessels participating in the RSA, where the Group enters into contracts directly with charterers and is responsible to perform all its obligations under each charter to which it is a party.

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

14. Voyage Expenses
An analysis of voyage expenses is as follows:
	2016	2017
Bunker	—	14,769
Port expenses	—	7,626
Brokerage commission	—	1,017
Freight taxation	—	176
Other costs	—	344
	—	23,932

15. Vessel Operating Expenses
An analysis of the vessel operating expenses is as follows:
	2016	2017
Wages and other crew expenses	—	9,266
Stores, spare parts, lube oil, maintenance and other technical expenses	—	3,800
Technical management fees (Note 21)	—	1,518
Insurance and club calls	—	1,137
Other costs	—	622
	—	16,343

16. Net Other Operating Income
An analysis of net other operating income is as follows:
	2016	2017
Net allocation from the Capesize RSA	—	223
Net allocation from the Supramax RSA	—	189
Allowance for ECLs	—	(40)
	—	372

The net allocation from the RSAs represents a positive adjustment, due to the sharing of the voyages’ results with the other members of the RSAs.
17. General and Administrative Expenses
An analysis of general and administrative expenses is as follows:
	2016	2017
Legal and advisory services	603	1,083
Management fees (Note 21)	—	370
Board of Directors remuneration (Note 21)	—	200
Travel expenses (Note 21)	—	184
Other expenses	—	149
	603	1,986

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

18. Net Financial Expenses
An analysis of net financial expenses is as follows:
	2016	2017
Interest income	—	47
Interest expense	—	(1,512)
Amortization of deferred financing costs (Note 11)	—	(193)
Net exchange differences	—	(54)
	—	(1,712)

19. Income Tax
Under the laws of the countries of the Group’s incorporation and/or vessels’ registration, the Group is not subject to tax on international shipping income. However, it is subject to registration and tonnage taxes, which are included in vessel operating expenses.
Furthermore, each subsidiary is subject to a 4% U.S. federal tax in respect of its U.S. source shipping income (imposed on gross income without the allowance for any deductions), because none of the subsidiaries meet the requirements for an exemption from such tax provided by Section 883 of the U.S. Internal Revenue Code of 1986. As a result, the subsidiaries must file U.S. federal tax returns and pay the relevant U.S. federal tax on their U.S. source shipping income, which is not considered an income tax. Such taxes have been recorded within Voyage expenses in 2017 as Freight Taxation in the accompanying consolidated statement of profit or loss.
20. Contingencies
Various claims, suits and complaints, including those involving government regulations, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, environmental claims, agents and insurers and from claims with suppliers relating to the operations of the Group’s vessels. Currently, management is not aware of any such claims or contingent liabilities requiring disclosure in the consolidated financial statements.
21. Related Party Transactions
CTH Group  — Management Service Provider
Management fees charged by the CTH Group are detailed as follows:
For the year ended Dec. 31, 2017
1.25% commission on RSAs revenues	695
1.25% commission on vessels outside RSAs	40
Technical management fees (Note 15)	1,518
G&A management fees (Note 17)	370
2,623

The CTM Group, as manager of the RSAs, charges a 1.25% commission on the voyages performed by the vessels in the RSAs. For the avoidance of doubt, the commission paid by the Group to the CTM Group for vessels employed in the RSAs is in lieu of and not in addition to commercial management fees under the management agreements. In 2017, commissions paid by the Capesize and Supramax RSAs were $631 and $64, respectively.

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

The Company’s vessels are commercially managed by CTH and technically managed by CTM. CTH and CTM are companies affiliated with the Group.
Commercial Management Agreement
In January 2017, the Company entered into a Commercial Management Agreement with CTH for the operational and commercial management of all its dry bulk vessels owned or chartered from the date they are delivered to the Company or its subsidiaries. CTH’s services include negotiating contracts related to the vessels, negotiating terms of employment of the vessels, making all necessary arrangements for the proper employment of the vessels, negotiating the terms of all contracts for the purchase or sale of the vessels, and appointing port and other agents for the vessels, in each case subject to the express limitations and guidelines imposed by the Group. Fees payable to CTH under this agreement are: (i) in relation to time chartered-in and time chartered-out vessels, 1.25% commission on all hires paid or 1.25% commission on all gross freight on all of the performed voyage charter contracts; and (ii) 1.00% commission of the MOA price for the sale of any vessel by the Group, which rates will not increase for the five years commencing January 2017. In addition, if additional services are requested additional fees will be agreed to by the Company.
This Agreement will be for an initial period of one year and will be mutually renewed on an annual basis on the anniversary date until such time as it is terminated by either party giving at least three months’ advance notice in writing. After completion of an initial public offering, the agreement will only be subject to termination by the Company upon three months prior notice. In case of termination by the Group that is not a result of CTH’s failure to perform a material obligation, the Group must pay CTH a termination fee equal to twice the amount of commissions due over the prior twelve months. Unless terminated earlier, the Commercial Management Agreement will expire five years after completion of an initial public offering, during which period the commission fee rates as noted above will remain fixed. The Commercial Management expires on October 26, 2022, and then automatically renews until October 26, 2027.
Shipmanagement Agreement
The Group has entered into a Shipmanagement Agreement with CTM for each vessel owned by the Group. CTM’s services include providing technical management services, such as selecting and engaging the vessel’s crew, providing payroll and compliance services, providing competent personnel to supervise the maintenance and general efficiency of the vessel, arranging and supervising drydockings, repairs, alterations and the upkeep of the vessel, appointing surveyors and technical consultants, arranging the transportation of shore personnel when servicing the vessel, arranging supervisory visits to the vessel, and maintaining a safety management system. The Group pays CTM a basic annual management fee in the lump sum amount of  $144 per vessel owned. Additionally, the Group reimburses CTM for rent, communication and other general expenses in the lump sum amount of  $15 per vessel per quarter, and for travel and out-of-pocket expenses incurred by CTM in connection with its management services.
In case of termination by the Group that is not a result of CTM’s failure to perform a material obligation, the Group must pay CTM a termination fee equal to the basic management fees for the prior 12 months. In addition, a Shipmanagement Agreement is deemed terminated upon the sale of the vessel to a non-affiliated third party however, fees will continue to be paid for a period of three months thereafter. Unless terminated earlier, each Shipmanagement Agreement will expire five years after the completion of an initial public offering,, during which period the commission fees as noted above will remain fixed. Each Shipmanagement Agreement automatically renews on each expiration date for an additional five-year term.

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

Services Agreement
The Group entered into a Services Agreement with CTM for the provision of staff services, including customer and supplier management, accounting, treasury, budgeting and reporting, consultancy services, corporate and legal services, and information technology services. The Group pays CTM an annual management fee of  $50 for each vessel owned by the Group, in quarterly instalments. The Group also reimburses CTM for all travel and subsistence expenses CTM incurs in the provision of services.
After completion of an initial public offering, the agreement will only be subject to termination by the Company upon three months prior notice. Upon any termination by the Group that is not a result of CTM’s failure to perform its obligations (including if such failure is due to applicable law or insolvency of CTM), the Group must pay CTM a termination fee equal to twice the amount of management fees for the prior twelve months. Unless terminated earlier, the Services Agreement will expire five years after completion of an initial public offering,, during which period the management fee rate amount as noted above will remain fixed. The Services Agreement automatically renews on each expiration date for an additional five-year term.
C Transport Maritime B.V. — Back to Back Charters
C Transport Maritime Ltd BV (CBV), a company 100% owned by the Carras Group, provided disponent owner services for certain charterers that wished to trade with European Union vessel-owning companies. The Group enters in an agreement (by way of a fixture recap) back to back with CBV and CBV enters into an agreement with the charterers at the same terms. No fees or commissions are charged by CBV. In 2017, such back to back charters amounted to a total of  $30.2 million.
Vessel Acquisitions from Shareholders
In settlement of the capital subscribed under the private placement in December 2016, Brentwood contributed the m/v Aquamarine as contribution in kind and delivered the vessel to the Company on January 5, 2017. As a result, Brentwood became the owner of 42% of the Company’s common shares and one Class A share, and had joint control of the Company as they had veto rights over substantive matters. As a result, the Group accounted for the vessel acquired at $18.5 million, which represented the contracted price and approximated the estimated fair value based on brokers valuations. In addition, the bunkers and lubricants on board the vessel on the delivery date which amounted to $1,374 were also purchased. The vessel was acquired charter free and no other agreements, including management agreements, crewing agreements, were attached to the vessel acquisition. As such, the Group accounted for the transaction as an asset acquisition.
On April 3, 2017, the Company entered into an acquisition agreement with Carras to purchase six vessels from Carras for a total consideration of  $97.5 million, of which $80 million was paid in cash and $17.5 million was paid by issuing 1,590,909 common shares to Brentwood at a price of  $11.00 per share. The vessels were delivered to the Group over the period from April 25, 2017 to June 30, 2017, as the vessels completed their employment, and were delivered charter free to the Group with no contractual arrangements attached to the vessels. The sole assets acquired were the vessels and the bunkers and lubricants on board each vessel (totaling $4,930) on delivery and hence have been accounted for as asset acquisitions.
The purchase consideration for the vessels acquired was based on fair value. Fair value of the vessels were determined by the Group based on valuations from independent brokers. The appraised value was determined using recent transactions involving comparable vessels as adjusted for age and features. The appraisal was performed on “willing seller and willing buyer” basis and based on the sale and purchase market conditions prevailing at the acquisition date subject to the vessel being in sound condition and made available for delivery charter free.

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

Directors Remuneration
The total remuneration of the Company’s directors for the year ended as of December 31, 2017, included in general and administrative expenses, amounted to $200 (2016: nil), of which $100 was paid in cash and $100 was settled through the issuance of 10,000 common shares.
In August 2017, the Board of Directors authorized a grant of 13,636 common shares to John Michael Radziwill who serves as Chairman of the Board of Directors and Chief Executive Officer, contingent upon the Company having a liquidity event (meaning a listing of the Company’s shares on a recognized stock exchange or a sale of substantially all of the Company or its assets). This will be accounted for on the issuance of the common shares.
Legal and Advisory Services
For the period ended December 31, 2016, the Company reimbursed legal expenses paid by Brentwood ($285), CTH Group ($14), Carras ($3) and Lantern ($214) for legal and advisory expenses incurred on behalf of the Company relating to the formation of the Company and issuance of capital, of which $237 have been expensed, and $279 relating to the issuances of common shares have been set off against capital.
Travel Expenses
In accordance with the Company’s policy, directors are reimbursed their direct expenses related to travel to and from Board meetings, and in the case of non-affiliate and independent directors, reimbursement of other pre-approved expenses incurred directly in providing services to the Group. During 2017, the travel expenses of the directors and the CTH Group management in accordance with the Shipmanagement Agreement have been charged as follows:
•
CTH Group for $110;

•
Brentwood for $50; and

•
Lantern for $19.

Receivables from Related Parties
Receivables from related parties are as follows:
	2016	2017
CVI Itasca, LLC (managed by CarVal Investors, LLC)	—	297
Affiliates of Brentwood	—	5
	—	302

The receivable from CVI Itasca LLC relates to the hire of m/v Aquamarie from December 19 to December 30, 2017. The hire had been paid in advance to the prior owner of the vessel who in turn has reimbursed the Company for its pro rata portion of the hire following delivery of the vessel.
The receivables from affiliates of Brentwood relate to operating expenses advanced by the Company on behalf of such affiliates and consequently recharged.

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

Payables to Related Parties
Payables to related parties are as follows:
	2016	2017
CTH Group	14	150
Brentwood Shipping & Trading Inc.	285	44
Carras Ltd.	3	—
	302	194

The payable to the CTH Group as of December 31, 2017 relates to the management fees and the reimbursement of travel expenses payable, as reported above, and as of December 31, 2016 relates to reimbursement of legal and advisory fees incurred for the formation of the Company.
The payable to Brentwood as of December 31, 2016 relates to legal costs incurred on behalf of the Company and recharged. The payable as of December 31, 2017 relates to the reimbursement of travel expenses.
The payable to Carras as of December 31, 2016 relates to legal costs incurred and recharged to the Company.
In addition, trade payables as of December 31, 2016 and 2017 include $314 and $215, respectively, owed to the Company’s legal counsel Brown Rudnick LLP. Brown Rudnick LLP provided legal services to the Company amounting to $525 during the year ended December 31, 2017, and $599 (including the $285 re-charged by Brentwood) during the period ended December 31, 2016. Brown Rudnick LLP, is an international law firm of 240 lawyers of which Adolfo Garcia, the father of Andrew Garcia, President and a Director of GoodBulk, is a Partner.
22. Commitments
As of December 31, 2017, the Group has commitments for the purchase of 11 vessels, relating to the purchase of vessels of the CarVal Funds (Note 2), for a total purchase price of  $291,965, $129,225 to be paid in cash and the remainder through the issuance of 10,685,432 of the Company’s common shares in favor of the CarVal Funds during the remainder of 2018.
As of December 31, 2017, the Company has a commitment to issue 1,186,310 common shares at a price of  $15.23 per share as the remaining portion of the rights offering subscribed for in December 2017 (Note 12).
23. Financial Risk Management
The Group’s activities expose it to a variety of financial risks, including market risk, liquidity risk and credit risk. The Group’s overall risk strategy focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial performance.
Market Risk
Interest Rate Risk
The Group is subject to market risks relating to changes in interest rates because it has floating rate debt outstanding. Significant increases in interest rates could adversely affect the Group’s operating margins, results of operations and ability to service its debt. In 2017, the Group did not use interest rate swaps to reduce its exposure to market risk from changes in interest rates.

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

The aggregate principal amount of the Company’s outstanding floating rate debt as of December 31, 2017 was $86.0 million. As an indication of the extent of the Company’s sensitivity to interest rate changes, an increase in LIBOR by 10 basis points would increase the interest expense and decrease equity by approximately $32.
During the first quarter of 2018, the Company entered into the following interest rate swap (“IRS”) agreements:
Counterparty	Trade date	Effective date	Termination date	Fixed interest rate	Notional amount
ABN AMRO Bank	Jan-18	Jan-18	Jun-22	2.46%	10,000
ABN AMRO Bank	Jan-18	Dec-17	Jun-22	2.45%	9,000
ABN AMRO Bank	Jan-18	Dec-17	Sep-21	2.36%	7,000
ABN AMRO Bank	Jan-18	Dec-17	Jun-22	2.42%	8,000
ABN AMRO Bank	Jan-18	Jan-18	Jun-22	2.47%	11,000
ABN AMRO Bank	Jan-18	Dec-17	Jun-22	2.45%	15,000
					60,000
Credit Suisse	Feb-18	Mar-18	Mar-22	2.58%	5,000
Credit Suisse	Feb-18	Mar-18	Sep-22	2.65%	9,500
Credit Suisse	Feb-18	Apr-18	Jul-22	2.68%	9,500
Credit Suisse	Feb-18	Feb-18	Aug-22	2.64%	9,500
Credit Suisse	Feb-18	Feb-18	Aug-22	2.78%	9,000
					42,500
ABN AMRO Bank	Feb-18	Jan-18	Jan-23	2.66%	9,000
ABN AMRO Bank	Feb-18	Jan-18	Jan-23	2.67%	9,500
ABN AMRO Bank	Feb-18	Feb-18	Aug-22	2.72%	7,000
					25,500
Danish Ship Finance	Feb-18	Apr-18	Jan-23	2.68%	11,500
Danish Ship Finance	Feb-18	Apr-18	Jul-20	2.50%	6,400
Danish Ship Finance	Feb-18	Apr-18	Jan-20	2.45%	6,400
Danish Ship Finance	Feb-18	Mar-18	Mar-23	2.73%	12,700
					37,000
The Group enters into IRS agreements which convert the floating interest rate exposure into a fixed interest rate in order to hedge 100% of the Group’s exposure to fluctuations in prevailing market interest rates under its bank borrowings. Under the IRSs, the bank counterparty effects quarterly floating-rate payments to the Group for the notional amount based on the three-month U.S. dollar LIBOR, and the Group effects quarterly payments to the bank on the notional amount at the respective fixed rates.
The IRS agreements described above will hedge 100% of the total outstanding bank loans amount as of December 31, 2017.

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

Currency Risk
Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the Group’s functional currency. Currency risk is low due to the fact that transactions in currencies other than the $are limited to some port expenses incurred in local currencies.
Liquidity Risk
Liquidity risk is the risk that arises when the maturity of assets and liabilities does not match. An unmatched position potentially enhances profitability but can also increase the risk of losses. The Group minimizes liquidity risk by maintaining sufficient cash and cash equivalents and by having available adequate amounts of undrawn credit facilities.
The following tables detail the Group’s expected cash flows for its non-derivative financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay. The table includes both interest expense and principal repayment cash flows. Variable future interest payments were determined based on the forward curve of LIBOR plus the margin applicable to the Group’s loan, resulting in an average interest rate (through the bank loan duration) of 5.4%.
	Less than 3 month	3-12 months	1-5 years	5+ years	Total
December 31, 2016
Trade payables	728				728
Payables to related parties	302				302
	1,030	—	—	—	1,030
December 31, 2017
Trade payables	5,399	—	—	—	5,399
Payables to related parties	194				194
Accruals	1,997				1,997
Bank loan – principal	—	—	79,148	6,852	86,000
Variable interest on bank loans (5.4%)	1,152	3,750	14,079		18,981
	8,742	3,750	93,227	6,852	112,571

The amounts included above for variable interest expense are subject to change if changes in variable interest rates differ from those estimated.

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

Credit Risk
Credit risk is the risk that a counterparty will fail to discharge its obligations and cause a financial loss. The Group is exposed to credit risk in the event of non-performance by any of its counterparties. To limit this risk, the Group deals exclusively with financial institutions and customers with high standing.
	For the year ended Dec. 31,
	2016	2017
Cash and cash equivalents	22,500	19,519
Trade and other receivables	—	16,860
	22,500	36,379

The carrying amount of financial assets recorded in the consolidated financial statements represents the Group’s maximum exposure to credit risk. Management monitors exposure to credit risk and believes that there is no substantial credit risk arising from the Group’s counterparties.
During the year ended December 31, 2017, the Company placed the majority of its vessels in the RSAs managed by CTM. As a result, a portion equal to 94.6% of the Company’s shipping revenue was derived from these RSAs. Credit risk is shared by RSA members in proportion to their RSA participation. The RSA’s manager, CTM, limits credit risk by dealing with first class counterparties. Clients are subject to risk management evaluations with assignment of an internal rating score and ongoing credit valuations are periodically performed. When deemed necessary, CTM requires letters of credit, guarantees or collateral.
Credit risk on liquid funds and derivative financial instruments (including IRSs) is limited because the counterparties are banks with high credit ratings assigned by international credit-rating agencies.
24. Capital Risk Management
The Group monitors capital using a gearing ratio, which is total debt divided by total equity plus total debt. The gearing ratio is calculated as follows:
	As of Dec. 31,
	2016	2017
Bank borrowings	—	85,202
Total debt	—	85,202
Total equity	23,977	193,593
Total debt and equity	23,977	278,795
Gearing ratio	0.00%	30.56%
25. (Loss)/Earnings Per Share
The computation of basic loss/earnings per share is presented as follows:
	2016	2017
Net (loss)/profit available to common shareholders	(603)	5,382
Weighted average number of shares, basic and diluted	557,836	11,577,225
(Loss)/Earnings per share in U.S. Dollars, basic and diluted	(1.08)	0.46
Diluted loss per share is the same as basic loss per share. There are no other potentially dilutive shares outstanding.

GoodBulk Ltd.

Notes to consolidated financial statements
For the years ended December 31, 2016 and 2017
(All amounts expressed in thousands of U.S. Dollars unless otherwise stated, except per share)

26. Subsequent Events
During the period from January to March 2018, nine vessels, as part of the vessels acquired from the CarVal Funds, were delivered to the Group: m/v Aquaenna, m/v Aquabridge, m/v Aquaproud, m/v Aquatonka, m/v Aquahaha, m/v Aquataine, m/v Aquavoyageurs, m/v Aquascope and m/v Aquasurfer.
The total purchase consideration for the nine vessels amounted to $237.2 million and was settled through the issuance of 8,254,743 common shares and payment in cash of  $111.5 million. The cash was partly funded from available amounts drawn under ABN AMRO, Credit Suisse and DSF secured loan facilities (Note 11) of  $25.5 million, $28.0 million and $25.5 million, respectively, with first-priority mortgages registered over the vessels, and the remaining from cash on hand.
In January and February of 2018, the Group entered into IRS agreements with its lenders as detailed in Note 23.
In January 2018, the Group entered into an agreement to sell m/v Aquabeauty to an unrelated third party at the price of  $15.0 million, and the vessel was delivered to the buyer on March 19, 2018. The gain realized on delivery amounts to $5.4 million, net of a 2% brokerage commission on the total sale price, of which 1%, or $150, is payable to CTM Group.
On January 18, 2018, the Company entered into an agreement with two fund entities managed by CarVal Investors LLC pursuant to which the Company issued 443,204 new common shares for gross proceeds of  $6,750.
On January 26, 2018, the Company completed the second closing of the December 20, 2017 Rights Offering, issuing 172,941 new common shares for gross proceeds of  $2,634. On February 14, 2018, the Company completed the third closing of the December 20, 2017 Rights Offering issuing 329,775 new common shares for gross proceeds of  $5,022. On March 2, 2018, the Company completed the fourth closing of the December 20, 2017 Rights Offering issuing 415,017 new common shares for gross proceeds of $6,321.
On March 16, 2018, the Company entered into an agreement to acquire a 2007 Capesize vessel, from an unrelated third party, of approximately 174,000 dwt, built by Shanghai Waigaoqiao Shipbuilding (China) for total consideration of  $19.9 million. The vessel is expected to be delivered to the Group in June or July 2018 and is expected to be funded with cash on hand and draws from the Company’s existing credit facilities.
27. Approval of Financial Statements
The financial statements were approved by the Board of Directors and authorized for issue on April 6, 2018.

Common Shares

PROSPECTUS

Morgan Stanley
Credit Suisse
Clarksons Platou Securities
Evercore ISI
Pareto Securities
UBS Investment Bank
ABN AMRO
           , 2018
Until            , 2018 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 6.
Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.
We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Subject to Section 14 of the Securities Act, which renders void any purported waiver of the provisions of the Securities Act, our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.
Item 7.
Recent Sales of Unregistered Securities

Set forth below is information regarding all securities issued by us since inception without registration under the Securities Act.
On December 23, 2016, we completed a primary private placement of 4.45 million common shares, at a purchase price of  $10.00 per common share, for total consideration, net of commissions and placement expenses, of  $43.1 million, of which $25.0 million was received in cash and the remaining related to shares subscribed by Brentwood Shipping through the contribution, as equity in kind, of a vessel that was delivered to us on January 5, 2017.
On March 29, 2017, we completed a private placement of 9.1 million common shares, at a purchase price of  $11.00 per common share, for total consideration, net of commissions and placement expenses, of $98.6 million, of which $81.1 million was received in cash and the remaining related to shares issued to Brentwood Shipping as part of our acquisition of six vessels from Carras.
On April 3, 2017, we entered into an acquisition agreement with Carras, to purchase six vessels from Carras for a total consideration of  $97.5 million, of which $80.0 million was paid in cash and $17.5 million was paid by issuing 1,590,909 common shares at a price of  $11.00 per common share to Brentwood Shipping.
On October 26, 2017, we entered into an acquisition agreement with the CarVal Funds to purchase up to 13 vessels from the CarVal Funds. As of the date of this prospectus, we have taken delivery of all 13 vessels, for total cash consideration of  $138.9 million and the issuance of 13,808,892 common shares and the transfer of 394,541 previously repurchased treasury shares for total share based consideration of 14,203,433 common shares, at a price of  $15.23 per common share.
On December 12, 2017, we commenced a rights offering directed toward our existing eligible shareholders at a purchase price of  $15.23 per share. The rights offering closed on December 20, 2017 with a total issuance of 1,680,441 shares, settled in multiple closings for gross proceeds of  $25.6 million.

On January 18, 2018, we entered into an agreement with two fund entities managed by CarVal Investors, LLC pursuant to which we issued a total of 443,204 common shares at a price of  $15.23 per common share, for net proceeds of  $6.75 million.
We believe the offers, sales and issuances of the securities described above are deemed to be exempt from registration under the Securities Act as transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. All recipients had adequate access, through their relationships with us, to information about us.
Item 8.
Exhibits

(a) The following documents are filed as part of this registration statement:
1.1	Form of Underwriting Agreement*
3.1	Certificate of Incorporation
3.2	Memorandum of Association
3.3	Form of Amended and Restated Bye-laws*
4.1	Form of Certificate of Common Shares
5.1	Opinion of Conyers Dill & Pearman Limited as to the validity of the common shares*
8.1	Opinion of Davis Polk & Wardwell LLP as to certain U.S. tax matters
10.1	Form of Registration Rights Agreement*
10.2	Commercial Management Agreement between GoodBulk Ltd. and C Transport Holding Ltd., dated January 5, 2017
10.3	Supplement to the Commercial Management Agreement between GoodBulk Ltd. and C Transport Holding Ltd., dated November 7, 2017
10.4	Services Agreement between GoodBulk Ltd. and C Transport Holding Ltd., dated January 5, 2017
10.5	Supplement to the Services Agreement between GoodBulk Ltd. and C Transport Holding Ltd., dated November 7, 2017
10.6	Shipmanagement Agreement between Voyageurs Shipping Co. Ltd and C Transport Maritime S.A.M., dated January 30, 2018 and Schedule of Substantially Identical Shipmanagement Agreements Omitted Pursuant to Instruction 2 to Item 601 of Regulation S-K
10.7	Revenue Sharing Agreement between the members party thereto and C Transport Holding Ltd., dated February 25, 2013
10.8	Revenue Sharing Agreement between the members party thereto and C Transport Holding Ltd., dated December 30, 2015
10.9	3rd Supplemental Agreement relating to the Revenue Sharing Agreement dated December 30, 2015 between the members party thereto, GoodBulk Ltd. and C Transport Holding Ltd., dated January 5, 2017
10.10	19th Supplemental Agreement relating to the Revenue Sharing Agreement dated February 25, 2013 between the members party thereto, GoodBulk Ltd. and C Transport Holding Ltd., dated April 10, 2017
10.11	Term Loan Facility, dated as of March 8, 2017, among Singapore Shipping Co. Ltd. and Aquamarine Carrier Co. Ltd. (as joint and several borrowers and hedge guarantors), GoodBulk Ltd. (as parent guarantor) and ABN Amro Bank N.V., as arranger, facility agent and security agent (“First ABN Facility”)
10.12	Term Loan Facility, dated as of August 29, 2017, among Aquaknight Shipping Co. Ltd. (as borrower), GoodBulk Ltd. (as parent guarantor) and Credit Suisse AG, as arranger, facility agent and security agent (“CS Facility”)

10.13	Term Loan Facility, dated as of November 22, 2017, among Atlantic Bridge Shipping Co. Ltd., Voyageurs Shipping Co. Ltd., Silver Surfer Shipping Co. Ltd. and Itasca Shipping Co. Ltd. (as joint and several borrowers), GoodBulk Ltd. (as parent guarantor) and Danish Ship Finance A/S, as arranger, facility agent and security agent
10.14	Term Loan Facility, dated as of December 22, 2017, among Angel Carrier Co. Ltd., Pretty Carrier Co. Ltd., Proud Shipping Co. Ltd. and Scope Carrier Co. Ltd. (as joint and several borrowers and hedge guarantors), GoodBulk Ltd. (as parent guarantor) and ABN Amro Bank N.V., as arranger, facility agent and security agent (“Second ABN Facility”)
10.15	Supplemental Letter to the First ABN Facility, dated May 15, 2018, among the borrowers, GoodBulk Ltd. (as parent guarantor) and ABN Amro Bank N.V.
10.16	Supplemental Letter to the Second ABN Facility, dated May 15, 2018, among the borrowers, GoodBulk Ltd. (as parent guarantor) and ABN Amro Bank N.V.
10.17	Supplemental Letter to the CS Facility, dated May 28, 2018, among the borrowers, GoodBulk Ltd. (as parent guarantor) and Credit Suisse AG
10.18	Form of GoodBulk Ltd. 2018 Equity Incentive Plan*
10.19	Head of Terms Agreement, dated June 1, 2018 among GoodBulk Ltd., the Sellers and Buyers listed therein
21.1	List of Subsidiaries
23.1	Consent of Deloitte Certified Public Accountants S.A.
23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)*
23.3	Consent of Fearnley Consultants
23.4	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.1)
24.1	Powers of Attorney (included on signature page to the registration statement)

*
To be filed by amendment.

**
Previously filed.

(b) Financial Statement Schedules
None.
Item 9.
Undertakings

The undersigned hereby undertakes:
(a)
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the principality of Monaco on June 1, 2018.
GoodBulk Ltd.
By:
/s/ John-Michail Radziwill

Name: John-Michail Radziwill
Title: Chief Executive Officer
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John-Michail Radziwill, Andrew Garcia and Luigi Pulcini and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on the dates and in the capacities indicated:
Name	Title	Date

/s/ John-Michail Radziwill John-Michail Radziwill	Chief Executive Officer and Director (principal executive officer)	June 1, 2018
/s/ Luigi Pulcini Luigi Pulcini	Chief Financial Officer (principal financial officer and principal accounting officer)	June 1, 2018
/s/ Gregory Belonogoff Gregory Belonogoff	Director	June 1, 2018
/s/ Milos Brajovic Milos Brajovic	Director	June 1, 2018
/s/ Richard Bradburn Richard Bradburn	Director	June 1, 2018
/s/ Andrew Garcia Andrew Garcia	Director	June 1, 2018
/s/ Timothy Huxley Timothy Huxley	Director	June 1, 2018
/s/ Stephen Kasnet Stephen Kasnet	Director	June 1, 2018
/s/ Angus Paul Angus Paul	Director	June 1, 2018
/s/ Colleen A. DeVries Colleen A. DeVries	Authorized Representative in the United States	June 1, 2018

EXHIBIT INDEX
The following documents are filed as part of this registration statement:
1.1	Form of Underwriting Agreement*
3.1	Certificate of Incorporation
3.2	Memorandum of Association
3.3	Form of Amended and Restated Bye-laws*
4.1	Form of Certificate of Common Shares
5.1	Opinion of Conyers Dill & Pearman Limited as to the validity of the common shares*
8.1	Opinion of Davis Polk & Wardwell LLP as to certain U.S. tax matters
10.1	Form of Registration Rights Agreement*
10.2	Commercial Management Agreement between GoodBulk Ltd. and C Transport Holding Ltd., dated January 5, 2017
10.3	Supplement to the Commercial Management Agreement between GoodBulk Ltd. and C Transport Holding Ltd., dated November 7, 2017
10.4	Services Agreement between GoodBulk Ltd. and C Transport Holding Ltd., dated January 5, 2017
10.5	Supplement to the Services Agreement between GoodBulk Ltd. and C Transport Holding Ltd., dated November 7, 2017
10.6	Shipmanagement Agreement between Voyageurs Shipping Co. Ltd and C Transport Maritime S.A.M., dated January 30, 2018 and Schedule of Substantially Identical Shipmanagement Agreements Omitted Pursuant to Instruction 2 to Item 601 of Regulation S-K
10.7	Revenue Sharing Agreement between the members party thereto and C Transport Holding Ltd., dated February 25, 2013
10.8	Revenue Sharing Agreement between the members party thereto and C Transport Holding Ltd., dated December 30, 2015
10.9	3rd Supplemental Agreement relating to the Revenue Sharing Agreement dated December 30, 2015 between the members party thereto, GoodBulk Ltd. and C Transport Holding Ltd., dated January 5, 2017
10.10	19th Supplemental Agreement relating to the Revenue Sharing Agreement dated February 25, 2013 between the members party thereto, GoodBulk Ltd. and C Transport Holding Ltd., dated April 10, 2017
10.11	Term Loan Facility, dated as of March 8, 2017, among Singapore Shipping Co. Ltd. and Aquamarine Carrier Co. Ltd. (as joint and several borrowers and hedge guarantors), GoodBulk Ltd. (as parent guarantor) and ABN Amro Bank N.V., as arranger, facility agent and security agent (“First ABN Facility”)
10.12	Term Loan Facility, dated as of August 29, 2017, among Aquaknight Shipping Co. Ltd. (as borrower), GoodBulk Ltd. (as parent guarantor) and Credit Suisse AG, as arranger, facility agent and security agent (“CS Facility”)
10.13	Term Loan Facility, dated as of November 22, 2017, among Atlantic Bridge Shipping Co. Ltd., Voyageurs Shipping Co. Ltd., Silver Surfer Shipping Co. Ltd. and Itasca Shipping Co. Ltd. (as joint and several borrowers), GoodBulk Ltd. (as parent guarantor) and Danish Ship Finance A/S, as arranger, facility agent and security agent
10.14	Term Loan Facility, dated as of December 22, 2017, among Angel Carrier Co. Ltd., Pretty Carrier Co. Ltd., Proud Shipping Co. Ltd. and Scope Carrier Co. Ltd. (as joint and several borrowers and hedge guarantors), GoodBulk Ltd. (as parent guarantor) and ABN Amro Bank N.V., as arranger, facility agent and security agent (“Second ABN Facility”)

10.15	Supplemental Letter to the First ABN Facility, dated May 15, 2018, among the borrowers, GoodBulk Ltd. (as parent guarantor) and ABN Amro Bank N.V.
10.16	Supplemental Letter to the Second ABN Facility, dated May 15, 2018, among the borrowers, GoodBulk Ltd. (as parent guarantor) and ABN Amro Bank N.V.
10.17	Supplemental Letter to the CS Facility, dated May 28, 2018, among the borrowers, GoodBulk Ltd. (as parent guarantor) and Credit Suisse AG
10.18	Form of GoodBulk Ltd. 2018 Equity Incentive Plan*
10.19	Head of Terms Agreement, dated June 1, 2018 among GoodBulk Ltd., the Sellers and Buyers listed therein
21.1	List of Subsidiaries
23.1	Consent of Deloitte Certified Public Accountants S.A.
23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)*
23.3	Consent of Fearnley Consultants
23.4	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.1)
24.1	Powers of Attorney (included on signature page to the registration statement)

*
To be filed by amendment.

**
Previously filed.